     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 16, 1999


                                                      REGISTRATION NO. 333-63789
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           NEXTERA ENTERPRISES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           8742                          95-4700410
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                               ONE CRANBERRY HILL
                              LEXINGTON, MA 02421
                                 (781) 778-4400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              MICHAEL P. MULDOWNEY
                            CHIEF FINANCIAL OFFICER
                           NEXTERA ENTERPRISES, INC.
                               ONE CRANBERRY HILL
                              LEXINGTON, MA 02421
                                 (781) 778-4400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

              DAVID A. HAHN, ESQ.                             MARK H. BURNETT, ESQ.
           HOWARD L. ARMSTRONG, ESQ.                          MICHAEL A. CONZA, ESQ.
                LATHAM & WATKINS                         TESTA, HURWITZ & THIBEAULT, LLP
           701 "B" STREET, SUITE 2100                           HIGH STREET TOWER
              SAN DIEGO, CA 92101                                125 HIGH STREET
                 (619) 236-1234                                  BOSTON, MA 02110
                                                                  (617) 248-7000

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED
TITLE OF EACH CLASS OF                                       MAXIMUM AGGREGATE                    AMOUNT OF
SECURITIES TO BE REGISTERED                                OFFERING PRICE(1)(2)              REGISTRATION FEE(3)
----------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $.001 par value...............           $158,700,000                        $50,633
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.

(2) Includes shares that the Underwriters have the option to purchase solely to cover over-allotments, if any.


(3) Previously paid based upon an estimated initial public offering price of $15.00 per share.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED APRIL 16, 1999

PROSPECTUS
          , 1999

                               11,500,000 SHARES


                        [NEXTERA ENTERPRISES, INC. LOGO]

                              CLASS A COMMON STOCK


     All of the 11,500,000 shares of Class A Common Stock, par value $0.001 per share (the "Class A Common Stock"), offered hereby (the "Offering") are being sold by Nextera Enterprises, Inc. ("Nextera" or the "Company"). The Class A Common Stock and the Company's Class B Common Stock, par value $0.001 per share, (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock"), are substantially identical except with respect to voting power and conversion rights. The Class A Common Stock entitles its holders to one vote per share, and the Class B Common Stock entitles its holders to ten votes per share, on all matters submitted to a vote of the Company's stockholders, including in connection with the election of the Board of Directors. Each share of Class B Common Stock is convertible into one share of Class A Common Stock under certain circumstances. See "Description of Capital Stock." Approximately $75.5 million of the net proceeds of the Offering will be used to repay indebtedness held by Knowledge Universe, Inc. ("Knowledge Universe") and other affiliates of the Company. See "Use of Proceeds." After the Offering, Knowledge Enterprises, Inc. ("Knowledge Enterprises"), through its wholly-owned subsidiary, Nextera Enterprises Holdings, Inc. ("Nextera Holdings"), will control approximately 64.5% of the combined voting power of the outstanding Common Stock.



     Prior to the Offering, there has been no public market for the Class A Common Stock. It is currently anticipated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price.



     The Class A Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "NXRA."


     THE CLASS A COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
               UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------------------

                                           PRICE                UNDERWRITING               PROCEEDS
                                            TO                  DISCOUNTS AND               TO THE
                                          PUBLIC               COMMISSIONS(1)             COMPANY(2)
-----------------------------------------------------------------------------------------------------------
Per Share.......................             $                        $                        $
Total(3)........................             $                        $                        $
-----------------------------------------------------------------------------------------------------------

(1) See "Underwriting" for indemnification arrangements with the Underwriters, a description of the use of a portion of the net proceeds to repay indebtedness to an affiliate of one of the Underwriters and the payment of certain other compensation to certain Underwriters.

(2) Before deducting expenses estimated at $2,100,000, payable by the Company.


(3) The Company has granted to the Underwriters a 30-day option to purchase up to an aggregate of 1,725,000 additional shares at the Price to Public less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to the Company will be
    $          , $          and $          , respectively. See "Underwriting."


     The shares are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the shares will be made in New York, New York, on or
about           , 1999.

DONALDSON, LUFKIN & JENRETTE
           BANCBOSTON ROBERTSON STEPHENS
                         BT ALEX. BROWN
                                    NATIONSBANC MONTGOMERY SECURITIES LLC
                                                      THOMAS WEISEL PARTNERS LLC

             The undersigned is facilitating Internet distribution.

                                 DLJDIRECT INC.

                       [NETERA'S VALUE PROPOSITION CHART]

   Graphic entitled "Nextera's Value Proposition" depicts a large triangle in the center of the graphic with inward-pointing arrows placed along each side of the center triangle. The top of the large triangle contains the words "Clients Enhance Business Performance Through. . ." The center of the large triangle is divided into three sections. The leftmost section contains the words "Dynamic Strategic Management." The middle section contains the words "High Performance Business Processes." The rightmost section contains the words "Organizational Development." The bottom of the large triangle contains the words "Applying Emerging Technologies to" with the following three bullet points listed underneath: "Leverage Human Capital," "Measure Business Performance" and "Develop Enterprise-wide Solutions." The inward-pointing arrow in the upper left corner of the graphic has superimposed upon it the heading "Comprehensive Consulting Expertise." The inward-pointing arrow in the upper right corner of the graphic has superimposed upon it the heading "Client-Focused Results Delivery." The inward-pointing arrow at the lower center of the graphic has superimposed upon it the heading "Synergistic Business Models."

     Nextera helps its clients enhance their business performance by providing consulting services that enable clients to (i) proactively refine their strategies to adjust to changing regulatory and market conditions, (ii) transform business processes to achieve higher levels of operational performance, (iii) capitalize on the capabilities of their internal resources, and (iv) apply technology to support innovative approaches to conducting business. Nextera brings together complementary services drawn from its four practice areas and delivers these services through client-focused teams that consist of individuals with the competencies needed to address all aspects of a client's consulting needs. Nextera employs a business model in which business units independently manage their operations while participating in the Company's programs for cross-company joint marketing and opportunity management, sharing best practices, locating needed expertise, and capitalizing on Nextera's knowledge base.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE CLASS A COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                            ------------------------


     This Prospectus includes forward-looking statements, which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus. The words "believe," "expect," "anticipate," "project" and similar expressions identify forward-looking statements. These forward-looking statements speak only as of the date of this Prospectus, or, if specified, as of their dates. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information or future events.


                            ------------------------

     Lexecon is a registered service mark and Nextera, Sibson, Pyramid Imaging, Nextera Business Performance Solutions Group, Symmetrix, SiGMA, The Planning Technologies Group and Alexander are service marks used by the Company in providing services. This Prospectus also includes names, trademarks, service marks and registered trademarks and service marks of companies other than the Company, which names, trademarks, service marks and registered trademarks and service marks are the property of such companies.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information, and the Historical Financial Statements and Notes thereto, and the Unaudited Pro Forma Combined Financial Statements and Notes thereto included elsewhere in this Prospectus. The Class A Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 8. Unless otherwise indicated, (i) all references in this Prospectus to Nextera or the Company mean Nextera Enterprises, Inc., and its direct and indirect subsidiaries, including the operations of, or the successors to, Nextera Business Performance Solutions Group, Inc. (formerly Symmetrix, Inc.), SiGMA Consulting, LLC, The Planning Technologies Group, Inc., Pyramid Imaging, Inc., Sibson & Company, L.P., Sibson Canada, Inc., Lexecon Inc. and The Alexander Corporation Limited (each an "Acquired Company" and collectively the "Acquired Companies") prior to their acquisition by the Company, and the operations of Nextera Enterprises, L.L.C. ("Nextera LLC"), a predecessor to Nextera Enterprises, Inc., prior to Nextera LLC's liquidation and dissolution; (ii) all information in this Prospectus assumes the exchange of Class A Common Units and Class B Common Units of Nextera LLC for shares of Class A Common Stock and Class B Common Stock of the Company and the exchange of all exchangeable shares of a Canadian subsidiary of the Company (the "Exchangeable Shares") for Class A Common Stock (see "The Company--Exchangeable Shares"); and (iii) all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

     Nextera Enterprises, Inc. provides leading-edge consulting services focused on business strategy, economic analysis, operations improvement, organizational design and information technology ("IT") primarily to Fortune 500 and other multinational companies and government agencies. The Company provides services in four practice areas, which enables it to offer a broad range of complementary services that assist clients in achieving enhanced business performance by anticipating and addressing their complex, multi-disciplinary consulting needs. Nextera helps organizations redefine the way in which existing work is conducted or new businesses and markets are entered by analyzing underlying strategic and economic issues affecting business performance, redesigning operational processes and business practices, defining and managing major change initiatives, and using emerging information technologies (such as web-based technologies and electronic commerce) to support these new strategic approaches.

     The professional consulting services industry is driven by changes in the business environment, such as increased competition, regulatory changes, globalization, technological advances and evolving organizational models. In response to these changes, many organizations are altering traditional approaches to overall strategy, business processes, organizational design and the use of IT. Lacking the skilled personnel, technical capabilities and time necessary to formulate and implement strategies to benefit from these changes, many organizations are increasingly retaining third-party service professionals for help and expertise. According to an industry source, the worldwide market for professional consulting services is estimated to have been $46.3 billion in 1997, and is projected to increase to $88.5 billion in 2002. Consulting service providers employing traditional approaches typically do not offer the broad perspective and integrated solutions critical to solving the multi-disciplinary problems organizations are currently facing. In order to solve such problems, organizations are demanding that third-party providers have experience in a breadth of practice areas.

     The Company's portfolio of practice areas includes Strategy and Research Services, Process Transformation Services, Human Capital Services, and Information Technology Consulting Services. The Strategy and Research Services practice provides in-depth business and economic analyses of business conditions, relevant business frameworks and business practices. Through the Strategy and Research Services practice area, Nextera assists senior management in proactively developing, refining and managing business strategies, action plans and core competencies, provides litigation support, including expert testimony, principally in antitrust and securities matters, and also furnishes focused research on a number of issues of client concern. The Process Transformation Services practice helps organizations solve complex operational issues through major business transformation programs, redesigned business processes, and best practices adaptation. The Human Capital Services practice assists clients in implementing organizational and strategic changes established by senior management through all levels of the organization. The Information Technology Consulting Services practice applies emerging technologies such as web-based technologies and electronic commerce to design and develop high impact business process support systems and knowledge management systems.

     Nextera's flexible delivery model, which is designed to bring together required expertise in business strategy and research, operations improvement, organizational design and IT consulting, enables it to provide timely and unbiased perspectives on clients' enterprise-wide management problems and cost-effectively implement multi-disciplinary solutions. The Company's breadth of expertise enables it to deliver services initially in any of its four practice areas and offers opportunities to expand the scope of its engagements to include complementary or follow-on services in other practice areas. The Company provides its services across a broad spectrum of industries, including communications, consumer products, diversified services, energy, entertainment, financial services, government, health care, insurance, manufacturing, media, retail and technology. Representative clients include America Online, Inc., The Chubb Corporation, Duke Energy

Corporation, International Business Machines Corporation, MCI WorldCom, Inc., Mead Johnson & Company, National Broadcasting Company, Inc., SmithKline Beecham, PLC and the United States Department of Justice.

     The Company was founded in February 1997 by executives with extensive experience at major consulting firms and industry-leading companies. The Company has focused on building its portfolio of practice areas through selective acquisitions and internal growth to provide a comprehensive perspective on the problems and issues facing its clients in today's competitive environment. Since inception, the Company has built competencies in its four practice areas primarily through acquisitions and, to a lesser extent, through internal growth. Each Acquired Company maintains a business focus which complements the businesses of the other Acquired Companies, enabling synergies to be realized across all of Nextera's practice areas.

     The Company's objective is to be a leading provider of consulting services in its four practice areas. Nextera intends to achieve this objective by: (i) expanding service offerings through selective acquisitions; (ii) leveraging cross-selling opportunities to expand the scope of engagements; (iii) attracting and retaining key personnel who will enhance and complement the Company's service capabilities; (iv) building a common identity for the services the Company provides by marketing the Nextera brand name; and (v) expanding Nextera's international presence.

     The Company is a Delaware corporation and maintains its principal executive office at One Cranberry Hill, Lexington, Massachusetts 02421. The Company's telephone number is (781) 778-4400.

                                  THE OFFERING


Class A Common Stock offered by the Company..........  11,500,000 shares
Common Stock to be outstanding after the Offer-
  ing:(1)
    Class A Common Stock.............................  30,551,714 shares(2)(3)
    Class B Common Stock.............................  4,274,630 shares
         Total Common Stock..........................  34,826,344 shares
Use of proceeds......................................  To repay certain outstanding indebtedness, including indebtedness to certain affiliates of
                                                       the Company; to pay accrued management fees to
                                                       Knowledge Universe, an affiliate of the Company;
                                                       and to pay certain other fees. See "Use of
                                                       Proceeds."
Proposed Nasdaq National Market symbol...............  NXRA


------------------------------
(1) The Class A Common Stock and the Class B Common Stock are substantially identical except with respect to voting power and conversion rights. The Class A Common Stock entitles its holders to one vote per share, and the Class B Common Stock entitles its holders to ten votes per share, on all matters submitted to a vote of the Company's stockholders, including in connection with the election of the Board of Directors. Each share of Class B Common Stock is convertible into one share of Class A Common Stock under certain circumstances. See "Risk Factors--Control by Knowledge Universe or its Affiliates" and "Description of Capital Stock."


(2) Excludes (i) 5,000,000 shares of Class A Common Stock reserved for issuance under the Company's 1998 Equity Participation Plan (the "1998 Equity Participation Plan") pursuant to which options to purchase 3,163,652 shares will be outstanding upon the closing of the Offering, see "Management--Employee Benefit Plans," (ii) 197,760 shares of Class A Common Stock issuable upon exercise of options reserved for issuance to certain non-stockholder key executives of Lexecon Inc. ("Lexecon") assuming the price per share of the Class A Common Stock in the Offering is $11.00 (the number of shares subject to such options will range from a minimum of 31,560 shares if the price per share in the Offering is $17.50 or higher to a maximum of 197,760 shares if the price per share in the Offering is $12.50 or less), see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations," (iii) 3,004,239 shares of Class A Common Stock (assuming the price per share of Class A Common Stock in the Offering is $11.00) issuable upon exercise of options which the Company has granted or agreed to grant to certain personnel of Lexecon under the Nextera/Lexecon Limited Purpose Stock Option Plan (the "Limited Purpose Plan"), see "Management--Employee Benefit Plans," (iv) 250,000 shares of Class A Common Stock issuable upon exercise of certain warrants issued in connection with the acquisition of Lexecon (the "Lexecon Acquisition"), see "Certain Transactions--Guaranty and Warrants to Purchase Class A Common Stock," and (v) 4,274,630 shares of Class A Common Stock issuable upon conversion of the 4,274,630 outstanding shares of the Company's Class B Common Stock. See "Description of Capital Stock."



(3) Assumes (i) the exchange of all Exchangeable Shares for 197,813 shares of Class A Common Stock, see "The Company--Exchangeable Shares," (ii) the issuance of 53,333 shares of Class A Common Stock to the former shareholders of Pyramid Imaging, Inc. ("Pyramid") assuming Pyramid's satisfaction in full of certain financial performance criteria for the twelve months ending March 31, 1999 (the "Pyramid Earn-out Shares"), see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions," and (iii) the issuance of 1,450,240 shares of Class A Common Stock to the former stockholders of Lexecon in connection with the Lexecon Acquisition (the "Lexecon Contingent Shares") (assuming the price per share of the Class A Common Stock in the Offering is $11.00). The number of Lexecon Contingent Shares to be issued will range from a minimum of 231,440 shares if the price per share in the Offering is $17.50 or higher to a maximum of 1,450,240 shares if the price per share in the Offering is $12.50 or less. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions."

           SUMMARY CONSOLIDATED AND PRO FORMA COMBINED FINANCIAL DATA


                                                                 ACTUAL                      PRO FORMA(1)
                                                ----------------------------------------   -----------------
                                                    PERIOD FROM
                                                 FEBRUARY 26, 1997
                                                (DATE OF INCEPTION)         FOR THE             FOR THE
                                                      THROUGH             YEAR ENDED          YEAR ENDED
                                                 DECEMBER 31, 1997     DECEMBER 31, 1998   DECEMBER 31, 1998
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues..................................        $ 7,998              $ 67,590            $135,167
Gross profit..................................          3,280                22,605              56,317
Income (loss) from operations(2)..............         (2,281)              (10,189)              1,713
Net loss......................................         (3,015)              (17,155)            (12,044)
Net loss per share, basic and diluted(3)......        $ (0.74)             $  (1.14)           $  (0.61)
Weighted average shares outstanding, basic and
  diluted.....................................          4,061                14,997              19,891



                                                                  AS OF DECEMBER 31, 1998
                                                              -------------------------------
                                                               ACTUAL        AS ADJUSTED(4)
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  1,496          $  1,496
Working capital (deficit)...................................   (65,761)           10,192
Total assets................................................   176,691           191,788
Total short-term debt and capital lease obligations.........    82,487             6,638
Total long-term debt and capital lease obligations..........    55,749            14,650
Total stockholders' equity..................................    11,490           144,495


------------------------------
(1) The summary pro forma combined statement of operations data for the year ended December 31, 1998 is presented as if the acquisitions of the Acquired Companies other than The Alexander Corporation Limited ("Alexander") had been consummated as of January 1, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions" and Unaudited Pro Forma Combined Financial Statements. Alexander was acquired by the Company in January 1999 and is not material to the Company's results of operations or financial position.

(2) Income (loss) from operations for the year ended December 31, 1998 includes $1,298,000 of restructuring costs related to Nextera Business Performance Solutions Group, Inc. ("Business Performance Solutions") and a compensation expense charge of $6,671,000 resulting from cash payments and fully-vested stock options granted to certain non-stockholder key executives of Lexecon. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

(3) See Note 2 of Notes to the Company's Consolidated Financial Statements for information concerning the computation of historical net loss per share.


(4) As adjusted to give effect to (i) the sale of 11,500,000 shares of Class A Common Stock at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds of the Offering, see "Use of Proceeds" and "Capitalization," and (ii) the issuance of 1,450,240 Lexecon Contingent Shares (assuming the price per share of the Class A Common Stock in the Offering is $11.00). The number of Lexecon Contingent Shares to be issued will range from a minimum of 231,440 shares if the price per share in the Offering is $17.50 or higher to a maximum of 1,450,240 shares if the price per share in the Offering is $12.50 or less. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions."

                                  RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the shares of Class A Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those contained in the forward-looking statements. Factors that may cause such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this Prospectus.

     LIMITED COMBINED OPERATING HISTORY. Nextera was formed in February 1997 and has grown substantially since its inception, principally through the acquisitions of the Acquired Companies. Although the Acquired Companies have been in operation for some time, the Company has a limited history of combined operations. Consequently, the historical and pro forma information herein may not be indicative of Nextera's financial condition and future performance. There can be no assurances that the Company will not encounter financial, managerial or other difficulties as a result of its lack of combined operating history. Further, the success of Nextera's acquisitions will depend on a number of factors, including the Company's ability to integrate the businesses and operations of the Acquired Companies, to retain certain key employees of the Acquired Companies and to preserve and expand the businesses and operations of the Acquired Companies. There can be no assurance that Nextera will be able to successfully integrate and operate the businesses of the Acquired Companies or that the Company will not experience losses as a result of these acquisitions. Failure to achieve the anticipated benefits of these acquisitions or to successfully integrate the operations of the Acquired Companies could materially adversely affect the business, operating results and financial condition of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Acquisitions."

     NET LOSSES. The Company has been in existence since February 1997. On an historical basis, for the period from February 26, 1997 through December 31, 1997 and for the year ended December 31, 1998, Nextera experienced net losses of $3.0 million and $17.2 million, respectively. On a pro forma basis, Nextera experienced a net loss of $12.0 million for the year ended December 31, 1998. There can be no assurance that Nextera will achieve or sustain profitability in the future.


     MANAGEMENT OF GROWTH. Nextera has experienced a period of rapid growth that has challenged, and will likely continue to challenge, the Company's managerial and other resources. Since the Company's inception in February 1997 through December 31, 1998, the number of consultants employed by the Company has increased to 433 and the scope of Nextera's geographic coverage has expanded significantly. Nextera intends to hire additional consultants through acquisitions and its own recruiting efforts and expects its geographic coverage to continue to grow in the future. The Company's success in managing its growth will depend on its ability to continue to enhance its operating, financial and management information systems and to recruit, develop, motivate and manage effectively its expanding work force. For example, Nextera is in the process of integrating a new financial reporting system, and any failure or significant delay in achieving the integration of such system or complications with respect to the change to such system could materially adversely affect the Company. In addition, Nextera's future success will depend in large part on its ability to continue to set rates and fees competitively and to maintain high employee utilization rates and project quality, particularly if the average size or number of the Company's projects increases. If Nextera is unable to manage growth or new employees effectively or if its personnel are unable to achieve anticipated performance or utilization levels, the Company's services, its ability to retain key personnel, and its business, operating results and financial condition could be materially adversely affected. There can be no assurance that Nextera will be able to effectively manage its growth or that the Company's business will continue to expand. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Growth Strategy" and "--Human Resources."


     OPERATIONAL, FINANCIAL AND ACCOUNTING RISKS OF ACQUISITIONS. Since its inception, Nextera has significantly expanded through acquisitions and expects to pursue additional acquisitions in order to enhance its service offerings and client base, expand its geographic presence and obtain experienced consultants. The timing, magnitude and success of the Company's acquisition efforts and the related capital expenditures and commitments cannot be predicted. Nextera competes for acquisitions with companies that have significantly greater financial and management resources than the Company, which may lead to limited acquisition opportunities for Nextera and may result in higher purchase prices or transaction costs. There can be no assurance that the Company will be able to integrate successfully any acquired businesses without substantial expense, delays or other operational or financial costs or problems, including costs in pursuing and negotiating with acquisition candidates, or that it will be able to identify, acquire or profitably manage additional businesses or acquisitions. Acquisitions may involve certain risks, including significant diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances and legal liabilities. Client satisfaction or performance problems at a single acquired firm could have a material adverse impact on the reputation of Nextera as a whole. Further, there can be no assurance that the Company's future acquired businesses will achieve expected results or generate anticipated revenues or earnings. In order to pursue additional acquisitions, Nextera may also require debt or equity financing that may not be available on terms favorable to the Company, if at all, and may result in dilution to the holders of Class A Common Stock. For the foreseeable future, Nextera will be unable to account for future acquisitions under the pooling-of-interests method of accounting. Accordingly, the Company will be required to account for acquisitions under the purchase method of accounting, which may result in substantial additional annual non-cash amortization charges for goodwill and other intangible assets in Nextera's statements of operations. In addition, the Company could be required to make substantial cash payments related to any such acquisition. Any of these factors could materially adversely affect Nextera's business, operating results and financial condition. See "--Substantial Amount of Goodwill and Other Intangible Assets," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Growth Strategy" and "--Acquisitions."

     ATTRACTION AND RETENTION OF SKILLED CONSULTANTS. Because Nextera's business involves the delivery of professional services and is labor-intensive, the Company's success depends in large part upon its ability to attract, motivate and retain highly skilled consultants. Qualified business consultants are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that Nextera will be able to attract, motivate and retain sufficient numbers of highly skilled consultants. Any inability to do so could impair the Company's ability to effectively manage and complete its client projects and to secure future client engagements, and as a result could materially adversely affect Nextera's business, operating results and financial condition. Because the Company has experienced growth principally through the acquisitions of the Acquired Companies, substantially all of Nextera's current consultants were initially hired by one of the Acquired Companies and not the Company. There can be no assurance that these consultants will continue to be satisfied with the culture or benefits of the Company or prospects for advancement within Nextera. Further, even if the Company is able to expand the number of qualified consultants, the resources required to attract, motivate and retain such consultants may adversely affect Nextera's operating margins, which could materially adversely affect the Company's business, operating results and financial condition. To the extent that Nextera is unable to attract, motivate or retain qualified consultants from among individuals currently legally eligible to work in the United States, the Company may need to utilize foreign labor under H-1B and other employment-related permits and visas granted by the United States government. In the event that such visas are unavailable, either due to a change in policy or law or a reduction in the number of such visas granted, Nextera may be unable to attract or retain additional qualified consultants or may incur unexpected substantial additional labor costs, any of which could materially adversely affect the Company's business, operating results and financial condition. See "Business--Human Resources."


     CONTROL BY KNOWLEDGE UNIVERSE OR ITS AFFILIATES. After the Offering, Knowledge Enterprises will own, through Nextera Holdings, 8,810,000 shares of Class A Common Stock and 3,844,200 shares of Class B Common Stock, which together will represent approximately 64.5% of the voting power of the outstanding Common Stock. The Class A Common Stock entitles its holders to one vote per share, and the Class B Common Stock entitles its holders to ten votes per share, on all matters submitted to a vote of Nextera's stockholders, including in connection with the election of the Board of Directors. Accordingly, Knowledge Enterprises will be able to elect all of the Company's directors, except for two directors to be elected in accordance with the terms of a stockholders agreement entered into in connection with the acquisitions (the "Sibson Acquisitions") of Sibson & Company, L.P. and Sibson Canada, Inc. (collectively, "Sibson"), as amended in connection with the Lexecon Acquisition (the "Stockholders Agreement"), and determine the disposition of all matters submitted to a vote of Nextera's stockholders, including mergers, transactions involving a change in control of the Company and other corporate transactions and the terms thereof. See "Certain Transactions--Stockholders Agreement." The former stockholders of Lexecon have not yet exercised their right to nominate a director under the Stockholders Agreement. Such control by Knowledge Enterprises could materially adversely affect the market price of the Class A Common Stock or delay or prevent a change in control of Nextera.

     Knowledge Enterprises is controlled by Knowledge Universe which, in turn, is controlled by Knowledge Universe, L.L.C. ("KU, LLC"). Knowledge Enterprises was formed to conduct certain of Knowledge Universe's businesses whose primary customers are other businesses. Knowledge Enterprises controls businesses which presently operate in the following three sectors: (i) career workforce management (including staffing, employee training and testing and assessment);
(ii) business consulting through Nextera; and (iii) informational meetings and conferences (including seminars). Knowledge Universe was formed by Lawrence J. Ellison, Michael R. Milken and Lowell J. Milken to build, through a combination of internal development and acquisitions, leading companies in a broad range of areas relating to career management, technology and education and the improvement of individual and corporate performance. Knowledge Universe has focused on acquiring and building education-oriented companies with activities in areas such as youth education, continuing education, corporate training (both classroom-based and computer-delivered), educational content creation and distribution, and information technology and management consulting. Knowledge Universe and Knowledge Enterprises may form, invest in or acquire other businesses which are involved in these and related areas, among others, which businesses may be operated under the control of Knowledge Universe or Knowledge Enterprises independently of Nextera. There can be no assurance that conflicts of interest between Knowledge Universe, Knowledge Enterprises and the Company will not arise or that any such conflict of interest will be resolved in a manner favorable to Nextera, including potential competitive business activities, indemnity arrangements, registration rights, sales or distributions by Nextera Holdings of Nextera's Class A Common Stock and Class B Common Stock and the exercise by Knowledge Enterprises of its ability to control the management and affairs of the Company.

     The Company was founded in February 1997 by entities which were under the direct or indirect control of Lawrence J. Ellison, Michael R. Milken and Lowell
J. Milken. Subsequent to the formation of the Company, ownership of the Common Stock originally held by such founding entities was transferred to Nextera Holdings. KU, LLC indirectly controls Knowledge Enterprises. Lawrence J. Ellison, Michael R. Milken and Lowell J. Milken may each be deemed to have the power to control KU, LLC. As a result, Lawrence J. Ellison, Michael R. Milken and Lowell J. Milken may each be deemed to have the power to direct the voting and disposition of, and to share beneficial ownership of, any shares of Common Stock owned by Nextera Holdings. On February 24, 1998, without admitting or denying any liability, Michael R. Milken consented to the entry of a final judgment in the U.S. District Court for the Southern District of New York in Securities and Exchange Commission v. Michael R. Milken et al., which judgment was entered on February 26, 1998, restraining and enjoining Michael R. Milken from associating with any broker, dealer, investment advisor, investment company, or municipal securities dealer and from violating Section 15(a) of the Exchange Act. On March 11, 1991, in the action entitled In the Matter of Michael
R. Milken, the Securities and Exchange Commission instituted a proceeding pursuant to Section 15(b)(6) of the Exchange Act and ordered that Michael R. Milken be barred from association with any broker, dealer, investment advisor, investment company, or municipal securities dealer. On April 24, 1990, Michael
R. Milken consented to the entry of a final judgment in the U.S. District Court for the Southern District of New York in Securities and Exchange Commission v. Drexel Burnham Lambert Incorporated, et al., restraining and enjoining Michael
R. Milken from engaging in transactions, acts, practices and courses of business which constitute or would constitute violations of, or which aid and abet or would aid and abet violations of Sections 7(c), 7(f), 9(a)(2), 10(b), 13(d), 14(e), 15(c)(3) and 17(a)(1) of the Exchange Act, and Regulations T and X and Rules 10b-5, 10b-6, 13d-1, 13d-2, 14c-3, 15c3-1, 17a-3 and 17a-4 promulgated thereunder and Section 17(a) of the Securities Act of 1933, as amended. Lowell
J. Milken is the brother of Michael R. Milken.

     Any change in Nextera's relationship with Knowledge Enterprises, Knowledge Universe or KU, LLC could materially adversely affect the Company's business, operating results and financial condition. See "The

Company--Transfer to Nextera Holdings," "Management--Board of Directors," "Certain Transactions," "Principal Stockholders" and "Description of Capital Stock."

     VARIABILITY AND SEASONALITY OF QUARTERLY OPERATING RESULTS. Nextera may experience fluctuations in its future quarterly operating results. Variations in the Company's net revenues and operating results from quarter-to-quarter may be caused by such factors as the number of active client projects, termination of major client projects, the number of business days in a quarter, hiring, integration and utilization of consultants and other employees, the mix and timing of client projects, re-evaluation of progress on and completion of client projects, variations in utilization rates and average billing rates for consultants, the accuracy of estimates of resources required to complete ongoing projects, the integration of acquired entities, and the length of Nextera's sales cycle. Because a relatively high percentage of the Company's expenses is relatively fixed, a variation in the number or timing of client projects, particularly at or near the end of any quarter, may cause significant variations in operating results from quarter-to-quarter and could result in losses to Nextera for any particular fiscal period. Events such as write-offs of uncollectable accounts, the unanticipated termination of a major project or the completion during a single quarter of several major client projects without deploying consultants to new engagements could result in the Company's underutilization of consultants which could, in turn, materially adversely affect Nextera's business, operating results and financial condition. To the extent that increases in the numbers of consultants are not followed by corresponding increases in net revenues, the operating results of the Company could be materially adversely affected. In addition, it is difficult for Nextera to forecast the timing of revenues because project cycles depend on factors such as the size and scope of consulting projects and circumstances specific to each client. Because the Company's consultants only generate revenues when they are engaged on client projects, Nextera's operating results are adversely affected when its consultants cannot perform services for clients due to vacations, sick days, holidays, inclement weather, training schedules or other reasons. In particular, the Company can be expected to generate a smaller proportion of its net revenues and realize lower operating income during the fourth quarter of the year due to the number of holidays in that quarter. Given the foregoing factors, Nextera believes that quarter-to-quarter comparisons of its operating results are not necessarily meaningful and that the results for one quarter should not be relied upon as an indication of future performance. Demand for Nextera's services is significantly affected by the general level of economic activity. When economic activity slows, clients may delay or cancel plans that involve the hiring of consultants. The Company is unable to predict the level of economic activity at any particular time, and fluctuations in the general economy could materially adversely affect Nextera's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     SUBSTANTIAL AMOUNT OF GOODWILL AND OTHER INTANGIBLE ASSETS RELATING TO PERSONNEL. As of December 31, 1998, the Company's intangible assets, net of accumulated amortization, were approximately $125.1 million, of which approximately $39.5 million and $47.8 million were attributable to the Sibson Acquisitions and the Lexecon Acquisition, respectively. Intangible assets at December 31, 1998, net of accumulated amortization, included $120.4 million of goodwill and $4.7 million for intangibles relating to personnel. Intangible assets are being amortized by Nextera on a straight-line basis over 40 years for goodwill and over five years for intangibles relating to personnel. Future acquisitions by Nextera are expected to result in additional goodwill and intangible assets. The amount amortized in a particular period constitutes a non-cash expense that reduces the Company's net income. In accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of ("SFAS No. 121"), the Company will periodically evaluate the recoverability of goodwill when indications of possible impairment are present by reviewing the anticipated undiscounted future cash flows from operations and comparing such cash flows to the carrying value of the associated goodwill. If goodwill becomes impaired, Nextera will be required to write down the carrying value of the goodwill and incur a related charge to its income. A write down of goodwill would result in a reduction in net income which could materially adversely affect Nextera's business, operating results and financial condition. See "--Operational, Financial and Accounting Risks of Acquisitions," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Acquisitions."

     CONCENTRATION OF NET REVENUES WITHIN A RELATIVELY LIMITED NUMBER OF CLIENTS AND INDUSTRIES. Nextera has in the past derived, and may in the future derive, a significant portion of its net revenues from a relatively limited number of clients. For example, for the years ended December 31, 1997 and 1998, on a pro forma basis, the Company's ten largest clients accounted for approximately 24%, and 29% of its net revenues, respectively. For the years ended December 31, 1997 and 1998, on a pro forma basis, the Company's largest client during such periods accounted for approximately 6% and 5% of Nextera's net revenues, respectively. There can be no assurance that these significant clients will continue to engage the Company for additional projects or do so at the same revenue levels or that the portion of Nextera's net revenues attributable to a relatively limited number of clients will not increase in the future or that the Company will not experience concentration of receivables. The loss of any such client, or a reduction in the scope of engagements undertaken for such client, could materially adversely affect Nextera's business, operating results and financial condition. Clients engage the Company on a project-by-project basis, often without a written contract, and a client can generally terminate an engagement with little or no notice to Nextera and without penalty. Further, clients in the financial services, diversified services, insurance and health care industries accounted for approximately 16%, 13%, 12% and 10%, respectively, of Nextera's pro forma net revenues for the year ended December 31, 1998. Any economic conditions or other factors adversely affecting any of the foregoing industries or any increase in the size or number of the Company's competitors within these industries could materially adversely affect Nextera's business, operating results and financial condition. See "--Absence of Written Contracts," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Clients and Representative Engagements."

     POTENTIAL CONFLICTS OF INTERESTS. The Company provides economic and litigation consulting services primarily in connection with significant or complex transactions, disputes or other matters that are usually adversarial or that involve sensitive client information. Nextera's engagement by a client to provide such services frequently precludes the Company from accepting engagements with entities which may have interests which are adverse to the subject matter of such engagements. In addition, the Company may be precluded from accepting engagements due to clients' expectations of loyalty, perceived conflicts of interests or other reasons. Accordingly, the number of both potential clients and potential engagements is limited, particularly in the economic consulting and litigation services markets. Moreover, in many of the industries in which Nextera provides economic and litigation consulting services, there has been a continuing trend toward business consolidations and strategic alliances. These consolidations and alliances reduce the number of potential clients for the Company's services and increase the likelihood that the Company will be unable to continue certain ongoing engagements or accept certain new engagements as a result of conflicts of interests. Any such result could materially adversely affect Nextera's business, operating results and financial condition.

     DEPENDENCE ON KEY PERSONNEL. The Company's success is highly dependent upon the efforts, abilities, business generation capabilities and project execution skills of its senior consulting executives and other key personnel. The loss of the services of any of these persons for any reason could materially adversely affect Nextera's business, operating results and financial condition, including its ability to secure and complete engagements. There can be no assurance that the Company will be able to retain these persons or to attract suitable replacements or additional personnel if required. In addition, if one or more of Nextera's key personnel resigns from the Company to join a competitor or to form a competing business, any resulting loss of existing or potential clients to any such competitor could materially adversely affect Nextera's business, operating results and financial condition. Most of the Company's senior consultants are not bound by non-competition agreements with the Company. Further in the event of the loss of any such personnel, there can be no assurance that the Company would be able to prevent the unauthorized disclosure or use of its technical knowledge, practices or procedures by such personnel. Nextera generally does not maintain key person life insurance coverage for employees. See "Business--Human Resources" and "Management--Directors, Executive Officers and Other Senior Managers."

     PROJECT RISKS. The Company's client engagements often involve projects that are critical to the operation of a client's business and provide benefits that may be difficult to quantify. Nextera's failure or inability to meet a client's expectations in the performance of its services could result in a client's refusal to pay or give rise to claims against the Company or damage Nextera's reputation, any of which could materially adversely affect its business, operating results and financial condition. There can be no assurance that the Company will not fail to satisfy certain clients' expectations.

     FIXED-PRICE OR CAPPED-FEE CONTRACTS. Nextera has undertaken and expects in the future to undertake certain projects under fixed-price or capped-fee billing arrangements, which are distinguishable from the Company's principal method of utilizing time and materials billing arrangements. On a pro forma basis, fixed-price or capped-fee billing arrangement projects accounted for approximately 8% and 12% of Nextera's net revenues for the years ended December 31, 1997 and 1998, respectively. The failure of Nextera to complete such fixed-price or capped-fee projects within budget or below the cap would expose the Company to risks associated with potentially unrecoverable cost overruns, which could materially adversely affect Nextera's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     EFFECT OF CHANGING LAWS AND REGULATIONS. For the years ended December 31, 1997 and 1998, Nextera derived approximately 28% and 24%, respectively, of its pro forma net revenues from economic and litigation consulting services related to antitrust matters, mergers and acquisitions and other securities matters. A substantial portion of these net revenues were derived from engagements relating to United States antitrust and securities laws. Changes in these laws, changes in judicial interpretations of these laws or less vigorous enforcement of these laws by the United States Department of Justice, the United States Federal Trade Commission or other federal agencies as a result of changes in philosophy, political decisions, priorities or other reasons could materially reduce the magnitude, scope, number or duration of engagements available to the Company in this area. In addition, adverse changes in general economic conditions or conditions influencing merger and acquisition activity could have an adverse impact on engagements in which Nextera assists clients in connection with proposed mergers and acquisitions. Any reductions in the number of the Company's securities, antitrust and mergers and acquisitions consulting engagements could materially adversely affect Nextera's business, operating results and financial condition.

     ABSENCE OF WRITTEN CONTRACTS. Nextera derives a significant portion of its net revenues from client projects involving significant dollar values. Accordingly, the cancellation, delay or significant reduction in the scope of a large engagement could materially adversely affect the Company's business, operating results and financial condition. Clients engage the Company on a project-by-project basis, often without a written contract, and a client can generally terminate an engagement with little or no notice to Nextera and without penalty. As a result, Nextera believes that the number of clients or the number and size of its existing projects are not reliable indicators or measures of future net revenues. The Company has in the past provided, and is likely in the future to provide, services to clients without a written contract. When a client defers, modifies or cancels a project, Nextera must be able to rapidly deploy its consultants to other projects in order to minimize the underutilization of employees and the resulting adverse impact on operating results. In addition, the Company's operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of projects in progress. As a result, any termination, significant reduction or modification of its business relationships with any of its significant clients or with a number of smaller clients could materially adversely affect Nextera's business, operating results and financial condition.

     COMPETITION. The consulting services industry includes a large number of competitors, is subject to rapid change and is highly competitive. Nextera believes that the principal competitive factors in the consulting services industry are reputation, industry expertise, analytical ability and price. Nextera also believes that its ability to compete depends in part on a number of factors outside of its control, including the ability of its competitors to hire, retain and compensate consultants, offer lower-priced services, respond to client requirements, and develop advanced services or technology. Nextera's primary competitors include participants from a variety of market segments, including general management consulting companies, boutique management consulting firms that provide specialized services or focus on certain industries, "Big Five" and other accounting firms, economic consulting firms, technical and economic advisory firms, individual academics, systems consulting and implementation firms, application software firms, service groups of computer equipment companies, outsourcing companies, and systems integration companies. Many of these competitors have significantly greater financial, technical, and marketing resources, and greater name recognition than Nextera. In addition, many of these competitors have been operating for a significantly longer period of time than the Company and have established long-term client relationships. Nextera also competes with its clients' internal resources, particularly where the resources represent a fixed cost to the client. Such competition may impose additional pricing pressures on Nextera. In addition, Nextera faces intense competition in its efforts to recruit and retain qualified consultants. There can be no assurance that the Company will be able to compete successfully with its existing competitors or any new competitors. See "Business--Competition."

     FOREIGN OPERATIONS. Nextera derived approximately 7% and 6% of its net revenues on a pro forma basis from clients outside of the United States for the years ended December 31, 1997 and 1998, respectively. The Company has engaged in projects in Canada and the United Kingdom and intends to continue to seek an increasing number of foreign engagements. One of the components of Nextera's growth strategy is to expand its international presence and seek additional business outside the United States. Nextera's international business operations are and will be subject to a number of risks, including difficulties in managing foreign operations, enforcing agreements and collecting receivables through foreign legal systems; longer payment cycles; fluctuations in the value of foreign currencies; and unexpected regulatory, economic or political changes in foreign markets. The relationship between non-dollar denominated revenues and dollar denominated expenses may subject the Company to significant foreign exchange risks. In addition, Nextera may in the future acquire an interest in entities that operate in countries where the repatriation or conversion of currency is restricted. There can be no assurance that these factors will not materially adversely affect the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Growth Strategy."

     RAPID TECHNOLOGICAL CHANGE. Nextera's success will depend in part on its ability to develop business consulting and strategic information technology solutions that keep pace with continuing changes in information processing technology and the effect of such changes on client needs and preferences. Part of the Company's strategy is to focus on business performance solutions, which include strategic/knowledge management systems and enabling technologies. There can be no assurance that Nextera will be successful in adequately addressing developments in IT on a timely basis or that, if these developments are addressed, the Company will be successful in the marketplace. In addition, there can be no assurance that products or technologies developed by others or changing client preferences will not render Nextera's services uncompetitive or obsolete. The Company's failure to identify or address these developments could materially adversely affect Nextera's business, operating results and financial condition.


     YEAR 2000 RISKS. Many currently installed computer systems are coded to accept only two digit entries in the date code field. These date code fields need to be modified or upgraded to accept four digit entries to distinguish dates beginning on or after January 1, 2000 from dates beginning prior to January 1, 2000. Many organizations are expending significant resources to modify or upgrade their computer systems for such "Year 2000" compliance. These expenditures may result in reduced funds available to purchase the types of services offered by the Company as resources that might otherwise be directed towards the purchase of outside consulting services are utilized for Year 2000 compliance. Any such reduction in the purchase of the types of services offered by Nextera could materially adversely affect the Company's business, operating results and financial condition.


     The Year 2000 issue affects the Company's internal systems, including IT and non-IT systems. Nextera has completed an assessment of its IT systems, including the systems of the Acquired Companies, for Year 2000 compliance. The Company relies upon microprocessor-based personal computers and commercially available applications software. Nextera is in the process of upgrading the existing computer software and IT systems of the Company, including the Acquired Companies. The Company is reviewing its utility systems (heat, light, telephones, etc.) and other non-IT systems for the impact of Year 2000. Additionally, should the Company undertake future acquisitions, the Year 2000 risks that affect the Company can be expected to similarly affect such acquisition candidates. The Company intends to review the systems of all acquisition candidates for Year 2000 compliance. However, the failure to correct a material Year 2000 problem either within the Company, including any of the Acquired Companies, within a vendor or supplier or within an acquisition candidate could result in an interruption in, or a failure of, certain normal business activities or operations of the Company. Such interruptions or failures could materially adversely affect the Company's business, operating results and financial condition.

     The Company depends on smooth and timely interactions with its vendors, clients and other third parties. Any unexpected costs or disruption in the operations or activities of such vendors, clients or other third parties as a result of Year 2000 compliance issues within such entities could materially adversely affect Nextera's business, operating results or financial condition. The Company intends to take continuous steps to identify Year 2000 problems related to its vendors and to formulate a system of working with key third-parties to understand their ability to continue providing services and products through the change to Year 2000. The Company intends to work directly with its key vendors, including financial institutions and utility-providers, and partner with them if necessary, to avoid any business interruptions.

     The Company believes the most likely worst case scenario related to Year 2000 risks is a material business interruption that leads to client dissatisfaction and the termination of a project or projects by dissatisfied clients. Such an interruption in services could occur due to a breakdown in any number of the Company's computer systems and applications and non-IT systems, or the systems of third-parties. Examples are failures in the Company's application software, computer chips embedded in equipment, supply of materials from its suppliers, or lack of adequate telecommunications, power, or other utilities. Any such failure could prevent the Company from being able to deliver its services as expected, which could materially adversely affect the Company's business, operating results and financial condition.

     The cost of the Company's Year 2000 compliance assessment and upgrade is being funded from current operations. As of December 31, 1998, the cost to the Company of its Year 2000 identification, assessment, remediation and testing efforts, as well as currently anticipated costs to be incurred by the Company with respect to Year 2000 issues of third parties, was expected to be less than $200,000. Because of the uncertainty associated with Year 2000 failures, it is not possible at present to quantify the cost of corrective actions. The Company will continue to consider the likelihood of a material business interruption due to the Year 2000 issue, and, if necessary, implement appropriate contingency plans. Since the Company has adopted a plan to address these Year 2000 issues, it has not developed a comprehensive contingency plan should these issues fail to be completed successfully or in their entirety. However, if the Company identifies significant risks or is unable to meet its anticipated timeline, the Company will develop contingency plans as deemed necessary at that time. There can be no assurance that unexpected Year 2000 compliance problems of either the Company or its vendors, customers and service providers will not materially adversely affect the Company's business, operating results and financial condition.

     The Company has in the past and may in the future perform services related to the planning, implementation and testing of Year 2000 compliance work for its clients. Failure to timely or accurately perform these services could cause a client to experience failure of one or more key systems or result in miscalculations causing material disruptions of one or more of a client's operations, including an inability to process transactions or engage in business activities. Disruptions in a client's operations and the variability of definitions of "compliance" with the Year 2000 could lead to lawsuits against the Company. The outcome of such lawsuits and the impact on the Company are not estimable at this time. A claim for product or service liability brought against Nextera related to its Year 2000 consulting could result in substantial cost to the Company and divert management's attention from Nextera's operations, which could materially adversely affect the Company's business, operating results and financial condition.

     ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS. The Company's Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") and Bylaws, as well as Delaware corporate law, contain certain provisions that could have the effect of delaying, deferring or preventing a change in control of Nextera. These provisions could limit the price that certain investors might be willing to pay in the future for shares of the Class A Common Stock. The Certificate of Incorporation authorizes the Company's Board of Directors to issue shares of Preferred Stock of Nextera, in one or more series, and to establish the rights and preferences (including the convertibility of such shares of Preferred Stock into shares of Class A Common Stock) of any series of Preferred Stock so issued. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Class A Common Stock. Such provisions also may inhibit fluctuations in the market price of the Class A Common Stock that could result from takeover attempts. Additionally, the Certificate of Incorporation provides that any action required or permitted to be taken by stockholders of Nextera must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. Special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board, or the President of the Company, and stockholders are not permitted to call a special meeting of stockholders or to require that the Board of Directors call a special meeting. The Bylaws require stockholders to comply with special advance notice procedures in order to make a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders (the "Stockholder Notice Procedure"). The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Company's notice of meeting, the Board of Directors or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Company's notice of meeting, the Board of Directors or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. In addition, under the Stockholder Notice Procedure, a stockholder's notice to the Company proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made. If the chairman of a meeting determines that business was not properly brought before the meeting, in accordance with the Stockholder Notice Procedure, such business shall not be discussed or transacted. The foregoing provisions and requirements could make it difficult for stockholders to effect certain corporate actions.

     The Company is subject to the provisions of Section 203 of the DGCL.
Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within the previous three years, did own) 15% or more of the corporation's voting stock. This statute contains provisions enabling a corporation to avoid the statute's restrictions if the stockholders holding a majority of the corporation's voting stock approve an amendment to the corporation's certificate of incorporation or bylaws. Neither the Company's Certificate of Incorporation nor Bylaws contain such a provision, and the Company does not presently intend to submit such a provision to its stockholders. The Company does not believe that Nextera Holdings, Knowledge Enterprises or their affiliates should be considered interested stockholders subject to the provisions of Section 203. See "--Control by Knowledge Universe or its Affiliates" and "Description of Capital Stock."

     INTELLECTUAL PROPERTY RIGHTS. Nextera's success is dependent in part upon certain methodologies and other proprietary intellectual property rights. Nextera relies upon a combination of nondisclosure, confidentiality (including confidentiality agreements with employees), license, employment, and client agreements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom Nextera licenses intellectual property. In addition, Nextera generally limits the distribution of its proprietary information. There can be no assurance, however, that the steps taken by Nextera to protect its intellectual property rights will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights or that competitors will not be able to develop similar or functionally equivalent methodologies. Furthermore, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries, and no assurance can be given that foreign copyright and trade secret laws will adequately protect the Company's intellectual property rights. Although Nextera believes that its services do not infringe on the intellectual property rights of others and that it has all rights necessary to utilize the intellectual property employed in its business, there can be no assurance that Nextera's employees will not misappropriate the intellectual property of others. Accordingly, the Company is subject to the risk of claims alleging infringement of third-party intellectual property rights. Any such claims could require Nextera to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property that is the subject of asserted infringement, any of which could materially adversely affect the Company's business, operating results and financial condition. The Company presently holds no patents or registered copyrights.

     NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to the Offering, there has been no public market for the Class A Common Stock. Consequently, the initial public offering price per share will be determined by negotiations between Nextera and the representatives of the Underwriters and may not be indicative of the market price of the Class A Common Stock after the Offering. See "Underwriting" for a discussion of factors to be considered in determining the initial public offering price per share. Application has been made for quotation of the Class A Common Stock on the Nasdaq National Market; however, there can be no assurance that an active trading market will develop and be sustained after the Offering. In the absence of a public trading market, investors may be unable to liquidate their investments in the Company. The market price of the Class A Common Stock may fluctuate substantially due to a variety of factors, including quarterly fluctuations in results of operations, adverse circumstances affecting the introduction or market acceptance of new services offered by Nextera, announcements of new services by competitors, changes in earnings estimates by analysts, changes in accounting principles, sales of Class A Common Stock or Class B Common Stock by existing holders, the depth and liquidity of the market for Class A Common Stock, loss of key personnel, general market conditions and other factors. The Company believes, based on publicly available historical data, that equity securities of entities with businesses similar to the Company's are subject to greater volatility than the general market. In addition, the stock market from time to time has experienced broad price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations, as well as shortfalls in operating results as compared to securities analysts' expectations or changes in such analysts' projections or recommendations, and general economic market conditions, may materially and adversely affect the market price of the Class A Common Stock. In the past, following periods of volatility in the market price of a company's securities, class action litigation has often been instituted against such a company. Any such litigation brought against the Company could result in substantial costs and a diversion of management's attention and resources, which could materially adversely affect Nextera's business, operating results and financial condition.


     DILUTION. Purchasers of shares of Class A Common Stock in the Offering will experience an immediate dilution of $10.90 per share in the net tangible book value per share of Class A Common Stock after the Offering. To the extent additional shares are issued or outstanding options and warrants to purchase Class A Common Stock are exercised, there may be further dilution. There can be no assurance that the Company will not require additional funds to support its working capital requirements or for other purposes, in which case Nextera may seek to raise such additional funds through public or private debt or equity financing or from other sources. There can be no assurance that such additional financing will be available or that, if available, such financing will be obtained on terms favorable to the Company and would not result in additional dilution of Nextera's stockholders. See "Dilution."



     SHARES ELIGIBLE FOR FUTURE SALE. Sales of significant amounts of Common Stock in the public market after the Offering or the perception that such sales will occur could materially adversely affect the market price of the Class A Common Stock or the future ability of the Company to raise capital through an offering of its equity securities. Of the shares of Common Stock to be outstanding upon completion of the Offering, the 11,500,000 shares offered hereby will be eligible for immediate sale in the public market without restriction unless such shares are purchased by "affiliates" of Nextera within the meaning of Rule 144 ("Rule 144") under the Securities Act.



     The remaining 23,326,344 shares of Common Stock (including (i) 197,813 shares of Class A Common Stock issuable upon exchange of the Exchangeable Shares, (ii) 53,333 Pyramid Earn-out Shares and (iii) 1,450,240 Lexecon Contingent Shares, assuming the price per share of the Class A Common Stock in the Offering is $11.00, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions") held by existing stockholders upon completion of the Offering will be "restricted securities" as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act. Directors, officers and certain stockholders of the Company holding an aggregate of 16,916,056 shares of Class A Common Stock and 4,266,030 shares of Class B Common Stock have agreed that they will not sell, directly or indirectly, any Common Stock, subject to certain exceptions, without the prior consent of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") for a period of 180 days from the date of this Prospectus (the "DLJ Lock-up Agreements"). In connection with the Lexecon Acquisition, the former stockholders of Lexecon entered into lock-up agreements which provide that they may not sell or otherwise dispose of their shares of Class A Common Stock for a six-month period following the Offering, and that subsequent to such six-month period, those stockholders will not sell more than one-third of such shares in the subsequent 12-month period and more than two-thirds of such shares in the subsequent 24-month period (the "Lexecon Lock-up Agreements" and collectively with the DLJ Lock-up Agreements, the "Lock-up Agreements"). A total of 4,266,240 shares of Class A Common Stock are subject to the Lexecon Lock-up Agreements (assuming the issuance of 1,450,240 Lexecon Contingent Shares, which number may vary based upon the price per share of the Class A Common Stock in the Offering, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions"). In addition, Nextera's Certificate of Incorporation provides that each holder of Common Stock, other than the holders of the shares of Class A Common Stock acquired in the Offering, agrees not to sell, directly or indirectly, any Common Stock, subject to certain exceptions, without the prior consent of DLJ for a period of 180 days from the date of this Prospectus. Giving effect to these Lock-up Agreements and the foregoing provisions of the Company's Certificate of Incorporation and without giving effect to the registration rights under the Stockholders Agreement, additional shares of Class A Common Stock (including shares issuable upon conversion of Class B Common Stock, upon the exchange of the Exchangeable Shares and as Pyramid Earn-out Shares and Lexecon Contingent Shares assuming the price per share of the Class A Common Stock in the Offering is $11.00) will be available for sale in the public market (subject in certain circumstances to compliance with certain volume and other restrictions under Rule 144) as follows: (i) 4,588 shares will be eligible for sale 180 days after the date of this Prospectus; and
(ii) 23,321,756 shares will become eligible for sale under Rule 144 commencing December 31, 1999, upon the expiration of the restrictions imposed by the Stockholders Agreement and the Lexecon Lock-up Agreements.



     Following the date of this Prospectus, Nextera intends to register on one or more registration statements on Form S-8 5,000,000 shares of Class A Common Stock issuable under the 1998 Equity Participation Plan. The Company has also agreed to issue options under the Limited Purpose Plan and intends to file one or more registration statements on Form S-8 to register the shares of Class A Common Stock that are issuable upon the exercise of such options. Of the 5,000,000 shares of Class A Common Stock issuable under the 1998 Equity Participation Plan, 3,163,652 shares were subject to outstanding options as of April 1, 1999, of which approximately 584,859 will be exercisable at the time of the Offering. Assuming the price per share of Class A Common Stock in the Offering is $11.00, the Company will grant options to purchase an aggregate of the 3,004,239 shares of Class A Common Stock under the Limited Purpose Plan, of which options to purchase 445,245 shares of Class A Common Stock will be exercisable at the time of the Offering. See "Management--Employee Benefit Plans."



     Upon completion of the Offering, the holders of 19,051,714 shares of Class A Common Stock and 4,274,630 shares of Class B Common Stock (after conversion to Class A Common Stock) will be entitled to certain registration rights with respect to such shares (assuming the issuance of (i) 197,813 shares of Class A Common Stock upon exchange of the Exchangeable Shares, (ii) 53,333 Pyramid Earn-out Shares, and (iii) 1,450,240 Lexecon Contingent Shares, which number may vary based upon the price per share of the Class A Common Stock in the Offering, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions."). If such holders, by exercising their registration rights, cause a large number of shares of Class A Common Stock to be registered and sold in the public market, such sales could materially adversely affect the market price of the Class A Common Stock. In addition, if the Company is required, pursuant to such registration rights, to include shares held by such persons in a registration statement which Nextera files to raise additional capital, the inclusion of such shares could adversely affect the Company's ability to raise needed capital. See "Management--Employee Benefit Plans," "Principal Stockholders" and "Shares Eligible for Future Sale."

                                  THE COMPANY

     The organizational structure of the Company and its subsidiaries is as follows:
                                [COMPANY CHART]
   Chart indicating the organizational structure of the Company depicts four boxes. The top box contains the words "Nextera Enterprises, Inc." above the word "("Nextera")." Below the top box is a line leading to a second box with the number "100%" next to the line. The second box contains the words "Sibson Entities"." Below the second box is a second line leading to a third box with the number "14.3%" next to the line. Below the top box is a second line leading to the third box with the number "85.7%" next to the line. The third box contains five bullet points: "Nextera Business Performance Solutions Group, Inc.", "Pyramid Imaging, Inc.", "The Planning Technologies Group, L.L.C.", "Sibson & Company, LLC" and "Sibson Canada Co." Below the top box is a third line leading to the fourth box with the number 100% next to the line. The fourth box contains the words "Lexacon Inc."

     The following discussion summarizes the Company's formation and certain other significant events relating to its capital structure prior to the Offering. For additional related information see "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources" and "Certain Transactions."

     Formation. The Company was formed on February 26, 1997 as Education Technology Consulting, L.L.C. and renamed Nextera Enterprises, L.L.C. on April 11, 1997. Nextera LLC was liquidated and dissolved on December 31, 1998, at which time the Company commenced operating as a Delaware corporation. The initial members of Nextera LLC were Nextera Enterprises Holdings, L.L.C. (formerly Education Technology Consulting Holdings, LLC) ("NEH") and EDU, L.L.C. ("EDU"), each of which was an affiliate of KU, LLC. In connection with the commencement of their respective employment, Gresham T. Brebach, Jr., the Company's President, Chief Executive Officer and Chairman of the Board of Directors, Ronald K. Bohlin, the Company's Chief Operating Officer and Director, Michael P. Muldowney, the Company's Chief Financial Officer, Debra I. Bergevine, the Company's Vice President, Marketing, and certain additional individuals became members of NEH. See "Certain Transactions--Investments in the Company."


     Recapitalization. Effective as of April 30, 1998, approximately $48.0 million of Nextera LLC's contributed capital was redesignated as debt in the form of (i) a debenture dated March 20, 1997 with a principal amount of $23.0 million, which matures on May 1, 2002 and bears interest at a rate of 10% per annum (the "March Debenture") and (ii) a debenture dated January 5, 1998 with a principal amount of $24.9 million, which matures on May 1, 2002 and bears interest at a rate of 10% per annum (the "January Debenture" and together with the March Debenture, the "Debentures"), and NEH was liquidated and dissolved. In connection with these transactions, the former members of NEH became members of Nextera LLC and interests in the January Debenture and March Debenture were distributed to KU, LLC, Messrs. Brebach, Bohlin and Muldowney, Ms. Bergevine, one other employee and one former employee of Nextera LLC. The March Debenture is subordinate to the January Debenture. The interest on the principal amount of the Debentures is deemed to have begun to accrue on the date the respective redesignated capital contributions were originally contributed to Nextera LLC. See Note 9 of Notes to the Company's Consolidated Financial Statements. The Debentures were amended in connection with the Lexecon Acquisition with respect to future interest rate provisions and conversion into preferred stock on substantially equivalent terms. Effective April 15, 1999, the Debentures were further amended with respect to certain future interest rate changes. See "Certain Transactions--Amendment of the Debentures."


     Transfer to Nextera Holdings. Effective August 5, 1998, KU, LLC contributed all of its Class A Common Units and Class B Common Units of Nextera LLC and all of its other interests in Nextera LLC, including its interest in the Debentures and its rights under a management agreement with Nextera LLC, to Knowledge Universe in exchange for shares of its capital stock. Effective August 7, 1998, Knowledge Universe and EDU contributed all of their Class A Common Units and Class B Common Units of Nextera LLC to Knowledge Enterprises in exchange for capital stock of Knowledge Enterprises (the "KE Transaction"). In February 1999, Knowledge Enterprises contributed all of its interest in the Common Stock of the Company to its wholly-owned subsidiary, Nextera Holdings. See "Certain Transactions--Management Agreement" and "Principal Stockholders."

     Exchangeable Shares. In connection with the Sibson Acquisitions, Nextera LLC formed Sibson Canada Co., a wholly owned Canadian subsidiary, which issued the Exchangeable Shares to the holders of capital stock of Sibson Canada, Inc. The holders of Exchangeable Shares may exchange such shares at any time for an aggregate of 197,813 shares of Class A Common Stock. The Exchangeable Shares are designed to provide an opportunity for the shareholders of Sibson Canada, Inc. to achieve a Canadian tax deferral in certain circumstances. The holders of Exchangeable Shares are entitled to dividend and other rights equivalent to shares of Class A Common Stock but are not entitled to vote on matters submitted to the holders of Class A Common Stock until such time as the holders of Exchangeable Shares exchange such shares for Class A Common Stock.

     Exchange Transaction. On December 31, 1998 and in connection with the Lexecon Acquisition, all of the members of Nextera LLC (the "Members") other than Timaeus, Inc. and Critias, Inc., the two entities that owned Sibson & Company, L.P. prior to its acquisition by Nextera LLC (together, the "Sibson Entities"), contributed all of their membership interests in Nextera LLC to Nextera in exchange for Common Stock. The percentage interests and classes of Common Stock received by each Member (other than the Sibson Entities) corresponded to the percentage interests and classes of the Nextera LLC membership interests held by such Member. Each Member that contributed Class A Common Units of Nextera LLC received shares of Class A Common Stock and each member that contributed Class B Common Units of Nextera LLC received shares of Class B Common Stock. Contemporaneous with the exchange of membership interests of Nextera LLC for Common Stock, the shareholders of the Sibson Entities contributed all of the issued and outstanding common stock of the Sibson Entities to the Company in exchange for shares of Class A Common Stock. The aggregate percentage interests of Class A Common Stock received by the shareholders of the Sibson Entities corresponded to the percentage interests of Class A Common Units in Nextera LLC held by the Sibson Entities (the collective contributions of membership interests in Nextera LLC and capital stock of the Sibson Entities to the Company and the Lexecon Acquisition are referred to as the "Exchange Transaction"). Subsequent to the Exchange Transaction, Nextera LLC was liquidated and dissolved and as a result thereof distributed its assets and liabilities to the Company and the Sibson Entities in proportion to the membership interests held by each of them.

                                USE OF PROCEEDS


     The net proceeds to Nextera from the sale of the 11,500,000 shares offered by the Company pursuant to the Offering are estimated to be approximately $117.1 million ($134.8 million if the Underwriters' over-allotment option is exercised in full), at an assumed offering price of $11.00 per share after deducting the estimated underwriting discounts and commissions and Offering expenses payable by the Company, net of certain reimbursements. See "Underwriting." The principal purposes of the Offering are to create a public market for the Class A Common Stock, enhance Nextera's ability to use its Class A Common Stock as a means of attracting, motivating and retaining key employees, facilitate the Company's future access to public equity markets, repay indebtedness, and obtain additional working capital. Nextera intends to use the net proceeds from the Offering as follows:



          (i) approximately $79.4 million to repay outstanding principal and interest under a $77.5 million credit facility entered into effective August 31, 1998, and amended effective December 31, 1998 and April 15, 1999 (the "Bridge Loan") which bears interest at 12% per annum, and matures on May 31, 1999. Under the Bridge Loan, the Company borrowed $38.0 million to finance the Sibson Acquisitions, $31.1 million to finance the Lexecon Acquisition, $4.2 million to finance the payment of bonuses to certain non-stockholder key executives of Lexecon, $2.0 million to finance the acquisition of Alexander and $2.2 million for general corporate purposes, including working capital. See "Certain Transactions--Bridge Loan Amendment." Knowledge Universe holds a note from the Company with a principal amount of $37.5 million and Nextera Funding, Inc., an entity not affiliated with the Company, holds the remaining interests under the Bridge Loan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Underwriting."


          (ii) approximately $750,000 will be paid to Nextera Funding, Inc., an entity not affiliated with the Company, in consideration for certain consents and amendments given in connection with the amendment to the Bridge Loan. See "Underwriting."


          (iii) approximately $410,000 to pay accrued management fees to Knowledge Universe. See "Certain Transactions--Management Agreement."



          (iv) approximately $37.1 million to repay outstanding principal and interest on the March Debenture in full and outstanding interest and a portion of the principal on the January Debenture. Approximately $18.0 million of principal of the January Debenture will remain outstanding after the Offering. Each of the Debentures bears interest at 10% per annum, and matures on May 1, 2002. All of the interests in the Debentures are held by Knowledge Universe, Messrs. Brebach, Bohlin and Muldowney, Ms. Bergevine and one other employee of the Company, who will receive payments of approximately $36.4 million, $434,000, $37,000, $54,000, $54,000, and
     $54,000, respectively upon repayment in full of the March Debenture and the partial repayment of the January Debenture. The indebtedness associated with the Debentures was incurred to finance acquisitions and for general working capital purposes. See "The Company--Recapitalization," "Certain Transactions--Investments in the Company" and "--Amendment of the Debentures." Upon the repayment in full of the March Debenture and the partial repayment of the January Debenture, Messrs. Brebach and Muldowney, Ms. Bergevine and one other employee of the Company will repay $434,000, $54,000, $49,000 and $54,000, respectively, pursuant to promissory notes executed by them and held by the Company. See "Certain Transactions--Loans to Certain Officers."



     Pending such uses, Nextera intends to invest the net proceeds from the Offering in short-term, investment-grade, interest-bearing securities. Although Nextera examines potential acquisition opportunities from time to time, other than as disclosed in this Prospectus, the Company has no current plans, commitments, agreements or understandings with respect to any material acquisitions or investments as of the date of this Prospectus, and no portion of the net proceeds has been allocated for any specific material acquisition or investment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions" and "--Liquidity and Capital Resources."


                                DIVIDEND POLICY

     Nextera has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain all future earnings, if any, for use in the operation and development of its business and, therefore, does not expect to declare or pay any cash dividends on its Common Stock in the foreseeable future. The payment of dividends in the future, if any, will be at the discretion of the Board of Directors.

                                 CAPITALIZATION


     The following table sets forth the capitalization of Nextera as of December 31, 1998 on (i) an actual basis and (ii) an as adjusted basis to give effect to
(a) the exchange of all Exchangeable Shares for 197,813 shares of Class A Common Stock, (b) the issuance of 1,450,240 Lexecon Contingent Shares (assuming the price per share of the Class A Common Stock in the Offering is $11.00), and (c) the sale of 11,500,000 shares of Class A Common Stock offered hereby at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds of the Offering. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions." The information set forth below should be read in conjunction with the Company's Consolidated Financial Statements and the related Notes thereto and the Unaudited Pro Forma Combined Financial Statements included elsewhere in this Prospectus.



                                                               AS OF DECEMBER 31, 1998
                                                              --------------------------
                                                                ACTUAL       AS ADJUSTED
                                                                    (IN THOUSANDS)
Total short-term debt and capital lease obligations.........   $ 82,487       $  6,638
Total long-term debt and capital lease obligations..........     55,749         14,650
Stockholders' equity (deficit):
  Preferred Stock, $0.001 par value; 10,000,000 shares
     authorized, no shares issued and outstanding, actual
     and as adjusted........................................         --             --
  Exchangeable Shares, no par value, 2,500,000 shares
     authorized, 197,813 shares issued and outstanding,
     actual, and zero shares issued and outstanding, as
     adjusted...............................................        495             --
  Class A Common Stock, $0.001 par value; 50,000,000 shares
     authorized, 16,811,740 shares issued and outstanding,
     actual, and 29,959,793 shares issued and outstanding,
     as adjusted(1).........................................         17             30
  Class B Common Stock, $0.001 par value, 4,300,000 shares
     authorized, 4,274,630 shares issued and outstanding,
     actual and as adjusted.................................          4              4
  Additional paid-in capital................................     31,144        164,631
  Accumulated deficit.......................................    (20,170)       (20,170)
                                                               --------       --------
     Total stockholders' equity (deficit)...................   $ 11,490       $144,495
                                                               --------       --------
          Total capitalization..............................   $149,726       $165,783
                                                               ========       ========


------------------------------

(1) Excludes (i) 5,000,000 shares of Class A Common Stock reserved for issuance under the 1998 Equity Participation Plan pursuant to which options to purchase 3,163,652 shares will be outstanding upon the closing of the Offering, see "Management--Employee Benefit Plans," (ii) 384,000 shares of Class A Common Stock issuable upon exercise of options granted to certain non-stockholder key executives of Lexecon, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations," (iii) 197,760 shares of Class A Common Stock issuable upon exercise of options reserved for issuance to certain non-stockholder key executives of Lexecon assuming the price per share of the Class A Common Stock in the Offering is $11.00 (the number of shares subject to such options will range from a minimum of 31,560 shares if the price per share in the Offering is $17.50 or higher to a maximum of 197,760 shares if the price per share in the Offering is $12.50 or less), see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations," (iv) 3,004,239 shares of Class A Common Stock (assuming the price per share of Class A Common Stock in the Offering is $11.00) issuable upon exercise of options which the Company has granted or agreed to grant to certain personnel of Lexecon under the Limited Purpose Plan, see "Management--Employee Benefit Plans," (v) 250,000 shares of Class A Common Stock issuable upon exercise of certain warrants issued in connection with the Lexecon Acquisition, see "Certain Transactions--Guaranty and Warrants to Purchase Class A Common Stock," and (vi) 4,274,630 shares of Class A Common Stock issuable upon conversion of the 4,274,630 shares of the Company's Class B Common Stock. See "Description of Capital Stock."

                                    DILUTION


     As of December 31, 1998, the net tangible book deficit of Nextera was $(113.6) million, or $(5.00) per share of Common Stock. Net tangible book value per share is equal to the amount of total tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding after giving effect to (i) the issuance of 1,450,240 Lexecon Contingent Shares (assuming the price per share of the Class A Common Stock in the Offering is $11.00) and (ii) the exchange of the Exchangeable Shares for 197,813 shares of Class A Common Stock. After giving effect to the receipt and application of the estimated net proceeds from the sale of the 11,500,000 shares of Class A Common Stock offered hereby at an assumed initial public offering price of $11.00 per share, the net tangible book value of Nextera as of December 31, 1998 would have been $3.5 million, or $0.10 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $5.10 per share of Common Stock to existing stockholders and an immediate dilution of $10.90 per share of Common Stock to new stockholders. The following table illustrates this dilution on a per share basis:



Assumed initial public offering price per share.............            $11.00
  Pro forma net tangible book deficit per share before the
     Offering...............................................  $(5.00)
  Increase per share attributable to new investors..........    5.10
                                                              ------
Pro forma net tangible book value per share after the
  Offering..................................................              0.10
                                                                        ------
Dilution per share to new investors.........................            $10.90
                                                                        ======


     The following table summarizes, on a pro forma basis as of December 31, 1998, the difference between the existing stockholders and new stockholders with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to Nextera and the average price paid per share by existing stockholders and by new stockholders:


                                      SHARES PURCHASED         TOTAL CONSIDERATION
                                    ---------------------    -----------------------    AVERAGE PRICE
                                      NUMBER      PERCENT       AMOUNT       PERCENT      PER SHARE
Existing stockholders.............  22,734,423      66.4%    $ 47,613,000      27.4%       $ 2.09
New stockholders..................  11,500,000      33.6      126,500,000      72.6         11.00
                                    ----------     -----     ------------    ------
          Total...................  34,234,423     100.0%    $174,113,000     100.0%
                                    ==========     =====     ============    ======



     The foregoing tables and calculations assume (i) no exercise of the Underwriters' over-allotment option, (ii) no exercise of options to purchase 2,480,240 shares of Class A Common Stock at a weighted average exercise price of $6.50 per share granted under the 1998 Equity Participation Plan outstanding as of December 31, 1998, (iii) no exercise of options to purchase 384,000 shares of Class A Common Stock granted to certain non-stockholder key executives of Lexecon, (iv) no exercise of options to purchase 197,760 shares of Class A Common Stock issuable upon exercise of options reserved for issuance to certain non-stockholder key executives of Lexecon at an exercise price of $1.50 per share assuming the price per share of the Class A Common Stock in the Offering is $11.00 (the number of shares subject to such options will range from minimum of 31,560 shares if the price per share in the Offering is $17.50 or higher to a maximum of 197,760 if the price per share in the Offering is $12.50 or less),
(v) no issuance of 3,004,239 shares of Class A Common Stock (assuming the price per share in the Offering is $11.00) issuable upon exercise of options which the Company has granted or agreed to grant to certain personnel of Lexecon under the Limited Purpose Plan, and (vi) no exercise of warrants to purchase 250,000 shares of Class A Common Stock issuable upon exercise of certain warrants issued in connection with the Lexecon Acquisition at an exercise price of $8.80 per share (assuming the price per share in the Offering is $11.00). The exercise of options and warrants to purchase Class A Common Stock will result in further dilution to new investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions," and "--Results of Operations," "Management--Employee Benefit Plans," "Description of Capital Stock--Warrants," "Certain Transactions--Guaranty and Warrants to Purchase Class A Common Stock," and "Shares Eligible for Future Sale."

          SELECTED CONSOLIDATED AND PRO FORMA COMBINED FINANCIAL DATA

    The following selected financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The Statements of Operations Data presented below for the period from February 26, 1997 (date of inception) through December 31, 1997 and the year ended December 31, 1998 and the Balance Sheet Data as of December 31, 1997 and 1998 have been derived from the Company's Consolidated Financial Statements included elsewhere in this Prospectus, which have been audited by Ernst & Young LLP, independent auditors, whose report with respect thereto is included elsewhere in this Prospectus. See the Company's Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus.

    The unaudited pro forma Statements of Operations Data for the year ended December 31, 1998 combine the historical statements of operations of Nextera and the Acquired Companies other than Alexander as if such acquisitions had been completed on January 1, 1998. This pro forma data should be read in conjunction with the respective Historical Financial Statements of Nextera and the Acquired Companies (including the Notes thereto), the Unaudited Pro Forma Combined Financial Statements (including the Notes thereto), Management's Discussion and Analysis of Financial Condition and Results of Operations, and other financial information of Nextera and the Acquired Companies appearing elsewhere herein. The pro forma statements may not be indicative of the results that would have actually been obtained had the acquisitions reflected therein occurred on the dates indicated or which may be obtained in the future.


                                                                           HISTORICAL                   PRO FORMA(1)
                                                              -------------------------------------   -----------------
                                                                 PERIOD FROM
                                                              FEBRUARY 26, 1997
                                                                  (DATE OF
                                                                 INCEPTION)            FOR THE             FOR THE
                                                                   THROUGH           YEAR ENDED          YEAR ENDED
                                                              DECEMBER 31, 1997   DECEMBER 31, 1998   DECEMBER 31, 1998
                                                                    (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net revenues................................................       $ 7,998            $ 67,590            $135,167
Cost of revenues............................................         4,718              44,985              78,850
                                                                   -------            --------            --------
Gross profit................................................         3,280              22,605              56,317
Selling, general and administrative expenses................         5,306              23,103              41,469
Amortization expense........................................           255               1,722               4,326
Restructuring costs(2)......................................            --               1,298               1,298
Compensation expense--other(3)..............................            --               6,671               7,511
                                                                   -------            --------            --------
Income (loss) from operations...............................        (2,281)            (10,189)              1,713
Interest income (expense), net..............................           (32)             (6,723)            (13,521)
                                                                   -------            --------            --------
Loss before provision for income taxes......................        (2,313)            (16,912)            (11,808)
Provision for income taxes..................................           702                 243                 236
                                                                   -------            --------            --------
Net loss....................................................       $(3,015)           $(17,155)           $(12,044)
                                                                   =======            ========            ========
Net loss per common share, basic and diluted(4).............       $ (0.74)           $  (1.14)           $  (0.61)
Weighted average common shares outstanding, basic and
  diluted...................................................         4,061              14,997              19,891


                                                                       AS OF DECEMBER 31,
                                                              -------------------------------------
                                                                    1997                1998
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................       $   554            $  1,496
  Working capital (deficit).................................          (335)            (65,761)
  Total assets..............................................        22,655             176,691
  Total short-term debt and capital lease obligations.......         1,833              82,487
  Total long-term debt and capital lease obligations........           969              55,749
  Total stockholders' equity................................        16,732              11,490

------------------------------
(1) The pro forma selected combined statement of operations data for the year ended December 31, 1998 are presented as if the acquisitions of the Acquired Companies other than Alexander had been consummated as of January 1, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions" and Unaudited Pro Forma Combined Financial Statements. Alexander was acquired by the Company in January 1999 and is not material to the Company's results of operations or financial position.

(2) Restructuring costs related to Business Performance Solutions.

(3) Results from cash payments and fully-vested stock options granted to certain non-stockholder key executives of Lexecon. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4) See Note 2 of Notes to the Company's Consolidated Financial Statements for information concerning the computation of historical net loss per share.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following section of this Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this section, the words "anticipate," "believe," "estimate," and "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Nextera's actual results, performance or achievements could differ materially from the results, performance or achievements expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     Nextera Enterprises, Inc. provides leading-edge consulting services focused on business strategy, economic analysis, operations improvement, organizational design and IT primarily to Fortune 500 and other multinational companies and government agencies. The Company provides services in four practice areas, which enables it to offer a broad range of complementary services that assist clients in achieving enhanced business performance by anticipating and addressing their complex, multi-disciplinary consulting needs. Nextera helps organizations redefine the way in which existing work is conducted or new businesses and markets are entered by analyzing underlying strategic and economic issues affecting business performance, redesigning operational processes and business practices, defining and managing major change initiatives, and using emerging information technologies (such as web-based technologies and electronic commerce) to support new strategic approaches.

     Nextera was founded in February 1997 and has focused on building its portfolio of practice areas primarily through selective acquisitions and, to a lesser extent, internal growth. The Company has pursued an acquisition strategy that has resulted in the acquisitions of the Acquired Companies. The Company's results of operations have been, and will continue to be, affected by substantial annual non-cash amortization charges for goodwill as a result of these acquisitions being accounted for under the purchase method of accounting. For the foreseeable future, Nextera will be unable to account for future acquisitions under the pooling-of-interests method of accounting because, among other reasons, the Company is a controlled subsidiary. Accordingly, the Company will be required to account for acquisitions under the purchase method of accounting, which may result in substantial additional annual non-cash amortization charges for goodwill and other intangible assets in Nextera's statements of operations. Intangible assets are being amortized by Nextera on a straight-line basis over 5 years for intangibles relating to personnel and over 40 years for all other intangibles, including goodwill. In accordance with SFAS No. 121, the Company will periodically evaluate whether recent events and circumstances have occurred that indicate the acquired goodwill may warrant revision.

     Nextera is affiliated with Knowledge Enterprises and Knowledge Universe and from time-to-time has been engaged on an arm's-length basis to provide consulting services for Knowledge Universe and its affiliates. The Company expects that it may also be engaged to provide such services in the future. See "Certain Transactions--Engagement of the Company by Knowledge Universe or its Affiliates." Knowledge Enterprises and Knowledge Universe are engaged in acquiring and operating companies in a broad range of areas relating to (i) career workforce management (including staffing, employee training and testing and assessment), (ii) business consulting through Nextera, and (iii) informational meetings and conferences (including seminars). Knowledge Universe has focused on acquiring and building education-oriented companies with activities in areas such as youth education, corporate training (both classroom-based and computer-delivered), educational content creation and distribution, and information technology and management consulting. Nextera expects to benefit from its association with Knowledge Universe and Knowledge Enterprises through increased access to prospective client contacts and other business opportunities and the potential ability of Knowledge Universe and Knowledge Enterprises to enhance the Company's market exposure, although there can be no assurance that these expected benefits will be realized.

     The Company generates net revenues by providing business and IT consulting services primarily under time and materials, fixed-price or capped-fee billing arrangements. Under time and materials billing arrangements, revenues are recognized as the services are performed. Revenues on fixed-price and capped-fee contracts are recognized using the percentage of completion method of accounting and are adjusted monthly for the cumulative impact of any revision in estimates. The Company determines the percentage of completion of its contracts by comparing costs incurred to date to total estimated costs. Contract costs include all direct labor and expenses related to the contract performance. On a pro forma basis, fixed-price or capped-fee billing arrangements accounted for approximately 8% and 12% of Nextera's net revenues for the years ended December 31, 1997 and 1998, respectively. See "Risk Factors--Fixed-Price or Capped-Fee Contracts." The Company believes that the majority of its work will continue to be performed under time and materials billing arrangements. Net revenues exclude reimbursable expenses charged to clients. The Company typically bills on a monthly basis to monitor client satisfaction and manage its outstanding accounts receivable balances. Substantially all of the Company's net revenues are derived from clients located in the United States and Canada. The Company's 10 largest clients accounted for approximately 24% and 29% of pro forma net revenues for the years ended December 31, 1997 and 1998, respectively. For the years ended December 31, 1997 and 1998, none of the Company's clients individually accounted for 10% or more of the Company's pro forma net revenues. See "Risk Factors--Concentration of Net Revenues Within a Relatively Limited Number of Clients and Industries."

     Gross profit is derived from net revenues less the cost of revenues, which includes salaries, bonuses and benefits paid to consultants. Nextera's financial performance is primarily based upon billing margin (billable daily rate less the consultant's daily cost) and personnel utilization rates (billable days divided by paid days). The Company monitors its engagements to manage billing and utilization rates. The Company derives a substantial majority of its net revenues from engagements billed on a time and materials basis. The Company is generally able to pass increases in its cost of revenues along to its clients to the extent that the Company bills engagements on a time and materials basis. The Company generally is unable to pass along increases in its cost of revenues with respect to engagements billed on a fixed-price or capped-fee basis. Generally, clients are billed for expenses incurred by Nextera on the clients' behalf. In addition, Nextera closely monitors and attempts to control expenses that are not passed through to its clients. Incentive compensation expenses paid to consultants have a large variable component relating to net revenues and profit and, therefore, vary based upon the Company's ability to achieve its operating objectives.

     Selling, general and administrative expenses consist of salaries and benefits of certain senior management and other administrative personnel and training, marketing and promotional costs. These expenses are associated with the Company's development of new business and with the Company's management, finance, recruiting, marketing and administrative activities. Incentive compensation expenses for certain senior management also have a significant variable component relating to net revenues and profit and, therefore, vary based upon the Company's ability to achieve its operating objectives.

     Through December 31, 1998, the Company and certain of its subsidiaries were treated as partnerships for federal and state income tax purposes and all items of income, expense and tax credits were passed through to their respective equity holders. Business Performance Solutions (formerly named Symmetrix, Inc. ("Symmetrix")) and Pyramid, two of the Company's wholly owned subsidiaries, were subject to income taxes for periods ended prior to January 1, 1999. The Company's provision for income taxes for periods ended through December 31, 1998 reflect the accrued tax liabilities of these two subsidiaries and certain items of income and loss from the ownership of Lexecon. As of December 31, 1998, Business Performance Solutions had pre-acquisition net operating loss carryforwards of approximately $5.8 million which arose principally as a result of disqualifying dispositions of Business Performance Solutions' previously outstanding stock options. As a result of the ownership change of Business Performance Solutions upon its acquisition by the Company, these net operating loss carryforwards are subject to limitations under the Internal Revenue Code. See Note 6 of Notes to the Company's Consolidated Financial Statements. Effective December 31, 1998, as a result of the Exchange Transaction, the Company changed its form of incorporation and became subject to income taxes. The Company's tax provisions, both historically and for periods ending after December 31, 1998, did and are expected to vary from the federal statutory rate of 34% predominately due to nondeductible goodwill amortization, utilization of post-acquisition net operating losses, state and local taxes and nondeductible meal expenses.

ACQUISITIONS

     All acquisitions completed by Nextera have been accounted for under the purchase method of accounting. Accordingly, the historical Consolidated Financial Statements of the Company included in this Prospectus include operating results of the Acquired Companies only from the effective date of each respective acquisition and are not necessarily indicative of the future financial condition or results of operations of the Company.

     Effective July 30, 1997, Nextera acquired Symmetrix, a Massachusetts-based management consulting and technology consulting company, which has been renamed Nextera Business Performance Solutions Group, Inc. Through Business Performance Solutions, the Company offers enhanced services in acquisition due diligence, customer profitability, IT strategy assessment and design, construction, and deployment of complete business systems. Business Performance Solutions was acquired for $15.5 million in cash.

     Effective January 5, 1998, Nextera acquired substantially all of the assets and assumed certain liabilities of SiGMA Consulting, LLC ("SiGMA"), a New York-based management consulting firm. Through SiGMA, the Company offered consulting services focusing on change management and helping organizations improve core business processes, including product development, manufacturing and distribution, sales, and enterprise management. SiGMA was acquired for $10.0 million in cash and 669,000 shares of Class A Common Stock. Effective December 31, 1998, the Company transferred all of the membership interests of SiGMA to Business Performance Solutions. SiGMA subsequently liquidated and dissolved and distributed all of its assets to Business Performance Solutions.

     Effective March 31, 1998, Nextera acquired substantially all of the assets and assumed certain liabilities of The Planning Technologies Group, Inc. ("PTG"), a Massachusetts-based strategy and management consulting firm. Through PTG, the Company offers strategy formulation, strategic planning process design, and business process assessment and redesign services. PTG was acquired for $6.7 million in cash and 214,000 shares of Class A Common Stock.

     Effective March 31, 1998, the Company acquired Pyramid, a California-based consulting and technology firm. Through Pyramid, the Company offers consulting services focused on providing technology-based solutions within the areas of knowledge management, electronic commerce, customer management, and human capital management. Pyramid was acquired for $9.2 million in cash and 586,667 shares of Class A Common Stock. In addition, the Company agreed to an earn-out provision providing for the payment of up to an additional $0.8 million in cash and 53,333 shares of Class A Common Stock upon the achievement of certain revenue and pre-tax profit targets related to the performance of Pyramid during the twelve months ending March 31, 1999.


     Effective August 31, 1998, Nextera acquired substantially all the assets and assumed certain liabilities of Sibson & Company, L.P. and acquired Sibson Canada, Inc., human resources consulting firms based in New Jersey and Toronto, Canada, respectively. Through Sibson, the Company provides human capital consulting services offering human resource strategies, outsourcing assessments, organizational designs, rewards/ incentives programs, performance management processes and systems, and executive coaching services. Sibson also serves sales and marketing organizations with sales strategy, selling process, sales channel and selling effectiveness consulting. Sibson was acquired for $37.4 million in cash and 2,613,087 shares of Class A Common Stock and the Exchangeable Shares, which may be exchanged at the option of the holders into 197,813 shares of Class A Common Stock.


     Effective December 31, 1998, the Company acquired Lexecon, an Illinois-based economic consulting firm. Through Lexecon, Nextera provides a full range of economic consulting services, including economic, financial and statistical analysis and expert testimony, which are predominately used in matters relating to complex litigation and regulatory proceedings. Lexecon was acquired for $31.1 million in cash, 2,816,000 shares of Class A Common Stock and the Lexecon Contingent Shares to be determined based on the price per share of the Class A Common Stock in the Offering. The number of Lexecon Contingent Shares to be issued will range from a minimum of 231,440 shares if the price per share in the Offering is $17.50 or higher to a maximum of 1,450,240 shares if the price per share in the Offering is $12.50 or less. Assuming the price per share of the Class A Common Stock in the Offering is $11.00, 1,450,240 Lexecon Contingent Shares will be issued. However, if the Offering does not occur on or prior to February 29, 2000, all 1,450,240 Lexecon Contingent Shares will be deemed issued and simultaneously redeemed by the Company at a price of $7.65 per share, which will require the Company to pay approximately $11.1 million in cash to the former stockholders of Lexecon. The value of the Lexecon Contingent Shares actually issued will increase the amount of goodwill the Company records in connection with the Lexecon Acquisition. Nextera's obligation to effect the foregoing redemption of the Lexecon Contingent Shares was guaranteed by Knowledge Universe in consideration for the issuance of warrants to purchase 250,000 shares of Class A Common Stock. See "Certain Transactions--Guaranty and Warrants to Purchase Class A Common Stock."


     Effective January 29, 1999, the Company acquired Alexander, a United Kingdom-based human resources consulting firm. Through Alexander, Nextera provides human capital consulting services including leadership development, culture change, team performance and individual coaching. Alexander was acquired for L300,000 (approximately $490,000 as of January 29, 1999) and 150,000 shares of Class A Common Stock, subject to post-closing adjustments. In addition, the Company will pay an earn-out of up to an additional L700,000 over a three-year period depending upon Alexander's satisfaction of certain performance criteria.

     Effective February 21, 1999, the Company executed a nonbinding term sheet to acquire The Economics Resource Group, Inc. ("ERG"), a Massachusetts-based consulting firm that provides economic and strategic services primarily to energy and other regulated industries. The transaction consideration is expected to be up to $12 million in cash, subject to post-closing adjustment based upon specified financial performance criteria for ERG, and the assumption of specified liabilities. The Company proposes to enter into service agreements with the principal stockholders of ERG and may enter into employment agreements with other key ERG employees. The service agreements are expected to provide, among other things, for the issuance of options to purchase Class A Common Stock to the principal stockholders of ERG based on prior cash compensation paid to such individuals. The transaction is subject to the Company's due diligence review of ERG and other customary closing conditions. No assurance can be made that the Company will consummate this acquisition or that the terms of such acquisition will not vary from those anticipated at this time.

     Effective February 23, 1999, the Company executed a nonbinding term sheet to acquire NeoEnterprises, Inc. ("NeoEnterprises"), a Connecticut-based electronic commerce, or "e-commerce," consulting and development company. If this acquisition is completed, the Company will develop and provide e-commerce services to clients. The transaction consideration is expected to be 86,000 shares of Class A Common Stock. NeoEnterprises is expected to be merged into Pyramid as a part of the acquisition. James K. Burns, the sole stockholder of NeoEnterprises, became an employee of the Company effective February 1, 1999. See "Management -- Directors, Executive Officers, and Other Senior Managers." It is anticipated that Mr. Burns will receive an earn-out of up to an additional 84,000 shares of Class A Common Stock over a five-year period depending upon Pyramid's satisfaction of certain performance criteria. No assurance can be made that the Company will consummate this acquisition or that the terms of such acquisition will not vary from those anticipated at this time.

RESULTS OF OPERATIONS

     The following table sets forth the Company's results of operations for the periods indicated. This information for quarterly periods has been prepared on the same basis as the Consolidated Financial Statements and, in the opinion of the Company's management, reflects all adjustments (consisting only of normal and recurring adjustments and adjustments related to the Company's equity recapitalization) necessary for the fair presentation of the information for the periods presented.

                          PERIOD FROM
                       FEBRUARY 26, 1997
                      (DATE OF INCEPTION)     FOR THE                        FOR THE THREE MONTHS ENDED
                            THROUGH          YEAR ENDED    --------------------------------------------------------------
                         DECEMBER 31,       DECEMBER 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                             1997               1998       1997(1)        1997            1997         1998        1998
                                                                (IN THOUSANDS)
Net revenues.........       $ 7,998           $ 67,590      $  --        $ 3,039         $4,959       $ 8,186    $13,909
Cost of revenues.....         4,718             44,985         --          1,851          2,867         5,623      9,315
                            -------           --------      -----        -------         ------       -------    -------
  Gross profit.......         3,280             22,605         --          1,188          2,092         2,563      4,594
Selling, general and
  administrative
  expenses...........         5,306             23,103        987          1,848          2,471         2,886      4,410
Amortization
  expense............           255              1,722         --            101            154           224        344
Restructuring
  costs(2)...........            --              1,298         --             --             --            --         --
Compensation
  expense--
  other(3)...........            --              6,671         --             --             --            --         --
                            -------           --------      -----        -------         ------       -------    -------
  Loss from
    operations.......        (2,281)           (10,189)      (987)          (761)          (533)         (547)      (160)
Interest income
  (expense), net.....           (32)            (6,723)         3              8            (43)       (1,567)    (1,104)
                            -------           --------      -----        -------         ------       -------    -------
  Loss before
    provision for
    income taxes.....        (2,313)           (16,912)      (984)          (753)          (576)       (2,114)    (1,264)
Provision for income
  taxes..............           702                243         --            280            422           125         75
                            -------           --------      -----        -------         ------       -------    -------
  Net loss...........       $(3,015)          $(17,155)     $(984)       $(1,033)        $ (998)      $(2,239)   $(1,339)
                            =======           ========      =====        =======         ======       =======    =======


                        FOR THE THREE MONTHS ENDED
                       ----------------------------
                       SEPTEMBER 30,   DECEMBER 31,
                           1998            1998
                              (IN THOUSANDS)
Net revenues.........     $17,486        $28,009
Cost of revenues.....      12,641         17,406
                          -------        -------
  Gross profit.......       4,845         10,603
Selling, general and
  administrative
  expenses...........       7,279          8,528
Amortization
  expense............         466            688
Restructuring
  costs(2)...........         967            331
Compensation
  expense--
  other(3)...........          --          6,671
                          -------        -------
  Loss from
    operations.......      (3,867)        (5,615)
Interest income
  (expense), net.....      (1,648)        (2,404)
                          -------        -------
  Loss before
    provision for
    income taxes.....      (5,515)        (8,019)
Provision for income
  taxes..............          --             43
                          -------        -------
  Net loss...........     $(5,515)       $(8,062)
                          =======        =======

------------------------------
(1) During the period from February 26, 1997 (date of inception) through March 31, 1997, the Company incurred expenses of $34,000 which are included in the three months ended June 30, 1997.
(2) Restructuring costs are related to Business Performance Solutions.
(3) Results from cash payments and fully-vested stock options granted to certain non-stockholder key executives of Lexecon.

     The following table sets forth, for periods indicated, the percentage relationship to net revenues of the Company's results of operations. This information for quarterly periods has been prepared on the same basis as the Consolidated Financial Statements and, in the opinion of the Company's management, reflects all adjustments (consisting only of normal and recurring adjustments and adjustments related to the Company's equity recapitalization) necessary for the fair presentation of the information for the periods presented.

                           PERIOD FROM
                        FEBRUARY 26, 1997
                       (DATE OF INCEPTION)     FOR THE                        FOR THE THREE MONTHS ENDED
                             THROUGH          YEAR ENDED    --------------------------------------------------------------
                          DECEMBER 31,       DECEMBER 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                              1997               1998         1997         1997            1997         1998        1998
Net revenues.........          100%              100%           --          100%            100%         100%       100%
Cost of revenues.....           59                67            --           61              58           69         67
                              ----               ---          ----         ----            ----         ----        ---
  Gross profit.......           41                33                         39              42           31         33
Selling, general and
  administrative
  expenses...........           66                34                         61              50           35         32
Amortization
  expense............            3                 3                          3               3            3          2
Restructuring
  costs..............           --                 2                         --              --           --         --
Compensation
  expense--other.....           --                10            --           --              --           --         --
                              ----               ---          ----         ----            ----         ----        ---
  Loss from
    operations.......            (29)             (15)                      (25)             (11)          (7)        (1)
Interest income
  (expense),
  net................            0               (10)                         0              (1)          (19)        (8)
                              ----               ---          ----         ----            ----         ----        ---
  Loss before
    provision for
    income taxes.....          (29)               (25)                      (25)             (12)         (26)        (9)
Provision for income
  taxes..............            9                --                          9               8            1          1
                              ----               ---          ----         ----            ----         ----        ---
  Net loss...........          (38%)              (25%)                      (34%)           (20%)        (27%)      (10%)
                              ====               ===          ====         ====            ====         ====        ===


                        FOR THE THREE MONTHS ENDED
                       ----------------------------
                       SEPTEMBER 30,   DECEMBER 31,
                           1998            1998
Net revenues.........       100%           100%
Cost of revenues.....        72             62
                            ---            ---
  Gross profit.......        28             38
Selling, general and
  administrative
  expenses...........        42             30
Amortization
  expense............         3              2
Restructuring
  costs..............         6              1
Compensation
  expense--other.....        --             24
                            ---            ---
  Loss from
    operations.......        (22)          (20)
Interest income
  (expense),
  net................         (9)           (9)
                            ---            ---
  Loss before
    provision for
    income taxes.....        (32)          (29)
Provision for income
  taxes..............        --             --
                            ---            ---
  Net loss...........        (32%)         (29%)
                            ===            ===

     In light of the Company's inception on February 26, 1997, the number of acquisitions completed and the absence of significant operations through June 30, 1997, management has decided to present a comparison of results for (i) the three months ended December 31, 1998 versus the three months ended September 30, 1998, (ii) the three months ended September 30, 1998 versus the three months ended June 30, 1998, (iii) the three months ended June 30, 1998 versus the three months ended March 31, 1998, and (iv) the three months ended March 31, 1998 versus the three months ended December 31, 1997, because it believes that such comparisons are the most meaningful presentation of the Company's operating results.

     All acquisitions completed by Nextera have been accounted for under the purchase method of accounting. Accordingly, the historical Consolidated Financial Statements of the Company included in the Prospectus include operating results of the Acquired Companies only from the date of each respective acquisition. As the Lexecon Acquisition was consummated on December 31, 1998 and Alexander was acquired by the Company in January 1999, the following period-to-period comparisons do not reflect the results of Lexecon or Alexander.

COMPARISON OF THREE MONTHS ENDED DECEMBER 31, 1998 AND THREE MONTHS ENDED SEPTEMBER 30, 1998

     Net Revenues. Net revenues increased 60.2% to $28.0 million for the three months ended December 31, 1998 from $17.5 million for the three months ended September 30, 1998. This increase was due primarily to the inclusion of Sibson's net revenues for the three months ended December 31, 1998 as compared to only one month of such net revenues in the three months ended September 30, 1998. The increase in revenues was also attributable to a $0.6 million reduction in revenues resulting principally from a reduction in the estimated percentage of completion of a fixed-price contract during the three months ended September 30, 1998. No such reduction was reflected in the three months ended December 31, 1998. See "Business -- Legal Proceedings" for a discussion of other issues related to this contract.

     Gross Profit. Gross profit increased 118.8% to $10.6 million for the three months ended December 31, 1998 from $4.8 million for the three months ended September 30, 1998. Gross margin increased to 37.9% for the three months ended December 31, 1998 from 27.7% for the three months ended September 30, 1998. The increase in gross profit and gross margin was due primarily to the Sibson Acquisitions. Gross profit and gross margin also increased due, to a lesser extent, to a reduction reflected during the three months ended September 30, 1998 in the estimated percentage of completion of a fixed-price contract.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 17.2% to $8.5 million for the three months ended December 31, 1998 from $7.3 million for the three months ended September 30, 1998. As a percentage of net revenues, such expenses decreased to 30.5% for the three months ended December 31, 1998 from 41.6% for the three months ended September 30, 1998. The dollar increase was due primarily to the inclusion of the Sibson Acquisitions for the entire three months ended December 31, 1998 and the inclusion in the three months ended December 31, 1998 of $0.4 million of a supplemental management fee charge by Knowledge Universe, offset in part by the inclusion during the three months ended September 30, 1998 of $1.1 million of a supplemental management fee charge by Knowledge Universe for 1998, and the inclusion of $0.3 million of compensation expense related to the purchase of Common Stock by certain of the Company's executive officers. See "Certain Transactions--Management Agreement."

     Interest Income (Expense), Net. Interest expense, net increased 45.9% to $2.4 million for the three months ended December 31, 1998 from $1.6 million for the three months ended September 30, 1998. This increase was due primarily to the borrowings to fund the Sibson Acquisitions on August 31, 1998. See "Liquidity and Capital Resources," "Use of Proceeds" and Note 9 of Notes to the Company's Consolidated Financial Statements.

     Restructuring. During the three months ended December 31, 1998 and September 30, 1998, the Company recorded restructuring costs of $0.3 million and $1.0 million, respectively, related to the approval by the Board of Directors of a plan to combine two of the Company's operating subsidiaries, Symmetrix and SiGMA, into a single operating unit, renamed Business Performance Solutions. In connection with such plan, specific individuals were identified for termination along with the severance benefits to be offered. In addition, certain leased space was to be vacated. The restructuring charge recorded during the three months ended December 31, 1998 consisted of severance and termination costs related to individuals who were not informed of their severance until after September 30, 1998. The restructuring charges recorded during the three months ended September 30, 1998 consisted principally of $0.3 million for severance payments and termination costs related to individuals whose severance arrangements were known as of September 30, 1998 and $0.6 million for leased office space to be vacated, net of estimated sub-lease income. The accounting for the Company's restructuring plan and its related exit costs is in compliance with EITF 94-3.

     Compensation Expense--Other. On December 31, 1998, the Company entered into agreements with certain non-stockholder key executives of Lexecon under which payments totaling $4.2 million in cash were made and fully-vested options (the "Vested Options") to purchase 384,000 shares of Class A Common Stock at an exercise price of $1.50 per share were granted. In addition, the Company reserved for issuance to these key executives options to purchase Class A Common Stock at an exercise price of $1.50 per share (the "Reserved Options"). The number of shares of Class A Common Stock subject to the Reserved Options will be determined based on the initial public offering price per share of the Class A Common Stock, ranging from a minimum of 31,560 shares if the initial public offering price per share is $17.50 or higher, to a maximum of

197,760 shares if the initial public offering price per share is $12.50 or less. However, if the Offering does not occur on or prior to February 29, 2000, all 197,760 Reserved Options will be deemed issued and exercised, and the Class A Common Stock acquired upon such exercise will be redeemed by the Company at a price of $7.65 per share, which will require the Company to pay approximately $1.2 million in cash to such non-stockholder key executives of Lexecon, net of the proceeds for the exercise of such options. The Company recorded $6.6 million in the three months ended December 31, 1998, which represented the cash paid plus the difference between the fair market value of the Class A Common Stock on the date of grant of $7.65 per share, and the exercise price of the Vested Options. The Company will incur additional compensation expense related to the Reserved Options at the time the number of shares of Class A Common Stock subject to the Reserved Options is determined.

COMPARISON OF THREE MONTHS ENDED SEPTEMBER 30, 1998 AND THREE MONTHS ENDED JUNE 30, 1998

     Net Revenues. Net revenues increased 25.7% to $17.5 million for the three months ended September 30, 1998 from $13.9 million for the three months ended June 30, 1998. This increase was due primarily to the net revenues generated by Sibson which was acquired effective August 31, 1998, partially offset by a $0.6 million reduction in revenues resulting principally from a reduction in the estimated percentage completion of an ongoing fixed-price contract.

     Gross Profit. Gross profit increased 5.5% to $4.8 million for the three months ended September 30, 1998 from $4.6 million for the three months ended June 30, 1998. Gross margin decreased to 27.7% for the three months ended September 30, 1998 from 33.0% for the three months ended June 30, 1998. The increase in gross profit was due primarily to the Sibson Acquisitions. The decrease in gross margin was primarily attributable to a reduction in the estimated percentage completion of a fixed-price contract.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 65.1% to $7.3 million for the three months ended September 30, 1998 from $4.4 million for the three months ended June 30, 1998. As a percentage of net revenues, such expenses increased to 41.6% for the three months ended September 30, 1998 from 31.7% for the three months ended June 30, 1998. The dollar increase was due primarily to the increase in the number of employees attributable to the Sibson Acquisitions and the inclusion in the three months ended September 30, 1998 of $1.1 million of the $1.5 million supplemental management fee charged by Knowledge Universe for 1998 and approximately $0.3 million of compensation expense related to the purchase of Common Stock by certain of the Company's executive officers during the three months ended September 30, 1998, as well as additional hirings. Excluding the foregoing $1.1 million supplemental management fee and $0.3 million compensation expense, selling, general and administrative expenses for the three months ended September 30, 1998 were $5.8 million, or 33% of net revenues. See "Certain Transactions--Management Agreement," and "--Investments in the Company."

     Interest Income (Expense), Net. Interest expense increased 49.3% to $1.6 million for the three months ended September 30, 1998 from $1.1 million for the three months ended June 30, 1998. This increase was due primarily to borrowings under the Bridge Loan to finance the Sibson Acquisitions. See "Liquidity and Capital Resources," "Use of Proceeds" and Note 9 of Notes to the Company's Consolidated Financial Statements.

     Restructuring. During the three months ended September 30, 1998, the Company recorded restructuring costs of $1.0 million related to Business Performance Solutions. These restructuring costs consisted principally of $0.3 million for severance payments and termination costs and $0.6 million for vacated leased office space, net of estimated sub-lease income.

COMPARISON OF THREE MONTHS ENDED JUNE 30, 1998 AND THREE MONTHS ENDED MARCH 31, 1998

     Net Revenues. Net revenues increased 69.9% to $13.9 million for the three months ended June 30, 1998 from $8.2 million for the three months ended March 31, 1998. This increase was due predominately to the net revenues generated by PTG and Pyramid, which were acquired effective March 31, 1998, and to a lesser extent from higher utilization rates and greater business levels at Symmetrix. No net revenues from PTG or Pyramid were recorded by Nextera in the three months ended March 31, 1998.

     Gross Profit. Gross profit increased 79.2% to $4.6 million for the three months ended June 30, 1998 from $2.6 million for the three months ended March 31, 1998. Gross margin increased to 33.0% for the three months ended June 30, 1998 from 31.3% for the three months ended March 31, 1998. The increase in gross margin was due primarily to the addition of PTG and Pyramid and, to a lesser extent, more effective utilization of consultants on billable projects and a lower utilization of outside contractors, which decreased cost of revenues.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 52.8% to $4.4 million for the three months ended June 30, 1998 from $2.9 million for the three months ended March 31, 1998. As a percentage of net revenues, such expenses decreased to 31.7% for the three months ended June 30, 1998 from 35.3% for the three months ended March 31, 1998. The dollar increase was due primarily to the increase in the number of employees attributable to the PTG and Pyramid acquisitions, as well as additional hirings. The decrease as a percentage of net revenues was due primarily to a greater increase in net revenues in relation to the increase in such expenses.

     Interest Income (Expense), Net. Interest expense decreased 29.5% to $1.1 million for the three months ended June 30, 1998 from $1.6 million for the three months ended March 31, 1998. This decrease was due primarily to the inclusion in the three months ended March 31, 1998 of $0.8 million related to 1997 interest on the Debentures, which was accrued in such period due to the recapitalization of the Company. This decrease was partially offset by increased borrowings to fund the PTG and Pyramid acquisitions. See "--Liquidity and Capital Resources," "Use of Proceeds" and Note 9 of Notes to the Company's Consolidated Financial Statements.

COMPARISON OF THREE MONTHS ENDED MARCH 31, 1998 AND THREE MONTHS ENDED DECEMBER 31, 1997

     Net Revenues. Net revenues increased 65.1% to $8.2 million for the three months ended March 31, 1998 from $5.0 million for the three months ended December 31, 1997. This increase was due to the net revenues generated from SiGMA, which was acquired under the purchase method of accounting on January 5, 1998, partially offset by reserves taken on a fixed-price contract which has now been completed. No net revenues from SiGMA were recorded by Nextera for the three months ended December 31, 1997.

     Gross Profit. Gross profit increased 22.5% to $2.6 million for the three months ended March 31, 1998 from $2.1 million for the three months ended December 31, 1997. Gross margin decreased to 31.3% for the three months ended March 31, 1998 from 42.2% for the three months ended December 31, 1997. The decrease in gross margin was primarily due to a $0.5 million reserve adjustment on a fixed-price contract taken in the three months ended March 31, 1998, partially offset by increased gross profit generated from SiGMA. The amount of the reserve adjustment was determined using the percentage of completion method of accounting.

     Selling, General and Administrative. Selling, general and administrative expenses increased 16.8% to $2.9 million for the three months ended March 31, 1998 from $2.5 million for the three months ended December 31, 1997. As a percentage of net revenues, such expenses decreased to 35.3% for the three months ended March 31, 1998 from 49.8% for the three months ended December 31, 1997. The dollar increase was due primarily to the increase in the number of employees attributable to the SiGMA acquisition as well as additional hirings. The decrease as a percentage of net revenues was due primarily to a greater increase in net revenues in relation to the increase in such expenses.

     Interest Income (Expense), Net. Net interest expense increased to $1.6 million for the three months ended March 31, 1998 from $43,000 for the three months ended December 31, 1997. This increase was due primarily to interest on the Debentures which was accrued in the three months ended March 31, 1998, $0.8 million of which related to contributions made in 1997. See "--Liquidity and Capital Resources," "Use of Proceeds" and Note 9 of Notes to the Company's Consolidated Financial Statements.

CERTAIN FIRST QUARTER 1999 COMPENSATION EXPENSE


     The Company granted to certain non-employee consultants of Lexecon options to purchase 445,245 shares of Class A Common Stock at an exercise price of $14.00 per share in March 1999. Such options were fully-vested upon grant. The Company accounted for the issuance of such options in accordance with EITF 96-18 and recorded a non-cash compensation charge of $4.4 million in the three months ended March 31, 1999. Such charge represents the estimated fair value of the options calculated using the Black-Scholes model.

LIQUIDITY AND CAPITAL RESOURCES


     To date, the Company has funded its operations and its short term and long term liquidity needs through the proceeds of equity issuances and borrowings. Nextera LLC initially issued common and preferred equity units between February 1997 and April 1998 for total proceeds of approximately $50.0 million. On April 30, 1998, in connection with the recapitalization of Nextera LLC, the preferred units and a portion of the common units were converted into the Debentures. The Debentures accrue interest at 10% per annum, mature on May 1, 2002, and interest on the principal amount of the Debentures was deemed to have begun to accrue on the date the respective equity capital contributions were originally made. The total Debentures outstanding, including accrued interest, at December 31, 1998 was $53.1 million. The Debentures were amended in connection with the Lexecon Acquisition with respect to future interest rate and payment provisions and conversion into preferred stock on substantially equivalent terms and to provide that, in the event the Bridge Loan remains unpaid after April 30, 1999, the interest rate will increase to a rate which is two percentage points over the interest rate on the Bridge Loan. Effective April 15, 1999, the Debentures were further amended to extend such date to May 31, 1999. See "Certain Transactions--Investments in the Company," "--Amendment of the Debentures," and
Note 9 of Notes to the Company's Consolidated Financial Statements.


SHORT-TERM LIQUIDITY


     On August 31, 1998, the Company entered into the Bridge Loan, which was amended on December 31, 1998 in connection with the Lexecon Acquisition and further amended effective April 15, 1999. The Bridge Loan is secured by substantially all of the Company's assets and contains certain restrictive covenants. The Bridge Loan provides for financing in the amount of $77.5 million, of which $38.0 million was used to finance the Sibson Acquisitions, $31.1 million was used to finance the Lexecon Acquisition, $4.2 million was used to finance the payment of bonuses to certain non-stockholder key executives of Lexecon and $2.2 million was used for general corporate purposes, including working capital. The Bridge Loan bears interest at 12% per annum and matures on May 31, 1999. Prior to December 31, 1998, the Bridge Loan bore interest at the rate of LIBOR plus 450 basis points. As of December 31, 1998, $75.8 million of principal and interest was outstanding under the Bridge Loan, which will be repaid with a portion of the net proceeds of the Offering. See "Use of Proceeds," "Certain Transactions--Bridge Loan Amendment" and "Underwriting." Principally as a result of the Bridge Loan, as of December 31, 1998, the Company had a working capital deficit of $65.8 million. Subsequent to December 31, 1998, the Company drew down an additional $2.0 million under the Bridge Loan to finance the acquisition of Alexander and for other general corporate purposes.


     Net cash used in operating activities was $5.5 million for the year ended December 31, 1998. The primary component of the net cash used in operations was a net loss of $17.2 million, which was partially offset by depreciation and amortization of $2.8 million, an increase in accounts payable and accrued liabilities of $4.3 million, and an increase in accrued interest related to the Debentures of $5.2 million.

     Net cash used in investing activities was $97.4 million for the year ended December 31, 1998. The primary components of the net cash used in investing activities were (i) the acquisition of SiGMA in January 1998, the acquisition of PTG in March 1998, the acquisition of Pyramid in March 1998, the Sibson Acquisitions in August 1998 and the Lexecon Acquisition in December 1998, totalling $96.1 million, exclusive of $0.9 million of cash acquired and (ii) expenditures of $2.2 million for furniture, equipment and leasehold improvements. See Note 1 of Notes to the Company's Consolidated Financial Statements.

     Nextera, principally through the Acquired Companies, had an aggregate of $11.0 million under credit facilities (collectively, the "Credit Facilities") as of December 31, 1998. Interest rates on the Credit Facilities are based on prime or commercial paper interest rates plus margins varying from prime plus 25 basis points to prime plus 100 basis points. The Credit Facilities are secured by substantially all of the assets of the applicable borrower. Collectively, $6.2 million was outstanding under the Company's Credit Facilities at December 31, 1998 and bore interest at a weighted average rate of 8.5%. Certain of the Credit Facilities contain restrictive covenants relating to maintenance of financial ratios, operating restrictions, and restrictions of the payment of dividends from certain Acquired Companies to Nextera. However, the Credit Facilities do not restrict the incurrence of indebtedness by Nextera at the parent company level.

LONG-TERM LIQUIDITY


     The Company intends to consolidate these Credit Facilities in a new credit arrangement to provide working capital and financing for potential acquisitions. Toward this end, the Company has executed a commitment letter and term sheet with BankBoston, N.A. and BancBoston Robertson Stephens Inc. for a syndicated committed revolving credit facility of up to $110 million, subject to reduction in the event that the net proceeds from the Offering are less than $132 million, for acquisitions and general corporate purposes. If this new credit facility is consummated, it would become effective after the completion of the Offering with a maturity date of up to four years from effectiveness. Under the proposed terms of the new credit facility, the Company would become subject to certain restrictive covenants relating to maintenance of financial ratios, restrictions on indebtedness and permitted acquisitions, operating restrictions, and restrictions on the payment of dividends to the Company's stockholders. Borrowings under the new credit facility would be secured by a first priority security interest in substantially all the assets of Nextera and its subsidiaries and a pledge of the capital stock of Nextera's subsidiaries. The closing of this new credit facility is subject to the Company's receipt of at least $100 million net proceeds from the Offering, subordination of the portion of the Debentures remaining outstanding after the Offering to the new credit facility, satisfactory completion of due diligence reviews, execution of definitive documentation, and other customary closing conditions. Negotiations have not yet commenced between the prospective lenders, the Company and the holders of the Debentures regarding the terms and conditions of any such subordination agreement. The Company is also evaluating alternative sources of financing, although no firm commitments exist as of the date of this Prospectus. There can be no assurance that such new credit arrangement or alternative arrangements will be obtained, and if so, when and on what terms.



     The Company believes available borrowings under the Credit Facilities will be sufficient to finance the Company's currently anticipated operating and capital requirements for at least the next twelve months, excluding potential acquisitions. The Company may require significant amounts of cash for any future acquisitions. There can be no assurance that the Company will be able to obtain financing for any such acquisition, including ERG. In addition, there can be no assurance that the Company's actual needs will not exceed anticipated levels or that the Company will generate sufficient net revenues to fund its operations in the absence of other sources. There also can be no assurance that any additional required financing will be available through additional bank borrowings, debt or equity offerings or otherwise, or that if such financing is available, that it will be available on terms favorable to the Company.


YEAR 2000 COMPLIANCE


     Many currently installed computer systems are coded to accept only two digit entries in the date code field. These date code fields need to be modified or upgraded to accept four digit entries to distinguish dates beginning on or after January 1, 2000 from dates beginning prior to January 1, 2000. Many organizations are expending significant resources to modify or upgrade their computer systems for such "Year 2000" compliance. These expenditures may result in reduced funds available to purchase the types of services offered by the Company as resources that might otherwise be directed towards the purchase of outside consulting services are utilized for Year 2000 compliance. Any such reduction in the purchase of the types of services offered by Nextera could materially adversely affect the Company's business, operating results and financial condition.


     The Year 2000 issue affects the Company's internal systems, including IT and non-IT systems. Nextera has completed an assessment of its IT systems, including the systems of the Acquired Companies, for Year 2000 compliance. The Company relies upon microprocessor-based personal computers and commercially available applications software. Nextera is in the process of upgrading the existing computer software and IT systems of the Company, including the Acquired Companies. The Company is reviewing its utility systems (heat, light, telephones, etc.) and other non-IT systems for the impact of Year 2000. Additionally, should the Company undertake future acquisitions, the Year 2000 risks that affect the Company can be expected to similarly affect such acquisition candidates. The Company intends to review the systems of all acquisition candidates for Year 2000 compliance. However, the failure to correct a material Year 2000 problem either within the Company, including any of the Acquired Companies, within a vendor or supplier or within an acquisition candidate could result in an interruption in, or a failure of, certain normal business activities or operations of the Company. Such interruptions or failures could materially adversely affect the Company's business, operating results and financial condition.

     The Company depends on smooth and timely interactions with its vendors, clients and other third parties. Any unexpected costs or disruption in the operations or activities of such vendors, clients or other third parties as a result of Year 2000 compliance issues within such entities could materially adversely affect Nextera's business, operating results or financial condition. The Company intends to take continuous steps to identify Year 2000 problems related to its vendors and to formulate a system of working with key third-parties to understand their ability to continue providing services and products through the change to Year 2000. The Company intends to work directly with its key vendors, including financial institutions and utility-providers, and partner with them if necessary, to avoid any business interruptions.

     The Company believes the most likely worst case scenario related to Year 2000 risks is a material business interruption that leads to client dissatisfaction and the termination of a project or projects by dissatisfied clients. Such an interruption in services could occur due to a breakdown in any number of the Company's computer systems and applications and non-IT systems, or the systems of third-parties. Examples are failures in the Company's application software, computer chips embedded in equipment, supply of materials from its suppliers, or lack of adequate telecommunications, power, or other utilities. Any such failure could prevent the Company from being able to deliver its services as expected, which could materially adversely affect the Company's business, operating results and financial condition.

     The cost of the Company's Year 2000 compliance assessment and upgrade is being funded from current operations. As of December 31, 1998, the cost to the Company of its Year 2000 identification, assessment, remediation and testing efforts, as well as currently anticipated costs to be incurred by the Company with respect to Year 2000 issues of third parties, was expected to be less than $200,000. Because of the uncertainty associated with Year 2000 failures, it is not possible at present to quantify the cost of corrective actions. The Company will continue to consider the likelihood of a material business interruption due to the Year 2000 issue, and, if necessary, implement appropriate contingency plans. Since the Company has adopted a plan to address these Year 2000 issues, it has not developed a comprehensive contingency plan should these issues fail to be completed successfully or in their entirety. However, if the Company identifies significant risks or is unable to meet its anticipated timeline, the Company will develop contingency plans as deemed necessary at that time. There can be no assurance that unexpected Year 2000 compliance problems of either the Company or its vendors, customers and service providers will not materially adversely affect the Company's business, operating results and financial condition.

     The Company has in the past and may in the future perform services related to the planning, implementation and testing of Year 2000 compliance work for its clients. Failure to timely or accurately perform these services could cause a client to experience failures of one or more key systems or result in miscalculations causing material disruptions of one or more of a client's operations, including an inability to process transactions or engage in business activities. Disruptions in a client's operations and the variability of definitions of "compliance" with the Year 2000 could lead to lawsuits against the Company. The outcome of such lawsuits and the impact on the Company are not estimable at this time. A claim for product or service liability brought against Nextera related to its Year 2000 consulting could result in substantial cost to the Company and divert management's attention from Nextera's operations, which could materially adversely affect the Company's business, operating results and financial condition.

RECENT ACCOUNTING PRONOUNCEMENTS


     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the value of those derivatives would be accounted for depending on the use of the derivative and whether it qualified for hedge accounting. SFAS 133 is effective beginning in 2000. The adoption of SFAS 133 is not expected to have a material impact on the financial position or results of operations of the Company.

     In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 requires companies to capitalize qualifying computer software costs that are incurred during the application development stage and amortize them over the software's estimated useful life. The Company adopted the provisions of SOP 98-1 effective January 1, 1998 and capitalized costs totaling $349,000 in accordance with its provisions.

                                    BUSINESS

THE COMPANY

     Nextera Enterprises, Inc. provides leading-edge consulting services focused on business strategy, economic analysis, operations improvement, organizational design and IT primarily to Fortune 500 and other multinational companies and government agencies. The Company provides services in four practice areas, which enables it to offer a broad range of complementary services that assist clients in achieving enhanced business performance by anticipating and addressing their complex, multi-disciplinary consulting needs. Nextera helps organizations redefine the way in which existing work is conducted or new businesses and markets are entered by analyzing underlying strategic and economic issues affecting business performance, redesigning operational processes and business practices, defining and managing major change initiatives, and using emerging information technologies (such as web-based technologies and electronic commerce) to support new strategic approaches.

     The Company's portfolio of practice areas includes Strategy and Research Services, Process Transformation Services, Human Capital Services, and Information Technology Consulting Services. The Strategy and Research Services practice provides in-depth business and economic analyses of business conditions, relevant business frameworks and business practices. Through the Strategy and Research Services practice area, Nextera assists senior management in proactively developing, refining and managing business strategies, action plans and core competencies, provides litigation support, including expert testimony, principally in antitrust and securities matters, and also furnishes focused research on a number of issues of client concern. The Process Transformation Services practice helps organizations solve complex operational issues through major business transformation programs, redesigned business processes, and best practices adaptation. The Human Capital Services practice assists clients in implementing organizational and strategic changes established by senior management through all levels of the organization. The Information Technology Consulting Services practice applies emerging technologies such as web-based technologies and electronic commerce to design and develop high impact business process support systems and knowledge management systems.

     Nextera's flexible delivery model, which is designed to bring together required expertise in business strategy and research, operations improvement, organizational design and IT consulting, enables it to provide timely and unbiased perspectives on clients' enterprise-wide management problems and to cost-effectively implement multi-disciplinary solutions. The Company's breadth of expertise enables it to deliver services initially in any of its four practice areas and offers opportunities to expand the scope of its engagements to include complementary or follow-on services in other practice areas. The Company provides its services across a broad spectrum of industries, including communications, consumer products, diversified services, energy, entertainment, financial services, government, health care, insurance, manufacturing, media, retail and technology. Representative clients include America Online, Inc., The Chubb Corporation, Duke Energy Corporation, International Business Machines Corporation, MCI WorldCom, Inc., Mead Johnson & Company, National Broadcasting Company, Inc., SmithKline Beecham, PLC and the United States Department of Justice.


     The Company was founded in February 1997 by executives with extensive experience at major consulting firms and industry-leading companies. The Company has focused on building its portfolio of practice areas through selective acquisitions and, to a lesser extent, internal growth to provide a balanced perspective on the problems and issues facing its clients in today's competitive environment. As of December 31, 1998, Nextera had 609 employees, including 433 consultants.


INDUSTRY BACKGROUND

     Change is one of the most important factors driving demand for professional consulting services. Increased competition, regulatory changes, globalization, technological advances, and evolving organizational models are leading to changes in the business environment. Traditional barriers to competition are becoming less effective in protecting competitive positions. Regulatory changes have led to increased competition both from within industries and from new entrants from other market sectors. Commercial activity is becoming increasingly global, requiring consideration of both domestic and international operations in strategic decision-making and resource utilization. With the advent of the Internet and electronic commerce, technology is increasingly being used in a variety of innovative, strategic ways to create new products and services, open new sales and marketing channels, and reduce costs and time-to-market for products and services. Moreover, business and IT strategies continue to converge as organizations recognize that technology can create new business opportunities as well as support existing business. The increasingly complex and dynamic business environment is also forcing government agencies to frequently adjust their regulatory strategies, leading to an increased need for businesses to understand the underlying economic issues affecting business strategies and performance. In response to these challenges and opportunities, organizations are altering traditional approaches to overall strategy, business processes, organizational design, and the use of IT.

     Many organizations lack the skilled personnel, technical capabilities, and time necessary to formulate strategies and implement changes needed to benefit from these new challenges and opportunities. In addition, organizations must continually keep pace with new technological and competitive developments, which further strain internal resources. Moreover, organizations expect timely and substantial economic returns from their investments in strategic initiatives and organizational change. As a result, many organizations are increasingly retaining third-party professionals for help and expertise.

     Demand for professional consulting services is expected to grow rapidly. According to an industry source, the worldwide market for professional consulting services is estimated to have been $46.3 billion in 1997, and is projected to increase to $88.5 billion in 2002. It is estimated that the worldwide market for strategy and business consulting services will grow at an annual rate of 12%, from $19.9 billion in 1997 to $34.9 billion in 2002. The worldwide market for IT consulting is estimated to grow at an annual rate of 14%, from $12.7 billion in 1997 to $24.8 billion in 2002. It is estimated that the worldwide market for custom application development and integration will grow at an annual rate of 15%, from $13.7 billion in 1997 to $28.8 billion in 2002. Moreover, the Company believes that the professional consulting services industry is highly fragmented and will experience consolidation as service providers seek to expand and enhance service to clients.

     Professional consulting services have traditionally been focused on issues of business strategy, operations improvement, organizational design, and IT consulting. Historically, consulting service providers have offered services focusing on one or two of these issues and few providers have had the breadth of expertise or comprehensive approach to providing services to address effectively multi-disciplinary business problems. For example, service providers oriented around strategy formulation and market assessment often provide some expertise in addressing operational or organizational issues, but typically do not address IT issues or opportunities.

     Given the rapidly changing nature of today's business environment, traditional approaches do not provide the broad perspective or range of expertise required for a comprehensive examination of the causes of business problems. Consequently, consulting service providers employing traditional approaches do not offer the types of integrated solutions critical to solving the multi-disciplinary problems that organizations currently face. In order to solve such problems, organizations are demanding that third-party service providers have experience in a breadth of practice areas. For example, organizations increasingly seek assistance not only to formulate strategy, but also to implement strategic processes that support ongoing strategic decision-making. As a result, organizations now demand highly-participative, fact-driven strategic management processes that focus on strategic objectives and explicitly link business processes, human capital, and IT strategies.

NEXTERA ADVANTAGE

     Through its portfolio of practice areas, Nextera offers a broad range of complementary services that assist clients in achieving enhanced business performance by anticipating and addressing their complex, multi-disciplinary consulting needs. The Company helps organizations develop dynamic business strategies, redesign operational processes, and enhance organizational effectiveness needed to achieve their visions and goals. The Company's flexible delivery model, which is designed to bring together required expertise in business strategy and research, operations improvement, organizational design, and IT consulting, enables Nextera to solve its clients' enterprise-wide management problems and deliver results which are timely and cost-effective. The key elements of Nextera's advantage include:

     Portfolio of Complementary Practice Areas. Through its portfolio of four practice areas--Strategy and Research Services, Process Transformation Services, Human Capital Services, and Information Technology Consulting Services--the Company addresses its clients' needs from varying perspectives and draws on its experience from each to provide multi-disciplinary services to its clients. Nextera utilizes this perspective to help clients identify and examine business problems and to develop and implement the strategic, operational, and organizational responses needed to solve such problems and sustain performance improvement. As a result, the Company, with its balanced perspective, offers objective and independent services which are valued by organizations.

     Experience and Expertise. Nextera's experience within industries and practice areas enables its consultants to more fully and rapidly understand their clients' businesses and the competitive industry environments in which they operate. The Company's senior consulting executives average more than 20 years of consulting or industry experience and have all held senior level positions in large organizations with management responsibility for large numbers of consultants. Of the Company's consultants, 51% have either doctorate or master's degrees.

     Long-term Client Relationships. The Company has established long-term relationships with numerous clients, many of whom are Fortune 500 companies. Through these relationships, the Company gains in-depth knowledge of its clients' businesses and industries, which facilitates the Company's identification of other complementary services and the ability to offer timely services to these clients. As a result of these long-term relationships, the Company has amassed significant expertise in a wide range of industries, including the financial services, health care, utilities, and manufacturing industries.

     Flexible Delivery Model. Nextera's flexible delivery model enables it to provide timely and unbiased perspectives on client problems and implement multi-disciplinary solutions. Initially, the Company is able to deliver services in any of its practice areas and then expand the scope of its engagements to include complementary or follow-on services in other practice areas. Nextera delivers its services through Client Service Teams with the support of Affinity Groups. For each engagement, Nextera establishes a Client Service Team managed by a senior-level client service director and comprised of consultants who are selected to provide the appropriate combination of industry experience, functional expertise, and geographic coverage. Client service teams enhance overall client satisfaction by enabling the senior-level client service director to provide a single point of contact for the client and the overall team to take a multi-disciplinary approach to engagements. Client Service Teams are supported by Affinity Groups, which are comprised of individuals from across the Company's practice areas as well as third-party practitioners. Affinity Group members draw from their respective client work, industry experience, and expertise to share knowledge and experiences and develop methodologies and tools used in the delivery of services.

     Proprietary Information System and Scaleable Infrastructure. Nextera has developed and is expanding its proprietary information system that facilitates synergies across its practice areas. NextNet, the foundation of the Company's IT infrastructure, provides the backbone and architecture for a collection of integrated applications accessed through a common, web-based user interface. Nextera's information system enables it to share business information and knowledge among its consultants and to effectively manage its corporate resources. NextNet provides an interactive environment through which defined groups, including Client Service Teams, can collaborate to solve complex client problems. In addition to its information system, Nextera's infrastructure incorporates recruiting, staff development and deployment, collaborative marketing initiatives, sharing of intellectual capital, and enterprise management systems. The Company believes that this scaleable infrastructure has the capacity to support the Company's growth plans for the foreseeable future.

     Nextera Culture. The Company emphasizes professionalism, independence, and objectivity among its consultants, and believes that these attributes are reflected in the quality of the services it provides to its clients. Nextera encourages teamwork and knowledge sharing to foster the professional growth of its consultants and enhance the delivery of services to clients. The Company seeks to sustain high retention rates for consultants achieved by the Acquired Companies by retaining certain key cultural elements of each

Acquired Company. Toward this end, Nextera's compensation and incentive programs are designed to give all consultants the ability to become equity participants in the Company. Stability among the Company's consultants leads to consistency in the composition of Client Service Teams and a reduced learning curve on new projects for existing clients.

GROWTH STRATEGY

     The Company's objective is to be a leading provider of consulting services in its four practice areas. The key elements of the Company's growth strategy include:

     Expand Service Offerings through Selective Acquisitions. Nextera intends to continue to take advantage of the highly fragmented nature of the consulting industry by acquiring select complementary consulting businesses. The Company is developing its business around its practice areas and intends to broaden and enhance its substantive expertise, service offerings, and geographic coverage through strategic acquisitions. For example, to capitalize on the growth in electronic commerce, the Company intends to evaluate potential acquisitions designed to strengthen its capabilities in this area. From time to time, the Company may also evaluate selective potential acquisitions outside these practice areas if justified by client needs and market demand.

     Pursue Cross-selling Opportunities. Nextera intends to provide additional services and expand the scope of engagements during delivery to include follow-on complementary activities. The Company believes that its integrated approach to its portfolio of practice areas and its ability to cross-sell will significantly enhance its ability to establish, sustain, and expand relationships with clients. The Company's close working relationship with its clients affords it the opportunity to become aware of, and to help define, additional project opportunities and to market additional capabilities to its clients. Client service opportunities are disseminated and coordinated on-line through Nextera's Business Development System, a proprietary NextNet application providing company-wide access and the identification and sharing of sales, marketing, and other business data.

     Attract and Retain Key Personnel. The Company intends to attract and retain consultants who will enhance and complement the Company's service capabilities by fostering a creative, innovative, collaborative work environment and through competitive compensation and incentive programs. Nextera has a national recruiting program aimed at hiring entry-level consultants as well as consultants with experience at major management consulting firms, IT and process consulting firms, technology companies, and from the industries that the Company serves. Nextera's broad client base and flexible delivery model provide its consultants diverse client experiences for professional growth. The Company offers its consultants the opportunity to become equity participants in the Company and has implemented policies and programs designed to accommodate individual needs. For example, Nextera employs a "virtual office" concept to provide travel and relocation flexibility where appropriate.

     Market the Nextera Brand Name. Nextera intends to continue to build a common identity for the services it provides under the Nextera brand name. The Company actively promotes its name and capabilities through its sales and marketing activities. The Company believes that using a common brand name for its services enhances its visibility and recognition in the market and improves its ability to compete for new and expanded business. Nextera also believes that its association with Knowledge Enterprises and Knowledge Universe will increase the Company's market exposure and provide prospective client contacts and other business opportunities.

     Expand International Presence. The Company intends to expand its international presence through the growth of existing practices and selective acquisitions of complementary consulting businesses in international markets. For example, Nextera recently acquired Alexander, thereby enhancing its ability to offer human capital consulting services to the European market. The Company believes that clients will increasingly demand a global presence from consulting service providers and Nextera intends to continue to expand internationally to participate in the market for global consulting services and to generate new opportunities. Nextera's geographic priority is to expand its service offerings in Europe within the Company's existing portfolio of practice areas.

SERVICE OFFERINGS

     The Company's portfolio of practice areas enables it to provide a breadth of services to its clients. By offering clients a combination of business strategy, operations improvement, organizational design, and IT consulting services, Nextera helps clients identify and examine business problems and develop and implement the strategic, organizational, and operational initiatives needed to solve such problems and sustain performance improvement. Each of the Company's practice areas has a well-articulated perspective that not only addresses its own particular service offerings, but also promotes the logical flow of consulting services from research to strategy to implementation and IT processes.

     For example, the Strategy and Research Services practice area provides analyses which often demonstrate the need for organizations to develop a business strategy to proactively respond to new competitive challenges and assists organizations in developing such business strategy that can be interactively managed throughout the organization. The Process Transformation Services practice area develops the creative business processes that are designed to yield the desired results. In order to successfully implement such business strategy, the Human Capital Services practice area provides innovative services to address the need for flexible organizational structures capable of capitalizing on internal resources. Finally, the Information Technology Consulting Services practice area develops IT infrastructure and applications that enable clients to conduct business in new ways, support the redesigned business processes and aid employee decision making.

     The Company's four practice areas are as follows:

     Strategy and Research Services. The Company provides in-depth business and economic analyses of business conditions, relevant business frameworks, and business practices. Nextera combines the expertise of its consultants with that of clients, independent practitioners, and academics to provide focused research on issues of client concern, including strategic management, merger analysis, employment practices, corporate finance, product development, and knowledge management. Through the Strategy and Research Services practice area, Nextera provides litigation support, including expert testimony, principally in antitrust and securities matters. The Company also assists organizations in developing, refining, and implementing successful business strategies. Nextera works with the senior management of a client to develop multiple probability scenarios based on external market conditions as well as current and potential operational capabilities. Through the use of IT, the Company conducts analyses of such information, assesses alternative strategies, and provides a basis for consensus building. For example, a major regional bank, faced with significant market discontinuity resulting from bank consolidations and the emergence of new competitors, sought Nextera's assistance to determine strategies for future growth. Through an analytically rigorous scenario planning process, the Company helped its client decide to acquire a leading competitor and invest in emerging business opportunities that could be critical to the client's future growth. As a result of this new strategy, the Company's client has strengthened its leading regional market position.

     Process Transformation Services. Nextera helps organizations solve complex operational issues through major business transformation programs, redesigned business processes, and best practices adaptation. Business transformation programs typically involve refinement of the client's operations strategy, examination of the existing processes and procedures, redesign of critical processes, and identification of the cultural and organizational issues to be addressed to successfully implement change. For example, Nextera assisted a high technology company in re-engineering its software services business. After analyzing the differences between existing delivery methods and best practices, Nextera designed a new service model, then assisted the client in working with its engineering, service, finance and marketing organizations to implement service center consolidations, establish a new customer call handling system and revise its service delivery and engineering management practices.

      Human Capital Services. Nextera helps clients invest in and gain business advantages from their human capital by identifying the impact on their workforce of various strategies. The Company also assists in developing new organizational designs by establishing programs for personnel selection, recruitment, development, and succession, identifying the drivers of business performance, and helping organizations achieve critical focus from their workforce through programs to enhance "business literacy." The Company also helps clients communicate and implement organizational changes designed to respond to new opportunities or competitive threats and establish reward programs for broad employee groups, managers and executives. For example, when a leading defense contractor transitioned its market focus from government clients to commercial clients, it experienced uneven earnings across diversified business units. Nextera assisted in establishing corporate and business unit goals focused on sustaining profitable growth and enhancing shareholder value. In addition, the Company helped design short- and long-term incentives for the client's senior managers that were based on the expected contribution of their individual areas of responsibility.

     Information Technology Consulting Services. Nextera helps clients use emerging technologies to create high impact business process support systems and knowledge management systems. The Company develops custom solutions that employ electronic commerce and web-based technologies to redefine clients' processes for customer service, new product development, and channel expansion. For example, through the development of an electronic commerce application infrastructure that supports the creation, publication and distribution of time-sensitive information, Nextera helped a publishing company transition from distributing financial analysts' research reports to its customers via facsimile to providing on-line, on-demand electronic access to research. The Company also helps clients define, manage and implement packaged solutions in finance, customer relationship, supply chain and operations management.

     The following chart illustrates the Company's portfolio of practice areas:
                             [PRACTICE AREAS CHART]
   The chart consists of five columns and six rows. In the first column, the following words appear in the rows, descending from the top: "Lexecon Inc.," "The Planning Technologies Group, L.L.C.", "Nextera Business Performance Solutions Group, Inc.", "Sibson & Company, LLC Sibson Canada Co." and "Pyramid Imaging, Inc." The words "Production Areas" appear above columns two through five. Column two is entitled "Strategy and Research Services." Beneath this title, a bullet point appears in rows one and two. Column three is entitled "Process Transformation Services." Beneath this title, a bullet point appears in the third row and a shaded diamond appears in rows four and five. Column four is entitled "Human Capital Services". Beneath this title is a shaded diamond in row three; a bullet point in row four, and a shaded diamond in row five. The fifth column is entitled "Information Technology Consulting Services". Beneath this title is a shaded diamond in row two, a bullet point in row three, a shaded diamond in row four and a bullet point in row five.
ACQUISITIONS

     Since inception, the Company has made the following acquisitions:

        Symmetrix, Inc. Symmetrix was founded in 1985 and acquired by the Company effective July 30, 1997 and subsequently renamed Nextera Business Performance Solutions Group, Inc. Through Business Performance Solutions, the Company offers enhanced services in acquisition due diligence, customer profitability, IT strategy assessment, and the design, construction, and deployment of complete business systems. Business Performance Solutions primarily offers its services to the financial services, health care, insurance, and utilities industries. Business Performance Solutions is located in Lexington, Massachusetts.

        SiGMA Consulting, LLC. SiGMA commenced operations in 1991 and was acquired by the Company effective January 5, 1998. Through SiGMA, the Company offers consulting services focusing on change management and helping organizations improve core business processes, including product development, manufacturing and distribution, sales, and enterprise management. SiGMA primarily offers its services to the manufacturing, high technology, entertainment, and transportation industries. SiGMA, which employ a

"virtual office" concept for its consultants, maintains an office in Rochester, New York and a development center in Hudson, Massachusetts. Effective December 31, 1998, the Company transferred all of the membership interests of SiGMA to Business Performance Solutions. SiGMA was subsequently liquidated and dissolved and distributed all of its assets to Business Performance Solutions.

        The Planning Technologies Group, Inc. PTG was founded in 1990 and acquired by the Company effective March 31, 1998. Through PTG, the Company offers strategy formulation, strategic planning process design, and business process assessment and redesign services. PTG primarily offers its services to the health care, insurance, financial services, consumer products, manufacturing, and high technology industries. PTG is located in Lexington, Massachusetts.

        Pyramid Imaging, Inc. Pyramid was founded in 1993 and acquired by the Company effective March 31, 1998. Through Pyramid, the Company offers consulting services focused on providing technology-based solutions within the areas of knowledge management, electronic commerce, customer management, and human capital management. Pyramid primarily offers its services to the investment banking and brokerage, investment management, commercial and retail banking, insurance, utility, and high technology industries. Pyramid is located in San Francisco, California and maintains an office in New York, New York.

        Sibson & Company, L.P. and Sibson Canada, Inc. Sibson & Company, L.P. and Sibson Canada, Inc. were founded in 1959 and 1993, respectively, and acquired by the Company effective August 31, 1998. Through Sibson, the Company provides human capital consulting services offering human resource strategies, outsourcing assessments, organizational designs, rewards and incentives programs, performance management processes and systems, and executive coaching services. The Company also serves sales and marketing organizations with sales strategy, selling process, sales channel, and selling effectiveness consulting. Sibson primarily offers its services to the health care, financial services, professional services, consumer products, and high technology industries. Sibson is located in Princeton, New Jersey, and Toronto, Canada and maintains offices in New York, New York, Raleigh, North Carolina, Los Angeles, California, Chicago, Illinois, and London, England.

        Lexecon Inc. Lexecon was founded in 1977 and acquired by the Company effective December 31, 1998. Through Lexecon, the Company provides a full range of economic consulting services, including economic, financial and statistical analysis and expert testimony, which are predominantly used in matters relating to complex litigation and regulatory proceedings. Lexecon provides expertise in the areas of antitrust, contracts, regulatory issues, corporate finance, intellectual property, international trade, securities, taxation and employment practices. Lexecon serves clients across a broad range of industries, including telecommunications, high technology and government, and is located in Chicago, Illinois.

        The Alexander Corporation Limited. Alexander was founded in 1987 and was acquired by the Company effective January 29, 1999. Through Alexander, the Company provides human capital consulting services including leadership development, culture change, team performance and individual coaching. Alexander serves clients across a broad range of industries including the pharmaceutical, financial services, professional services, retail and consumer products and leisure industries. Alexander is located in London, England.

        NeoEnterprises, Inc. The Company has executed a nonbinding term sheet to acquire NeoEnterprises, which was founded in 1998. NeoEnterprises is a Connecticut-based e-commerce consulting and development company. As a part of the acquisition, it is expected that NeoEnterprises will be merged with Pyramid. James K. Burns, the sole stockholder of NeoEnterprises, became an employee of the Company effective February 1, 1999. See "Management--Directors, Executive Officers, and Other Senior Managers." Through Pyramid, the Company may develop and provide the e-commerce services previously provided by NeoEnterprises. No assurance can be made that the Company will consummate this acquisition or that the terms of such acquisition will not vary from those anticipated at this time.

        The Economic Resources Group, Inc. The Company has executed a nonbinding term sheet to acquire ERG, a Massachusetts-based consulting firm that provides economic and strategic services primarily to energy and other regulated industries. The transaction is subject to the Company's due diligence review of

ERG and other customary closing conditions. No assurance can be made that the Company will consummate this acquisition or that the terms of such acquisition will not vary from those anticipated at this time.

CLIENTS AND REPRESENTATIVE ENGAGEMENTS

     The Company's clients consist primarily of Fortune 500 and other multinational companies. On a pro forma basis, the Company's ten largest clients accounted for approximately 24% and 29% of its net revenues for the years ended December 31, 1997 and 1998, respectively, and no client in either such period accounted for 10% or more of the Company's pro forma net revenues. See "Risk Factors--Absence of Written Contracts." Nextera has served a broad range of clients, including those in the table below, which collectively represented a significant portion of the Company's 1997 and 1998 pro forma net revenues. This table includes the names of clients which were the ultimate beneficiary of Lexecon's services, although Lexecon was generally retained by law firms representing such clients.

MEDIA/ENTERTAINMENT              FINANCIAL SERVICES                         MANUFACTURING
National Broadcasting            BancBoston Robertson Stephens Inc.         American Business Products
  Company, Inc.                  Fleet Financial Group, Inc.                BE Aerospace
Nelson Information, Inc.         ING Capital Corporation                    Rockwell International
                                 NationsBanc Montgomery Securities LLC      Corporation
TECHNOLOGY/COMMUNICATIONS        PaineWebber Group Inc.
America Online, Inc.             Wells Fargo & Company                      HEALTH CARE
BellSouth Corporation                                                       Olsten Corporation
GTE Corporation                  DIVERSIFIED SERVICES                       Pfizer Inc
International Business           Ernst & Young LLP                          SmithKline Beecham, PLC
  Machines Corporation           PricewaterhouseCoopers LLP
MCI WorldCom, Inc.               Qualex, Inc.                               GOVERNMENT
SBC Communications Inc.                                                     Internal Revenue Service
Scientific-Atlanta, Inc.         INSURANCE                                  U.S. Department of Justice
                                 The Chubb Corporation
CONSUMER PRODUCTS/RETAIL         Massachusetts Mutual Life Insurance        ENERGY
Mead Johnson & Company           Metropolitan Life Insurance Company        Duke Energy Corporation
Polo Ralph Lauren                                                           Southern California Edison

     Examples of services provided to clients in each of Nextera's practice areas include the following:

     Strategy and Research Services. A major global insurance and financial services company retained Nextera to develop a new corporate strategy for one of its global businesses and to identify organizational and operational changes needed to enable the client to pursue such new strategy. The Company's consultants worked with the client's management team in a scenario based planning process, which developed multiple probable future scenarios based on external market factors as well as current and potential operational capabilities, and then conducted simulations to test the effectiveness of various strategies against each probable scenario. Using the results of these simulations, the client's management team worked with Nextera to gain consensus on their strategic direction. As a result of this process, the client decided to pursue a strategy of focused growth and diversification, including selective acquisitions. The client then worked closely with Nextera to conduct an organizational alignment analysis, a highly structured process designed to identify opportunities for work reduction and cost savings and to focus an organization on the activities critical to providing the operational and financial leverage necessary to execute the new strategy. The client has estimated that the organizational alignment analysis identified annual cost savings in excess of $100 million, which are expected to provide a financial basis for the implementation of the client's new corporate strategy.

     Process Transformation Services. A subsidiary of a Fortune 500 company retained Nextera to redesign its finance function by addressing issues of organizational effectiveness and technology support. Working closely with the client's financial management, the Company clarified the goals and role of the finance function and analyzed the organizational factors and systems critical to achieving such redesign. Nextera initiated a comprehensive solution that modified the finance processes and standardized the client's general ledger and financial reporting requirements. These initiatives were followed by the Company's examination and conversion of the chart of accounts used by various financial subsystems to conform to the new standardized accounting and reporting requirements. Nextera also assisted the client in a broad variety of finance initiatives, including process reengineering and redesign of its enterprise-wide IT architecture. The Company believes that its services have enabled the client to realize efficiencies in the finance function's information collection, analysis and reporting activities.

     Human Capital Services. A leading consumer services company retained Nextera to assist in addressing productivity and quality issues which the client believed were hindering customer satisfaction and compressing margins. Turn-around time demanded by customers had shortened and capital costs required in this fast-evolving business made cost management critical. Resulting downward pressure on employee compensation was causing higher employee turnover and the client's management team believed that its ability to hire better qualified employees was being undermined by its compensation structure. Nextera studied quality and productivity performance at 50 of the client's sites and identified the critical points where the workforce had the most impact on the process. Nextera then helped the client develop employee incentive programs tailored to each facility's process and geared toward the leverage points that could drive productivity, quality, and cost performance in that facility. In addition, Nextera developed a comprehensive communication program to introduce and implement the new programs. The Company believes that the introduction of these programs contributed to improved quality and productivity, decreased employee turnover and absenteeism, and reduced overtime costs.

     Information Technology Consulting Services. The Equity Research division of a leading investment banking firm retained Nextera to assist it in improving its internal publication process and creating a new, efficient mechanism for distributing research to its sales desk and clients. Building on the client's existing database of its earnings estimates on hundreds of companies, Nextera worked with the client on a requirements definition, functional specification and project plan for a repository capable of storing all of the client's electronic research documents so that such documents could be accessed either through the client's intranet or home page. Nextera then helped the client design and develop a new, scaleable IT system capable of preserving the existing data model while supporting potential future expansion. Once developed, the solution was integrated, tested, and installed. The entire project, from the requirements definition to installation and integration, was executed in four months. This system currently supports over 2,000 internal and external users and is designed to support an annual flow of thousands of documents through the system and to archive more than 10,000 documents. Nextera believes this system will improve the client's service capabilities by providing faster delivery, enabling personalized distributions to customers and generating increased feedback on customer preferences.

FLEXIBLE DELIVERY MODEL

     Nextera's flexible delivery model provides clients with the full range of the Company's expertise through a structured multi-disciplinary approach that focuses on the needs and problems of each individual client. The Company's breadth of expertise enables it to deliver services initially in any of its four practice areas and expand the scope of its engagements to include complementary or follow-on services in other practice areas. Nextera delivers its services through Client Service Teams with the support of Affinity Groups. The key elements of Nextera's flexible delivery model are as follows:

     Client Service Teams. For each engagement, Nextera establishes a Client Service Team managed by a senior-level client service director and comprised of consultants who are selected to provide the appropriate combination of industry experience, functional expertise, and geographic coverage. Client service teams enhance overall client satisfaction by enabling the senior-level client service director to provide a single point of contact for the client and the overall team to take a multi-disciplinary approach to engagements. In addition, Client Service Teams increase visibility of potential opportunities and enhance the Company's ability to establish strong relationships with the client's senior executives. As a result, the Client Service Team develops an in-depth understanding of the client's needs and focuses the Company's various service capabilities to meet such needs, providing substantial value to the client. Client Service Teams emphasize the Company's diverse capabilities to clients and regularly cross-market across its practice areas.

     Affinity Groups. Client Service Teams are supported by Affinity Groups, which are comprised of individuals from across the Company's practice areas as well as independent consultants, specialists and academics. Affinity Group members draw from their respective client work, industry experience and expertise to share knowledge and best practices and develop methodologies and tools used in the delivery of services to clients and in the training of the Company's consultants. Affinity Groups utilize NextNet to facilitate the sharing of information and have formal and informal meetings and discussions. The Company has established Affinity Groups for the financial services, health care, and utilities industries and intends to establish Affinity Groups for other key industry sectors and practice areas as needed.

SALES AND MARKETING

     Nextera employs a variety of business development and marketing techniques to reach prospective clients, including industry seminars featuring presentations by Company personnel, trade press coverage, an Internet site, and authoring of articles and other publications regarding market trends, emerging business challenges and the Company's service offerings. Nextera's marketing leadership team, with members from each of the Acquired Companies, sets the Company's overall marketing priorities and provides oversight to key marketing initiatives. The principal buyers of the Company's services are chief executive officers and other senior executives with organizational policy-making responsibilities.

     Nextera also relies to a significant extent on the efforts of its employees, particularly its senior consulting executives and consultants, to market the Company's services. Nextera employs a "selling practitioner" model in which the Company's senior consulting executives are responsible for identifying and obtaining new business as well as managing client engagements and relationships. Consultants are encouraged to generate business from both existing and new clients and successful efforts are rewarded with increased compensation and promotions. Nextera's close working relationships with many of its clients enable the Company's consultants to become aware of, and to help define, additional project opportunities, thereby facilitating the Company's ability to market additional capabilities to its clients. In pursuing new business, the Company's consultants emphasize Nextera's overall capabilities and experience while also promoting the expertise of the particular employees who will work on the project. In addition, Nextera's senior consulting executives meet with prospective clients and senior managers in organizations where Nextera has worked in the past to make them aware of the Company's capabilities.

MANAGEMENT INFORMATION SYSTEM

     Nextera is investing in NextNet to improve individual and organizational performance through shared business information and knowledge. NextNet provides the backbone and architecture for a collection of integrated applications accessed through a common web-based user interface. NextNet facilitates rapid delivery responsiveness by identifying the most qualified resources available for each client engagement and encourages collaboration around resolution of client problems, increasing quality, and expertise. The Company also utilizes NextNet to help integrate newly acquired companies into the Company's portfolio of practice areas and rapidly adopt Nextera's business practices and procedures.

     The initial NextNet application areas are the Nextera Business Development System, the NextHR Employee Management System, and an integrated financial system. The Business Development System, which is updated weekly by engagement managers of each Acquired Company, provides company-wide management of all sales leads and business opportunities and enhances Nextera's ability to set priorities and manage future business. The first release of the NextHR Employee Management System will provide skills and expertise location, staffing requests, and job posting information. A company-wide, third-party financial management system is being implemented and will be integrated with other NextNet applications.

     In addition to its application focus, NextNet offers an interactive environment through which user groups can share knowledge throughout the Company. Using NextNet, members of Client Service Teams and Affinity Groups share timely information, tools, methodologies, and insights, which are delivered to each consultant's personalized home page, creating a focused, interactive environment.

     NextNet has been developed to have a flexible application architecture capable of expanding and supporting applications in response to the Company's growth and changing needs. A high-performance SQL database drives the data elements of NextNet, while a full-text search engine enables knowledge management services. Application logic is built using the latest web-development tools, and the applications are delivered through an integrated browser interface.

HUMAN RESOURCES


     Nextera's ability to attract and retain experienced consultants to work on client engagements and to generate new business is a key factor to Nextera's success. As of December 31, 1998, the Company had 609 employees, including 433 consultants.


     Consulting Personnel. Nextera's senior consulting executives average more than 20 years of consulting or industry experience. Many of these senior consulting executives are nationally recognized as experts in their respective fields, having published articles and lectured extensively. Eleven of the Company's senior consulting executives have founded and managed successful management and IT consulting firms. Of Nextera's consultants, 51% have either doctorate or master's degrees. This flexibility in staffing engagements enhances Nextera's ability to apply its resources as needed to meet the demands of its clients.

     Recruiting. Nextera seeks to hire consultants who not only have strong analytical skills but also are creative, intellectually curious, and driven to develop expertise in new practice areas and industries. The Company has a national recruiting program aimed at hiring entry-level consultants as well as consultants with experience at major management consulting, IT and process consulting firms, technology companies, and from the industries that Nextera serves. Entry-level consultants are recruited from leading academic institutions, graduate business administration programs and undergraduate IT programs. In connection with its hiring efforts, Nextera employs internal recruiters, retains several executive search firms, and relies on personal and business contacts to recruit experienced consultants.

     Compensation. In order to attract and retain consultants, Nextera offers what it believes to be attractive compensation and benefits packages. Employee compensation is a combination of base salary, bonus opportunity, and equity participation. Consultant bonuses are paid out of bonus pools established for each of the Acquired Companies through an annual operations planning process. A consultant's bonus is based on the consultant's individual contributions and the Acquired Company's performance. See "Management--Bonus Plans."

     Training and Career Development. The Company has a career enhancement program that offers its consultants career enrichment opportunities and access to individualized training. Career development programs are specific to the needs of each Acquired Company and all employees receive a combination of orientation training, skills enhancement training, mentoring, and periodic briefings. Nextera's flexible staffing methods are supported by its NextHR Employee Management System to provide the Company's consultants with diverse and challenging client experiences.

     Outside Consultants and Independent Contractors. Through Lexecon, the Company maintains affiliate relationships with distinguished academics. These individuals are engaged by Nextera to give expert testimony or to participate in client engagements. When necessary, the Company supplements its consultants on certain engagements with independent contractors. The Company believes that its practice of retaining independent contractors on a per-engagement basis provides it with greater flexibility in providing specialized skills and adjusting consultant levels in response to changes in demand for its services.

COMPETITION

     The consulting services industry includes a large number of competitors, is subject to rapid change, and is highly competitive. Nextera believes that the principal competitive factors in the consulting services industry are reputation, industry expertise, analytical ability, service, and price. The Company believes it competes favorably with respect to these factors. Nextera also believes that its ability to compete depends in part on a number of factors outside of its control, including the ability of its competitors to hire, retain and compensate consultants, offer lower-priced services, respond to client requirements, and develop advanced services or technology.

Nextera's primary competitors include participants from a variety of market segments, including general management consulting companies, boutique management consulting firms that provide specialized services or focus on certain industries, "Big Five" and other accounting firms, economic consulting firms, technical and economic advisory firms, individual academics, systems consulting and implementation firms, application software firms, service groups of computer equipment companies, outsourcing companies, and systems integration companies. Many of these competitors have significantly greater financial, technical, and marketing resources, and greater name recognition than Nextera. In addition, many of these competitors have been operating for a significantly longer period of time than the Company and have established long-term client relationships. Nextera also competes with its clients' internal resources, particularly where the resources represent a fixed cost to the client. Such competition may impose additional pricing pressures on Nextera. In addition, Nextera faces intense competition in its efforts to recruit and retain qualified consultants. There can be no assurance that the Company will be able to compete successfully with its existing competitors or any new competitors.

INTELLECTUAL PROPERTY RIGHTS

     The Company's success has resulted, in part, from its analytical templates, application frameworks, software objects and customizable applications. Nextera relies upon a combination of nondisclosure, confidentiality, license and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. In addition, Nextera generally limits the distribution of its proprietary information. There can be no assurance, however, that the steps taken by Nextera to protect its intellectual property will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights or that competitors will not be able to develop similar or functionally equivalent methodologies. Furthermore, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries, and no assurance can be given that foreign copyright and trade secret laws will adequately protect the Company's intellectual property rights. Although Nextera believes that its services do not infringe on the intellectual property rights of others and that it has all rights necessary to utilize the intellectual property employed in its business, there can be no assurance that Nextera's employees will not misappropriate the intellectual property of others. Accordingly, the Company is subject to the risk of claims alleging infringement of third-party intellectual property rights. Any such claims could require the Company to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property that is the subject of asserted infringement. The Company presently holds no patents or registered copyrights.

FACILITIES

     The Company's corporate headquarters is located in Lexington, Massachusetts in a leased facility consisting of approximately 6,900 square feet, under a four-year lease that expires in 2002. The Company also occupies leased office space in Los Angeles, California; San Francisco, California; Chicago, Illinois; Hudson, Massachusetts; Lexington, Massachusetts; Princeton, New Jersey; New York, New York; Rochester, New York; Raleigh, North Carolina; Toronto, Canada; and London, England. The Company believes that its existing facilities are adequate to meet its current requirements and that suitable space will be available as needed on terms acceptable to the Company.

LEGAL PROCEEDINGS


     From time to time the Company is involved in legal proceedings, claims and litigation arising in the ordinary course of business, the outcome of which, in the opinion of management, would not have a material adverse effect on the Company.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER SENIOR MANAGERS


     The directors, executive officers, and other senior managers of the Company and their respective ages as of April 1, 1999, and positions are as follows:



                      NAME                        AGE                      POSITION
Directors and Executive Officers
Gresham T. Brebach, Jr. ........................  58     President, Chief Executive Officer,
                                                           and Chairman of the Board of Directors
Ronald K. Bohlin................................  47     Chief Operating Officer and Director
Michael P. Muldowney............................  35     Chief Financial Officer
Debra I. Bergevine..............................  48     Vice President, Marketing
Roger Brossy....................................  39     Managing Director, Sibson and Director
Ralph Finerman..................................  63     Director
Steven B. Fink(1)(2)............................  48     Director
Stanley E. Maron(2).............................  50     Director
Michael D. Rose(1)..............................  56     Director
Richard V. Sandler(2)...........................  50     Director

Other Senior Managers
Martin G. Glavin................................  41     Managing Director, Business Performance
                                                         Solutions
James K. Burns..................................  51     Managing Director, E-Business, Pyramid
Mason S. Tenaglia...............................  42     Managing Director, PTG
Andrew M. Rosenfield............................  47     Chairman, Lexecon
Dennis W. Carlton...............................  48     President, Lexecon
Daniel R. Fischel...............................  47     Principal, Lexecon


------------------------------
(1) Member of the Compensation Committee of the Board of Directors.
(2) Member of the Audit Committee of the Board of Directors.

     Gresham T. Brebach, Jr. currently serves as President, Chief Executive Officer, and Chairman of the Board of Directors of the Company, positions he has held since its inception. Prior to founding the Company, Mr. Brebach was Executive Vice President of Renaissance Solutions, Inc. from January 1995 to February 1997 and was a self-employed consultant from September 1994 to December 1994. Mr. Brebach was Senior Vice President of Digital Equipment Corporation from March 1993 to August 1994 and a Director of McKinsey & Co., a management consulting firm, from December 1989 to March 1993. In 1988, Mr. Brebach founded ICG, Inc., an IT consulting firm, and operated such firm until it was acquired by McKinsey & Co. in December 1989. Prior to such time, Mr. Brebach was Managing Partner of Andersen Consulting, North America, a leading systems integration and consulting firm, from 1986 to 1988. Mr. Brebach also serves as a director of Aspen Technology.

     Ronald K. Bohlin currently serves as Chief Operating Officer and a Director of the Company, positions he has held since its inception. Prior to founding the Company, Mr. Bohlin was Senior Vice President of Renaissance Solutions from November 1994 to February 1997. Mr. Bohlin was Vice President, Strategic Services of Digital Equipment Corporation from October 1993 to November 1994, Vice President, Corporate Marketing of Analog Devices, Inc. from February 1992 to October 1993 and, from 1981 to 1992, held various management and consulting positions, including Principal, with McKinsey & Co.

     Michael P. Muldowney joined the Company in May 1997 as Vice President, Finance and currently serves as Chief Financial Officer, a position he has held since May 1998. Mr. Muldowney is a certified public accountant and, prior to joining the Company, Mr. Muldowney was Corporate Controller as well as a Principal of Mercer Management Consulting, Inc., ("Mercer"), from 1992 to May 1997, and held various other financial management positions with Mercer from 1989 to 1992. Mr. Muldowney was a Senior Auditor of Marsh & McLennan Companies, Inc. from 1986 to 1989.

     Debra I. Bergevine currently serves as Vice President, Marketing of the Company, a position she has held since April 1997. Prior to joining Nextera, Ms. Bergevine was Director of Marketing & Investor Relations of Renaissance Solutions, Inc. from March 1995 to April 1997. Ms. Bergevine served as Director of Marketing and in various other management capacities with Digital Equipment Corporation from 1980 to 1995.

     Roger Brossy currently serves as Managing Director, Sibson and a Director of the Company, positions he has held since August 1998. Mr. Brossy was elected as a Director of the Company pursuant to a stockholders agreement. See "Certain Transactions--Stockholders Agreement." Mr. Brossy has held various management and consulting positions with Sibson since 1985. From 1981 to 1985, Mr. Brossy was a consultant with Hay Associates, a human resources consulting firm.

     Ralph Finerman currently serves as a Director of the Company, a position he has held since August 1998. Mr. Finerman is the President of RFG Financial Group, Inc., a financial consulting firm, a position he has held since 1994. From 1983 to 1994, Mr. Finerman was in private practice as a certified public accountant and attorney.

     Steven B. Fink currently serves as a Director of the Company, a position he has held since its inception. Mr. Fink is Vice Chairman of Knowledge Universe, a position he has held since January 1995, and serves as an officer or director of other privately-held affiliates of Knowledge Universe. From December 1993 to December 1996, Mr. Fink was Vice President of MC Group, a business consulting firm. Mr. Fink was President of East West Capital, an investment firm, from 1989 to December 1993. Mr. Fink is a director of Spring Group, PLC, a business consulting firm.

     Stanley E. Maron currently serves as a Director of the Company, a position he has held since its inception. Mr. Maron also currently serves as a Director of Knowledge Universe. Mr. Maron is a senior partner in the law firm of Maron & Sandler, a Professional Corporation, which was formed in September 1994. Mr. Maron specializes in corporate and tax law. Prior to forming Maron & Sandler, Mr. Maron was a senior partner of Buchalter, Nemer, Fields & Younger, a law firm, which he joined as an associate in 1975.

     Michael D. Rose currently serves as a Director of the Company, a position he has held since October 1998. Mr. Rose also currently serves as a director of Knowledge Universe. Mr. Rose served as Chairman of the Board of Directors of Promus Hotel Corporation from April 1995 through December 1997 and has continued to serve as a Director since December 1997. Mr. Rose was Chairman of the Board of Directors of Harrah's Entertainment, Inc. from June 1995 to December 1996. From November 1989 to June 1995, Mr. Rose was Chairman of the Board of Directors of The Promus Companies, Incorporated and also served as its Chief Executive Officer from November 1989 to April 1994. Mr. Rose is also a Director of Ashland Inc., First Tennessee National Corporation, General Mills, Inc., Stein Mart, Inc., FelCor Lodging Trust, Inc., ResortQuest International, Inc. and Darden Restaurants, Inc.


     Richard V. Sandler currently serves as a Director of the Company, a position he has held since its inception. Mr. Sandler is a senior partner in the law firm of Maron & Sandler, a Professional Corporation, which was formed in September 1994. Mr. Sandler specializes in general securities and business law. Prior to forming Maron & Sandler, Mr. Sandler was a partner of Victor & Sandler, a law firm.


     Martin G. Glavin currently serves as Managing Director, Business Performance Solutions and has held various management positions with SiGMA (now part of Business Performance Solutions) since 1991. Prior to co-founding SiGMA, Mr. Glavin held various management and consulting positions with KPMG Peat Marwick from 1987 to 1991 and Price Waterhouse from 1979 to 1987.

     James K. Burns currently serves as Managing Director, E-Business, Pyramid, a position he has held since February 1999. Mr. Burns is also President and Chairman of the Board of NeoEnterprises. From 1997 to 1998, Mr. Burns served as Co-Chief Executive Officer and as a director of CIS, Inc., a strategic change and information technology solutions firm. From 1994 to 1997, Mr. Burns was associated with Swiss Bank--

Warburg, an investment bank, as Chief Operating Officer of North America, a Managing Director and a member of the United States Management Committee, among other positions. From 1992 to 1994, Mr. Burns was Vice Chairman, Chief Operating Officer and Chief Executive Officer--United States and Latin America of SHL Systemhouse, now MCI Systemhouse. From 1988 to 1992, Mr. Burns was Vice President and Head of Global Information Technology at Goldman Sachs.

     Mason S. Tenaglia currently serves as Managing Director, PTG and has held various management positions with PTG since 1990. Prior to co-founding PTG, Mr. Tenaglia was Sr. Vice President of MicroMentor, Inc., a consulting and executive development firm, from 1986 to 1989.

     Andrew M. Rosenfield currently serves as Chairman, Lexecon and has held various management positions with Lexecon since he co-founded it in 1977. Mr. Rosenfield also serves as a Senior Lecturer in Law at The University of Chicago Law School. Mr. Rosenfield is also a director of UNEXT.com, LLC, an educational services company.

     Dennis W. Carlton currently serves as President, Lexecon, a position he has held since November 1997. Mr. Carlton has held various executive positions with Lexecon since 1977. Mr. Carlton also serves as Professor of Economics at The University of Chicago's Graduate School of Business, a position he has held since 1984.

     Daniel R. Fischel currently serves as Principal, Lexecon, and has held various management positions with Lexecon since 1981. Mr. Fischel also serves as Dean of The University of Chicago Law School and has served as the Lee and Brena Freeman Professor of Law and Business at The University of Chicago Law School since 1989.

BOARD OF DIRECTORS

     The Company's Certificate of Incorporation and its Bylaws provide that the Company's Board of Directors will consist of not less than seven nor more than thirteen members, the exact number to be fixed from time to time by resolution adopted by the directors of the Company. The Board of Directors currently consists of eight directors. Directors will be elected by the holders of Class A Common Stock and Class B Common Stock voting together as a class with the holders of Class A Common Stock entitled to one vote per share and the holders of the Class B Common Stock entitled to ten votes per share. See "Risk Factors-- Control by Knowledge Universe or its Affiliates" and "Description of Capital Stock." Pursuant to the Stockholders Agreement, the stockholders of the Company agreed to vote their shares of Common Stock to elect Sibson's manager or senior managing principal to the Board of Directors and to elect a nominee of the former stockholders of Lexecon. Mr. Brossy was elected to the Board of Directors as the Sibson representative pursuant to the Stockholders Agreement. The former stockholders of Lexecon have not yet exercised their right to nominate a director.

BOARD COMMITTEES

     Audit Committee. The Board of Directors has established an audit committee (the "Audit Committee") consisting of Messrs. Fink, Maron, and Sandler. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, and reviews the adequacy of the Company's internal accounting controls.

     Compensation Committee. The Board of Directors has established a compensation committee (the "Compensation Committee"), consisting of Messrs. Fink and Rose. The Compensation Committee determines compensation for the Company's senior executive officers and administers the 1998 Equity Participation Plan.

     The Company may from time to time form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Compensation Committee of the Board of Directors are Messrs. Fink and Rose. There are no Compensation Committee interlocks.

DIRECTOR COMPENSATION

     Directors are reimbursed for all expenses incurred in connection with attendance at Board of Directors and Committee meetings, but do not otherwise receive any compensation for services as a director. In February 1999, pursuant to the 1998 Equity Participation Plan, the Company granted to each of Messrs. Finerman, Fink, Maron, Rose and Sandler in their capacity as independent directors, options to purchase 15,000 shares of Class A Common Stock at an exercise price of $11.00 per share. Following the Offering, Nextera intends to evaluate director compensation and may implement a more extensive program for directors who are not employed by the Company.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation paid or accrued for the period from February 26, 1997 through December 31, 1997 and for the year ended December 31, 1998 for the Company's Chief Executive Officer and its four other most highly compensated executive officers whose compensation exceeded $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                            LONG TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                         ANNUAL           ------------
                                                      COMPENSATION         SECURITIES
                                                  ---------------------    UNDERLYING        ALL OTHER
                                        FISCAL                               OPTIONS      COMPENSATION(1)
          NAME AND POSITION              YEAR      SALARY       BONUS     (# OF SHARES)   ---------------
Gresham T. Brebach, Jr................   1998     $716,000(2)  $112,500          --          $173,047
Chief Executive Officer                  1997      530,588(3)   133,000          --                --
Ronald K. Bohlin......................   1998      450,004(4)   101,250          --           168,445
Chief Operating Officer                  1997      337,509(5)    65,000          --                --
Michael P. Muldowney..................   1998      181,417       40,950          --            30,547
Chief Financial Officer                  1997      116,666       24,000          --                --
Debra I. Bergevine....................   1998      175,958       39,713          --            30,813
Vice President, Marketing                1997      113,333       18,000          --                --
Roger Brossy..........................   1998(6)    83,333      100,000       8,000                --
Managing Director, Sibson


------------------------------
(1) Includes (i) dollar value of the difference between the price paid for shares of Common Stock purchased in August 1998 and the fair market value of such Common Stock on the date of purchase, and (ii) the value of life insurance paid by the Company.

(2) Includes $150,000 consisting of guaranteed bonus amount earned in 1998.


(3) Includes $125,000 consisting of guaranteed bonus amount earned in 1997.


(4) Includes $100,000 consisting of guaranteed bonus amount earned in 1998.


(5) Includes $75,000 consisting of guaranteed bonus amount earned in 1997.


(6) Represents compensation and awards from August 31, 1998 to December 31,
    1998.


BONUS PLANS

     As a key component of the annual compensation program, the Company has implemented a bonus plan designed to recognize individual and Acquired Company performance. The bonus plan is funded by the performance of each Acquired Company (other than Sibson and Lexecon) and is intended to complement base compensation while providing incentive and recognition for exceptional individual and team efforts in meeting and exceeding such Acquired Company's operating targets. All employees with three months or more of service are eligible to participate. Employee target bonus percentages range from 10% to 50% of the individual's base salary, dependent on their classification. Bonus calculations are dependent upon an employee's target bonus percentage, individual performance rating, annualized service as well as the final performance of the applicable Acquired Company.

     Lexecon maintains a bonus plan for its employees which provides for the payment of discretionary bonuses based on individual performance and Lexecon's operating results. This plan is administered by Lexecon's management, subject to the Company's approval with respect to certain matters.

     Sibson & Company, LLC, a subsidiary of the Company ("Sibson LLC") has established an Annual Incentive Plan, the principal purpose of which is to attract and motivate the principals and certain employees of Sibson LLC by providing them with the opportunity to participate in Sibson LLC's success. Bonus awards under the plan are distributed semi-annually or annually to the participants from an award pool based upon the performance of the individual participant and Sibson LLC during such semi-annual or annual period and the target bonus award for the participant as established by Sibson LLC management. This plan provides for an annual award pool based on Sibson LLC's financial performance and is administered by Sibson LLC management, subject to the Company's approval with respect to the establishment of performance criteria for the individual participants and Sibson LLC.

OPTION GRANTS

     The following table summarizes individual grants of options to purchase Class A Common Stock granted in 1998 to the Named Executive Officers.

                          STOCK OPTION GRANTS IN 1998

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                                ANNUAL RATES OF
                                                   INDIVIDUAL GRANTS                                 STOCK
                              ------------------------------------------------------------     PRICE APPRECIATION
                              NUMBER OF                                                               FOR
                              SECURITIES    PERCENT OF TOTAL                                     OPTION TERM(1)
                              UNDERLYING   OPTIONS GRANTED TO   EXERCISE                    ------------------------
                               OPTIONS        EMPLOYEES IN       PRICE       EXPIRATION
            NAME               GRANTED        FISCAL 1998        ($/SH)         DATE              5%       10%
Gresham T. Brebach, Jr......       --             --                --           --               --       --
Ronald K. Bohlin............       --             --                --           --               --       --
Michael P. Muldowney........       --             --                --           --               --       --
Debra I. Bergevine..........       --             --                --           --               --       --
Roger Brossy................    8,000              *             $7.50     August 31, 2008        $0       $0

---------------
 *  Indicates less than 1.0%.

(1) The potential realizable values are based on an assumption that the stock price of the Company's Class A Common Stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end, of the option term. The Board of Directors has determined that the fair market value of the Company's Class A Common Stock on the date of grant was $2.50 per share. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Commission and do not reflect the Company's estimate of future stock price growth of the shares of the Class A Common Stock, nor do they give effect to any actual appreciation in the Class A Common Stock. Actual gains, if any, on stock option exercises are dependent on the future performance of the Class A Common Stock and overall stock market conditions.

                       FISCAL YEAR-END OPTION VALUE TABLE

     None of the Named Executive Officers exercised any Company options during 1998. The following table sets forth certain information with respect to the value of the options as of December 31, 1998 held by the Named Executive Officers.

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                           OPTIONS(#)               AT FISCAL YEAR END(1)
                                                   ---------------------------   ---------------------------
                      NAME                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
Gresham T. Brebach, Jr. .........................      --               --           --               --
Ronald K. Bohlin.................................      --               --           --               --
Michael P. Muldowney.............................      --               --           --               --
Debra I. Bergevine...............................      --               --           --               --
Roger Brossy.....................................       0            8,000           $0           $1,200

---------------

(1) Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price. This calculation is based on the fair market value at December 31, 1998 of $7.65 as determined by the Board of Directors.

EMPLOYMENT AGREEMENTS

     The Company has an employment agreement with Gresham T. Brebach, Jr. dated March 3, 1997 (the "Brebach Agreement"). The Brebach Agreement provides for a term of three years. Such term may be extended for an additional period of two years with 90 days written notice prior to the expiration of the initial term. Pursuant to the Brebach Agreement, Mr. Brebach is employed as the Company's Chief Executive Officer and receives a minimum annual base salary of $500,000, a guaranteed annual bonus of $150,000, and an additional annual bonus of up to one-third of his base salary, in an amount to be determined by the Board of Directors of the Company, as well as benefits under the Company's benefit plans. Pursuant to the Brebach Agreement, Mr. Brebach purchased Class A Common Units of NEH at an aggregate purchase price of $40,000 (which units were ultimately converted into 200,000 shares of Class A Common Stock and 86,000 shares of Class B Common Stock), subject to the Company's right to repurchase at original cost up to (i) 80% of such interests in the event Mr. Brebach is terminated or leaves the employ of the Company prior to one year after commencement of employment,
(ii) 60% of such interests in the event Mr. Brebach is terminated or leaves the employ of the Company after one year but prior to two years after commencement of employment, (iii) 40% of such interests in the event Mr. Brebach is terminated or leaves the employ of the Company after two years but prior to three years after commencement of employment, and (iv) 20% of such interests in the event Mr. Brebach is terminated or leaves the employ of the Company after three years but prior to four years after commencement of employment. The Company's right to repurchase any portion of Mr. Brebach's interests in the Company shall terminate if Mr. Brebach leaves the employ of the Company prior to March 3, 2000 for any reason other than death, disability, cause, voluntary termination, or if the Company elects not to extend the term past March 3, 2000. The Brebach Agreement also provides that in the event the Company terminates Mr. Brebach's employment, other than for cause, retirement, disability or death, the Company shall (i) pay Mr. Brebach the balance of his base salary to which he would have been entitled to receive through the end of the then applicable term and (ii) continue to provide benefits upon the same terms and conditions then in effect on the date of termination through the then applicable term or until Mr. Brebach is employed elsewhere. The Brebach Agreement provides that a change of control of the Company shall have no effect on Mr. Brebach's financial interests pursuant to the Brebach Agreement. Mr. Brebach is also subject to noncompetition, nondisclosure, post-employment cooperation, and nonsolicitation covenants.

     The Company has an employment agreement with Ronald K. Bohlin dated April 1, 1997 (the "Bohlin Agreement"). The Bohlin Agreement provides for an initial term of three years. Such initial term may be extended for an additional period of two years with 90 days written notice prior to the expiration of the initial term. Pursuant to the Bohlin Agreement, Mr. Bohlin is employed as the Company's Chief Operating Officer and receives a minimum annual base salary of $350,000, a guaranteed annual bonus of $100,000, and an additional annual bonus of up to 25% of his base salary, in an amount to be determined by the Board of Directors of the Company, as well as benefits under the Company's benefit plans. Pursuant to the Bohlin Agreement, Mr. Bohlin purchased Class A Common Units of NEH at an aggregate purchase price of $20,000 (which units were ultimately converted into 100,000 shares of Class A Common Stock and 43,000 shares of Class B Common Stock), subject to the Company's right to repurchase at original cost up to (i) 80% of such interests in the event Mr. Bohlin is terminated or leaves the employ of the Company prior to one year after commencement of employment, (ii) 60% of such interests in the event Mr. Bohlin is terminated or leaves the employ of the Company after one year but prior to two years after commencement of employment, (iii) 40% of such interests in the event Mr. Bohlin is terminated or leaves the employ of the Company after two years but prior to three years after commencement of employment, and (iv) 20% of such interests in the event Mr. Bohlin is terminated or leaves the employ of the Company after three years but prior to four years after commencement of employment. The Company's right to repurchase any portion of Mr. Bohlin's interests in the Company shall terminate if Mr. Bohlin leaves the employ of the Company prior to April 1, 2000 for any reason other than death, disability, cause, voluntary termination, or if the Company elects not to extend the term past April 1, 2000. The Bohlin Agreement also provides that in the event the Company terminates Mr. Bohlin's employment prior to April 1, 2000, other than for cause, retirement, disability or death, the Company shall (i) pay Mr. Bohlin the balance of his base salary to which he would have been entitled to receive through the end of the then applicable term and (ii) continue to provide benefits upon the same terms and conditions then in effect on the date of termination through the then applicable term or until Mr. Bohlin is employed elsewhere. The Bohlin Agreement provides that a change of control of the Company shall have no effect on Mr. Bohlin's financial interests pursuant to the Bohlin Agreement. Mr. Bohlin is also subject to noncompetition, nondisclosure, post-employment cooperation, and nonsolicitation covenants.


     The Company entered into an employment agreement with Michael P. Muldowney dated April 25, 1997 (the "Muldowney Agreement"). The Muldowney Agreement provides for a term of one year, renewable by the Company for additional periods of one year each upon at least 90 days prior notice to Mr. Muldowney. The Company has renewed the Muldowney Agreement through April 30, 2000. Pursuant to the Muldowney Agreement, Mr. Muldowney is employed as the Company's Chief Financial Officer and receives a minimum annual base salary of $191,000 and an annual bonus of up to 30% of his base salary, in an amount to be determined by the Board of Directors of the Company, as well as benefits under the Company's benefit plans. Pursuant to the Muldowney Agreement, Mr. Muldowney purchased Class A Common Units of NEH at an aggregate purchase price of $5,000 (which units were ultimately converted into 25,000 shares of Class A Common Stock and 10,750 shares of Class B Common Stock), subject to the Company's right to repurchase such shares at fair market value, provided that in the event Mr. Muldowney voluntarily terminates his employment or is dismissed for cause prior to April 25, 2000, the Company has the right to repurchase such shares at cost. Mr. Muldowney is also subject to noncompetition, nondisclosure, and nonsolicitation covenants.


     The Company entered into an at-will employment agreement with Debra I. Bergevine dated March 25, 1997 (the "Bergevine Agreement"). Pursuant to the Bergevine Agreement, Ms. Bergevine is employed as the Company's Vice President, Marketing and receives a minimum annual base salary of $170,000 and an annual bonus of up to 20% of her base salary, in an amount to be determined by the Board of Directors of the Company, as well as benefits under the Company's benefit plans. Pursuant to the Bergevine Agreement, Ms. Bergevine purchased Class A Common Units of NEH at an aggregate purchase price of $5,000 (which units were ultimately converted into 25,000 shares of Class A Common Stock and 10,750 shares of Class B Common Stock), subject to the Company's right to repurchase such shares at its then fair market value, provided that in the event Ms. Bergevine voluntarily terminates her employment or is dismissed for cause prior to March 25, 2000, the Company has the right to repurchase such shares at cost. Ms. Bergevine is also subject to noncompetition, nondisclosure, and nonsolicitation covenants.

     Sibson LLC entered into an employment agreement with Roger Brossy dated August 31, 1998 (the "Brossy Agreement"). The Brossy Agreement provides for a term of two years, as well as automatic renewal on each subsequent anniversary for subsequent one-year terms unless either Mr. Brossy or Sibson LLC gives written notice to the other not less than sixty days prior to such anniversary. Pursuant to the Brossy Agreement, Mr. Brossy receives a minimum annual base salary of $250,000, an initial annual target bonus equal to 60% of his annual base salary pursuant to Sibson LLC's Annual Incentive Plan, as well as benefits under Sibson LLC's benefit plans. Pursuant to the Brossy Agreement, Mr. Brossy purchased 1,554 Class A Common Units of Nextera LLC at a price of $0.14 per unit (which were ultimately converted into 1,554 shares of Class A Common Stock). The Brossy Agreement also provides that upon Sibson LLC's termination of Mr. Brossy's employment, other than for cause, retirement, disability or death, Sibson LLC shall (i) pay Mr. Brossy the balance of his base salary and a pro-rata share of the applicable bonus to which he would have been entitled to receive through the end of the then applicable term (ii) cause any options granted to Mr. Brossy under the Company's 1998 Equity Participation Plan to vest to the extent of 50% of the remaining unvested portion of such options, and (iii) continue to provide benefits upon the same terms and conditions then in effect on the date of termination through the then applicable term. Mr. Brossy is also subject to a Noncompete, Non-Solicitation, Proprietary Information, Confidentiality and Inventions Agreement.

EMPLOYEE BENEFIT PLANS

     1998 Equity Participation Plan. Nextera's 1998 Equity Participation Plan provides incentives for officers, key employees and consultants of the Company and its subsidiaries through granting of options, restricted stock and other awards ("Awards"). In addition to Awards made to officers, key employees or consultants, the 1998 Equity Participation Plan permits the granting of options ("Director Options") to the Company's independent non-employee directors.


     Under the 1998 Equity Participation Plan, not more than 5,000,000 shares of Class A Common Stock (or the equivalent in other equity securities) are authorized for issuance upon exercise of options, stock appreciation rights ("SARs"), and other Awards, or upon vesting of restricted or deferred stock awards. The maximum number of shares which may be subject to options or stock appreciation rights granted under the 1998 Equity Participation Plan to any individual in any calendar year cannot exceed 100,000. As of April 1, 1999, options to purchase 3,163,652 shares of Class A Common Stock were outstanding under the 1998 Equity Participation Plan.


     Prior to the closing of the Offering, the Board of Directors of the Company will administer the 1998 Equity Participation Plan. After the closing of the Offering, the Compensation Committee or another committee thereof (the "Committee") will administer the 1998 Equity Participation Plan with respect to grants to key employees or consultants of the Company and the full Board of Directors will administer the 1998 Equity Participation Plan with respect to Director Options. The Committee will consist of at least two members of the Board of Directors, each of whom is a "non-employee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended ("Rule 16b-3") and, with respect to options and SARs which are intended to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), an "outside director" for the purposes of
Section 162(m) of the Code. Subject to the terms and conditions of the 1998 Equity Participation Plan, the Board of Directors or Committee has the authority to select the persons to whom Awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 1998 Equity Participation Plan. The Board of Directors or Committee may delegate to certain officers of the Company its authority to select the persons to whom Awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof. In addition, the Board of Directors has discretion to determine the terms and conditions of Director Options and to interpret and administer the 1998 Equity Participation Plan with respect to Director Options. The Committee (and the Board of Directors) are also authorized to adopt, amend and rescind rules relating to the administration of the 1998 Equity Participation Plan.

     Options, SARs, restricted stock and other Awards under the 1998 Equity Participation Plan may be granted to individuals who are then officers or other key employees of the Company or any of its present or future subsidiaries. Such Awards also may be granted to consultants of the Company selected by the Board of Directors or Committee for participation in the 1998 Equity Participation Plan. Independent directors of the Company may be granted NQSOs (as defined herein) by the Board of Directors. The Committee may grant or issue stock options, SARs, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof to key employees and consultants. Each Award will be set forth in a separate agreement with the person receiving the Award and will indicate the type, terms and conditions of the Award.

     Nonqualified Stock Options ("NQSOs") will provide for the right to purchase Class A Common Stock at a specified price which, except with respect to NQSOs intended to qualify as performance-based compensation under Section 162(m) of the Code, may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable (in the discretion of the Board of Directors) in one or more installments after the grant date, subject to the participant's continued employment with the Company and/or subject to the satisfaction of individual or Company performance targets established by the Board of Directors and/or the Company. NQSOs may be granted for a term of up to ten (10) years, as specified by the Board of Directors.

     Incentive Stock Options ("ISOs"), will be designed to comply with the provisions of the Code and will be subject to certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of Class A Common Stock on the date of grant, may only be granted to key employees, must expire within a specified period of time following the Optionee's termination of employment, and must be exercised within the ten years after the date of grant; but may be subsequently modified to disqualify them from treatment as ISOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, the 1998 Equity Participation Plan provides that the exercise price must be at least 110% of the fair market value of a share of Class A Common Stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of its grant.

     Restricted Stock may be sold to any key employee or consultant at various prices (but not below par value) and made subject to such restrictions as may be determined by the Committee. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

     Deferred Stock may be awarded to any key employee or consultant, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the Committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

     SARs may be granted to any key employee or consultant in connection with stock options or other Awards, or separately. SARs granted by the Committee in connection with stock options or other Awards will provide for payments to the holder based upon increases in the price of the Company's Class A Common Stock over the exercise price of the related option or other Awards. Except as required by Section 162(m) of the Code with respect to an SAR intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the 1998 Equity Participation Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the Board of Directors or Committee in the SAR agreements. The Committee may elect to pay SARs in cash or in Class A Common Stock or in a combination of both.

     Dividend Equivalents may be granted to any key employee or consultant by the Board of Directors or the Committee. The amount of the Dividend Equivalents represent the value of the dividends per share paid by the Company, calculated with reference to the number of shares covered by the stock options, Deferred Stock, Performance Awards, SARs or other Awards held by the participant.

     Performance Awards may be granted to any key employee or consultant by the Committee. Generally, these Awards will be based upon specific performance targets and may be paid in cash or in Class A Common

Stock or in a combination of both. Performance Awards may also include bonuses which may be granted by the Committee which may be payable in cash or in Class A Common Stock or in a combination of both.

     Stock Payments may be received by any key employee or consultant selected by the Committee in the manner determined from time to time by the Committee. The number of shares of Class A Common Stock or an option or other right to purchase Class A Common Stock shall be determined by the Committee, and may be based upon performance criteria as determined by the Committee.

     The 1998 Equity Participation Plan prohibits any participant in the plan from, without the prior written consent of the representatives of the Underwriters and subject to certain exceptions, selling or otherwise disposing of any shares of Class A Common Stock or options to acquire shares of Class A Common Stock during the 180-day period following the date of this Prospectus.


     The Nextera/Lexecon Limited Purpose Stock Option Plan. Nextera adopted the Limited Purpose Plan to provide incentives for key personnel of Lexecon by granting such key personnel options to purchase shares of Nextera's Class A Common Stock. Assuming the price per share of the Class A Common Stock in the Offering is $11.00, the Company will grant options to purchase 3,004,239 shares of Class A Common Stock under the Limited Purpose Plan, including the grant in March 1999 to certain non-employee consultants of Lexecon of fully-vested options to purchase an aggregate of 445,245 shares of Class A Common Stock with an exercise price of $14.00 per share. The number of remaining shares subject to options to be granted to employees under the Limited Purpose Plan will vary based upon the price per share in the Offering.


     Prior to the closing of the Offering, the Board of Directors will administer the Limited Purpose Plan. After the closing of the Offering, the Committee will administer the Limited Purpose Plan. The Committee will consist of at least two members of the Board, each of whom is a "non-employee director" for purposes of Rule 16b-3 and an "outside director" for the purposes of Section 162(m) of the Code. Subject to the terms and conditions of the Limited Purpose Plan, the Board of Directors or Committee has the authority to select the persons to whom options will be granted, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Limited Purpose Plan. The Committee (and the Board of Directors) may delegate to certain officers of the Company its authority to select the persons to whom options will be granted, to determine the number of shares to be subject thereto and the terms and conditions thereof. The Committee (and the Board of Directors) is also authorized to adopt, amend and rescind rules relating to the administration of the Limited Purpose Plan.

     Under the terms of the Limited Purpose Plan, options may be granted only to individuals who are then key employees of Lexecon or who are consultants of Lexecon selected by the Board of Directors or Committee for participation in the Limited Purpose Plan. Options granted under the Limited Purpose Plan shall not be "incentive stock options" within the meaning of Section 422 of the Code, but rather all such options shall be "nonqualified stock options." Each such option will be evidenced by a separate written agreement with the person receiving the option and will indicate the type, terms and conditions of the option.

     Options granted under the Limited Purpose Plan will provide for the right to purchase Class A Common Stock at the price per share of the Class A Common Stock in the Offering and will become exercisable (at the discretion of the Board of Directors or the Committee) in one or more installments after the grant date, subject to the participant's continued employment with Lexecon. Options may be granted for a term of up to ten (10) years, as specified by the Committee (or the Board of Directors).

     The Limited Purpose Plan prohibits any participant in the Limited Purpose Plan from, without the prior written consent of the representatives of the Underwriters and subject to certain exceptions, selling or otherwise disposing of any shares of Class A Common Stock or options to acquire shares of Class A Common Stock during the 180-day period following the date of this Prospectus.

     Retirement Plans. Nextera and certain subsidiaries sponsor retirement savings plans (the "Retirement Plans") under Section 401(k) of the Code for the benefit of employees meeting certain minimum service requirements. Eligible employees may elect to contribute to the plan subject to limitations established by the Code. The trustees of the Retirement Plans select investment opportunities from which participants may choose to contribute. The Company matches up to 25% of the first 4% of eligible participant contributions for employees of PTG, Pyramid, and the Company's Executive Officers and administrative personnel. The Company has agreed to match 25% of total contributions (subject to the limitations of the Code) for individuals who were active employees of Business Performance Solutions as of December 31, 1998. Other contributions are made at the discretion of the Company. On a pro forma basis, the Company made contributions to the Retirement Plans of approximately $160,000 for the year ended December 31, 1998.



     The Company maintains defined contribution profit-sharing plans for the eligible employees of Sibson LLC and Lexecon and the eligible former employees of SiGMA (the "Profit-Sharing Plans") which provide for certain retirement benefits. Contributions by the Company to the Profit-Sharing Plans are at the discretion of management at the subsidiary level subject to overall budgetary control by Nextera. Participants in the profit sharing plan of Sibson LLC are eligible to make elective deferral contributions, without matching by Sibson LLC. Sibson LLC may also make qualified non-elective contributions. For the year ended December 31, 1998 on a pro forma basis, the Company contributed approximately $3.5 million to the Profit-Sharing Plans. The Company intends to make additional contributions to the Profit-Sharing Plans in the future as determined by its management.


     Other. The Company maintains customary health and benefit plans for its employees. In addition, Sibson LLC currently provides post-retirement medical benefits for Sibson LLC employees who retire after age 50 with at least 15 years of service. Any such Sibson retiree may elect to receive medical coverage under Sibson LLC's medical program until the earlier of age 65 or the retiree's death. Sibson LLC pays 75% of the annual cost of the comprehensive medical coverage and the retiree pays the remaining 25%. In connection with the Sibson Acquisitions, the Company committed to maintain this post-retirement medical coverage (and all other Sibson employee benefit programs) through December 31, 1999, subject to certain limited exceptions, and the termination of applicable employment agreements.

                              CERTAIN TRANSACTIONS

     Loans to Certain Officers. NEH made loans to Gresham T. Brebach, Jr., the Company's Chief Executive Officer, Michael P. Muldowney, the Company's Chief Financial Officer and Debra I. Bergevine, the Company's Vice President, Marketing, the proceeds of which were used to purchase from NEH Preferred Units of NEH. These loans were evidenced by promissory notes, dated January 2, 1998, executed by the respective individuals in favor of NEH, and secured by a security interest in the respective membership units purchased by these individuals. All of the foregoing promissory notes bear interest at 10% per annum and mature on January 2, 2003, subject to mandatory prepayment upon the happening of certain events. The principal amounts of the promissory notes executed by Messrs. Brebach and Muldowney and Ms. Bergevine are $576,000, $72,000 and $62,000, respectively. All of the foregoing promissory notes and security documents were contributed to, and are now held by, the Company. The foregoing Preferred Units purchased by Messrs. Brebach and Muldowney and Ms. Bergevine were ultimately converted to a 1.2%, 0.1% and 0.1% interest, respectively, in the Debentures.


     Bridge Loan Amendment. The Company, Knowledge Universe and the other party to the Bridge Loan entered into a Consent and Amendment (the "Bridge Loan Amendment") to the Bridge Loan on December 31, 1998. Pursuant to the Bridge Loan Amendment, Knowledge Universe loaned the Company $37.5 million and became a participant under the Bridge Loan. In connection with the Bridge Loan Amendment, the Company, Lexecon, Sibson LLC, Pyramid, Business Performance Solutions and PTG granted Knowledge Universe a security interest ("Security Interest") in substantially all of their respective assets and properties, including the stock or membership interests of all of the Acquired Companies. The Security Interest is pari passu with the security interest granted to the other party to the Bridge Loan. The Acquired Companies also guaranteed the obligations of the Company under the Bridge Loan. The Bridge Loan Amendment provides for an interest rate of 12% per annum and extended the maturity of the Bridge Loan to April 30, 1999. The Company used $31.1 million of the proceeds of the loan from Knowledge Universe to finance the Lexecon Acquisition, $4.2 million to finance the payment of bonuses to certain non-stockholder key executives of Lexecon, $2.0 million to finance the acquisition of Alexander and $2.2 million for general corporate purposes, including working capital. The Bridge Loan was further amended effective April 15, 1999 to extend the maturity date to May 31, 1999.



     Management Agreement. Effective March 1, 1997, Nextera entered into an oral agreement with KU, LLC whereby KU, LLC provided certain management and advisory services to the Company, for which the Company agreed to pay a management fee of $10,000 per month to KU, LLC. Such agreement was subsequently transferred to Knowledge Universe in August 1998. The $10,000 monthly fee was increased to $50,000 per month effective January 1, 1999. In December 1998, the Company entered into an agreement to pay an additional management fee of $1.5 million to Knowledge Universe for additional services rendered by Knowledge Universe and KU, LLC to the Company in 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations." Accrued management fees of approximately $410,000 will be paid from the proceeds of the Offering. See "Use of Proceeds." Said monthly management fee agreement was terminated effective as of the date of this Prospectus.


     Engagement of the Company by Knowledge Universe or its Affiliates. The Company was engaged by KU, LLC to perform certain reviews and render advice in connection with potential acquisitions of third-parties by KU, LLC. The total amount billed to KU, LLC by the Company in connection with this engagement amounted to approximately $207,480 in 1998. In addition, the Company was engaged by KU, LLC at various times to provide advice relating to general business strategy and human resources. The amount billed to KU, LLC by the Company in connection with these engagements amounted to approximately $692,520 in 1998.


     The Company was engaged at various times by Productivity Point International, Inc. ("PPI"), an affiliate of Knowledge Universe, to provide strategy, business operations and IT advice. The total amount billed to PPI by the Company in connection with these engagements amounted to approximately $225,000 in 1997 and $642,000 in 1998. In addition, the Company was engaged at various times by TEC Worldwide, Inc. ("TEC"), an affiliate of Knowledge Universe, to provide strategy, business operations and IT advice. The total amount billed to TEC by the Company in connection with these engagements amounted to approximately $90,000 in 1998.

     Knowledge Universe, PPI, TEC and other affiliates of Knowledge Universe may engage the Company to provide various consulting services in the future. Such future transactions will be entered into on an arm's-length basis in accordance with Delaware law.


     Investments in the Company. From March 7, 1997 through April 30, 1998, KU, LLC purchased Class A Common Units of NEH for aggregate consideration of $1.8 million (net of a subsequent redemption), which were ultimately converted into 8,805,000 shares of Class A Common Stock and 3,842,050 shares of Class B Common Stock. Also during this period, EDU purchased Class A Common Units of NEH for aggregate consideration of $1,000, which were ultimately converted into 5,000 shares of Class A Common Stock and 2,150 shares of Class B Common Stock. Pursuant to the KE Transaction, ownership of the Class A Common Stock and Class B Common Stock arising out of the foregoing transactions was transferred to Knowledge Enterprises. See "The Company--Transfer to Nextera Holdings." During the same period, KU, LLC purchased Class B Preferred Units of NEH for aggregate consideration of $47.1 million, which were ultimately converted into a 98.3% interest in the Debentures.



     In November 1997, Messrs. Brebach, Bohlin, and Muldowney and Ms. Bergevine purchased Class A Common Units of NEH, which purchases were in addition to the Common Stock purchased pursuant to their respective employment agreements. Mr. Brebach purchased Class A Common Units of NEH for aggregate consideration of $40,000, which units were ultimately converted into 200,000 shares of Class A Common Stock and 86,000 shares of Class B Common Stock. Mr. Bohlin purchased Class A Common Units of NEH for aggregate consideration of $10,000, which units were ultimately converted into 50,000 shares of Class A Common Stock and 21,500 shares of Class B Common Stock. Mr. Muldowney purchased Class A Common Units of NEH for aggregate consideration of $5,000, which units were ultimately converted into 25,000 shares of Class A Common Stock and 10,750 shares of Class B Common Stock. Ms. Bergevine purchased Class A Common Units of NEH for aggregate consideration of $5,000, which units were ultimately converted into 25,000 shares of Class A Common Stock and 10,750 shares of Class B Common Stock. For a discussion of the Class A Common Units of NEH purchased by Messrs. Brebach, Bohlin and Muldowney and Ms. Bergevine pursuant to their employment agreements, see "Management--Employment Agreements."


     From March 20, 1997 to July 23, 1997, EDU contributed $25,000 to Nextera LLC in exchange for 10,000 Class A Common Units of Nextera LLC, which were subsequently redeemed for $25,000.

     In April 1997, Nextera LLC issued a warrant to NEH (the "Warrant") to purchase 5,000,000 Class A Common Units at an exercise price of $2.50 per unit. Effective April 30, 1998, the Warrant was amended to provide for the issuance of 5,000,000 Class B Common Units. The Warrant was exchanged for 4,300,000 Class B Common Units which were ultimately converted into 4,300,000 shares of Class B Common Stock.

     Effective as of April 30, 1998, approximately $48.0 million of Nextera LLC's contributed capital was redesignated as debt in the form of the Debentures. As a result of the liquidation and dissolution of NEH, interests in the Debentures were distributed to KU, LLC, Messrs. Brebach, Bohlin and Muldowney, Ms. Bergevine, one other employee and one former employee of Nextera LLC. See "The Company--Recapitalization."

     On August 31, 1998, Messrs. Brebach, Bohlin, and Muldowney and Ms. Bergevine purchased additional Class A Common Units and Class B Common Units of Nextera LLC. Mr. Brebach purchased units for aggregate consideration of $9,900, which units were ultimately converted into 49,500 shares of Class A Common Stock and 21,285 shares of Class B Common Stock. Mr. Bohlin purchased units for aggregate consideration of $9,900, which units were ultimately converted into 49,500 shares of Class A Common Stock and 21,285 shares of Class B Common Stock. Mr. Muldowney purchased units for aggregate consideration of $1,800, which units were ultimately converted into 9,000 shares of Class A Common Stock and 3,870 shares of Class B Common Stock. Ms. Bergevine purchased units for aggregate consideration of $1,800, which units were ultimately converted into 9,000 shares of Class A Common Stock and 3,870 shares of Class B Common

Stock. Also on August 31, 1998, Mr. Brossy purchased Class A Common Units of Nextera LLC for aggregate consideration of $218, which units were ultimately converted into 1,554 shares of Class A Common Stock.

     On December 31, 1998 and in connection with the Lexecon Acquisition, all of the members of Nextera LLC other than the Sibson Entities contributed all of their membership interests in Nextera LLC to Nextera in exchange for Common Stock. See "The Company--Exchange Transaction."

     On December 31, 1998 and in connection with the Exchange Transaction, Mr. Brossy received 194,203 shares of Class A Common Stock in exchange for his equity interest in the Sibson Entities.


     Amendment of the Debentures. Effective December 31, 1998, the Company, Knowledge Universe, Messrs. Brebach, Bohlin and Muldowney, Ms. Bergevine and one other employee of the Company amended the Debentures in connection with the Lexecon Acquisition, and further amended the Debentures effective April 15, 1999 (the "Debenture Amendments"). The Debenture Amendments provide that in the event the Bridge Loan remains unpaid following May 31, 1999, the interest rate will increase to two percentage points over the interest rate on the Bridge Loan. In addition, as required by the terms of the Bridge Loan, if an event of default occurs under the Bridge Loan, the Debentures must either be (i) moved up in the Company's capital structure to a holding company level or (ii) at Knowledge Universe's election, exchanged for preferred stock of Nextera on terms substantially equivalent to the existing terms of the Debentures with the addition of a liquidation preference until all amounts owed under the Bridge Loan are paid in full. Three months after the full repayment of all amounts due under the Bridge Loan, the holders of the Debentures (or preferred stock, if converted) will have the ability to modify the terms of the Debentures (or preferred stock, if converted) to provide for current cash interest (or dividend) payments.



     Guaranty and Warrants to Purchase Class A Common Stock. Effective December 31, 1998, Knowledge Universe agreed to guaranty (the "Guaranty") the Company's obligations to the former stockholders of Lexecon to repurchase 1,450,240 shares of Class A Common Stock which will be issued if Nextera does not complete an initial public offering by February 29, 2000 to such persons in connection with the Lexecon Acquisition at a price of $7.65 per share. This repurchase obligation will arise if Nextera has not completed an initial public offering of the Class A Common Stock prior to February 29, 2000. As compensation to Knowledge Universe to provide the Guaranty, the Company issued Knowledge Universe warrants (the "Guaranty Warrants") to purchase 250,000 shares of Class A Common Stock at an exercise price equal to 80% of the initial public offering price of the Class A Common Stock (assuming the price per share in the Offering is $11.00 the exercise price would be $8.80), provided, however, if such initial public offering does not occur by August 31, 2000, the exercise price will be $7.65 per share, as adjusted for stock splits, stock dividends and similar transactions. The Guaranty Warrants expire on December 31, 2003. See "Description of Capital Stock--Warrants."


     Stockholders Agreement. In connection with the Sibson Acquisitions and the Lexecon Acquisition the Company, Nextera LLC and the stockholders of the Company prior to the Offering entered into the Stockholders Agreement, including an amendment thereto, to set forth various agreements among the stockholders and the Company. The Stockholders Agreement provides that the stockholders are required to vote their shares of Common Stock to elect Sibson's manager/senior managing principal to the Company's Board of Directors. This requirement continues until such time that (i) the Company's consolidated net revenues generated by Sibson LLC fall below 15% of the Company's total consolidated net revenues for any fiscal year and (ii) the earnings before interest, taxes, depreciation and amortization ("EBITDA") generated by Sibson LLC falls below 15% of the Company's total consolidated EBITDA less corporate headquarters expense for such fiscal year. Pursuant to this provision, Roger Brossy was appointed to the Board of Directors. The Stockholders Agreement also provides that the stockholders are required to vote their shares of Common Stock to elect one designee of the former stockholders of Lexecon until December 31, 2000. The former stockholders of Lexecon have not yet exercised their right pursuant to this provision.

     The Stockholders Agreement also provides that the Company will not enter into related transactions in excess of $2 million with any affiliate of the Company without the prior approval of a majority of the Company's Board of Directors who are not and, within the past five years, have not been directly or indirectly affiliated with such affiliate and do not receive any compensation from, or own any equity interest in, such affiliate. The Stockholders Agreement also provides that Nextera Holdings, Messrs. Brebach, Bohlin and Muldowney, Ms. Bergevine, and certain other individuals will not sell or otherwise dispose of their shares for a six-month period following the Offering, and that subsequent to such six-month period, those stockholders will not sell or otherwise dispose of more than one-third of such shares in the subsequent 12-month period and more than two-thirds of such shares in the subsequent 24-month period. 12,654,200, 642,785, 285,285, 84,370, and 84,370 shares of Common Stock held by Nextera Holdings, Messrs. Brebach, Bohlin, and Muldowney and Ms. Bergevine, respectively, are subject to this provision. In addition, the Stockholders Agreement provides certain registration rights. See "Shares Eligible for Future Sale--Registration Rights."

     The Stockholders Agreement may be amended only by the affirmative vote of
(i) Nextera, (ii) stockholders of Nextera holding a majority of the shares of Common Stock subject to the Stockholders Agreement and (iii) stockholders of Nextera holding a majority of the shares of Common Stock held by the former stockholders of the Sibson Entities and which are subject to the Stockholders Agreement. Subject to certain exceptions, pursuant to the Stockholders Agreement as amended and the terms of a certain letter agreement between Nextera and the former stockholders of the Sibson Entities dated December 15, 1998, upon the vote of a majority of Nextera's Board of Directors, the Stockholders Agreement may be amended by Nextera to add additional parties with the consent of a majority of the shares of Common Stock held by the former stockholders of the Sibson Entities and which are subject to the Stockholders Agreement.

     Retention of Maron & Sandler. The law firm of Maron & Sandler has served as the Company's general counsel since the Company's inception. Stanley E. Maron and Richard V. Sandler, Directors of the Company, are partners of Maron & Sandler. In 1998, Maron & Sandler billed Nextera $473,471 for legal services rendered to the Company. In addition, Messrs. Maron and Sandler and other attorneys of Maron & Sandler hold interests in an entity which holds non-voting units of a limited liability company which holds membership interests in KU, LLC. These non-voting units amount to a less than 0.18% interest in KU, LLC.

     Retention of RFG Financial Group, Inc. Since June 1997, the Company has retained RFG Financial Group, Inc. to provide accounting and financial services. Ralph Finerman, a Director of the Company, is President of RFG Financial Group, Inc.

     Transactions with Founders. The Company was founded in February 1997 by entities which were under the direct or indirect control of Lawrence J. Ellison, Michael R. Milken and Lowell J. Milken. Subsequent to the formation of the Company, ownership of the Common Stock held by such founding entities was transferred to Nextera Holdings. Nextera Holdings is a wholly-owned subsidiary of Knowledge Enterprises. Knowledge Enterprises is controlled by Knowledge Universe which, in turn, is controlled by KU, LLC. Lawrence J. Ellison, Michael
R. Milken and Lowell J. Milken may each be deemed to have the power to control KU, LLC. As a result, Lawrence J. Ellison, Michael R. Milken and Lowell J. Milken may each be deemed to have the power to direct the voting and disposition of, and to share beneficial ownership of, any shares of Common Stock owned by Nextera Holdings. Nextera Holdings holds 8,810,000 shares of Class A Common Stock and 3,844,200 shares of Class B Common Stock, which were acquired for aggregate consideration of approximately $1.8 million. See "--Investments in the Company."


     The Company pays Knowledge Universe management fees for certain advisory, management and other services. Said management fee agreement was terminated effective as of the date of this Prospectus. See "--Management Agreement." The Company has also been engaged by Knowledge Universe or its affiliates from time to time to provide consulting services and render advice. The Company expects that such engagements will continue after the date of this Prospectus on an arm's length basis. See "--Engagement of the Company by Knowledge Universe or its Affiliates." Knowledge Universe will receive approximately $410,000 of the net proceeds of the Offering to pay accrued management fees. See "Use of Proceeds."



     Knowledge Universe holds a 98.3% interest in the Debentures, which interest was acquired for approximately $47.1 million. See "--Investments in the Company." The Debentures were subsequently amended in connection with the Lexecon Acquisition, and further amended effective April 15, 1999. See "--Amendment of the Debentures." Knowledge Universe also loaned the Company $37.5 million and became a participant under the Bridge Loan. See "--Bridge Loan Amendment." Of the net proceeds from the

Offering, Knowledge Universe will receive approximately $36.4 million in repayment of a portion of its interest in the Debentures and $38.4 million in repayment of its interest in the Bridge Loan. See "Use of Proceeds."


     Knowledge Universe received the Guaranty Warrants from the Company as compensation for providing the Guaranty. See "--Guaranty and Warrants to Purchase Class A Common Stock." In addition, Nextera Holdings is a party to the Stockholders Agreement, which provides Nextera Holdings with certain registration rights. See "--Stockholders Agreement" and "Shares Eligible for Future Sale--Registration Rights."

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 1, 1999 by (i) each person known to the Company to beneficially own more than five percent of any class of the outstanding Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Unless otherwise indicated, the address of the persons named below is care of Nextera Enterprises, Inc., One Cranberry Hill, Lexington, MA 02421.



                                                                                  CLASS B               BENEFICIAL OWNERSHIP
                                       CLASS A COMMON STOCK                   COMMON STOCK(1)         AFTER THE OFFERING(2)(3)
                            ------------------------------------------   -------------------------   --------------------------
                                SHARES         PERCENT                                                              PERCENT OF
                             BENEFICIALLY       OWNED        PERCENT        SHARES                                    COMMON
          NAME OF           OWNED PRIOR TO    PRIOR TO     OWNED AFTER   BENEFICIALLY   PERCENT OF    PERCENT OF       STOCK
     BENEFICIAL OWNER        OFFERING(2)     OFFERING(3)   OFFERING(3)      OWNED         CLASS      VOTING POWER   OUTSTANDING
Gresham T. Brebach,
  Jr.(4)...................     449,500          2.4%          1.5%         193,285         4.5%          3.3%          1.8%
Ronald K Bohlin............     199,500          1.0             *           85,785         2.0           1.4             *
Michael P. Muldowney(5)....      59,000            *             *           25,370           *             *             *
Debra I. Bergevine.........      59,000            *             *           25,370           *             *             *
Roger Brossy...............     194,203          1.0             *               --          --             *             *
Ralph Finerman.............          --           --            --               --          --            --            --
Steven B. Fink.............          --           --            --               --          --            --            --
Stanley E. Maron...........          --           --            --               --          --            --            --
Michael D. Rose............          --           --            --               --          --            --            --
Richard V. Sandler.........          --           --            --               --          --            --            --
Dennis W. Carlton(6)(7)....   1,167,883          6.1           3.8               --          --           1.6           3.4
Daniel R. Fischel(6)(8)....   1,327,887          7.0           4.3               --          --           1.8           3.8
Andrew M.
  Rosenfield(6)(9).........   1,327,887          7.0           4.3               --          --           1.8           3.8
Nextera Enterprises
  Holdings, Inc.(10).......   8,810,000         46.2          28.8        3,844,200        89.9          64.5          36.3
Lawrence J. Ellison(10)....   8,810,000         46.2          28.8        3,844,200        89.9          64.5          36.3
Michael R. Milken(10)......   8,810,000         46.2          28.8        3,844,200        89.9          64.5          36.3
Lowell J. Milken(10).......   8,810,000         46.2          28.8        3,844,200        89.9          64.5          36.3
All directors and executive
  officers as a group (10
  persons).................     961,203          5.0%          3.1%         329,810         7.7%          5.8%          3.7%


------------------------------
  * Indicates beneficial ownership of less than 1.0% of the outstanding Class A or Class B Common Stock, as applicable.

 (1) No shares of Class B Common Stock will be sold in the Offering.

 (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days hereof are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses the sole voting and disposition power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.


 (3) Based on (i) 19,051,714 shares of Class A Common Stock outstanding prior to the Offering and 30,551,714 shares of Class A Common Stock outstanding after the Offering, (ii) 4,274,630 shares of Class B Common Stock outstanding both prior to and after the Offering, and (iii) in each case, includes 197,813 shares of Class A Common Stock issuable upon the exchange of the Exchangeable Shares, see "The Company--Exchangeable Shares," 53,333 Pyramid Earn-out Shares and 1,450,240 Lexecon Contingent Shares to be issued assuming the price per share of the Class A Common Stock in the Offering is $11.00 (the number of Lexecon Contingent Shares to be issued will range from a minimum of 231,400 shares if the price per share in the Offering is $17.50 or higher to a maximum of 1,450,240 shares if the price per share in the Offering is $12.50 or less). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions.".


 (4) Includes 160,000 shares of Class A Common Stock held by Brebach Holdings, LLC, of which Mr. Brebach is a Manager.



 (5) Includes 5,000 shares of Class A Common Stock held by the Muldowney Children Irrevocable Trust. Mr. Muldowney has disclaimed all beneficial ownership of such shares.



 (6) Includes 397,003 Lexecon Contingent Shares to be issued to Mr. Carlton and 451,387 Lexecon Contingent Shares to be issued to each of Messrs. Fischel and Rosenfield assuming the price per share of the Class A Common Stock in the Offering is $11.00. The number of Lexecon Contingent Shares to be issued to Mr. Carlton will vary from a minimum of 63,356 if the price per share in the Offering is $17.50 or higher to a maximum of 397,003 if the price per share in the Offering is $12.50 or less. The number of Lexecon Contingent Shares to be issued to each of Messrs. Fischel and Rosenfield will vary from a minimum of 72,036 shares if the price per share in the Offering is $17.50 or higher to a maximum of 451,387 if the price per share in the Offering is $12.50 or less. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions."



 (7) Includes 934,306 shares of Class A Common Stock (including the Lexecon Contingent Shares) held by the DC 1999 GRAT-N, of which Mr. Carlton is the trustee.



 (8) All shares of Class A Common Stock are held by the DF 1999 GRAT-N, of which Mr. Fischel is the trustee.



 (9) All shares of Class A Common Stock are held by the AR 1999 GRAT-N, of which Mr. Ronsefield is the trustee.



(10) Lawrence J. Ellison, Michael R. Milken, and Lowell J. Milken may each be deemed to have the power to direct the voting and disposition of, and to share beneficial ownership of, any shares of Common Stock owned indirectly by Knowledge Enterprises through Nextera Holdings. Lawrence J. Ellison, Michael R. Milken, and Lowell J. Milken may be deemed to be a group within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Lawrence J. Ellison is Chairman and Chief Executive Officer of Oracle Corporation and a director of KU, LLC, Knowledge Universe and Knowledge Enterprises. Michael R. Milken is Chairman of the Board of Directors of KU, LLC, Knowledge Universe and Knowledge Enterprises. On February 24, 1998, without admitting or denying any liability, Michael R. Milken consented to the entry of a final judgment in the U.S. District Court for the Southern District of New York in Securities and Exchange Commission v. Michael R. Milken et al., which judgment was entered on February 26, 1998, restraining and enjoining Michael R. Milken from associating with any broker, dealer, investment advisor, investment company, or municipal securities dealer and from violating Section 15(a) of the Exchange Act. On March 11, 1991, in the action entitled In the Matter of Michael R. Milken, the Securities and Exchange Commission instituted a proceeding pursuant to Section 15(b)(6) of the Exchange Act and ordered that Michael R. Milken be barred from association with any broker, dealer, investment advisor, investment company, or municipal securities dealer. On April 24, 1990, Michael R. Milken consented to the entry of a final judgment in the U.S. District Court for the Southern District of New York in Securities and Exchange Commission v. Drexel Burnham Lambert Incorporated, et al., restraining and enjoining Michael R. Milken from engaging in transactions, acts, practices and courses of business which constitute or would constitute violations of, or which aid and abet or would aid and abet violations of Sections 7(c), 7(f), 9(a)(2), 10(b), 13(d), 14(e), 15(c)(3), and 17(a)(1) of the Exchange Act, and Regulations T and X and Rules 10b-5, 10b-6, 13d-1, 13d-2, 14c-3, 15c3-1, 17a-3, and 17a-4
     promulgated thereunder and Section 17(a) of the Securities Act of 1933, as amended. Lowell J. Milken is Vice-Chairman of the Board of Directors of KU, LLC and Knowledge Universe, a member of the board of directors of Knowledge Enterprises and the brother of Michael R. Milken.

                          DESCRIPTION OF CAPITAL STOCK


     Upon the consummation of the Offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Class A Common Stock, par value $0.001 per share, 4,300,000 shares of Class B Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share. As of April 1, 1999, there were 17,350,328 shares of Class A Common Stock issued and outstanding (excluding the Exchangeable Shares, Pyramid Earn-out Shares and the Lexecon Contingent Shares) which were held by 103 stockholders, 4,274,630 of Class B Common Stock issued and outstanding which were held by 17 stockholders and no shares of Preferred Stock issued and outstanding. The Company has also agreed to issue (i) 197,813 shares of Class A Common Stock upon the exchange of the Exchangeable Shares, see "The Company--Exchangeable Shares," (ii) up to 53,333 Pyramid Earn-out Shares assuming Pyramid's satisfaction in full of certain financial performance criteria for the twelve months ending March 31, 1999 and (iii) the Lexecon Contingent Shares which, assuming the price per share of the Class A Common Stock in the Offering is $11.00, will consist of 1,450,240 shares of Class A Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions."


COMMON STOCK

     Voting Rights. The Class A Common Stock entitles its holders to one vote per share, and the Class B Common Stock entitles its holders to ten votes per share on all matters submitted to a vote of the Company's stockholders, including in connection with the election of the Board of Directors. Holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented to the stockholders for their vote or approval, except as may be required by Delaware law or as otherwise expressly specified in the Certificate of Incorporation. The Company, by action of its Board of Directors and the affirmative vote of the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, voting together as a class, may increase or decrease the number of authorized shares of Class A Common Stock or Preferred Stock. The Company, by action of its Board of Directors and the affirmative vote of both (i) the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, voting together as a class, and (ii) the holders of a majority of the voting power of the Class B Common Stock, voting as a separate class, may increase or decrease the number of authorized shares of Class B Common Stock.

     Dividends. Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends at the same rate, when and if declared by the Board of Directors, out of legally available funds. The Company may not make any dividend or distribution with respect to any class of Common Stock unless at the same time the Company makes a ratable dividend or distribution with respect to each outstanding share of Common Stock regardless of class. In the case of a stock dividend or other distribution payable in shares of a class of Common Stock, only shares of Class A Common Stock may be distributed with respect to Class A Common Stock and only shares of Class B Common Stock may be distributed with respect to Class B Common Stock, and the number of shares of Common Stock payable per share will be equal for each class.

     Split, Subdivision or Combination. None of the Class A Common Stock or the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed in any manner unless the other class is subdivided, consolidated, reclassified or otherwise changed in the same proportion.

     Conversion Rights. The Class A Common Stock has no conversion rights. Each share of Class B Common Stock is convertible at any time, at the option of the holder, into one share of Class A Common Stock. Each share of Class B Common Stock shall convert automatically into one share of Class A Common Stock upon its sale, assignment, pledge, gift or other transfer (an "Assignment" or to "Assign"), other than (a) to a Controlled Affiliate of the transferor; or (b) pursuant to a Qualified Transfer (as defined below). The term "Controlled Affiliate" means, with respect to a transferor, any individual or entity that is controlled directly or indirectly (by ownership of voting securities, contract or otherwise) by such transferor. "Qualified Transfer" means (i) any transfer of shares of Class B Common Stock by will or pursuant to the laws of descent and distribution to any member or members of a stockholder's Family, (ii) any transfer of shares of Class B Common Stock by a stockholder to a domestic trust created for the sole benefit of one or more of the stockholder or any member or members of the stockholder's Family, (iii) any transfer of shares of Class B Common Stock from a trust described in clause (ii) above to the stockholder (or former stockholder) who transferred shares of Class B Common Stock to such trust, (iv) any transfer to a domestic limited partnership or a domestic limited liability company if there are no partners or members of such limited partnership or limited liability company other than a stockholder and members of a stockholder's Family; (v) any transfer of Class B Common Stock from a limited partnership or limited liability company described in clause (iv) above to a stockholder (or former stockholder) who transferred Class B Common Stock to such limited partnership or limited liability company; and (vi) any transfer of shares of Class B Common Stock from one holder of Class B Common Stock to another holder of Class B Common Stock as of August 31, 1998. "Family" means a person's spouse, lineal descendants, parents, siblings, and lineal descendants of siblings. Any such relationship by legal adoption shall be included.

     Upon any Assignment of Class B Common Stock by Knowledge Enterprises, other than to a Controlled Affiliate or pursuant to a Qualified Transfer, a proportionate amount of the Class B Common Stock held by the other holders of Class B Common Stock will also automatically convert into Class A Common Stock. For example, if Knowledge Enterprises Assigns 25% of its Class B Common Stock to a third party who is not an Affiliate and not pursuant to a Qualified Transfer, then those shares of Class B Common Stock will automatically convert into Class A Common Stock on a one-to-one basis and 25% of the Class B Common Stock held by each other holder of Class B Common Stock will automatically convert into Class A Common Stock on a one-to-one basis.

     In the event that a group comprised of one or more of Michael R. Milken, Lawrence J. Ellison or Lowell J. Milken cease to control, directly or indirectly (through the ownership of voting securities, contract or otherwise), Knowledge Enterprises or any other person or entity that owns any or all of the shares of Class B Common Stock owned by Knowledge Enterprises on the date hereof, then all shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock.

     Notwithstanding the foregoing, (i) these automatic conversion provisions shall not apply in the case of a merger or similar transaction by the Company in which all the outstanding shares of Common Stock of the Company regardless of class are purchased by the acquiror, and (ii) any holder of Class B Common Stock may pledge his shares of Class B Common Stock to a financial institution (the "Pledgee") pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the Pledgee, and, if the Pledgee forecloses or takes similar action, such pledged shares of Class B Common Stock shall be converted automatically into shares of Class A Common Stock.

     Merger. Upon the merger or consolidation of the Company, holders of each class of Common Stock will be entitled to receive equal per share payments or distributions, except that in any transaction in which shares of capital stock are distributed, such shares may differ only to the extent that the Class A Common Stock and the Class B Common Stock differ as provided in the Company's Certificate of Incorporation.

     Liquidation Rights. Upon any dissolution or liquidation of the Company, the holders of the Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the Company available for distribution to stockholders, subject to any preferential rights of any then outstanding shares of Preferred Stock.

     Other Provisions. The holders of the Class A Common Stock and Class B Common Stock are not entitled to preemptive rights. The rights of holders of Class A Common Stock and Class B Common Stock are subject to the rights of holders of shares of any series of Preferred Stock that the Company may designate and issue in the future.

     The Certificate of Incorporation provides that each holder of shares of Common Stock, other than shares of Common Stock acquired in the Offering, agrees, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of 180 days after the date of this Prospectus without the prior written consent of DLJ. In addition, during such period, each holder of shares of Common Stock, other than shares of Common Stock acquired in the Offering, agrees, subject to certain exceptions, not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without DLJ's prior written consent.

PREFERRED STOCK

     The Company's Certificate of Incorporation allows the Company to issue without stockholder approval Preferred Stock having rights senior to those of the Common Stock. As of the date of this Prospectus, no shares of Preferred Stock will be outstanding. Therefore, the Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock from time to time in one or more series. Each series of Preferred Stock will have the number of shares, designations, powers, preferences, and special or relative rights and privileges as may be determined by the Board of Directors, which may include dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, and conversion rights. The authority of the Board of Directors to issue Preferred Stock without further action by the stockholders provides flexibility in connection with possible acquisitions and other corporate purposes, but may also result in the issuance of Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock.

     The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock and in some circumstances have the effect of decreasing the market price of the Common Stock. The Company currently has no plans to issue any shares of Preferred Stock.

WARRANTS

     In connection with the Guaranty, the Company issued the Guaranty Warrants to purchase 250,000 shares of Class A Common Stock to Knowledge Universe. The Guaranty Warrants expire on December 31, 2003. See "Certain
Transactions--Guaranty and Warrants to Purchase Class A Common Stock."

EXCHANGEABLE SHARES

     In connection with the Sibson Acquisitions, Nextera LLC formed Sibson Canada Co. a wholly owned Canadian subsidiary, which issued Exchangeable Shares to the holders of capital stock of Sibson Canada, Inc. The holders of Exchangeable Shares may exchange such shares at any time for an aggregate of 197,813 shares of Class A Common Stock. The Exchangeable Shares are designed to provide an opportunity for the shareholders of Sibson Canada, Inc. to achieve a Canadian tax deferral in certain circumstances. The holders of Exchangeable Shares are entitled to dividend and other rights equivalent to shares of Class A Common Stock but are not entitled to vote on matters submitted to the holders of Class A Common Stock until such time as the holders of Exchangeable Shares exchange such shares for Class A Common Stock.

CERTAIN PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF
INCORPORATION

     The following is a description of certain provisions of the Delaware General Corporation Law (the "DGCL") and the Company's Certificate of Incorporation and Bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the DGCL, the Certificate of Incorporation and the Bylaws.

     Certain provisions of the Certificate of Incorporation and the Bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the policies formulated by the Board of Directors. In addition, these provisions are intended to ensure that the Board will have sufficient time to act in what the Board of Directors believes to be the best interests of the Company and its stockholders. These provisions also are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of the Company. The provisions are also intended to discourage certain tactics that may be used in proxy fights.


     Delaware Anti-Takeover Law. The Company is a Delaware corporation that is subject to Section 203 of the DGCL. Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its Certificate of Incorporation or Bylaws not to be governed by
Section 203 (the Company has not made such an election), (ii) the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before such stockholder became an interested stockholder, (iii) upon consummation of the transaction that made such stockholder an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer) or (iv) the business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the voting stock which the interested stockholder does not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as (i) those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock, (ii) those affiliates or associates of a Delaware corporation who were owners of 15% or more of such corporation's voting stock within the three-year period prior to the date on which it is sought to be determined whether such person is an interested stockholder, and (iii) the affiliates or associates of such stockholders. The Company does not believe that any of Nextera Holdings, (which will hold 64.5% of the combined voting power of the outstanding Common Stock upon consummation of the Offering,) Knowledge Enterprises or their affiliates is an "interested stockholder."


     No Stockholder Action by Written Consent; Special Meetings. The Certificate of Incorporation provides that stockholder action can only be taken at an annual or special meeting of stockholders and prohibits stockholder action by written consent in lieu of a meeting. The Bylaws provide that special meetings of stockholders may be called only by the Board of Directors, its Chairman or the President of the Company. Stockholders are not permitted to call a special meeting of stockholders or to require that the Board of Directors call a special meeting.

     Advance Notice Requirements for Stockholder Proposals and Director Nominees. The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders of the Company. The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Company's notice of meeting, the Board of Directors or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Company's notice of meeting, the Board of Directors or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, if a stockholder desires to submit a proposal or nominate persons for election as directors at an annual meeting, the stockholder must submit written notice to the Company not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting (or if the date of the annual meeting is not within 30 days before or after such anniversary date, then, to be timely, notice must be delivered not more than 90 nor less than 60 days prior to such annual meeting or the 10th day after the earlier of (i) the date notice of the meeting was mailed or (ii) the date a public announcement of the date of such meeting is first made). In addition, under the Stockholder Notice Procedure, a stockholder's notice to the Company proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made. If the chairman of a meeting determines that business was not properly brought before the meeting, in accordance with the Stockholder Notice Procedure, such business shall not be discussed or transacted.

     Number of Directors; Removal; Filling Vacancies. The Bylaws provide that the Company's Board of Directors will consist of between seven and thirteen members, the exact number to be fixed from time to time by resolution adopted by the affirmative vote of a majority of the directors of the Company. The Board of Directors currently consists of eight directors. Further, subject to the rights of the holders of any series of Preferred Stock then outstanding and the Stockholders Agreement, the Bylaws authorize the Board of Directors to fill newly created directorships. A director so elected by the Board of Directors holds office until his successor is elected and qualified. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the Bylaws also provide that directors may be removed only for cause and only by the affirmative vote of holders of 66 2/3% of the outstanding shares of voting securities then entitled to vote generally in the election of directors, voting together as a single class. The effect of these provisions is to preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the Company's Board of Directors by filling the vacancies created by such removal with its own nominees.

     Limitation of Officer and Director Liability and Indemnification Arrangements. The Company's Certificate of Incorporation provides that an officer or director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of his fiduciary duty as an officer or director, except in certain cases where liability is mandated by the DGCL. The provision has no effect on any non-monetary remedies that may be available to the Company or its stockholders, nor does it relieve the Company or its officers or directors from compliance with federal or state securities laws. The Bylaws also generally provide that the Company shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a "Proceeding") by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such Proceeding. An officer or director shall not be entitled to indemnification by the Company if (i) the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, or (ii) with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his conduct was unlawful.

     Bylaws. The Bylaws are subject to adoption, amendment, alteration, repeal or rescission either by (a) the Board of Directors or (b) the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class, at any regular meeting of the Board of Directors or of the stockholders or at any special meeting of the Board of Directors or of the stockholders if notice of such adoption, amendment, alteration, repeal or rescission is contained in the notice of such special meeting.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Class A Common Stock will be ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon the closing of the Offering, the Company will have 30,551,714 shares of Class A Common Stock and 4,274,630 shares of Class B Common Stock outstanding, assuming (i) no exercise of the Underwriters' over-allotment option, (ii) no exercise of outstanding options to purchase Class A Common Stock, (iii) the exchange of all Exchangeable Shares for 197,813 shares of Class A Common Stock, see "The Company--Exchangeable Shares," (iv) the issuance of 53,333 Pyramid Earn-out Shares, assuming Pyramid's satisfaction in full of certain financial performance criteria for the twelve months ending March 31, 1999, and (v) the issuance of 1,450,240 Lexecon Contingent Shares (assuming the price per share of the Class A Common Stock in the Offering is $11.00). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions." Of these shares, the 11,500,000 shares of Class A Common Stock sold in the Offering are freely tradable without restriction or further registration under the Securities Act, except that any shares held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144"), may generally be sold only in compliance with the limitations of Rule 144 described below.


SALE OF RESTRICTED SHARES


     The remaining shares of Common Stock (including Class A Common Stock issuable upon exchange of the Exchangeable Shares) are "restricted securities" as defined under Rule 144. Restricted Securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act. Additionally, Nextera's Certificate of Incorporation provides that each holder of Common Stock, other than the holders of the shares of Common Stock acquired in the Offering, agrees not to sell, directly or indirectly, any Common Stock, subject to certain exceptions, without the prior consent of DLJ for a period of 180 days from the date of this Prospectus. Subject to the Lock-up Agreements described below and the foregoing provisions of the Company's Certificate of Incorporation, and without giving effect to the registration rights described below, additional shares of Class A Common Stock (including shares issuable upon conversion of Class B Common Stock, upon the exchange of the Exchangeable Shares and as Lexecon Contingent Shares assuming the price per share of the Class A Common Stock in the Offering is $11.00) will be available for sale in the public market (subject in certain circumstances to compliance with certain volume and other restrictions under Rule 144) as follows: (i) 4,588 shares will be eligible for sale 180 days after the date of this Prospectus; and (ii) 23,321,756 shares will become eligible for sale under Rule 144 commencing December 31, 1999 upon the expiration of the restrictions imposed by the Stockholders Agreement and the Lexecon Lock-up Agreements.



     In general, under Rule 144, a person (or persons whose shares are aggregated) including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares of Common Stock that does not exceed the greater of (i) 1% of the then outstanding shares of Class A Common Stock (approximately 305,517 shares as of the date of this Prospectus) or
(ii) the average weekly trading volume in the Class A Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations described above.


     An employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus.

OPTIONS AND WARRANTS


     Upon consummation of the Offering, the Company will have outstanding options and warrants to purchase shares of Class A Common Stock, of which 1,280,104 will be exercisable. Following the Offering, the Company intends to file one or more registration statements on Form S-8 under the Securities Act to register the 5,000,000 shares of Class A Common Stock that are issuable upon the exercise of stock options either outstanding or available for grant pursuant to the 1998 Equity Participation Plan. The Company has also agreed to issue options under the Limited Purpose Plan, and intends to file one or more registration statements on Form S-8 to register the shares of Class A Common Stock that are issuable upon the exercise of such options. Such Registration Statements will become effective immediately upon filing; however, consistent with the terms of the 1998 Equity Participation Plan and the Limited Purpose Plan, holders of options will be unable to sell any shares of Class A Common Stock received upon the exercise of options granted thereunder until the expiration of 180 days after the date of this Prospectus without the prior written consent of DLJ. Shares covered by such Registration Statement will be eligible for sale in the public market after the effective date of such Registration, subject to Rule 144 limitations applicable to affiliates as well as to the limitations on sale and vesting described above.


REGISTRATION RIGHTS


     Stockholders holding an aggregate of 23,326,344 shares of Class A Common Stock (including shares issuable upon conversion of Class B Common Stock, upon exchange of the Exchangeable Shares and as Lexecon Contingent Shares) ("Holders") are entitled to certain registration rights under the Stockholders Agreement. Commencing 180 days after the Offering, Knowledge Enterprises or an affiliate that then owns an equity interest in the Company may make a one-time written request of the Company for registration with the Securities and Exchange Commission (a "Demand Registration") of all or part of its Class A Common Stock of the Company, provided, however, that the Company need not effect a Demand Registration unless it includes at least 10% of the Company's issued and outstanding Common Stock. The Company may defer such Demand Registration for a single period not to exceed 180 days, if the Board of Directors determines in the exercise of its reasonable judgment that effecting such Demand Registration at such time would have a material adverse effect on the Company. In addition, Holders who together hold at least 10% of the issued and outstanding Common Stock of the Company may make a one-time written request of the Company for a Demand Registration on the same terms as those applicable to Knowledge Enterprises as set forth above.


     The Stockholders Agreement also provides piggyback registration rights to Holders for their shares of Class A Common Stock ("Registrable Securities"). The Company must provide prior written notice to those Holders whenever it proposes to register any Common Stock (or securities convertible into or exchangeable for, or options to purchase, Common Stock) with the Securities and Exchange Commission on a form that would permit the registration of Registrable Securities. The Company will register in such registration all Registrable Securities requested to be included, provided that if, in the opinion of the applicable underwriter, the number of securities proposed to be included is greater that what could be sold without having a material impact on the offering, the Company will include securities in the following priority: (i) first, the Common Stock the Company proposes to sell, and (ii) second, the Registrable Securities requested to be included in such registration by the holders of Registrable Securities pro rata based on the number of Registrable Securities that each such stockholder shall have requested to include therein.

     The Stockholders Agreement further provides that the Company will bear all expenses incident to the Company's performance of its registration obligations, other than the costs or expenses of any selling stockholders for underwriters' commissions, brokerage fees or transfer taxes, or the fees and expenses of any counsel, accountants or other representative retained by any selling stockholder. The Company is obligated, however, to reimburse the selling stockholders in each Demand Registration for the reasonable fees of one counsel up to $25,000.

EFFECT OF SALES OF SHARES

     Prior to the Offering, there has been no public market for the Class A Common Stock, and no precise prediction can be made as to the effect, if any, that market sales of shares of Class A Common Stock or the availability of shares of Class A Common Stock for sale will have on the market price of the Class A Common Stock prevailing from time to time. Nevertheless, the sale of substantial amounts of the Class A Common Stock in the public market could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through the sale of its equity securities.

LOCK-UP AGREEMENTS


     Directors, officers and certain stockholders of the Company holding an aggregate of 16,916,056 shares of Class A Common Stock and 4,266,030 shares of Class B Common Stock have agreed that they will not, without the prior written consent of DLJ and subject to certain exceptions, sell or otherwise dispose of any shares of Common Stock or options to acquire shares of Common Stock during the 180-day period following the date of this Prospectus. The Company has agreed not to sell or otherwise dispose of any shares of Class A Common Stock during the 180-day period following the date of this Prospectus without the prior written consent of DLJ, except the Company may (i) issue, and grant options to purchase, shares of Class A Common Stock under the 1998 Equity Participation Plan and the Limited Purpose Plan and (ii) issue shares of Class A Common Stock in connection with acquisitions, if the terms of such issuance provide that such Class A Common Stock shall not be resold prior to the expiration of such 180-day period. DLJ may release any or all shares from the DLJ Lock-Up Agreements at any time or from time to time without notice.



     In connection with the Lexecon Acquisition, the former stockholders of Lexecon entered into lock-up agreements which provide that they may not sell or otherwise dispose of their shares of Class A Common Stock for a six-month period following the Offering, and that subsequent to such six-month period, those stockholders will not sell more than one-third of such shares in the subsequent 12-month period and more than two-thirds of such shares in the subsequent 24-month period. A total of 4,266,240 shares of Class A Common Stock are subject to the Lexecon Lock-up Agreements (assuming the issuance of 1,450,240 Lexecon Contingent Shares, which number may vary based upon the price per share of the Class A Common Stock in the Offering, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions").

                                  UNDERWRITING

     Subject to the terms and conditions of an Underwriting Agreement, dated
            , 1999 (the "Underwriting Agreement"), the Underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, BancBoston Robertson Stephens Inc., BT Alex. Brown Incorporated, NationsBanc Montgomery Securities LLC, and Thomas Weisel Partners LLC (collectively, the "Representatives"), have severally agreed to purchase from the Company the respective number of shares of Class A Common Stock set forth opposite their names below.


                        UNDERWRITERS                          NUMBER OF SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.........
BancBoston Robertson Stephens Inc...........................
BT Alex. Brown Incorporated.................................
NationsBanc Montgomery Securities LLC.......................
Thomas Weisel Partners LLC..................................

          Total.............................................     11,500,000
                                                                 ==========


     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Class A Common Stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the shares of Class A Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.

     The Underwriters initially propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers (including the Underwriters) at such price less a concession not in excess of
$     per share. The Underwriters may allow, and such dealers may re-allow, to
certain other dealers a concession not in excess of $     per share. After the
initial offering of the Class A Common Stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     DLJdirect Inc., an affiliate of Donaldson, Lufkin and Jenrette Securities Corporation and a member of the selling group, is facilitating the distribution of the shares sold in the Offering over the Internet. The Underwriters have agreed to allocate a limited number of shares to DLJdirect Inc. for sale to its brokerage account holders.


     The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 1,725,000 additional shares of Class A Common Stock at the initial public offering price less underwriting discounts and commissions. The Underwriters may exercise such option solely to cover over-allotments, if any, made in connection with the Offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares proportionate to such Underwriter's underwriting commitment as indicated in the preceding table.


     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Representatives have agreed to reimburse the Company for certain amounts in connection with the Offering.

     Effective August 31, 1998, the Company and Nextera Funding, Inc., an affiliate of DLJ, entered into the Bridge Loan which provided for a $40 million credit facility bearing interest at the rate of LIBOR plus 450 basis points per annum and maturing on March 1, 1999. Effective December 31, 1998, the Bridge Loan was amended to change the interest rate to 12% per annum commencing on December 31, 1998 and extend the maturity date to April 30, 1999. Effective April 15, 1999, the Bridge Loan was further amended to extend the maturity date to May 31, 1999. The Company borrowed $38.0 million from Nextera Funding, Inc. under the Bridge Loan to finance the Sibson Acquisitions and paid Nextera Funding, Inc. a commitment fee of $400,000 and a takedown fee of $380,000. The Company also agreed to reimburse Nextera Funding, Inc. for all reasonable out-of-pocket costs, expenses and other payments, including but not limited to reasonable legal fees and disbursements, incurred or made in connection with the Bridge Loan. The indebtedness incurred under the Bridge Loan will be repaid with a portion of the net proceeds from the Offering. As a result of such arrangements, the Conduct Rules of the National Association of Securities Dealers, Inc. require that the initial public offering price of the Class A Common Stock be no higher than that recommended by a qualified independent underwriter, as defined in Rule 2720 of the Conduct Rules. BT Alex. Brown Incorporated, one of the Representatives of the Underwriters, will serve as the qualified independent underwriter and has assumed the responsibilities of acting as qualified independent underwriter in pricing the Class A Common Stock offered hereby and conducting "due diligence" in respect thereto. BT Alex. Brown Incorporated will receive a fee of $5,000 from the Company as compensation to act as qualified independent underwriter.


     DLJ and the Company are parties to a letter agreement dated August 31, 1998, as supplemented on December 31, 1998 (the "Engagement Letter"). Pursuant to the Engagement Letter, DLJ has the right to act as the Company's lead placement agent, lead initial purchaser or lead managing underwriter in the event that the Company determines to sell its securities with the services of an outside financial advisor or investment bank during the period ending August 31, 1999. In addition, in connection with the Bridge Loan Amendment and in payment for certain consent and extension fees, DLJ will receive a cash fee of $750,000 at the earlier of the closing of the Offering or April 30, 1999.


     The Company executed a commitment letter and term sheet for a syndicated revolving credit facility of up to $110 million with BancBoston Robertson Stephens Inc., one of the Representatives ("BRS"), and BankBoston, N.A., an affiliate of BRS. Under the terms of the Commitment Letter, the Company will pay BankBoston, N.A. a fee equal to 1.25% of the total amount of the credit facility, payment of which all except $100,000 is subject to the execution of final definitive documentation for the credit facility. In the event the Company terminates the commitment letter under certain circumstances after the date of the Offering, the Company will be required to pay a total fee of $275,000 to BankBoston, N.A. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     Each of the Company, its executive officers and directors and shareholders of the Company has agreed, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Class A Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Class A Common Stock, or such other securities, in cash or otherwise) for a period of 180 days after the date of this Prospectus without the prior written consent of DLJ. In addition, during such period, the Company has also agreed not to file any registration statement with respect to, and each of its executive officers, directors and certain shareholders of the Company has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock without DLJ's prior written consent.


     Thomas Weisel Partners LLC, one of the Representatives, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has co-managed thirteen public offerings of equity securities and has acted as an underwriter in an additional four public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with the Company or any of its officers, directors or controlling persons, except with respect to its contractual relationship with the Company pursuant to the Underwriting Agreement.

     Prior to the Offering, there has been no established trading market for the Class A Common Stock. The initial public offering price for the shares of Class A Common Stock offered hereby will be determined by negotiation among the Company and the Representatives. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which the Company competes, the prospects for future earnings of the Company, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the Offering.

     A portion of the shares offered hereby will be reserved for sale to persons designated by the Company and the number of shares offered to the public will be reduced to the extent those persons purchase such shares. The price per share of the shares to be sold to such persons will be the same as the price to the public in the Offering. The maximum investment of any such person may be limited by the Company in its sole discretion. The number of shares to be sold under this program shall not exceed five percent of the number of shares of Class A Common Stock offered in connection with the Offering.

     Other than in the United States, no action has been taken by the Company or the Underwriters that would permit a public offering of the shares of Class A Common Stock offered hereby in any jurisdiction where action for that purpose is required. The shares of Class A Common Stock offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Class A Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Class A Common Stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

     In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A Common Stock. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. The Underwriters may bid for and purchase shares of Class A Common Stock in the open market to cover such syndicate short position or to stabilize the price of the Class A Common Stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed Class A Common Stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the Class A Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

     The legality of the issuance of the Class A Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, San Diego, California and certain other matters will be passed upon for the Company by Maron & Sandler, Los Angeles, California. See "Management--Directors, Executive Officers and Other Senior Managers," "--Board Committees" and "Certain Transactions--Retention of Maron & Sandler" for information concerning Maron & Sandler's relationship with the Company. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

     The Consolidated Financial Statements and schedule of Nextera Enterprises, Inc. at December 31, 1997 and 1998 and for the period from February 26, 1997 to December 31, 1997 and the year ended December 31, 1998, the Consolidated Financial Statements of Symmetrix, Inc. and Subsidiaries at May 31, 1997, and for the year ended May 31, 1997, and for the period from June 1, 1997 to July 30, 1997 and the Financial Statements of SiGMA Consulting, LLC at December 31, 1996 and 1997 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The Consolidated Financial Statements of Symmetrix, Inc. and Subsidiaries at May 31, 1996 and for the year then ended appearing in this Prospectus and the Registration Statement have been audited by BDO Seidman, LLP, independent auditors, as indicated in their report with respect thereto, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The Financial Statements of PTG at December 31, 1996 and 1997 and the years then ended appearing in this Prospectus and the Registration Statement have been audited by Harte Carucci & Driscoll, P.C., independent auditors, as indicated in their report with respect thereto, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The Consolidated Financial Statements of Sibson & Company, L.P. and Subsidiaries at December 31, 1996 and 1997 and August 31, 1998 and for each of the two years in the period ended December 31, 1997 and the eight month period ended August 31, 1998 appearing in this Prospectus and the Registration Statement have been audited by Farkouh, Furman & Faccio, independent auditors, as indicated in their reports with respect thereto, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The Financial Statements of Sibson Canada, Inc. at December 31, 1997 and for the year then ended appearing in this Prospectus and the Registration Statement have been audited by Grant Thornton, independent auditors, as indicated in their report with respect thereto, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The Financial Statements of Pyramid Imaging, Inc. at December 31, 1997 and for the year then ended appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     The Financial Statements of Lexecon Inc. at December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part and which term shall encompass any amendments thereto) on Form S-1 pursuant to the Securities Act with respect to the Class A Common Stock being offered in the Offering. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Class A Common Stock, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or any other document referred to herein are not necessarily complete; with respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference to the Registration Statement exhibits filed as a part thereof. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Commission's principle office at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of either of them or any part thereof may be obtained from such office upon payment of fees prescribed by the Commission. The Registration Statement, including the exhibits and schedules thereto, are also available on the Commission's Web Site at http://www.sec.gov.

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by an independent accounting firm and will make available copies of quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                           NEXTERA ENTERPRISES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
HISTORICAL FINANCIAL STATEMENTS:
  Consolidated Financial Statements of Nextera Enterprises,
     Inc.
     Report of Ernst & Young LLP, Independent Auditors......    F-3
     Consolidated Balance Sheets -- December 31, 1997 and
      1998..................................................    F-4
     Consolidated Statements of Operations -- For the period
      February 26, 1997 (date of inception) through December
      31, 1997 and for the year ended December 31, 1998.....    F-5
     Consolidated Statements of Stockholders' Equity -- For
      the period February 26, 1997 (date of inception)
      through December 31, 1997 and for the year ended
      December 31, 1998.....................................    F-6
     Consolidated Statements of Cash Flows -- For the period
      February 26, 1997 (date of inception) through December
      31, 1997 and for the year ended December 31, 1998.....    F-7
     Notes to Consolidated Financial Statements.............    F-8

HISTORICAL FINANCIAL STATEMENTS OF ACQUIRED COMPANIES:
  Consolidated Financial Statements of Symmetrix, Inc.
     Report of Ernst & Young LLP, Independent Auditors......   F-20
     Consolidated Balance Sheets -- May 31, 1997 and July
      30, 1997..............................................   F-21
     Consolidated Statements of Operations and Accumulated
      Deficit -- For the year ended May 31, 1997 and for the
      period June 1, 1997 through July 30, 1997.............   F-22
     Consolidated Statements of Cash Flows -- For the year
      ended May 31, 1997 and for the period June 1, 1997
      through July 30, 1997.................................   F-23
     Notes to Consolidated Financial Statements.............   F-24

  Consolidated Financial Statements of Symmetrix, Inc.
     Independent Auditors' Report...........................   F-30
     Consolidated Balance Sheet -- May 31, 1996.............   F-31
     Consolidated Statement of Operations -- For the year
      ended May 31, 1996....................................   F-32
     Consolidated Statement of Changes in Stockholders'
      Equity -- For the year ended May 31, 1996.............   F-33
     Consolidated Statement of Cash Flows -- For the year
      ended May 31, 1996....................................   F-34
     Notes to Consolidated Financial Statements.............   F-35

  Financial Statements of SiGMA Consulting, LLC
     Report of Ernst & Young LLP, Independent Auditors......   F-42
     Balance Sheets -- December 31, 1996 and 1997...........   F-43
     Statements of Income -- For the years ended December
      31, 1996 and 1997.....................................   F-44
     Statements of Members' Equity -- For the years ended
      December 31, 1996 and 1997............................   F-45
     Statements of Cash Flows -- For the years ended
      December 31, 1996 and 1997............................   F-46
     Notes to Financial Statements..........................   F-47

  Financial Statements of The Planning Technologies Group,
     Inc.
     Report of Independent Auditors.........................   F-50
     Balance Sheets -- December 31, 1996 and 1997 and March
      31, 1998 (unaudited)..................................   F-51
     Statements of Income and Retained Earnings -- For the
      years ended December 31, 1996 and 1997 and for the
      three months ended March 31, 1997 and 1998
      (unaudited)...........................................   F-52
     Statements of Cash Flows -- For the years ended
      December 31, 1996 and 1997 and for the three months
      ended March 31, 1997 and 1998 (unaudited).............   F-53
     Notes to Financial Statements..........................   F-54

  Financial Statements of Pyramid Imaging, Inc.
     Report of Ernst & Young LLP, Independent Auditors......   F-57
     Balance Sheets -- December 31, 1997 and March 31, 1998
      (unaudited)...........................................   F-58

                           NEXTERA ENTERPRISES, INC.

                                                              PAGE
HISTORICAL FINANCIAL STATEMENTS OF ACQUIRED COMPANIES
  (CONTINUED):
     Statements of Operations -- For the year ended December
      31, 1997 and for the three months ended March 31, 1998
      (unaudited)...........................................   F-59
     Statements of Shareholders' Equity -- For the year
      ended December 31, 1997 and for the three months ended
      March 31, 1998 (unaudited)............................   F-60
     Statements of Cash Flows -- For the year ended December
      31, 1997 and for the three months ended March 31, 1998
      (unaudited)...........................................   F-61
     Notes to Financial Statements..........................   F-62

  Financial Statements of Sibson & Company, L.P. and
     Subsidiaries
     Independent Auditor's Report...........................   F-68
     Consolidated Balance Sheets -- December 31, 1996 and
      1997 and August 31, 1998..............................   F-69
     Consolidated Statements of Operations and Partners'
      Capital -- For the years ended December 31, 1996 and
      1997 and for the eight months ended August 31, 1998...   F-70
     Consolidated Statements of Cash Flows -- For the years
      ended December 31, 1996 and 1997 and for the eight
      months ended August 31, 1998..........................   F-71
     Notes to Consolidated Financial Statements.............   F-72

  Financial Statements of Sibson Canada, Inc.
     Auditors' Report.......................................   F-78
     Balance Sheets -- December 31, 1997 and August 31, 1998
      (unaudited)...........................................   F-79
     Statements of Operations and Retained Earnings -- For
      the year ended December 31, 1997 and for the eight
      months ended August 31, 1997 and 1998 (unaudited).....   F-80
     Statements of Changes in Financial Position -- For the
      year ended December 31, 1997 and for the eight months
      ended August 31, 1997 and 1998 (unaudited)............   F-81
     Notes to Financial Statements..........................   F-82

  Financial Statements of Lexecon Inc.
     Report of Ernst & Young LLP, Independent Auditors......   F-86
     Balance Sheets -- December 31, 1997 and 1998...........   F-87
     Statements of Operations -- For the years ended
      December 31, 1996, 1997 and 1998......................   F-88
     Statements of Shareholders' Equity -- For the years
      ended December 31, 1996, 1997 and 1998................   F-89
     Statements of Cash Flows -- For the years ended
      December 31, 1996, 1997, and 1998.....................   F-90
     Notes to Financial Statements..........................   F-91
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS:
     Basis of Presentation..................................   PF-1
     Unaudited Pro Forma Combined Balance Sheet -- December
      31, 1998..............................................   PF-2
     Unaudited Pro Forma Combined Statement of
      Operations -- For the year ended December 31, 1998....   PF-3
     Notes to Unaudited Pro Forma Combined Financial
      Statements............................................   PF-4

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Nextera Enterprises, Inc.

     We have audited the accompanying consolidated balance sheets of Nextera Enterprises, Inc. (the Company) (formerly Nextera Enterprises, L.L.C.) as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from February 26, 1997 (date of inception) through December 31, 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nextera Enterprises, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from February 26, 1997 (date of inception) through December 31, 1997 and for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Boston, Massachusetts
February 19, 1999

                           NEXTERA ENTERPRISES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              AS OF DECEMBER 31,
                                                              -------------------
                                                               1997        1998
                                                                (IN THOUSANDS,
                                                              EXCEPT SHARE DATA)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $   554    $  1,496
  Accounts receivable, net of allowance for doubtful
     accounts of $100 at December 31, 1997 and $1,267 at
     December 31, 1998......................................    2,202      31,094
  Costs and estimated earnings in excess of billings........      856       2,962
  Due from affiliates.......................................      225         400
  Due from officers.........................................       --         856
  Prepaid expenses and other current assets.................      368       5,709
  Income tax receivable.....................................      414          --
                                                              -------    --------
       Total current assets.................................    4,619      42,517
Long-term receivable........................................      532          --
Property and equipment, net.................................    1,181       8,056
Intangible assets, net of accumulated amortization of $255
  at December 31, 1997 and $1,977 at December 31, 1998......   15,762     125,082
Other assets................................................      561       1,036
                                                              -------    --------
       Total assets.........................................  $22,655    $176,691
                                                              =======    ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $ 2,284    $ 23,530
  Notes payable to bank.....................................    1,687       6,156
  Bridge loan payable (including $37,500 payable to related
     party at December 31, 1998)............................       --      75,849
  Deferred revenue..........................................      747       1,193
  Due to affiliates.........................................       90       1,068
  Current portion of long-term debt and capital lease
     obligations............................................      146         482
                                                              -------    --------
       Total current liabilities............................    4,954     108,278
Long-term debt and capital lease obligations................      969       2,600
Debentures due to affiliates, including accrued interest
  thereon...................................................       --      53,149
Other long-term liabilities.................................       --       1,174
Stockholders' equity:
  Preferred Stock, $0.001 par value, 10,000,000 shares
     authorized, no shares issued and outstanding...........       --          --
  Exchangeable shares, no par value, 2,500,000 shares
     authorized, zero and 197,813 shares issued and
     outstanding at December 31, 1997 and December 31, 1998,
     respectively...........................................       --         495
  Class A Common Stock, $0.001 par value, 50,000,000 shares
     authorized, 7,898,800 and 16,811,740 shares issued and
     outstanding at December 31, 1997 and December 31, 1998,
     respectively...........................................        8          17
  Class B Common Stock, $0.001 par value, zero and 4,274,630 shares authorized, issued and outstanding at December
     31, 1997 and December 31, 1998, respectively...........       --           4
  Additional paid-in capital................................   19,739      31,144
  Retained earnings (deficit)...............................   (3,015)    (20,170)
                                                              -------    --------
       Total stockholders' equity...........................   16,732      11,490
                                                              -------    --------
       Total liabilities and stockholders' equity...........  $22,655    $176,691
                                                              =======    ========

   The accompanying notes are an integral part of these financial statements.

                           NEXTERA ENTERPRISES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 PERIOD FROM
                                                              FEBRUARY 26, 1997
                                                             (DATE OF INCEPTION)            FOR THE
                                                                   THROUGH                YEAR ENDED
                                                              DECEMBER 31, 1997        DECEMBER 31, 1998
                                                            (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)
Net revenues..............................................         $ 7,998                  $ 67,590
Cost of revenues..........................................           4,718                    44,985
                                                                   -------                  --------
     Gross profit.........................................           3,280                    22,605
Selling, general and administrative expenses..............           5,306                    23,103
Amortization expense......................................             255                     1,722
Restructuring costs.......................................              --                     1,298
Compensation expense--other...............................              --                     6,671
                                                                   -------                  --------
     Loss from operations.................................          (2,281)                  (10,189)
Interest income...........................................              37                       160
Interest expense..........................................             (69)                   (6,883)
                                                                   -------                  --------
     Loss before provision for income taxes...............          (2,313)                  (16,912)
Provision for income taxes................................             702                       243
                                                                   -------                  --------
     Net loss.............................................         $(3,015)                 $(17,155)
                                                                   =======                  ========
Net loss per common share, basic and diluted..............         $ (0.74)                 $  (1.14)
                                                                   =======                  ========
Weighted average common shares outstanding, basic and
  diluted.................................................           4,061                    14,997
                                                                   =======                  ========

   The accompanying notes are an integral part of these financial statements.

                           NEXTERA ENTERPRISES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                      CLASS A              CLASS B                CLASS B             EXCHANGEABLE
                                   COMMON STOCK          COMMON STOCK         PREFERRED STOCK            SHARES
                                -------------------   ------------------   ----------------------   ----------------
                                  SHARES     AMOUNT    SHARES     AMOUNT     SHARES       AMOUNT    SHARES    AMOUNT
                                                           (DOLLAR AMOUNTS IN THOUSANDS)
  Issuance of Class A Common
    Stock.....................   7,898,800    $ 8            --    $--              --   $     --        --    $ --
  Net loss....................          --     --            --     --              --         --        --      --
                                ----------    ---     ---------    ---     -----------   --------   -------    ----
  Balance at December 31,
    1997......................   7,898,800      8            --     --              --         --        --      --
  Issuance of Class A Common
    Stock.....................   2,111,200      2            --     --              --         --        --      --
  Issuance of Class A Common
    Stock in connection with
    acquired businesses.......   6,947,114      7            --     --              --         --   197,813     495
  Recapitalization of
    Shares....................          --     --            --     --      22,977,000     22,977        --      --
  Exchange of warrant for
    Class B Common Stock......          --     --     4,300,000      4              --         --        --      --
  Issuance of Class B
    Preferred Stock...........          --     --            --     --      24,993,000     24,993        --      --
  Redemption of Class B
    Preferred Stock in
    exchange for 10%
    Debentures................          --     --            --     --     (47,970,000)   (47,970)       --      --
  Repurchases and cancellation
    of Class A and Class B
    Common Stock..............    (280,374)    --       (83,420)    --              --         --        --      --
  Issuances of Class A and
    Class B Common Stock......     135,000     --        58,050     --              --         --        --      --
  Net loss....................          --     --            --     --              --         --        --      --
                                ----------    ---     ---------    ---     -----------   --------   -------    ----
  Balance at December 31,
    1998......................  16,811,740    $17     4,274,630    $ 4              --   $     --   197,813    $495
                                ==========    ===     =========    ===     ===========   ========   =======    ====

                                                          TOTAL
                                ADDITIONAL   RETAINED     STOCK-
                                 PAID-IN     EARNINGS    HOLDERS'
                                 CAPITAL     (DEFICIT)    EQUITY
                                  (DOLLAR AMOUNTS IN THOUSANDS)
  Issuance of Class A Common
    Stock.....................   $ 19,739    $     --    $ 19,747
  Net loss....................         --      (3,015)     (3,015)
                                 --------    --------    --------
  Balance at December 31,
    1997......................     19,739      (3,015)     16,732
  Issuance of Class A Common
    Stock.....................      5,276          --       5,278
  Issuance of Class A Common
    Stock in connection with
    acquired businesses.......     28,846          --      29,348
  Recapitalization of
    Shares....................    (22,977)         --          --
  Exchange of warrant for
    Class B Common Stock......         (4)         --          --
  Issuance of Class B
    Preferred Stock...........         --          --      24,993
  Redemption of Class B
    Preferred Stock in
    exchange for 10%
    Debentures................         --          --     (47,970)
  Repurchases and cancellation
    of Class A and Class B
    Common Stock..............        (70)         --         (70)
  Issuances of Class A and
    Class B Common Stock......        334          --         334
  Net loss....................         --     (17,155)    (17,155)
                                 --------    --------    --------
  Balance at December 31,
    1998......................   $ 31,144    $(20,170)   $ 11,490
                                 ========    ========    ========

   The accompanying notes are an integral part of these financial statements.

                           NEXTERA ENTERPRISES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  PERIOD FROM
                                                               FEBRUARY 26, 1997
                                                              (DATE OF INCEPTION)        FOR THE
                                                                    THROUGH            YEAR ENDED
                                                               DECEMBER 31, 1997    DECEMBER 31, 1998
                                                                          (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................       $ (3,015)            $(17,155)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................            417                2,813
     Deferred income taxes..................................            702                   --
     Non-cash compensation charges..........................             --                2,670
     Change in operating assets and liabilities, net of
       effect of acquired businesses:
       Accounts receivable..................................            425                1,923
       Due from affiliate...................................           (225)                (175)
       Due to affiliate.....................................             90                  978
       Prepaid expenses and other current assets............           (272)              (3,747)
       Income tax receivable................................             --                  414
       Accounts payable and accrued expenses................            517                9,461
       Costs and estimated earnings in excess of billings...           (761)              (2,212)
       Deferred revenue.....................................         (2,403)                (747)
       Other................................................             45                  273
                                                                   --------             --------
            Net cash used in operating activities...........         (4,480)              (5,504)
                                                                   --------             --------
Cash flows from investing activities:
  Purchase of property and equipment........................           (955)              (2,209)
  Acquisition of businesses, net of cash acquired...........        (15,321)             (95,168)
                                                                   --------             --------
            Net cash used in investing activities...........        (16,276)             (97,377)
                                                                   --------             --------
Cash flows from financing activities:
  Proceeds from issuance of Class A and Class B Common
     Stock..................................................         19,747                5,304
  Proceeds from issuance of Class B Preferred Stock.........             --               24,993
  Repurchases of Class A and B Common Stock.................             --                  (70)
  Due from officers.........................................             --                 (856)
  Borrowings (repayments) under note payable to bank........          1,606                 (324)
  Borrowings under Bridge Loan..............................             --               75,500
  Repayments of long-term debt and capital lease
     obligations............................................            (43)                (724)
                                                                   --------             --------
            Net cash provided by financing activities.......         21,310              103,823
                                                                   --------             --------
  Net increase in cash and cash equivalents.................            554                  942
  Cash and cash equivalents at beginning of period..........             --                  554
                                                                   --------             --------
  Cash and cash equivalents at end of period................       $    554             $  1,496
                                                                   ========             ========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest..................       $    113             $  1,240
                                                                   ========             ========
  Cash paid during the period for taxes.....................       $     --             $     76
                                                                   ========             ========

   The accompanying notes are an integral part of these financial statements.

                           NEXTERA ENTERPRISES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     Nextera Enterprises, Inc. ("Nextera" or the "Company") provides leading-edge business strategy, operations improvement, organizational design, and information technology ("IT") consulting services primarily to Fortune 500 and other multinational companies. The Company provides services in four practice areas, which enables it to offer a breadth and balance of services that assist clients in achieving enhanced business performance by anticipating and addressing their complex, multi-disciplinary consulting needs.

     Nextera was formed on February 26, 1997 as Education Technology Consulting LLC and renamed Nextera Enterprises L.L.C. on April 11, 1997. Effective December 31, 1998, Nextera Enterprises L.L.C. was dissolved, at which time the company commenced operating as Nextera Enterprises, Inc. Accordingly, the consolidated financial statements reflect the operations of the predecessor, Nextera Enterprises, L.L.C., for all periods through December 31, 1998. Stockholders' equity has been restated to give retroactive recognition to the establishment of Nextera Enterprises, Inc. for all periods presented by reclassifying from common stock to additional paid-in capital the proceeds from the issuance of units in excess of the par value of the common stock. In addition, all references in the financial statements and notes to number of shares, per share amounts and stock option data have been restated to reflect the formation of Nextera Enterprises, Inc.

     The majority stockholder of the Company is Nextera Enterprises Holdings, Inc., a wholly-owned subsidiary of Knowledge Enterprises, Inc. Knowledge Enterprises, Inc. is controlled by Knowledge Universe, Inc. which, in turn, is controlled by Knowledge Universe, L.L.C.

Acquisitions

     Effective July 30, 1997, the Nextera acquired Symmetrix, Inc. ("Symmetrix"), a management consulting and information technology consulting company, for cash of approximately $15,500,000. The acquisition was accounted for under the purchase method of accounting; accordingly, the purchase price was allocated to the underlying assets and liabilities based on their respective estimated fair values at the date of the acquisition. Correspondingly, Symmetrix' results of operations subsequent to the acquisition have been included in the Company's results of operations. Symmetrix was subsequently renamed Business Performance Solutions Group, Inc. ("Business Performance Solutions").

     Effective January 5, 1998, Nextera acquired substantially all of the assets and assumed certain liabilities of SiGMA Consulting, LLC ("SiGMA"), a New York-based management consulting firm. Through SiGMA, the Company offered consulting services focusing on change management and helping organizations improve core business processes, including product development, manufacturing and distribution, sales, and enterprise management. SiGMA was acquired for $10.0 million in cash and 669,000 shares of Class A Common Stock. Effective December 31, 1998, the Company transferred all of the membership interests of SiGMA to Business Performance Solutions.

     Effective March 31, 1998, Nextera acquired substantially all of the assets and assumed certain liabilities of The Planning Technologies Group, Inc. ("PTG"), a Massachusetts-based strategy and management consulting firm. Through PTG, the Company offers strategy formulation, strategic planning process design, and business process assessment and redesign services. PTG was acquired for $6.7 million in cash and 214,000 shares of Class A Common Stock.

     Effective March 31, 1998, the Nextera acquired Pyramid Imaging, Inc. ("Pyramid"), a California-based consulting and technology firm. Through Pyramid, the Company offers consulting services focused on providing technology-based solutions within the areas of knowledge management, electronic commerce, customer management, and human capital management. Pyramid was acquired for $9.2 million in cash and 586,667 shares of Class A Common Stock. In addition, the Company agreed to an "earn-out" provision providing for the payment of up to an additional $0.8 million in cash and 53,333 shares of Class A Common Stock upon the achievement of certain revenue and pretax profit targets related to the performance of Pyramid during the twelve months ending March 31, 1999.

                           NEXTERA ENTERPRISES, INC.

     Effective August 31, 1998, Nextera acquired substantially all the assets and assumed certain liabilities of Sibson & Company, L.P. and acquired Sibson Canada, Inc., (collectively "Sibson") human resources consulting firms based in New Jersey and Toronto, Canada, respectively. Through Sibson, the Company provides human capital consulting services offering human resource strategies, outsourcing assessments, organizational designs, rewards/incentives programs, performance management processes and systems, and executive coaching services. Sibson also serves sales and marketing organizations with sales strategy, selling process, sales channel and selling effectiveness consulting. Sibson was acquired for $37.4 million in cash, 2,613,087 shares of Class A Common Stock and 197,813 Exchangeable Shares which may be exchanged at the option of the holders into 197,813 shares of Class A Common Stock.

     Effective December 31, 1998, the Company acquired Lexecon Inc. ("Lexecon"), an Illinois-based economic consulting firm. Through Lexecon, Nextera provides a full range of economic consulting services, including economic, financial and statistical analysis and expert testimony, which are predominately used in matters relating to complex litigation and regulatory proceedings. Lexecon was acquired for $31.1 million in cash, 2,816,000 shares of Class A Common Stock and certain additional shares of Class A Common Stock to be determined based on the price per share in the Offering of the Class A Common Stock (the "Reserved Shares"). The number of Reserved Shares to be issued will range from a minimum of 231,440 shares if the price per share in an initial public offering ("the Offering") is $17.50 or higher to a maximum of 1,450,240 shares if the price per share in the Offering is $12.50 or less. However, if the Offering does not occur on or prior to February 29, 2000, all 1,450,240 Reserved Shares will be deemed issued and simultaneously redeemed by the Company at a price of $7.65 per share, which will require the Company to pay approximately $11.1 million in cash to the former stockholders of Lexecon.

     The following information presents the unaudited pro forma condensed results of operations as if the acquisitions of Symmetrix, SiGMA, PTG, Pyramid, Sibson and Lexecon had occurred on January 1, 1997. The pro forma results are presented for information purposes only and are not necessarily indicative of the future results of operations of the Company or the results of operations of the Company had the acquisitions occurred on January 1, 1997.

                                                           FOR THE YEAR ENDED
                                                              DECEMBER 31,
                                                     ------------------------------
                                                        1997               1998
                                                             (IN THOUSANDS,
                                                     EXCEPT PER COMMON SHARE DATA)
Net revenues.......................................   $105,275           $135,167
Net loss...........................................     (3,567)           (12,044)
Net loss per common share, basic and diluted.......   $  (0.36)          $  (0.61)

     Subsequent to December 31, 1998, the Company acquired the stock of The Alexander Corporation Limited ("Alexander"). Alexander was acquired for L300,000 (approximately $490,000) and 150,000 shares of Class A Common Stock. The acquisition of Alexander has been accounted for under the purchase method of accounting. Accordingly, the purchase price was allocated to the underlying assets and liabilities based on their respective estimated fair values at the date of the acquisition.

2. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

                           NEXTERA ENTERPRISES, INC.

     In light of the fact that the Company's common stock is not traded on any public market, the Company has established the fair market value for its common stock from time to time. In determining the fair market value, the Company has considered, among other factors, the values utilized in certain arms-length negotiated transactions, valuations prepared by outside consultants and the market values of comparable public companies as adjusted for the lack of liquidity of the Company's common stock.


Revenue Recognition

     The Company derives its revenues from consulting services under time and materials, capped-fee and fixed-price billing arrangements. Under time and materials arrangements, revenues are recognized as the services are provided. Revenues on fixed-price and capped-fee contracts are recognized using the percentage of completion method of accounting and are adjusted monthly for the cumulative impact of any revision in estimates. The Company determines the percentage of completion of its contracts by comparing costs incurred to date to total estimated costs. Contract costs include all direct labor and expenses related to the contract performance. Costs and estimated earnings in excess of billings represents revenues recognized in excess of amounts billed. Deferred revenue represents billings in excess of revenues recognized. Net revenues exclude reimbursable expenses charged to clients.

Cash and Cash Equivalents

     Cash and cash equivalents consist of cash on hand and demand deposits accounts. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

Furniture and fixtures............................   5-7 years
Equipment.........................................   3-5 years
Software..........................................     3 years

     Leasehold improvements are amortized over the lesser of the lease term or the useful life of the property. Amortization of assets under capital leases is included in depreciation.

Intangible Assets


     Intangible assets consist principally of the cost in excess of assets acquired resulting from acquisitions and are being amortized on a straight-line basis over 5 years for intangibles relating to personnel and over 40 years for all other intangibles. The Company assesses the carrying value and future useful life of these assets whenever events or changes in circumstances indicate that impairment may have occurred or that the future life has diminished. The Company considers the future undiscounted cash flows of the acquired companies in assessing the recoverability of these assets. If an impairment is indicated through this review, the carrying amount of the intangible assets will be reduced to their respective estimated fair values as determined based upon the best information available in the circumstances. Such information likely would include a review of comparable market prices of similar assets or businesses, if available, or an estimate of fair value based upon the present value of estimated expected future cash flows. Any impairment is charged to expense in the period in which the impairment is incurred.

                           NEXTERA ENTERPRISES, INC.

     Intangible assets consist of the following:

                                                 AS OF
                                             DECEMBER 31,
                                          -------------------
                                           1997        1998
                                            (IN THOUSANDS)
Goodwill................................  $14,917    $121,751
Intangibles related to personnel........    1,100       5,308
                                          -------    --------
                                           16,017     127,059
Less: accumulated amortization..........      255       1,977
                                          -------    --------
Intangible assets, net..................  $15,762    $125,082
                                          =======    ========

Financial Instruments

     The carrying value of financial instruments such as cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values based on the short-term maturities of these instruments. The carrying value of long-term debt approximates its fair value based on references to similar instruments.

Concentration of Credit Risk

     The Company provides its services to customers in diversified industries, primarily in the United States. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations. During 1998, no customer accounted for more than 10% of net revenues. Sales to three significant customers accounted for 36%, 20% and 10% of net revenues during 1997.

Foreign Currency Translation

     All assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates in accordance with SFAS No. 52, "Foreign Currency Translation." Foreign currency transaction gains and losses are included in the accompanying statement of operations and are not material for all periods presented.

Basic and Diluted Earnings Per Common Share

     On December 31, 1997, the Company adopted Statement of Financial Accounting Standard No. 128, Earnings Per Share ("SFAS No. 128"). SFAS No. 128 requires the presentation of two amounts, basic earnings per common share and diluted earnings per common share. Earnings per common share excludes any dilutive effects of options, warrants and convertible securities. For the period ended December 31, 1997 and 1998, basic and diluted earnings per common share are the same due to the antidilutive effect of potential common shares outstanding.

Income Taxes

     Nextera was treated as a partnership for federal and state income tax purposes through December 31, 1998. Therefore, all items of income, expense, and tax credit are passed through to the individual unit holders. Accordingly, no provision for income taxes is required for Nextera. Symmetrix and Pyramid, wholly owned subsidiaries of the Company, are subject to income taxes and report their income tax provision using the liability method in accordance with Financial Accounting Standards Board Statement 109, Accounting for Income Taxes ("Statement 109"). Under Statement 109, deferred income taxes are provided for differences between the financial reporting and tax bases of assets and liabilities. Effective December 31, 1998, as a result of the incorporation of Nextera Enterprises, Inc., the Company became subject to income taxes.

Stock-Based Compensation and Other Equity Instruments

     The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related Interpretations in accounting for its employee stock options.

                           NEXTERA ENTERPRISES, INC.

Under APB 25, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     The Company follows the provisions of EITF 96-18 in accounting for equity instruments issued to non-employees in exchange for goods or services. Accordingly, warrants issued to Knowledge Universe, Inc. in connection with an acquisition (see Note 7) have been recorded at their fair value on the date of grant.

Recently Issued Accounting Pronouncements

     In June, 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133") SFAS 133 requires companies to record derivatives on the bivalence sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the value of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 is effective beginning in 2000. The adoption of SFAS 133 is not expected to have a material impact on the financial position or results of operations of the Company.

     In March, 1998, the American Institute of Certified Public Accountants issued SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1") SOP 98-1 requires companies to capitalize qualifying computer software costs that are incurred during the application development stage and amortize them over the software's estimated useful life. The Company adopted the provisions of SOP 98-1 effective January 1, 1998 and capitalized costs totaling $349,000 in accordance with its provisions.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                          AS OF
                                                       DECEMBER 31,
                                                     ----------------
                                                      1997      1998
                                                      (IN THOUSANDS)
Equipment..........................................  $  663    $3,409
Software...........................................      55       923
Furniture and fixtures.............................     371     3,380
Leasehold improvements.............................     222     1,620
                                                     ------    ------
                                                      1,311     9,332
Less: accumulated depreciation.....................     130     1,276
                                                     ------    ------
Property and equipment, net........................  $1,181    $8,056
                                                     ======    ======

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                          AS OF
                                                      DECEMBER 31,
                                                    -----------------
                                                     1997      1998
                                                     (IN THOUSANDS)
Trade accounts payable............................  $  720    $ 6,086
Accrued payroll and compensation..................     837     12,103
Other.............................................     727      5,341
                                                    ------    -------
                                                    $2,284    $23,530
                                                    ======    =======

5. FINANCING ARRANGEMENTS

Bridge Loan

     In August 1998, the Company secured a $40,000,000 revolving credit facility (the "Bridge Loan"), which bore interest during 1998 at the rate of LIBOR plus 450 basis points per annum (10.2% at December 31,

                           NEXTERA ENTERPRISES, INC.

1998). The Bridge Loan is secured by substantially all of the Company's assets and contains certain restrictive covenants, with which the Company was in compliance at December 31, 1998. Effective December 31, 1998, the Bridge Loan was amended to increase the credit facility to $77,500,000, to add Knowledge Universe, Inc. as a lender under the credit facility and to extend the maturity to April 30, 1999. Borrowings under the amended Bridge Loan bear interest at a rate of 12%. As of December 31, 1998, $75,849,000 was outstanding under the Bridge Loan, including $349,000 of accrued interest.

Notes Payable to Bank

     The Company and its subsidiaries have lines of credit with banks which provide for an aggregate maximum borrowing capacity of $11.0 million. Lines of credit with an aggregate maximum borrowing capacity of $10.0 million bear interest at rates ranging from prime (7.75% at December 31, 1998) plus 0.25% to prime plus 1%. The balance of the lines bear interest at the commercial paper rate (approximately 4.8% at December 31, 1998) plus 3.15%. As of December 31, 1998, borrowings outstanding under the lines of credit totaled $6,156,000 and bore interest at a weighted average rate of 8.49%. The lines contain restrictive covenants, with which the Company was in compliance at December 31, 1998, relating to maintenance of financial ratios, operating restrictions and restrictions on the payment of dividends.

Long-term Debt

     Long-term debt excluding certain debentures arising in connection with a recapitalization occurring in April 1998 (see Note 9 -- Recapitalization) consists of the following:

                                                                  AS OF
                                                               DECEMBER 31,
                                                             ----------------
                                                              1997      1998
                                                              (IN THOUSANDS)
Unsecured notes payable to former stockholders and
  employees of Symmetrix, issued in connection with the
  acquisition of common stock of Symmetrix. Interest
  accrues at the lower of 10.0% or prime (7.75% at December
  31, 1998), payable in bi-annual installments with
  principal ranging from $1,152 to $7,560, through July
  2002.....................................................  $  172    $   71
Unsecured note payable to a former stockholder of Symmetrix
  issued in connection with a non-compete agreement. Annual
  payments of $120,000 are due through May 2010. Interest
  accrues annually at 8.7%.................................     915       873
Other......................................................      28        30
                                                             ------    ------
                                                              1,115       974
Less: current portion......................................     146       101
                                                             ------    ------
Long-term debt.............................................  $  969    $  873
                                                             ======    ======

     Annual maturities of long-term debt for the years ending after December 31, 1998 are as follows (in thousands):

1999..................................................  $101
2000..................................................    77
2001..................................................    64
2002..................................................    59
2003..................................................    62
2004 and thereafter...................................   611
                                                        ----
                                                        $974
                                                        ====

                           NEXTERA ENTERPRISES, INC.

6. INCOME TAXES

     The provision for income taxes consists of the following:

                                                   PERIOD FROM
                                                FEBRUARY 26, 1997
                                               (DATE OF INCEPTION)         FOR THE
                                                     THROUGH             YEAR ENDED
                                                DECEMBER 31, 1997     DECEMBER 31, 1998
                                                            (IN THOUSANDS)
Current:
  Federal....................................          $ --                 $200
  State......................................            --                   43
                                                       ----                 ----
          Total current tax provision........            --                  243
                                                       ----                 ----
Deferred:
  Federal....................................           596                   --
  State......................................           106                   --
                                                       ----                 ----
          Total deferred tax provision.......           702                   --
                                                       ----                 ----
          Total tax provision................          $702                 $243
                                                       ====                 ====

\ Deferred tax assets reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                                  AS OF
                                                              DECEMBER 31,
                                                            -----------------
                                                             1997      1998
                                                             (IN THOUSANDS)
Deferred tax asset:
  Reserves................................................  $   60    $   525
  Other accrued liabilities...............................     363      1,377
  Net operating loss carryforwards........................   2,327      4,680
                                                            ------    -------
     Deferred tax asset...................................   2,750      6,582
  Valuation allowance.....................................   2,716      3,628
                                                            ------    -------
  Net deferred tax asset..................................      34      2,954
Deferred tax liability:
  Depreciation............................................     (34)       (21)
  Deductible goodwill amortization........................      --       (457)
  Cash-to-accrual adjustments.............................      --     (2,476)
                                                            ------    -------
          Total deferred tax asset........................  $    0    $     0
                                                            ======    =======

     In December 31, 1997, Symmetrix had approximately $5,819,000 of pre-acquisition tax net operating loss carryforwards which expire through the year 2012. At December 31, 1998, Symmetrix, Pyramid and Lexecon have tax net operating loss carryforwards of approximately $9,102,000, $351,000 and $2,246,000, respectively, which will expire through the year 2018. As a result of ownership changes, net operating losses are subject to limitations under the Internal Revenue Code.

                           NEXTERA ENTERPRISES, INC.

     The reconciliation of the consolidated effective tax rate of the Company is as follows:

                                                   PERIOD FROM
                                                FEBRUARY 26, 1997
                                               (DATE OF INCEPTION)        FOR THE
                                                     THROUGH            YEAR ENDED
                                                DECEMBER 31, 1997    DECEMBER 31, 1998
Tax (benefit) at statutory rate..............          (34)%                (34)%
State taxes (benefit), net of federal
  benefit....................................           (6)                   0
Permanent differences........................            3                    2
Loss treated as partnership flow-through for
  tax purposes...............................           54                   11
Corporate losses not benefited...............            0                   20
Other........................................           13                    2
                                                       ---                  ---
Income tax provision.........................           30%                   1%
                                                       ===                  ===

7. RELATED PARTY TRANSACTIONS

     During 1997, the Company entered into a professional services contract with Productivity Point International, Inc. ("PPI"), a subsidiary of Knowledge Universe, L.L.C. Revenues from PPI were $225,000 in 1997 and $642,000 in 1998. The Company also performed additional services for Knowledge Universe, L.L.C. and TEC Worldwide, Inc., an affiliate of Knowledge Universe, L.L.C., during 1998 and recorded revenues totaling $900,000 and $90,000, respectively. At December 31, 1998, a total of $400,000 was due from PPI, Knowledge Universe, L.L.C. and TEC Worldwide, Inc.

     On July 31, 1995, Symmetrix entered into a four year non-compete agreement ("Agreement") with its then majority stockholder ("Stockholder") in conjunction with the Stockholder's sale of his holdings in Symmetrix' common stock to a non-affiliated third party. Symmetrix capitalized the value of the Agreement, $986,000, and is amortizing the amount on a straight-line basis over the life of the Agreement. At December 31, 1998, the carrying amount was $144,000 and was included in other assets on the consolidated balance sheet.

     In connection with an equity recapitalization, $47,970,000 was recorded as debentures due to affiliates (see Note 9). In connection with the amendment of the Bridge Loan, Knowledge Universe, Inc. provided a $37.5 million credit facility to the Company (see Note 5).

     Knowledge Universe, Inc. has guaranteed the Company's contingent obligation to repurchase certain Reserved Shares arising in connection with the Company's acquisition of Lexecon (see Note 1--Acquisitions). In consideration for the issuance of this guaranty, the Company granted to Knowledge Universe, Inc. warrants to purchase 250,000 shares of Class A Common Stock at an exercise price of 80% of the initial public offering price per share of the Company's Class A Common Stock, provided, however, if such public offering does not occur by August 31, 2000, the exercise price will be $7.65 per share, as adjusted for stock splits, stock dividends and similar transactions. The warrants expire on December 31, 2003. The Company has included approximately $1,000,000, the estimated fair value of the warrants, calculated using the Black-Scholes model, as a component of its purchase price incurred in connection with the Lexecon acquisition.

     Management fees of $90,000 in 1997 and $120,000 in 1998 due to Knowledge Universe, Inc. were incurred. In addition, the Company also incurred a supplemental management fee of $1,500,000 to Knowledge Universe, Inc. for additional services rendered to the Company during 1998. As of December 31, 1998, $210,000 of such fees were unpaid.

                           NEXTERA ENTERPRISES, INC.

8. LEASES

     The Company leases its office facilities under operating leases which expire from 2001 to 2007. The majority of the leases require payments for additional expenses such as taxes, maintenance and utilities. Certain of the leases contain renewal options. The Company also has operating leases for certain equipment. Total rent expense for the period from February 26, 1997 (date of inception) through December 31, 1997 and for 1998 was approximately $449,000 and $2,223,000, respectively. The Company also leases certain equipment under capital leases.

     Future minimum lease payments under capital leases and noncancelable operating leases for the years ending after December 31, 1998 are as follows (in thousands):

                                                   CAPITAL    OPERATING
                                                   LEASES      LEASES
  1999...........................................  $  605      $ 4,545
  2000...........................................   1,265        4,368
  2001...........................................     468        3,868
  2002...........................................      15        3,441
  2003...........................................       5        2,314
  2004 and thereafter............................                6,399
                                                   ------      -------
          Total minimum lease payments...........   2,358      $24,935
                                                               =======
  Less amounts representing interest.............    (250)
                                                   ------
  Present value of minimum capitalized lease
     payments....................................   2,108
  Current portion................................    (381)
                                                   ------
  Long-term capitalized lease obligation.........  $1,727
                                                   ======

9. STOCKHOLDERS' EQUITY

     The Company's historical equity structure is described below. As of April 30, 1998, the Company amended and restated its capital structure (see Recapitalization below). As of December 31, 1998, the Company converted from a limited liability company to a "C" corporation.

Historical

     As of December 31, 1997, the Company was authorized to issue two classes of stock: Class A Common Stock and Class B Preferred Stock. Each Class A Common stockholder had one vote per share of Class A Common Stock. The Class B Preferred Stock was non-voting. At December 31, 1997, the Company had a warrant outstanding to purchase 5,000,000 shares of Class A Common Stock at an exercise price of $2.50 per share, with an expiration date of August 1, 2002 (the "Warrant"). At any time after May 1, 2002, or upon the exercise of the Warrant, the Class B Preferred stockholders have the right to require the Company to redeem all of their Class B Preferred Stock for an amount equal to their adjusted capital balances. The Class B Preferred Stock also had a liquidation preference equal to their Undistributed Return, as defined in the amended and restated operating agreement of the limited liability company. The Company had a right to approve or disapprove any proposed transfer of stock.

Recapitalization

     During the period from January 1, 1998 through April 30, 1998, $30,223,000 of additional capital was contributed, bringing the total contributed capital to $49,970,000. As of April 30, 1998, the Company undertook a recapitalization, which was unanimously approved by the stockholders of the Company. The net result of the recapitalization was the redesignation of $47,970,000 of capital as debentures. As a result of the recapitalization transactions, the Company issued two debentures with principal amounts of $24,970,000 and $23,000,000, respectively. Both debentures are due on May 1, 2002. The debentures accrue interest at a rate of

                           NEXTERA ENTERPRISES, INC.

10% retroactive to the date the initial capital was funded. Accordingly, for the year ended December 31, 1998, the Company incurred approximately $793,000 of interest expense pursuant to the recapitalization related to the period ended December 31, 1997. As of December 31, 1998, $53,149,000 of principal and interest was due under the debentures.

     Also, as part of the recapitalization, the stated value of the 10,000,000 Class A Common Stock was reduced to $0.20 per share from $2.50 per share. Effective December 31, 1998, a par value of $0.001 per share was established for Class A and Class B Common Stock.

     In addition, pursuant to the recapitalization, the Warrant to acquire 5,000,000 shares of Class A Common Stock was amended to provide that the shares subject to the Warrant were changed to a new class of authorized Class B Common Stock. The Class B Common Stock has the same economic characteristics as the Class A Common Stock, except that each Class B Common stockholder has ten votes per share of Class B Common Stock. The warrant was contributed to the Company in exchange for 4,300,000 shares of Class B Common Stock on April 30, 1998.

Employee Equity Participation Plan

     In 1997, the Company established its Employee Equity Participation Plan ("EPP"), whereby the Board of Directors may make discretionary awards of stock appreciation rights ("SAR") to employees of the Company. At the exercise date, the Company may settle its SAR obligations by making either cash payments or issuing Class A Common Stock equal to the amount of the underlying appreciated value of the Company's Class A Common Stock from the initial grant date. The exercise of the SAR is limited by the provisions of each applicable employee agreement, however, the exercise period cannot exceed seven years. For the period ended December 31, 1997, 450,000 SARs were granted under the EPP, at an initial price of $5.00. The Company recognized no compensation expense relating to the SARs during the period ended December 31, 1997. Pursuant to the EPP, 4,500,000 SARs have been reserved for issuance.

     Subsequent to December 31, 1997, the Board of Directors approved the conversion of all existing SARs into options pursuant to the provisions of the EPP. The exercise price of the options was $5.00, which was equal to or exceeded the fair value on the date of the conversion.

     A summary of stock options held by Company employees as of December 31, 1998 and the related transactions for the year ended December 31, 1998, excluding those related to Lexecon employees as discussed below, is as follows:

                                                WEIGHTED AVERAGE    WEIGHTED AVERAGE
                                    SHARES       EXERCISE PRICE      REMAINING LIFE
Outstanding options at December
  31, 1997.......................    450,000         $5.00             8.5 years
  Granted........................  2,170,233          6.78             9.7 years
  Forfeited......................   (139,993)         6.06             9.2 years
                                   ---------         -----             ---------
Outstanding options at December
  31, 1998.......................  2,480,240         $6.50             9.4 years
                                   =========         =====             =========

     All options detailed above have a 10 year life and vest over a four year period. As of December 31, 1998, 100,760 options were vested.

     In December 1998, the Company entered into agreements with certain non-stockholder key executives of Lexecon under which payments totaling $4,248,000 in cash were made and fully-vested options (the "Vested Options") to purchase 384,000 shares of Class A Common Stock at an exercise price of $1.50 per share were granted. Additionally, the Company reserved for issuance to these key executives options (the "Reserved Options") to purchase Class A Common Stock at an exercise price of $1.50 per share. The number of shares of Class A Common Stock subject to the Reserved Options will be determined based on the price per share in the Offering of the Class A Common Stock, ranging from a minimum of 31,560 shares if the price per share in

                           NEXTERA ENTERPRISES, INC.

the Offering is $17.50 or higher, to a maximum of 197,760 shares if the price per share in the Offering is $12.50 or less. However, if the Offering does not occur on or prior to February 29, 2000, all 197,760 Reserved Options will be deemed issued and exercised, and the Class A Common Stock acquired upon such exercise will be redeemed by the Company at a price of $7.65 per share, which will require the Company to pay approximately $1,216,000 in cash to such non-stockholder key executives of Lexecon, net of the proceeds from the exercise of such options. The Company recorded as "Compensation expense--other" $6,671,000 in 1998, which represented the cash paid, which includes the Company's matching medicare obligation on cash paid to the non-stockholder key executives, plus the difference between the fair market value of the Class A Common Stock on the date of grant of $7.65 per share, and the exercise price of the Vested Options. The Company will incur additional compensation expense related to the Reserved Options at the time the number of shares of Class A Common Stock subject to the Reserved Options is determined.

     The Company has adopted the disclosure requirements of SFAS 123, "Accounting for Stock-Based Compensation" and, as permitted under SFAS 123, applies Accounting Principles Board Opinion ("APB") No. 25 and related interpretations in accounting for its plans. If the Company had adopted the optional recognition provisions of SFAS 123 for its stock option plans, net loss and net loss per share would have been changed to the pro forma amounts indicated below:

                                                    FOR THE
                                                  YEAR ENDED
                                               DECEMBER 31, 1998
                                                (IN THOUSANDS,
                                               EXCEPT PER SHARE
                                                 COMMON DATA)
Net loss
  As reported..............................      $    (17,155)
  Pro forma................................           (17,627)
Net loss per common share
  As reported..............................      $      (1.14)
  Pro forma................................      $      (1.18)

     The fair value of stock options used to compute pro forma net loss and net loss per common share disclosure is the estimated fair value at grant date using the Black-Scholes option pricing model assuming expected volatility of 55% and a risk free interest rate of 5%.

     Adoption of the optional recognition provisions of SFAS 123 during 1997 would have had no effect on reported net loss and net loss per common share.

     At December 31, 1998, the Company had reserved 9,707,386 unissued shares of its Class A Common Stock for possible issuances under stock-based compensation plans, for possible issuances of contingent shares in connection with acquisitions (see Note 1), for possible issuances in connection with outstanding warrants, and for possible conversions of exchangeable shares.

10. BASIC AND DILUTED EARNINGS PER COMMON SHARE

     The following table sets forth the reconciliation of the numerator and denominator of the net loss per common share computation:

                                                PERIOD FROM
                                             FEBRUARY 26, 1997
                                            (DATE OF INCEPTION)            FOR THE
                                                  THROUGH                 YEAR ENDED
                                             DECEMBER 31, 1997        DECEMBER 31, 1998
                                            (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)
Net loss..................................        $(3,015)                 $(17,155)
Weighted average common shares
  outstanding.............................          4,061                    14,997
Net loss per common share.................        $ (0.74)                 $  (1.14)
                                                  =======                  ========

                           NEXTERA ENTERPRISES, INC.

11. RETIREMENT SAVINGS PLANS

     The Company and certain of its subsidiaries sponsor retirement savings plans under Section 401(k) of the Internal Revenue Code for the benefit all of their employees meeting certain minimum service requirements. Eligible employees may elect to contribute to the retirement plans subject to limitations established by the Internal Revenue Code. The trustees of the plans select investment opportunities from which participants may choose to contribute. Matching contributions are made at the discretion of the Company and, for certain plans, as a percentage of employee contributions. Total discretionary and matching contribution expense under the plans for 1998 was $1,839,000. There were no contributions for the period from February 26, 1997 (date of inception) through December 31, 1997.

12. RESTRUCTURING COSTS

     During 1998, the Company recorded restructuring costs of $1,298,000 related to the combination of Symmetrix and SiGMA resulting in the formation of Business Performance Solutions. These restructuring costs consisted principally of $603,000 of severance payments and terminating costs and $616,000 for vacated leased office space, net of estimated sublease income. The Company's restructuring plan and its related exit costs have been accounted for pursuant to EITF 94-3. As of December 31, 1998, $947,000 was included in accounts payable and accrued expensed related to unpaid restructuring costs.

13. CONTINGENCIES

     The Company is subject to certain asserted claims arising in the ordinary course of business. The Company intends to vigorously assert its rights and defend itself in any litigation which may arise from such claims. While the ultimate outcome of these matters could affect the results of operations of any one quarter or year when resolved in future periods, and while there can be no assurance with respect thereto, management believes that after final disposition, any financial impact to the Company would not be material to the Company's financial position.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Symmetrix, Inc.

     We have audited the accompanying consolidated balance sheets of Symmetrix, Inc. and subsidiaries as of May 31, 1997 and July 30, 1997, and the related consolidated statements of operations and accumulated deficit and cash flows for the year ended May 31, 1997 and for the period from June 1, 1997 through July 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Symmetrix, Inc. and subsidiaries at May 31, 1997 and July 30, 1997, and the results of their operations and their cash flows for the year ended May 31, 1997 and for the period from June 1, 1997 through July 30, 1997 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 30, 1998

                        SYMMETRIX, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                 AS OF           AS OF
                                                              MAY 31, 1997   JULY 30, 1997
                                                                     (IN THOUSANDS,
                                                                   EXCEPT SHARE DATA)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................    $   838         $   543
  Accounts receivable, net of allowance for doubtful
     accounts of $100 at May 31, 1997 and July 30, 1997.....      2,919           2,560
  Costs and estimated earnings in excess of billings........        471              95
  Prepaid expenses and other current assets.................        174              97
  Refundable income taxes...................................        416             416
                                                                -------         -------
          Total current assets..............................      4,818           3,711
Long-term receivable........................................        600             600
Property and equipment, net.................................        411             387
Other assets................................................        654             607
                                                                -------         -------
          Total assets......................................    $ 6,483         $ 5,305
                                                                =======         =======

       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses.....................    $ 2,595         $ 6,773
  Notes payable to bank.....................................        114              81
  Due to affiliate..........................................          1               3
  Deferred revenue..........................................      3,802           3,150
  Current portion of long-term debt.........................        128             128
                                                                -------         -------
          Total current liabilities.........................      6,640          10,135
Long-term debt..............................................      1,048           1,030
Stockholders' equity (deficit):
  Common stock, no par value, 10,000,000 shares authorized,
     1,216,921 shares issued and outstanding................         12              12
  Additional paid-in capital................................        995             995
  Accumulated deficit.......................................     (2,212)         (6,867)
                                                                -------         -------
          Total stockholders' equity (deficit)..............     (1,205)         (5,860)
                                                                -------         -------
          Total liabilities and stockholders' equity
            deficit.........................................    $ 6,483         $ 5,305
                                                                =======         =======

   The accompanying notes are an integral part of these financial statements.

                        SYMMETRIX, INC. AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                               FOR THE      PERIOD FROM
                                                              YEAR ENDED   JUNE 1, 1997
                                                               MAY 31,        THROUGH
                                                                 1997      JULY 30, 1997
                                                                    (IN THOUSANDS)
Net revenues................................................   $15,052        $ 2,381
Cost of revenues............................................    13,529          1,994
                                                               -------        -------
     Gross profit...........................................     1,523            387
Selling, general and administrative expenses................     6,584            887
Compensation expense--repurchase of stock options...........        --         (4,126)
                                                               -------        -------
     Loss from operations...................................    (5,061)        (4,626)
Gain on sale of investment..................................     1,884             --
Interest income.............................................        53              8
Interest expense............................................      (116)           (37)
                                                               -------        -------
     Net loss...............................................    (3,240)        (4,655)

Retained earnings (accumulated deficit) at beginning of
  period....................................................     1,028         (2,212)
                                                               -------        -------
Accumulated deficit at end of period........................   $(2,212)       $(6,867)
                                                               =======        =======

   The accompanying notes are an integral part of these financial statements.

                        SYMMETRIX, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                              PERIOD FROM
                                                                FOR THE      JUNE 1, 1997
                                                               YEAR ENDED       THROUGH
                                                              MAY 31, 1997   JULY 30, 1997
                                                                     (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................    $(3,240)        $(4,655)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
     Gain on sale of investment.............................     (1,884)             --
     Depreciation...........................................        261              38
     Amortization...........................................        246              53
     Change in operating assets and liabilities:
       Accounts receivable..................................       (541)            359
       Costs and estimated earnings in excess of billings...        (13)            376
       Long-term receivable.................................       (600)             --
       Due to affiliate.....................................          1               2
       Prepaid expenses and other current assets............        210              77
       Refundable taxes.....................................        (14)             --
       Accounts payable and accrued expenses................        720           4,178
       Deferred revenue.....................................      3,541            (652)
       Other................................................        (60)             (6)
                                                                -------         -------
          Net cash used in operating activities.............     (1,373)           (230)
                                                                -------         -------
Cash flows from investing activities:
  Purchase of property and equipment........................       (245)            (14)
  Proceeds from sale of investment..........................      2,259              --
                                                                -------         -------
          Net cash provided by (used in) investing
            activities......................................      2,014             (14)
                                                                -------         -------
Cash flows from financing activities:
  Borrowings under line of credit...........................        114              --
  Repayments of long-term debt..............................       (100)            (18)
  Repayments under line of credit...........................       (164)            (33)
                                                                -------         -------
          Net cash used in financing activities.............       (150)            (51)
                                                                -------         -------
  Net increase (decrease) in cash and cash equivalents......        491            (295)
  Cash and cash equivalents at beginning of period..........        347             838
                                                                -------         -------
  Cash and cash equivalents at end of period................    $   838         $   543
                                                                =======         =======
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
     Interest...............................................    $   118         $    23
                                                                =======         =======
     Income taxes...........................................    $   314         $    --
                                                                =======         =======

   The accompanying notes are an integral part of these financial statements.

                        SYMMETRIX, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         MAY 31, 1997 AND JULY 30, 1997

1. THE COMPANY

     Symmetrix, Inc. ("Symmetrix" or the "Company") offers enhanced services in acquisition due diligence, customer profitability, information technology strategy assessment and design, construction, and deployment of complete business systems. Symmetrix primarily offers its services to the financial services, health care and insurance industries.

     On May 26, 1994, Symmetrix Capital Partners I Limited Partnership (the "Partnership") was formed for the purpose of making investments in entities that could benefit from the Company's management services. In the absence of any dissolution events, as defined in the Partnership agreement, the Partnership shall continue in existence until December 31, 2009, unless otherwise extended. The Company is the general partner and a Class B Limited Partner. As of May 31, 1996, the Company had provided 74% of the Partnership's capital. During the year ended May 31, 1995, certain Class B Limited Partners were admitted in place of a portion of the Company's investment as a Class B Limited Partner. A total of $125,000 was paid to the Company in return for this portion of the Company's Class B Limited Partnership interest. To date, the Partnership has not generated any revenues or expenses. Management intends to dissolve the Partnership.

2. SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Revenue Recognition

     The Company derives its revenues from consulting services under time and materials, capped-fee, and fixed-price billing arrangements. Under time and materials arrangements, revenues are recognized as the services are provided. Revenues on fixed-price and capped-fee contracts are recognized using the percentage of completion method of accounting and are adjusted monthly for the cumulative impact of any revision in estimates. The Company determines the percentage of completion of its contracts by comparing costs incurred to date to total estimated costs. Contract costs include all direct labor and expenses related to the contract performance. Costs and estimated earnings in excess of billings represents revenues recognized in excess of amounts billed. Deferred revenue represents billings in excess of revenues recognized. Net revenues exclude reimbursable expenses charged to clients.

Cash and Cash Equivalents

     Cash and cash equivalents consist of cash on hand and demand deposits accounts. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost which approximates market value.

                        SYMMETRIX, INC. AND SUBSIDIARIES

                         MAY 31, 1997 AND JULY 30, 1997

Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the following estimated useful lives:

Furniture and fixtures............................  5-7 years
Equipment.........................................  3-5 years
Software..........................................    3 years

     Leasehold improvements are amortized over the lesser of the lease term or the useful life of the property.

Financial Instruments

     The carrying value of financial instruments such as cash equivalents, accounts receivable, accounts payable and accrued expenses approximates their fair values based on the short-term maturities of these instruments. The carrying value of long-term debt approximates its fair value based on references to similar instruments.

Concentration of Credit Risk

     The Company provides its services to customers in diversified industries, primarily in the United States. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations. For the year ended May 31, 1997, revenues to three significant customers accounted for 69% of net revenues. Three customers accounted for 84% of receivables, net of related deferred revenue at May 31, 1997.

Stock Compensation

     The Company grants stock options for a fixed number of shares to employees with an exercise price not less than the fair value of the shares at the date of grant and accounts for stock options granted to employees in accordance with the provisions of Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees.

Income Taxes

     The Company utilizes the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Deferred tax assets are recognized, net of any valuation allowance, for deductible temporary differences and net operating loss and tax credit carryforwards. Deferred tax expense represents the change in the deferred tax asset or liability balances.

3. INVESTMENT

     The Company held an 8.5% investment in Olympic Manufacturing Group, Inc. ("Olympic"), a privately-held manufacturing company. The Company did not have a controlling interest in Olympic and the investment was valued at cost. The investment was sold during the year ended May 31, 1997 at a gain of $1,883,927.

                        SYMMETRIX, INC. AND SUBSIDIARIES

                         MAY 31, 1997 AND JULY 30, 1997

4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                        AS OF            AS OF
                                                     MAY 31, 1997    JULY 30, 1997
                                                            (IN THOUSANDS)
Equipment..........................................     $1,319          $1,321
Software...........................................        250             262
Furniture and fixtures.............................        230             230
Leasehold improvements.............................         69              69
                                                        ------          ------
                                                         1,868           1,882
Less: accumulated depreciation.....................      1,457           1,495
                                                        ------          ------
Property and equipment, net........................     $  411          $  387
                                                        ======          ======

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                        AS OF            AS OF
                                                     MAY 31, 1997    JULY 30, 1997
                                                            (IN THOUSANDS)
Trade accounts payable.............................     $  365          $  175
Accrued payroll....................................        320             463
Compensated absences...............................        220             258
Accrued compensation...............................         --           4,126
Profit sharing.....................................      1,234           1,234
Other..............................................        456             517
                                                        ------          ------
                                                        $2,595          $6,773
                                                        ======          ======

6. FINANCING ARRANGEMENTS

Notes Payable to Bank

     The Company has a $1,800,000 unsecured line of credit with a bank that expires on November 30, 1998. Borrowings under the line bear interest at the bank's prime rate plus 1.0% (9.5% at July 30, 1997) and are limited to a percentage of specified trade receivables. The agreement provides for an annual commitment fee of 0.5% of the unused line. The Company had $1,000,000 available under the line of credit at May 31, 1997 and July 30, 1997. On January 1, 1998, the Company increased its unsecured line of credit with the bank to $2,000,000. The line contains restrictive covenants relating to maintenance of financial ratios, operating restrictions and restrictions on the payment of dividends.

     The Company had a $220,000 unsecured declining demand line that expired on July 1, 1997. The Company also has a $150,000 unsecured line of credit with a bank that expires on August 31, 1998. Borrowings under the lines bear interest at the bank's prime rate plus 1.0% (9.5% at May 31, 1997 and July 30, 1997). The agreement provides for drawdowns through August 31, 1998, with the line declining by $6,250 per month beginning on September 1, 1996.

                        SYMMETRIX, INC. AND SUBSIDIARIES

                         MAY 31, 1997 AND JULY 30, 1997

Long-term Debt

     Long-term debt consists of the following:

                                                                 AS OF            AS OF
                                                              MAY 31, 1997    JULY 30, 1997
                                                                     (IN THOUSANDS)
Unsecured notes payable to former stockholders and
  employees, issued in connection with the repurchase of the
  Company's stock. Interest accrues at the lower of 10.0% or prime (8.5% at May 31, 1997 and July 31, 1997), payable in bi-annual installments with principal ranging from $1,152
  to $8,960, through July 2002..............................     $  191          $  175
Unsecured note payable to a former stockholder issued in
  connection with a non-competition agreement. Annual
  payments of $120,000 are due through May 2010. Interest
  accrues annually at 8.7%..................................        951             951
Other.......................................................         34              32
                                                                 ------          ------
                                                                  1,176           1,158
Less: current portion.......................................        128             128
                                                                 ------          ------
Long-term debt..............................................     $1,048          $1,030
                                                                 ======          ======

     Annual maturities of long-term debt for the fiscal years ending after July 30, 1997 are as follows (in thousands):

1998........................................................    $128
1999........................................................     135
2000........................................................      85
2001........................................................      72
2002 and thereafter.........................................     738
                                                              ------
                                                              $1,158
                                                              ======

7. INCOME TAXES

     Deferred tax assets reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax asset are as follows:

                                                AS OF            AS OF
                                             MAY 31, 1997    JULY 30, 1997
                                                    (IN THOUSANDS)
Reserves...................................    $   180          $    40
Other accrued liabilities..................      1,000            1,107
Net operating loss carryforwards...........        120            1,996
                                               -------          -------
          Total............................      1,300            3,143
Valuation allowance........................     (1,252)          (3,114)
                                               -------          -------
Net deferred tax asset.....................         48               29
Deferred liability: depreciation...........        (48)             (29)
                                               -------          -------
          Total net deferred tax asset.....    $     0          $     0
                                               =======          =======

     The Company has approximately $5,819,000 of net operating loss carryforwards which expire through the year 2012. The net operating loss carryforwards arose principally as a result of disqualifying dispositions of the Company's previously outstanding stock options. As a result of ownership changes, these net operating losses are subject to limitations under the Internal Revenue Code.

                        SYMMETRIX, INC. AND SUBSIDIARIES

                         MAY 31, 1997 AND JULY 30, 1997

8. RELATED PARTY TRANSACTIONS

     On July 31, 1995, the Company entered into a non-compete agreement ("Agreement") with the then majority stockholder ("Stockholder") in conjunction with the Stockholder's sale of his holdings in the Company's common stock to a non-affiliated third party. The Company capitalized the value of the Agreement, $986,000, and is amortizing the amount on a straight-line basis over the life of the Agreement. At May 31, 1997 and July 30, 1997, the carrying amounts were $546,000 and $493,000, respectively, and were included in other assets on the balance sheet.

9. LEASES

     The Company leases its office facility under an operating lease which expires in April 2002 and has a 5-year renewal option. The lease requires payments for additional expenses such as taxes, maintenance and utilities. Total facility rent expense for the year ended May 31, 1997 and for the period June 1, 1997 through July 30, 1997 was approximately $751,000 and $148,000, respectively.

     Future minimum lease payments under noncancelable operating leases, for the fiscal years ending after July 30, 1997 are as follows (in thousands):

1998................................................    $887
1999................................................     887
2000................................................     887
2001................................................     887
2002 and thereafter.................................     665
                                                      ------
       Total minimum lease payments.................  $4,213
                                                      ======

10. STOCKHOLDERS' EQUITY

Stock Option Plan

     The Company established the 1988 Stock Option Plan (the "Plan"), which provided for the granting of incentive stock options and non-qualified stock options to employees. The Plan provided for a maximum of 1,415,298 shares of common stock of the Company to be granted over ten years from the date the Plan was adopted.

     Incentive stock options may be issued under the Plan at an option price not less than the fair market value at the date of grant as determined by the Board of Directors (110% of fair market value in the case of stockholders having ownership in excess of 10%). Non-qualified stock options may be issued under the Plan at an option price as determined by the Board of Directors at the date of the grant.

     The incentive stock options are exercisable for a period not to exceed ten years from the date of grant (five years in the case of incentive stock options for the stockholders having ownership in excess of 10%). The non-qualified options are exercisable in accordance with the terms agreed for each option granted.

     During the year ended May 31, 1997, the Company granted 112,000 options with exercise prices equal to or exceeding the fair market value at the date of grant of the Company's common stock, ranging from $2.55 to $5.05. There were 1,025,558 stock options outstanding at May 31, 1997. No stock options were granted during the two months ended July 30, 1997.

     In July 1997, the Board of Directors approved a stock option repurchase plan whereby all of the outstanding stock options were canceled. The repurchase amount was accrued at July 30, 1997 at a cost of $4,126,000, which was charged to operations in the two months ended July 30, 1997. As a result, no stock

                        SYMMETRIX, INC. AND SUBSIDIARIES

                         MAY 31, 1997 AND JULY 30, 1997

options were outstanding at July 30, 1997. Accordingly, the disclosure of pro forma net loss required by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation has not been presented because such information is not deemed to be meaningful. The Plan will expire by its own terms on September 20, 1998.

11. RETIREMENT SAVINGS PLAN

     The Company sponsors a Retirement Savings Plan (the "Retirement Plan") under Section 401(k) of the Internal Revenue Code for the benefit of all employees meeting certain minimum service requirements. Eligible employees may elect to contribute to the Retirement Plan subject to limitations established by the Internal Revenue Code. The trustees of the Retirement Plan select investment opportunities from which participants may choose to contribute. Matching contributions are made at the discretion of the Company. The Company made contributions to the Retirement Plan of $139,000 for the year ended May 31, 1997. There were no contributions to the Retirement Plan by the Company for the period from June 1, 1997 through July 30, 1997.

12. SUBSEQUENT EVENT

     Effective July 30, 1997, all of the outstanding stock of the Company was acquired by Nextera Enterprises, L.L.C. for cash of $15,500,000.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Symmetrix, Inc.
Lexington, Massachusetts

     We have audited the accompanying consolidated balance sheet of Symmetrix, Inc. and subsidiaries as of May 31, 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Symmetrix, Inc. and subsidiaries at May 31, 1996, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ BDO SEIDMAN

Boston, Massachusetts
July 19, 1996

                        SYMMETRIX, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                    AS OF
                                                                 MAY 31, 1996
                                                                (IN THOUSANDS,
                                                              EXCEPT SHARE DATA)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................        $  347
  Accounts receivable, net of allowance for doubtful
     accounts of $62........................................         2,837
  Refundable income taxes...................................           402
  Other receivables.........................................           198
  Prepaid expenses..........................................           186
  Investment................................................           500
  Deferred income taxes.....................................            44
                                                                    ------
          Total current assets..............................         4,514
Property and equipment, net.................................           427
Covenant not to compete, net of accumulated amortization of
  $192......................................................           794
Deposits....................................................            47
                                                                    ------
          Total assets......................................        $5,782
                                                                    ======
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable to bank.....................................        $  164
  Accounts payable..........................................           341
  Accrued expenses..........................................         1,550
  Deferred revenue..........................................           261
  Current maturities of long-term debt......................           122
                                                                    ------
          Total current liabilities.........................         2,438
Long-term debt, less current maturities.....................         1,152
Deferred income taxes.......................................            32
                                                                    ------
          Total liabilities.................................         3,622
Minority interest in consolidated subsidiary................           125

Commitments (Notes 9 and 11)

Stockholders' equity:
  Common stock, $0.01 par value, 10,000,000 shares
     authorized, 1,216,921 shares outstanding...............            12
  Additional paid-in capital................................           995
  Retained earnings.........................................         1,028
                                                                    ------
          Total stockholders' equity........................         2,035
                                                                    ------
          Total liabilities and stockholders' equity........        $5,782
                                                                    ======

   The accompanying notes are an integral part of these financial statements.

                        SYMMETRIX, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                 FOR THE
                                                                YEAR ENDED
                                                               MAY 31, 1996
                                                              (IN THOUSANDS)

Net revenues................................................     $19,237
Cost of revenues............................................       9,015
                                                                 -------
     Gross profit...........................................      10,222
Selling, general and administrative expenses................      10,547
                                                                 -------
     Loss from operations...................................        (325)
Interest income.............................................          46
Interest expense............................................        (102)
                                                                 -------
     Net loss before income tax benefit.....................        (381)
Income tax benefit..........................................         247
                                                                 -------
     Net loss...............................................     $  (134)
                                                                 =======

   The accompanying notes are an integral part of these financial statements.

                        SYMMETRIX, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                 COMMON STOCK                                             FOREIGN
                            ----------------------   CAPITAL IN                          CURRENCY         TOTAL
                            NUMBER OF                EXCESS OF    RETAINED   TREASURY   TRANSLATION   STOCKHOLDERS'
                              SHARES     PAR VALUE      PAR       EARNINGS    STOCK     ADJUSTMENT       EQUITY
                                                         (DOLLAR AMOUNTS IN THOUSANDS)
Balance at May 31, 1995...   1,877,215     $ 18       $ 1,345      $1,162     $(318)       $ 12          $2,219
Shares contributed by
  stockholder.............    (595,294)      (6)            6          --        --          --               0
Purchase and retirement of
  shares..................     (15,000)      --           (38)         --        --          --             (38)
Retirement of treasury
  stock...................     (50,000)      --          (318)         --       318          --              --
Foreign currency
  translation
  adjustment..............          --       --            --          --        --         (12)            (12)
Net loss..................          --       --            --        (134)       --          --            (134)
                            ----------     ----       -------      ------     -----        ----          ------
Balance at May 31, 1996...   1,216,921     $ 12       $   995      $1,028        --          --          $2,035
                            ==========     ====       =======      ======     =====        ====          ======

   The accompanying notes are an integral part of these financial statements.

                        SYMMETRIX, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                 FOR THE
                                                                YEAR ENDED
                                                               MAY 31, 1996
                                                              (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................     $   (134)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Gain on disposal of property and equipment.............          (48)
     Provision for doubtful accounts........................          214
     Depreciation and amortization..........................          153
     Deferred income taxes..................................          225
     Changes in operating assets and liabilities:
       Accounts receivables.................................       (1,003)
       Refundable income taxes..............................         (381)
       Other receivables....................................          (83)
       Prepaid expenses.....................................         (140)
       Other assets.........................................           14
       Accounts payable.....................................           78
       Accrued expenses.....................................         (183)
       Deferred revenue.....................................          (45)
                                                                 --------
          Net cash used in operating activities.............       (1,333)
                                                                 --------
Cash flows from investing activities:
  Proceeds from disposal of property and equipment..........           69
  Purchase of property and equipment........................         (227)
                                                                 --------
          Net cash used in investing activities.............         (158)
                                                                 --------
Cash flows from financing activities
  Repayment of obligations under capital lease..............          (16)
  Borrowings under line of credit...........................          589
  Repayments of line of credit..............................         (425)
  Proceeds from issuance of notes payable...................           94
  Repayments of notes payable...............................          (73)
  Purchase of treasury stock................................           (7)
                                                                 --------
          Net cash provided by financing activities.........          162
  Effect of exchange rate fluctuations on cash and cash
     equivalents............................................          (12)
                                                                 --------
  Net decrease in cash and cash equivalents.................       (1,341)
  Cash and cash equivalents at beginning of year............        1,688
                                                                 --------
  Cash and cash equivalents at end of year..................     $    347
                                                                 ========

   The accompanying notes are an integral part of these financial statements.

                        SYMMETRIX, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 31, 1996

1. THE COMPANY

     Symmetrix, Inc. ("Symmetrix" or the "Company") offers enhanced services in acquisition due diligence, customer profitability, information technology strategy assessment and design construction, and deployment of complete business systems. Symmetrix primarily offers its services to the financial services, health care and insurance industries.

     On May 26, 1994, Symmetrix Capital Partners I Limited Partnership ("the Partnership") was formed for the purpose of making investments in entities that could benefit from the Company's management services. In the absence of any dissolution events, as defined in the Partnership agreement, the Partnership shall continue in existence until December 31, 2009, unless otherwise extended. The Company is the general partner and a Class B Limited Partner. As of May 31, 1996, the Company had provided 74% of the Partnership's capital. During the year ended May 31, 1995, certain Class B Limited Partners were admitted in place of a portion of the Company's investment as a Class B Limited Partner. A total of $125,000 was paid to the Company in return for this portion of the Company's Class B Limited Partnership interest. To date, the Partnership has not generated any revenues or expenses.

     On January 1, 1995, Symmetrix European Holdings, Inc. ("Symmetrix Holdings") (a Delaware corporation) and Symmetrix Europe, SA ("Symmetrix Europe") (a French corporation) were formed for the purpose of conducting business in Europe. The Company holds 80% of the outstanding stock of Symmetrix Holdings, which holds 99.9% of the outstanding stock of Symmetrix Europe. Activity for these subsidiaries has been consolidated into the Company's financial statements for the year ended May 31, 1996. In November 1995, the Board of Directors approved the abandonment of the operating activities of Symmetrix Holdings and Symmetrix Europe.

     The Partnership, Symmetrix Holdings and Symmetrix Europe have calendar year-ends and thus for purposes of consolidation, the accounts of these subsidiaries are based on a period which corresponds with the fiscal period of the Company.

2. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates and assumptions.

Foreign Currency Translation and Transaction Gains and Losses

     Assets and liabilities of the Company's foreign operation are translated into U.S. dollars at the exchange rate in effect as of the balance sheet date and revenue and expenses are translated at average exchange rates during the period. The resultant translation adjustment is reflected as a separate component of stockholders' equity. Transaction gains and losses are reflected in the consolidated statement of operations.

                        SYMMETRIX, INC. AND SUBSIDIARIES

                                  MAY 31, 1996

Revenue Recognition

     The Company derives its revenues from consulting services under time and materials, capped-fee and fixed-price billing arrangements. Under time and materials arrangements, revenues are recognized as the services are provided. Revenues on fixed-price and capped-fee contracts are recognized using the percentage of completion method of accounting and are adjusted monthly for the cumulative impact of any revision in estimates. The Company determines the percentage of completion of its contracts by comparing costs incurred to date to total estimated costs. Contract costs include all direct labor and expenses related to the contract performance. Costs and estimated earnings in excess of billings represents revenues recognized in excess of amounts billed from fixed-price contracts. Deferred revenue represents billings in excess of revenues earned. Revenues include reimbursable expenses charged to clients.

Cash and Cash Equivalents

     Cash and cash equivalents consist of cash on hand and demand deposit accounts. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost which approximates market value. The Company's cash equivalents consist of an overnight repurchase agreement that is managed by a financial institution with a strong credit rating. Accordingly, management believes the investment is subject to minimal credit and market risk.

Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the following estimated useful lives:

Furniture and fixtures...........................   5-7 years
Equipment........................................   3-5 years
Software.........................................     3 years

     Leasehold improvements are amortized over the lesser of the lease term or the useful life of the property.

Financial Instruments

     The carrying value of financial instruments such as cash equivalents, accounts receivable, accounts payable and accrued expenses approximates their fair values based on short-term maturities of these instruments. The carrying value of long-term debt approximates its fair value based on references to similar instruments.

Concentration of Significant Customers

     The Company provides its services to customers in diversified industries, primarily in the United States. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations. Sales to four significant customers accounted for 14%, 14%, 13% and 13%, respectively, of revenues for the year ended May 31, 1996.

Income Taxes

     The Company utilizes the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Deferred tax assets are recognized, net of any valuation allowance, for deductible temporary differences and net operating loss and tax credit carryforwards. Deferred tax expense represents the change in the deferred tax asset or liability balances.

                        SYMMETRIX, INC. AND SUBSIDIARIES

                                  MAY 31, 1996

3. INVESTMENT

     The Partnership has an investment in Olympic Manufacturing Group, Inc. ("Olympic"), a privately held manufacturing company. The Company does not have a controlling interest in Olympic and the investment is carried at cost. The value of $499,966 does not necessarily represent an amount which would be realized upon the sale or other disposition of the investment.

4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                     AS OF
                                                  MAY 31, 1996
                                                 (IN THOUSANDS)
Equipment......................................      $1,083
Computer software..............................         248
Furniture and fixtures.........................         223
Leasehold improvements.........................          68
                                                     ------
                                                      1,622
Less: accumulated depreciation and
  amortization.................................       1,195
                                                     ------
Property and equipment, net....................      $  427
                                                     ======

5. ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                     AS OF
                                                  MAY 31, 1996
                                                 (IN THOUSANDS)
Accrued profit sharing.........................      $  710
Accrued compensation...........................         380
Other..........................................         460
                                                     ------
                                                     $1,550
                                                     ======

     For the year ended May 31, 1996, the Company made distributions to employees under a discretionary profit-sharing plan amounting to $723,499.

6. FINANCING ARRANGEMENTS

Short-term Borrowings -- Lines of Credit

     The Company has a $220,000 unsecured declining demand line of credit that expires on July 1, 1997. Borrowing under the line bear interest at the bank's prime rate plus 1% (9.25% at May 31, 1996). The agreement provides for drawdowns through September 30, 1995 with the line declining by $10,000 per month beginning on October 1, 1995. As of May 31, 1996, the Company had borrowings outstanding of $164,025.

     In addition, the Company has a $1,000,000 unsecured line of credit with a bank. Borrowing under the line bear interest at the bank's prime rate plus 1% (9.25% at May 31, 1996) and are limited to an advance rate of specified trade receivables. The agreement provides for a commitment fee of 0.5% of unused line. The maximum borrowings outstanding during the year were $374,129. There were no borrowings outstanding at May 31, 1996.

                        SYMMETRIX, INC. AND SUBSIDIARIES

                                  MAY 31, 1996

Long-term Debt

     Long-term debt consists of the following:

                                                                  AS OF
                                                               MAY 31, 1996
                                                              (IN THOUSANDS)
Secured installment note, interest at 8.69%. Principal and
  interest payments are payable in equal annual installments of $120,000 through August 2010. As security, the Company
  pledged and granted the stockholder a security interest in all of its rights, title and interest in all the shares of capital stock of another entity in which the stockholder
  has an equity interest (See Note 12)......................      $  985
Secured installment note, interest at 13.3%. Principal and
  interest payments are payable in equal monthly
  installments of $1,106 through March, 2000. The note is
  secured by a copier with a net book value of $55,638 at
  May 31, 1996..............................................          42
Unsecured note payable to a former stockholders issued in
  connection with the repurchase of the Company's stock.
  Principal payments range from $3,600 to $7,560 bi-annually and are payable through July, 2000. Interest accrues at
  the lower of 10% or prime (8.25% at May 31, 1996).........         148
Unsecured note payable to a former employee issued in
  connection with a bonus. Principal of $8,960 plus accrued
  interest is payable semi-annually in January and July with final payment due in January, 1999. Interest accrues at
  the lower of 10 percent or prime (8.25% at May 31,
  1996).....................................................          54
Unsecured note payable to a former employee issued in
  connection with a non-compete agreement. Semi-annual
  principal payments of $5,000 are due through July, 2000.
  Interest accrues at the lower of 10 percent or prime
  (8.25% at May 31, 1996)...................................          45
                                                                  ------
                                                                   1,274
Less: current maturities....................................         122
                                                                  ------
Long-term debt..............................................      $1,152
                                                                  ======

     Annual maturities of long-term debt for the fiscal years ending after May 31, 1996 are as follows (in thousands):

1997...........................................      $  122
1998...........................................         127
1999...........................................         116
2000...........................................          72
2001...........................................          56
Thereafter.....................................         781
                                                     ------
                                                     $1,274
                                                     ======

                        SYMMETRIX, INC. AND SUBSIDIARIES

                                  MAY 31, 1996

7. INCOME TAXES

     The provision for income taxes consists of the following:

                                                    FOR THE
                                                   YEAR ENDED
                                                  MAY 31, 1996
                                                 (IN THOUSANDS)
Current:
  Federal......................................      $(434)
  State........................................        (38)
                                                     -----
                                                      (472)
                                                     -----
Deferred:
  Federal......................................        172
  State........................................         53
                                                     -----
                                                       225
                                                     -----
Income tax benefit.............................      $(247)
                                                     =====

     The difference between the effective tax rate and the statutory tax rate of 34% relates primarily to the worthlessness of Symmetrix Europe stock.

     Deferred tax assets relate to receivable and liability reserves. The deferred tax liability relates to the basis difference of property and equipment.

8. RELATED PARTY TRANSACTION

     The Company entered into a contract with Olympic and provided services through February 1996. The Company bills Olympic on a monthly basis at cost for the time and materials incurred on the project. The total costs reimbursed on the project were approximately $95,000 for the year ended May 31, 1996.

9. LEASES

     The Company leases its office facility under an operating lease which expires in April 2002 and has a 5-year renewal option. The lease requires payments for additional expenses such as taxes, maintenance and utilities. Total facility rent expense for the year ended May 31, 1996 was approximately $783,000. Future minimum lease payments under this noncancelable operating lease for the fiscal years ending after May 31, 1996 are as follows (in thousands):

1997...........................................      $  824
1998...........................................         824
1999...........................................         824
2000...........................................         824
2001...........................................         824
Thereafter.....................................         755
                                                     ------
          Total minimum lease payments.........      $4,875
                                                     ======

10. STOCKHOLDERS' EQUITY

     On July 31, 1995, a stockholder contributed 595,294 shares of common stock in conjunction with his sale of an equivalent number of shares of capital stock. In addition, on July 31, 1995, the Board of Directors authorized an increase in the authorized shares of common stock from 2,352,020 shares to 10,000,000 shares.

                        SYMMETRIX, INC. AND SUBSIDIARIES

                                  MAY 31, 1996

     During the year ended May 31, 1996, the Company purchased 15,000 shares of its common stock from a former employee for $38,250. Notes payable in the amount of $30,600 were issued in connection with the purchase of the shares. In addition, during the year ended May 31, 1996 the 15,000 shares purchased above, and the 50,000 shares of common stock held as treasury stock at May 31, 1995, as well as the 595,294 shares contributed above, were canceled and common stock and additional paid-in capital were accordingly reduced by $6,604 and $349,439, respectively.

Stock Option Plan

     The Company established the 1988 Stock Option Plan (the "Plan"), which provided for the granting of incentive stock options and non-qualified stock options to employees. The plan provided for a maximum of 1,415,298 shares of common stock of the Company to be granted over ten years from the date the Plan was adopted.

     Incentive stock options may be issued under the Plan at an option price not less than the fair market value at the date of grant as determined by the Board of Directors (110% of fair market value in the case of stockholders having ownership in excess of 10%). Non-qualified stock options may be issued under the Plan at an option price as determined by the Board of Directors at the date of the grant.

     The incentive stock options are exercisable for a period not to exceed ten years from the date of grant (five years in the case of incentive stock options for the stockholders having ownership in excess of 10%). The non-qualified options are exercisable in accordance with the terms agreed for each option granted.

     During the year ended May 31, 1996, the Company amended the Plan. Stock option activity is summarized as follows:

                                               OPTION           PRICE PER
                                               SHARES             SHARE
Outstanding, May 31, 1995.................      311,600      $2.80  -  $6.85
Granted...................................    1,010,408                 2.55
Canceled..................................     (251,600)      2.80  -   6.85
Redeemed..................................      (77,350)                2.55
                                            -------------    ---------------
Outstanding, May 31, 1996.................      993,058      $2.80  -  $2.90
                                            =============    ===============

     With respect to the redemption of 77,350 stock options during the year ended May 31, 1996, the Company recognized $197,243 of compensation expense.

     At May 31, 1996, 473,379 options were exercisable and 142,041 shares were available for future grant. In addition, an additional 280,199 shares are available for grant if the Company meets certain growth targets in accordance with a Preemptive Rights Agreement.

11. RETIREMENT SAVINGS PLAN

     The Company sponsors a Retirement Savings Plan (the "Retirement Plan") under Section 401(k) of the Internal Revenue Code for the benefit of all employees meeting certain minimum service requirements. Eligible employees may elect to contribute to the Retirement Plan subject to limitations established by the Internal Revenue Code. The trustees of the Retirement Plan select investment opportunities from which participants may choose to contribute. Matching contributions are made at the discretion of the Company. There were no contributions to the plan by the Company during the year ended May 31, 1996.

                        SYMMETRIX, INC. AND SUBSIDIARIES

                                  MAY 31, 1996

12. COVENANT NOT TO COMPETE

     On July 31, 1995, the Company entered into a noncompete agreement (the "Noncompete Agreement") with the then majority stockholder (the "Stockholder") in conjunction with the Stockholder selling a portion of his holdings of the Company's common stock to a non-affiliated third party. The Noncompete Agreement provides for, among other things, that the Stockholder not compete, as defined with the Company through August 22, 1999. In consideration of the covenants and agreements contained within the Noncompete Agreement, the Company agreed to pay an aggregate of $1,800,000 in equal annual installments of $120,000 through May 2010. The Company capitalized the value of the Noncompete Agreement at $985,000 and is amortizing the amount on a straight-line basis over the life of the Noncompete Agreement. As security for the payment and performance of all payment obligations under the Noncompete Agreement, the Company pledged and granted the Stockholder a security interest in all of its rights, title and interest in all of its shares of capital stock of another entity in which the Stockholder has an equity interest.

13. SUPPLEMENTAL CASH FLOW INFORMATION

     Payments for interest and income taxes amounted to $31,526 and $21,484, respectively, for the year ended May 31, 1996.

     During the year ended May 31, 1996, the Company issued notes payable in exchange for the purchase of treasury stock for $30,600.

14. SUBSEQUENT EVENTS

     On July 1, 1996, the Company obtained a $150,000 unsecured declining demand line of credit for acquiring equipment that expires on August 31, 1998. Borrowings under the line bear interest at the bank's prime rate plus 1%. The agreement provides for drawdowns through August 31, 1996 with the line declining by $6,250 per month beginning on September 1, 1996.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
SiGMA Consulting, LLC

     We have audited the accompanying balance sheets of SiGMA Consulting, LLC (the Company) as of December 31, 1996 and 1997, and the related statements of income, members' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SiGMA Consulting, LLC at December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP
Boston, Massachusetts
August 31, 1998

                             SIGMA CONSULTING, LLC

                                 BALANCE SHEETS

                                                                      AS OF
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996         1997
                                                              (IN THOUSANDS, EXCEPT
                                                                    UNIT DATA)
                           ASSETS
Current assets:
  Accounts receivable, net of allowance for doubtful
     accounts of $0 and $314 at December 31, 1996 and 1997,
     respectively...........................................   $1,831       $2,931
  Costs and estimated earnings in excess of billings........       25           42
  Due from affiliates.......................................       34           48
                                                               ------       ------
          Total current assets..............................    1,890        3,021
Property and equipment, net.................................       55          164
Other assets................................................       13           40
                                                               ------       ------
          Total assets......................................   $1,958       $3,225
                                                               ======       ======

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Overdraft liability.......................................   $  212       $  267
  Accounts payable and accrued expenses.....................      192        1,091
  Note payable to bank......................................      375           --
  Due to affiliates.........................................      130           --
  Deferred revenue..........................................       --          389
  Distributions payable.....................................       --          114
                                                               ------       ------
          Total current liabilities.........................      909        1,861
Other liabilities...........................................       --           98
Members' equity:
  Member units, no par value, 100,503 units authorized,
     100,503 and 88,137 units issued and outstanding at
     December 31, 1996 and 1997, respectively...............      206          207
  Retained earnings.........................................      843        1,059
                                                               ------       ------
          Total members' equity.............................    1,049        1,266
                                                               ------       ------
          Total liabilities and members' equity.............   $1,958       $3,225
                                                               ======       ======

   The accompanying notes are an integral part of these financial statements.

                             SIGMA CONSULTING, LLC

                              STATEMENTS OF INCOME

                                                              FOR THE YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                               1996        1997
                                                                (IN THOUSANDS)
Net revenues................................................  $7,455     $10,051
Cost of revenues............................................   5,431       7,552
                                                              ------     -------
  Gross profit..............................................   2,024       2,499
Selling, general and administrative expenses................   1,092       1,151
                                                              ------     -------
  Income from operations....................................     932       1,348
Interest income.............................................       4           7
Interest expense............................................     (37)        (34)
                                                              ------     -------
  Net income................................................  $  899     $ 1,321
                                                              ======     =======

   The accompanying notes are an integral part of these financial statements.

                             SIGMA CONSULTING, LLC

                         STATEMENTS OF MEMBERS' EQUITY

                                       COMMON STOCK        MEMBER UNITS
                                     ----------------    -----------------    RETAINED    TOTAL
                                     SHARES    AMOUNT     UNITS     AMOUNT    EARNINGS    EQUITY
                                             (IN THOUSANDS, EXCEPT SHARE AND UNIT DATA)
Balance at December 31, 1995.......   9,500     $ 1           --     $ --      $  205     $  206
  Reorganization as an LLC.........  (9,500)     (1)     100,503      206        (205)        --
  Distributions....................      --      --           --       --         (56)       (56)
  Net income.......................      --      --           --       --         899        899
                                     ------     ---      -------     ----      ------     ------
Balance at December 31, 1996.......      --      --      100,503      206         843      1,049
  Redemption of member units.......      --      --      (12,366)      (2)       (312)      (314)
  Distributions....................      --      --           --       --        (790)      (790)
  Net income.......................      --      --           --       --       1,321      1,321
                                     ------     ---      -------     ----      ------     ------
Balance at December 31, 1997.......      --     $--       88,137     $204      $1,062     $1,266
                                     ======     ===      =======     ====      ======     ======

   The accompanying notes are an integral part of these financial statements.

                             SIGMA CONSULTING, LLC

                            STATEMENTS OF CASH FLOWS

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                               1996        1997
                                                                 (IN THOUSANDS)
Cash flows from operating activities:

  Net income................................................   $ 899      $ 1,321
  Adjustments to reconcile net income to net cash provided
     by
     (used in) operating activities:
     Depreciation...........................................      21           43
     Change in operating assets and liabilities:
       Accounts receivable..................................    (607)      (1,100)
       Costs and estimated earnings in excess of billings...      48          (17)
       Overdraft liability..................................     102           55
       Accounts payable and accrued expenses................    (149)         899
       Due from affiliate...................................      14          (14)
       Deferred revenue.....................................    (368)         389
       Other................................................       7          (27)
                                                               -----      -------
          Net cash provided by (used in) operating
           activities.......................................     (33)       1,549
                                                               -----      -------
Cash flows from investing activities:
  Purchase of property and equipment........................     (15)         (53)
                                                               -----      -------
          Net cash used in investing activities.............     (15)         (53)
                                                               -----      -------
Cash flows from financing activities:
  Redemption of members' units..............................      --         (315)
  Due to affiliates.........................................     130         (130)
  Repayments of note payable................................     (26)        (375)
  Distributions.............................................     (56)        (676)
                                                               -----      -------
          Net cash provided by (used in) financing
           activities.......................................      48       (1,496)
                                                               -----      -------
  Net change in cash........................................      --           --
  Cash at beginning of year.................................      --           --
                                                               -----      -------
  Cash at end of year.......................................   $  --      $    --
                                                               =====      =======
Non-cash transactions:
  Capital lease obligations.................................   $  --      $    98
                                                               =====      =======

   The accompanying notes are an integral part of these financial statements.

                             SIGMA CONSULTING, LLC

                         NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     SiGMA Consulting, LLC ("SiGMA" or the "Company"), formed effective January 1, 1996 as a successor company to SiGMA Consulting, Inc., offers consulting services focusing on change management and helping organizations improve core business processes, including product development, manufacturing and distribution, sales, and enterprise management. SiGMA primarily offers its services to the manufacturing, high technology, entertainment, and transportation industries.

2. SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Revenue Recognition

     The Company primarily derives its revenues from consulting services under time and materials, capped-fee and fixed-price billing arrangements. Under time and material arrangements, revenues are recognized as the services are provided. Revenues on fixed-price and capped-fee contracts are recognized using the percentage of completion method of accounting and are adjusted monthly for the cumulative impact of any revision in estimates. The Company determines the percentage of completion of its contracts by comparing costs incurred to date to total estimated costs. Contract costs include all direct labor and expenses related to the contract performance. Costs and estimated earnings in excess of billings represents revenue recognized in excess of amounts billed from fixed-price contracts. Deferred revenue represents billings in excess of revenues recognized. Net revenues exclude reimbursable expenses charged to clients.

Property and Equipment

     Property and equipment are stated at cost. Depreciation has been provided using the straight-line method over the following estimated useful lives:

Furniture and fixtures...........................   5-7 years
Equipment........................................   3-5 years

     Leasehold improvements are amortized over the lesser of the lease term or the useful life of the property, whichever is shorter.

Financial Instruments

     The carrying value of financial instruments such as accounts receivable, accounts payable and accrued expenses and notes payable to bank approximate their fair values based on the short-term maturities of these instruments.

Concentration of Credit Risk

     The Company provides its services to customers in diversified industries, primarily in the United States. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and such losses have been within management's expectations. Revenues from three significant customers accounted for 49% of net revenues for each of the

                             SIGMA CONSULTING, LLC
years ended December 31, 1996 and 1997, respectively. Two customers accounted for 31% and 52% of total receivables, as of December 31, 1996 and 1997, respectively.

Income Taxes

     The Company is treated as a partnership for federal and state income tax purposes. Therefore, all items of income, expense, and tax credit are passed through to the individual unit holders. Accordingly, no provision for income taxes is required.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                  AS OF
                                                              DECEMBER 31,
                                                             ---------------
                                                             1996      1997
                                                             (IN THOUSANDS)
Equipment..................................................  $101      $ 250
Furniture and fixtures.....................................     9         12
Leasehold improvements.....................................     2          2
                                                             ----      -----
                                                              112        264
Less: accumulated depreciation.............................    57        100
                                                             ----      -----
Property and equipment, net................................  $ 55      $ 164
                                                             ====      =====

     Equipment includes an asset acquired under a capital lease for $98,000 in 1997.

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                                 AS OF
                                                              DECEMBER 31,
                                                            ----------------
                                                            1996       1997
                                                             (IN THOUSANDS)
Trade accounts payable....................................  $ 49      $   37
Accrued pension...........................................   125         162
Accrued bonuses...........................................    --         664
Accrued contractor fees...................................    10         201
Other.....................................................     8          27
                                                            ----      ------
                                                            $192      $1,091
                                                            ====      ======

5. FINANCING ARRANGEMENTS

  Note Payable to Bank

     The Company had a line of credit with a bank, providing the lesser of $1,000,000 or 75% of eligible trade receivables. The line of credit was secured by substantially all of the assets of the Company and expired in February 1998. Borrowings under the line bear interest at the bank's prime rate plus 0.75% (9.25% at December 31, 1996 and 1997).

     In February 1998, the Company renewed its line of credit with the bank ("New Line"), which provides the lesser of $1,000,000 or 65% of eligible trade receivables. The New Line is secured by substantially all of the assets of the Company and has no expiration date. Borrowings under the line bear interest at the bank's prime rate plus 0.75%.

                             SIGMA CONSULTING, LLC

6. EMPLOYEE BENEFITS

     The Company sponsors a Retirement Savings Plan (the "Retirement Plan") under Section 401(k) of the Internal Revenue Code for the benefit all employees meeting certain minimum service requirements. Eligible employees may elect to contribute to the Retirement Plan subject to limitations established by the Internal Revenue Code. The trustees of the Retirement Plan select investment opportunities from which participants may choose to contribute. Matching contributions are made at the discretion of the Company. The total cost recognized under the Retirement Plan during the years ended December 31, 1996 and 1997 amounted to approximately $224,000 and $303,000, respectively.

7. RELATED PARTY TRANSACTIONS

     During 1997, the Company paid legal fees totaling $34,000 on the behalf of certain members of the Company. At December 31, 1997, this amount was included on the balance sheet as due from affiliates.

     During 1996, the Company received advances totaling $130,000 from certain members of the Company. At December 31, 1996, this amount was included on the balance sheet as due to affiliates. The advances were non-interest bearing and were repaid in 1997.

     During 1995, the Company made a non-interest bearing $40,000 loan to a shareholder. At December 31, 1996, $34,000 was outstanding, which was repaid in 1997.

8. SUBSEQUENT EVENT

     Effective January 5, 1998, the Company agreed to be acquired by Nextera Enterprises, L.L.C. for cash of $10,000,000 and 669,000 Class A Common Units, as well as the assumption of certain liabilities.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
The Planning Technologies Group, Inc.
Lexington, Massachusetts

     We have audited the accompanying balance sheets of The Planning Technologies Group, Inc. as of December 31, 1996 and 1997 and the related statements of income and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Planning Technologies Group, Inc. at December 31, 1996 and 1997, and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          HARTE CARUCCI & DRISCOLL, P.C.

Woburn, Massachusetts
February 19, 1998, except for Note 8,
which is April 4, 1998.

                     THE PLANNING TECHNOLOGIES GROUP, INC.

                                 BALANCE SHEETS

                                                                   AS OF
                                                                DECEMBER 31,         AS OF
                                                              ----------------     MARCH 31,
                                                               1996      1997        1998
                                                                                  (UNAUDITED)
                                                                (IN THOUSANDS, EXCEPT SHARE
                                                                           DATA)
                                ASSETS
Current assets:
  Cash and cash equivalents.................................  $  262    $   92      $  959
  Accounts receivable.......................................     662     1,663         855
  Accounts receivable-other.................................      --        78          36
  Interest receivable.......................................      --         1           3
  Prepaid expenses..........................................      34        29          25
                                                              ------    ------      ------
          Total current assets..............................     958     1,863       1,878
Property and equipment, net.................................     225       226         230
Security deposits...........................................     108        78          78
                                                              ------    ------      ------
          Total assets......................................  $1,291    $2,167      $2,186
                                                              ======    ======      ======

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $    1    $    6      $  150
  Accrued expenses..........................................     196       564         775
  Deferred revenue..........................................     209       506         143
                                                              ------    ------      ------
          Total current liabilities.........................     406     1,076       1,068
Commitments and contingencies...............................      --        --          --
Stockholders' equity:
  Common stock, no par value, $1.00 stated value, 200,000
     shares authorized, 126, 136 and 136 shares issued and
     126, 136 and 126 shares outstanding at December 31,
     1996, December 31, 1997 and March 31, 1998,
     respectively...........................................       0         0           0
  Additional paid-in-capital................................      86       140         140
  Retained earnings.........................................     799       951       1,278
  Less: 10 shares held in treasury, at cost.................      --        --        (300)
                                                              ------    ------      ------
          Total stockholders' equity........................     885     1,091       1,118
                                                              ------    ------      ------
          Total liabilities and stockholders' equity........  $1,291    $2,167      $2,186
                                                              ======    ======      ======

   The accompanying notes are an integral part of these financial statements.

                     THE PLANNING TECHNOLOGIES GROUP, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                              FOR THE              FOR THE
                                                            YEARS ENDED       THREE MONTHS ENDED
                                                            DECEMBER 31,          MARCH 31,
                                                          ----------------    ------------------
                                                           1996      1997      1997       1998
                                                                                 (UNAUDITED)
                                                                      (IN THOUSANDS)
Net revenues............................................  $4,534    $5,244    $1,398     $1,700
Cost of revenues........................................   3,579     4,036     1,029      1,125
                                                          ------    ------    ------     ------
          Gross profit..................................     955     1,208       369        575
General and administrative expense......................     887       941       231        259
                                                          ------    ------    ------     ------
          Income from operations........................      68       267       138        316
Loss on disposal of equipment...........................      (3)      (21)       --         (1)
Interest income.........................................      36        42         4         12
                                                          ------    ------    ------     ------
          Net income....................................  $  101    $  288    $  142     $  327

Retained earnings, beginning of period..................  $  698    $  799    $  799     $  951
Distributions to stockholders...........................      --      (136)     (136)        --
                                                          ------    ------    ------     ------
Retained earnings, end of period........................  $  799    $  951    $  805     $1,278
                                                          ======    ======    ======     ======

   The accompanying notes are an integral part of these financial statements.

                     THE PLANNING TECHNOLOGIES GROUP, INC.

                            STATEMENTS OF CASH FLOWS

                                                             FOR THE              FOR THE
                                                           YEARS ENDED       THREE MONTHS ENDED
                                                           DECEMBER 31,          MARCH 31,
                                                         ----------------    ------------------
                                                         1996      1997       1997       1998
                                                                                (UNAUDITED)
                                                                     (IN THOUSANDS)
Cash flows from operating activities:
  Net income...........................................  $ 101    $   288    $ 142      $  327
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Loss on disposal of equipment.....................      3         21       --           1
     Depreciation......................................     58         69       15          19
  Changes in operating assets and liabilities:
     Accounts receivable...............................    402     (1,001)    (672)        808
     Accounts receivable-other.........................     --        (78)      --          42
     Interest receivable...............................     --         (2)      --          (1)
     Advance to employees and shareholders.............     15         --       --          --
     Prepaid expenses..................................    (15)         5       15           4
     Security deposits.................................     --         30       --          --
     Accounts payable..................................    (53)         6      130         143
     Accrued expense...................................   (211)       368      411         211
     Deferred revenue..................................     40        297      (54)       (363)
                                                         -----    -------    -----      ------
          Net cash provided by (used in) operating
            activities.................................    340          3      (13)      1,191
                                                         -----    -------    -----      ------
Cash flows from investing activities:
  Proceeds from disposition of equipment...............     --          2       --           1
  Purchase of property and equipment...................    (96)       (93)     (16)        (25)
                                                         -----    -------    -----      ------
          Net cash used in investing activities........    (96)       (91)     (16)        (24)
                                                         -----    -------    -----      ------
Cash flows from financing activities:
  Distributions to stockholders........................     --       (136)    (126)         --
  Proceeds from issuance of stock......................     --         54       54          --
  Purchase of treasury stock...........................     --         --       --        (300)
                                                         -----    -------    -----      ------
          Net cash used in financing activities........     --        (82)     (72)       (300)
                                                         -----    -------    -----      ------
Net (decrease) increase in cash and cash equivalents...    244       (170)    (101)        867
Cash and cash equivalents at beginning of period.......     18        262      262          92
                                                         -----    -------    -----      ------
Cash and cash equivalents at end of period.............  $ 262    $    92    $ 161      $  959
                                                         =====    =======    =====      ======

   The accompanying notes are an integral part of these financial statements.

                     THE PLANNING TECHNOLOGIES GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY

     The Planning Technologies Group, Inc. ("PTG" or the "Company") offers strategy formulation, strategic planning process design, and business process assessment and redesign services. PTG primarily offers its services to the health care, insurance, financial services, consumer products, manufacturing and high technology industries.

2. SIGNIFICANT ACCOUNTING POLICIES

Reclassification

     Certain prior year amounts have been reclassified to conform to the current year presentation.

Interim Financial Statements (Unaudited)

     The balance sheet at March 31, 1998 and the statements of income and retained earnings, and cash flows for the three months ended March 31, 1997 and 1998 are unaudited, and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's consolidated financial position, results of operations and cash flows.

Use of Estimates

     The preparation of financial statements, in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Revenue Recognition

     The Company derives its revenues from consulting services under time and materials billing arrangements. Revenues are recognized as the services are provided. Deferred revenue represents billings in excess of revenues recognized. Net revenues exclude reimbursable expenses charged to clients.

Cash and Cash Equivalents

     The Company considers all highly liquid investments and other short-term investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost which approximates market value.

Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the following estimated useful lives of the assets as follows:

Equipment...........................................  5 years
Furniture and fixtures..............................  7 years

     Leasehold improvements are amortized over the lesser of the lease term or the useful life of the property, whichever is shorter.

                     THE PLANNING TECHNOLOGIES GROUP, INC.

Financial Instruments

     The carrying value of financial instruments such as cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values based on the short-term maturities of these instruments.

Concentration of Significant Customers

     The Company provides its services to customers in diversified industries, primarily in the United States. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Sales to three significant customers accounted for 32%, 29% and 20%, respectively, of net revenues for the year ended December 31, 1997.

Income Taxes

     The Company has elected to be taxed under the provisions of Subchapter "S" of the Internal Revenue Code. Accordingly, no provision for federal income taxes has been provided in the financial statements as all income of the Company is taxed directly to the shareholders.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                  AS OF
                                                               DECEMBER 31,
                                                              --------------
                                                              1996      1997
                                                              (IN THOUSANDS)
Equipment...................................................  $240      $291
Furniture and fixtures......................................    89        90
                                                              ----      ----
                                                               329       381
Less: accumulated depreciation..............................   104       155
                                                              ----      ----
Property and equipment, net.................................  $225      $226
                                                              ====      ====

4. ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                  AS OF
                                                               DECEMBER 31,
                                                              --------------
                                                              1996      1997
                                                              (IN THOUSANDS)
Accrued profit sharing contribution.........................  $100      $116
Accrued bonuses.............................................    92       441
Other.......................................................     4         7
                                                              ----      ----
                                                              $196      $564
                                                              ====      ====

5. COMMITMENTS

     The Company leases its facilities under an operating lease, which expires in the year 2001. Rent expense charged to operations for the years ended December 31, 1996 and 1997 was $163,264 and $176,618, respectively.

     The Company is currently leasing vehicles under operating leases expiring September 2000. Lease expense charged to operations for the years ended December 31, 1996 and 1997 was $18,950 and $21,843,

                     THE PLANNING TECHNOLOGIES GROUP, INC.

respectively. Also, the Company has an operating lease for certain equipment. Lease expense for this equipment charged to operations for the years ended December 31, 1996 and 1997, was $0 and $2,500, respectively.

     Minimum future payments under the operating leases having remaining terms in excess of one year as of December 31, 1997 for each of the fiscal years ending after December 31, 1997 are as follows (in thousands):

1998..............................................  $    194
1999..............................................       191
2000..............................................       183
2001..............................................       148
2002..............................................        --
                                                    --------
                                                    $    716
                                                    ========

6. STOCKHOLDERS' EQUITY

     During 1997, the Company issued ten shares of common stock to an employee of the company. Accordingly, common stock has been increased by $10.00 per share and additional paid-in-capital has been increased by $53,600, representing the excess of the cost over the stated value of the common stock issued.

     At December 31, 1996 and 1997, the Company had 126 and 136 shares of no par value common stock issued and outstanding, respectively. Common shares are voting and dividends are paid at the discretion of the Board of Directors. All common shares are restricted from transfer with the Company being offered the first right to repurchase all of the shares proposed, but not less than all, at the book value per share, as defined by the Company. Within one (1) year of termination, the stockholder may elect to require the Company to purchase all (but not less than all) of the shares of the stock.

7. PROFIT SHARING PLAN

     The Company sponsors a combination profit sharing 401(k) plan that covers all eligible employees. The 401(k) provision allows the employee to make contributions to the plan based on the percent of pre-tax earnings chosen by the employee up to a maximum of 15% of gross wages. Any Company contributions to the profit sharing plan are at the discretion of the Board of Directors. The Company contributed $99,607 and $116,854 to the profit sharing plan in 1996 and 1997, respectively.

8. SUBSEQUENT EVENTS

     Effective March 31, 1998, the Company sold substantially all of its assets to and certain liabilities were assumed by Nextera Enterprises, L.L.C. ("Nextera") in exchange for cash of $6,710,000 and 214,000 Class A Common Units of Nextera.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Pyramid Imaging, Inc.

     We have audited the accompanying balance sheet of Pyramid Imaging, Inc. as of December 31, 1997 and the related statement of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pyramid Imaging, Inc. at December 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

San Francisco, California
September 25, 1998

                             PYRAMID IMAGING, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                    AS OF               AS OF
                                                              DECEMBER 31, 1997     MARCH 31, 1998
                                                                                     (UNAUDITED)
                                                                         (IN THOUSANDS)
Current assets:
  Cash......................................................        $    2              $    2
  Trade accounts receivable, net of $50 allowance for
     doubtful accounts......................................         1,926               2,498
  Prepaid taxes.............................................           234                 226
  Inventory.................................................            28                   7
  Prepaid expenses and other current assets.................            38                  37
  Deferred income taxes -- current..........................            42                  42
                                                                    ------              ------
Total current assets........................................         2,270               2,812
Property and equipment, net.................................           361                 389
Deferred income taxes -- noncurrent.........................            36                  44
Other.......................................................            11                  --
                                                                    ------              ------
          Total assets......................................        $2,678              $3,245
                                                                    ======              ======

                               LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Trade accounts payable....................................        $  789              $  856
  Accrued expenses..........................................           117                 334
  Line of credit............................................           203                 342
  Distributions payable to shareholders.....................           150                  --
  Customer deposits.........................................            26                  --
  Advances from affiliate...................................            --                 840
                                                                    ------              ------
Total current liabilities...................................         1,285               2,372
Shareholders' equity:
  Voting common stock, no par value; 10,000 shares
     authorized, 3,000 shares issued and outstanding........           530                 530
  Retained earnings.........................................           863                 343
                                                                    ------              ------
Total shareholders' equity..................................         1,393                 873
                                                                    ------              ------
          Total liabilities and shareholders' equity........        $2,678              $3,245
                                                                    ======              ======

   The accompanying notes are an integral part of these financial statements.

                             PYRAMID IMAGING, INC.

                            STATEMENTS OF OPERATIONS

                                                                 FOR THE              FOR THE
                                                               YEAR ENDED        THREE MONTHS ENDED
                                                            DECEMBER 31, 1997      MARCH 31, 1998
                                                                                    (UNAUDITED)
                                                                        (IN THOUSANDS)
Net revenues..............................................       $6,925                $2,471
Cost of revenues..........................................        4,360                 1,350
                                                                 ------                ------
  Gross profit............................................        2,565                 1,121
Selling, general and administrative.......................        2,714                   796
Compensation expense--repurchase of stock options.........           --                   840
                                                                 ------                ------
  Loss from operations....................................         (149)                 (515)
Interest income...........................................           23                    --
Interest expense..........................................          (15)                   (5)
Other expenses............................................          (20)                   --
                                                                 ------                ------
  Loss before taxes.......................................         (161)                 (520)
Income tax benefit........................................           60                    --
                                                                 ------                ------
  Net loss................................................       $ (101)               $ (520)
                                                                 ======                ======

   The accompanying notes are an integral part of these financial statements.

                             PYRAMID IMAGING, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY

                                                      CAPITAL STOCK                       TOTAL
                                                   -------------------    RETAINED    SHAREHOLDERS'
                                                    SHARES      AMOUNT    EARNINGS       EQUITY
                                                   ---------    ------    --------    -------------
                                                            (DOLLAR AMOUNTS IN THOUSANDS)
Balance, December 31, 1996.......................  3,000,000     $530      $1,114        $1,644
  Distributions to shareholders..................         --       --        (150)         (150)
  Net loss.......................................         --       --        (101)         (101)
                                                   ---------     ----      ------        ------
Balance, December 31, 1997.......................  3,000,000      530         863         1,393
                                                   ---------     ----      ------        ------
  Net loss (unaudited)...........................         --       --        (520)         (520)
                                                   ---------     ----      ------        ------
Balance, March 31, 1998 (unaudited)..............  3,000,000     $530      $  343        $  873
                                                   =========     ====      ======        ======

   The accompanying notes are an integral part of these financial statements.

                             PYRAMID IMAGING, INC.

                            STATEMENTS OF CASH FLOWS

                                                                FOR THE               FOR THE
                                                               YEAR ENDED        THREE MONTHS ENDED
                                                           DECEMBER 31, 1997       MARCH 31, 1998
                                                                                    (UNAUDITED)
                                                                        (IN THOUSANDS)
Cash flows from operating activities:
Net loss.................................................       $  (101)               $(520)
Adjustment to reconcile net income to net cash provided
  by operating activities:
     Depreciation and amortization.......................           206                   78
     Deferred income taxes...............................           (64)                  (8)
     Loss on disposal of equipment.......................            21                   --
     Changes in operating assets and liabilities:
       Accounts receivable...............................           223                 (572)
       Prepaid taxes.....................................          (234)                   8
       Inventories.......................................            45                   21
       Prepaid expenses and other assets.................           (24)                  12
       Accounts payable..................................           (15)                  67
       Accrued expenses..................................           100                  217
       Accrued income taxes payable......................          (409)                  --
       Interest payable..................................           (15)                  --
       Sales tax payable.................................           (61)                  --
       Customer deposits.................................            21                  (26)
                                                                -------                -----
Net cash used in operating activities....................          (307)                (723)
Investing activities:
     Purchases of property and equipment.................          (300)                (106)
     Repayments on receivables from shareholders.........            20                   --
                                                                -------                -----
       Net cash used in investing activities.............          (280)                (106)
Financing activities:
     Proceeds from borrowings under line of credit.......         2,779                  139
     Repayments on borrowings under line of credit.......        (2,576)                  --
     Repayments of loans to shareholders.................          (250)                (150)
     Borrowings from affiliate...........................            --                  840
                                                                -------                -----
       Net cash used in financing activities.............           (47)                 829
                                                                -------                -----
Net decrease in cash and cash equivalents................          (634)                  --
Cash at beginning of period..............................           636                    2
                                                                -------                -----
Cash at end of period....................................       $     2                $   2
                                                                =======                =====
Supplemental disclosure of cash flow information:
Cash paid during the period for:
     Income taxes........................................       $   625                $  --
                                                                =======                =====
     Interest............................................       $    15                $   5
                                                                =======                =====

   The accompanying notes are an integral part of these financial statements.

                             PYRAMID IMAGING, INC.

                         NOTES TO FINANCIAL STATEMENTS

 1. BASIS OF PRESENTATION

     Pyramid Imaging, Inc. ("Pyramid" or the "Company") was formed in 1993 with offices in San Francisco, California; New York, New York; and Dallas, Texas. The Company offers consulting services focused on providing technology within the areas of knowledge management, electronic commerce, customer management, and human capital management. Pyramid primarily offers its services to the health care, insurance, financial services, consumer products, manufacturing and high tech industries.

 2. ACQUISITION OF COMPANY

     Pursuant to the Purchase Agreement, (the "Agreement") dated March 31, 1998 (the "closing"), Nextera Enterprises, LLC ("Nextera"), acquired all of the outstanding capital stock of the Company (4,009,971 shares of common stock outstanding as of the closing) from the holders of the Company's stock (the "Holders"). At closing, all outstanding options to purchase the Company's common stock were canceled pursuant to an Option Cancellation Agreement entered into with each optionholder of the Company. In return for the contribution of the Company's outstanding shares and the cancellation of the outstanding options, the Holders received $8,091,667 in cash and 520,667 Class A Common Units issued pursuant to the Limited Liability Company Agreement of Nextera dated April 9, 1997, as amended on January 6, 1998.

     Additional consideration to the Holders of the Company's common stock have been provided per the Agreement in the form of a Revenue Earn-Out, as defined in the Agreement, for the twelve month period ending March 31, 1999. The additional consideration is not to exceed $833,333 and 53,333 Class A units.

     Pursuant to the Agreement, the holders have agreed to indemnify Nextera against certain breaches of the representations, warranties and covenants made by the Company and the holders in the Agreement. To secure payment of the holders indemnification obligations, an additional $825,000 in cash and 66,000 Class A units are being held in escrow.

     In accordance with the Agreement, a certain level of shareholders' equity of the Company must exist as of March 31, 1998 in order for the full purchase consideration, as discussed above, to be paid by Nextera. If threshold is not met, Nextera will deduct any shortfall from the escrowed funds.

 3. SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Revenue Recognition

     The Company derives its revenues from consulting services primarily under time and materials and, to a lesser extent, fixed price billing arrangements. Under time and materials arrangements, revenues are recognized as the services are provided.

     Revenues on fixed price billing arrangements are recognized based on the achievement of agreed upon milestones described in each contract, which approximates percentage of completion. Contract costs include all direct labor and expenses related to the contract performance.

  Inventories

     Inventories, consisting primarily of computer-related equipment are stated at the lower of cost (determined using the specific identification method) or market.

                             PYRAMID IMAGING, INC.

  Property and Equipment

     Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, which range from 3 to 7 years.

  Advertising Costs

     The Company incurs advertising costs in connection with printed material and trade shows. All costs associated with advertising are expensed as incurred. The Company expensed approximately $55,000 for the year ended December 31, 1997.

  Research and Development

     The Company incurred approximately $92,000 in software-related research and development costs for the year ended December 31, 1997. All costs relating to research and development have been expensed as incurred.

  Concentration of Credit Risk

     The Company provides its services in the United States. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. For the year ended December 31, 1997, the Company had four customers representing approximately 67% of net revenues and 69% of total receivables.

  Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options because, as discussed in Note 9, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires the use of option valuation models that were not developed for use in valuing employee stock options.

  Income Taxes

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

 4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                    AS OF
                                                              DECEMBER 31, 1997
                                                                (IN THOUSANDS)
Equipment...................................................        $ 662
Software....................................................           82
Furniture and fixtures......................................           19
                                                                    -----
                                                                      763
Less: accumulated depreciation and amortization.............         (402)
                                                                    -----
Property and equipment, net.................................        $ 361
                                                                    =====

                             PYRAMID IMAGING, INC.

 5. CREDIT FACILITY

     The Company maintains a $750,000 line of credit with a financial institution that expires on May 31, 1998. Borrowings under the line of credit bear interest at the 30-day commercial paper rate plus 3.15%. The line of credit is secured by the assets of the Company and is guaranteed by two shareholders. Outstanding borrowings under the line of credit were $202,602 at December 31, 1997.

     The Company is obligated to comply with certain financial and other covenants under the terms of its credit facility.

     Because the interest rate on the credit facility is variable and resets frequently, management believes that the carrying value of the Company's credit facility approximates fair market value.

     Subsequent to December 31, 1997, the line of credit was extended through May 31, 1999.

 6. INCOME TAXES

     The provision (benefit) for income taxes consisted of the following components:

                                                                   FOR THE
                                                                 YEAR ENDED
                                                              DECEMBER 31, 1997
                                                               (IN THOUSANDS)
Current:
  Federal...................................................        $  2
  State.....................................................           1
                                                                    ----
                                                                       3
Deferred:
  Federal...................................................         (49)
  State.....................................................         (14)
                                                                    ----
                                                                     (63)
                                                                    ----
Total provision (benefit) for income tax....................        $(60)
                                                                    ====

     The provision (benefit) for income taxes differs from the amount computed by applying the federal statutory income tax rate to the Company's income before taxes as follows:

                                                                   FOR THE
                                                                 YEAR ENDED
                                                              DECEMBER 31, 1997
                                                               (IN THOUSANDS)
Income tax provision (benefit) at federal statutory rate....        $(55)
State income tax, net of federal tax effect.................          (8)
Nondeductible expenses......................................           3
                                                                    ----
Provision (benefit) for income taxes........................        $(60)
                                                                    ====

                             PYRAMID IMAGING, INC.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

                                                                    AS OF
                                                              DECEMBER 31, 1997
                                                               (IN THOUSANDS)
Deferred tax assets:
  Accruals and reserves.....................................         $42
  Depreciation..............................................          36
                                                                     ---
Total deferred tax assets...................................          78
Deferred tax liabilities....................................          --
                                                                     ---
          Total net deferred tax assets.....................         $78
                                                                     ===
Recorded as:
  Current deferred tax assets...............................          42
  Noncurrent deferred tax assets............................          36
                                                                     ---
                                                                     $78
                                                                     ===

     Deferred tax assets and liabilities are classified in the balance sheet based on the classification of the related asset or liability. Management has concluded that no valuation allowance is required based on its assessment that historical levels of taxable income are sufficient to realize the tax assets.

 7. RELATED PARTY TRANSACTIONS

     In 1993, the Company granted a five year, 6%, $250,000 note payable due to a shareholder. The note was paid in full during 1997.

     In October 1995, the Company issued a 10%, $333,000 note payable due to a shareholder. Payments under the note were to commence October 2000. Effective March 1996, the note was converted to 125 shares of the Company's common stock at $2,664 per share.

     In January 1996, the Company sold its wholly-owned subsidiary, Pyramid Interactive, Inc. to two shareholders of the Company. In connection with the sale, the Company granted a five year, 8%, $20,000 note receivable to these shareholders. The note was paid in full in 1997.

 8. LEASES

     The Company leases its office facilities and certain office equipment under operating leases. Certain office leases provide for renewal options at the discretion of the lessee. Rental expense amounted to $171,529 for the year ended December 31, 1997. Future minimum lease payments under noncancelable operating leases for the years ending after December 31, 1998 are as follows (in thousands):

                  YEAR ENDING DECEMBER 31,
1998........................................................       $20
1999........................................................        20
2000........................................................         8
                                                                   ---
                                                                   $48
                                                                   ===

                             PYRAMID IMAGING, INC.

 9. SHAREHOLDERS' EQUITY

  Stock Option Plan

     Effective January 1997, the Company established the 1997 Equity Incentive Plan ("the Plan"). The Plan provides employees, outside directors and consultants eligibility for incentive stock options, nonstatutory stock options, stock bonuses, rights to purchase restricted stock and stock appreciation rights. The exercise price of nonstatutory stock options shall not be less than 85% of the fair market value of the stock at the date of grant. The exercise price of the incentive stock options shall not be less than the fair market value of the stock at the date of grant. The fair market value of the stock appreciation rights are based on calculated fair market values outlined in the agreement. The Company authorized 3,000,000 shares of common stock for issuance under the Plan. The term of the option shall not exceed ten years from the date of grant. Options vest at predetermined intervals based on the grantee's tenure with the Company or upon the Company's meeting certain performance objectives specified within each grantee's option agreement, but not to exceed five years. Shares awarded under options which have not vested are subject to repurchase by the Company at amounts equal to the exercise prices which would have been paid by the employees upon exercise.

  Stock-Based Compensation

     "Pro forma" information regarding net income is required by Statement No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a minimum value option pricing model with the following weighted-average assumptions for the year ended December 31, 1997: risk-free interest rate of 6.29%; and a weighted-average expected life of the option of 9.2 years.

     The minimum value option valuation model was developed for use in estimating the fair value of traded options. Option valuation models require the input of subjective assumptions, including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of "pro forma" disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The effects of applying Statement No. 123 on "pro forma" net income (loss) are not likely to be representative of the effects on reported net income (loss) for future years. The Company's reported and "as adjusted" information is as follows for the year ended December 31, 1997 (in thousands):

Net income (loss), as reported..............................      $(101)
Net income (loss), as adjusted..............................       (181)

                             PYRAMID IMAGING, INC.

  Stock Option Activity

     The Company's stock option activity and related information under the Plan for the year ended December 31, 1997 are as follows:

                                                                            WEIGHTED
                                                                            AVERAGE
                                                                            EXERCISE
                                                               SHARES        PRICE
Options outstanding -- beginning of year....................         --    $       --
  Granted...................................................  2,991,000           .51
  Exercised.................................................         --            --
  Forfeited.................................................    624,000           .50
                                                              ---------    ----------
Options outstanding -- end of year..........................  2,367,000    $      .51
                                                              =========    ==========
Options exercisable at end of year..........................  1,738,000    $      .51
                                                              =========    ==========
Weighted average fair value of options granted during the
  year with exercise prices equal to market value on date of
  grant.....................................................               $      .23
Weighted average fair value of options granted during the
  year with exercise prices in excess of market value on the
  date of grant.............................................               $      .10
Weighted average remaining contractual life.................               8.07 years

     Subsequent to December 31, 1997, 105,000 stock options were granted and 1,009,972 options were exercised.

     As mentioned in note 2, effective March 30, 1998, all outstanding stock options to purchase the Company's common stock were cancelled pursuant to the Agreement. The Company paid $840,132, which will be charged against operations in 1998, to all option holders as consideration for the cancellation of the options.

10. RETIREMENT SAVINGS PLAN

     The Company maintains a defined contribution plan under section 401(K) of the Internal Revenue Code. The plan covers all employees who have been employed for 30 days and work more than 30 hours per week. The plan provides for up to 15% contributions of a covered employee's eligible pay with no matching contribution by the employer.

     Effective March 30, 1998, the Company's Board of Directors approved the termination of the defined contribution plan.

11. SUBSEQUENT EVENTS

     Effective March 31, 1998, a contract with a significant customer representing 21% of 1997 revenues was terminated. In connection with the termination, the Company received a termination fee of $635,700 which was recorded and earned in 1998.

12. YEAR 2000 (UNAUDITED)

     The Company has began an assessment of its computer systems with respect to dates in the Year 2000 and thereafter. Currently, the Company is unable to assess whether there will be significant adverse effects on the Company's systems and operations.

                          INDEPENDENT AUDITOR'S REPORT

To the Partners of
Sibson & Company, L.P.

     We have audited the accompanying consolidated balance sheets of Sibson & Company, L.P. and Subsidiaries as of December 31, 1996 and 1997 and August 31, 1998 and the related consolidated statements of operations and partners' capital and cash flows for each of the two years in the period ended December 31, 1997 and for the eight month period ended August 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sibson & Company, L.P. and Subsidiaries as at December 31, 1996 and 1997 and August 31, 1998, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1997 and for the eight month period ended August 31, 1998, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the financial statements, at the close of business on August 31, 1998, the Company sold and transferred all of its assets subject to its liabilities in exchange for cash and other consideration. The Company ceased operations thereafter. These financial statements reflect the financial position of the Company prior to this transaction.

                                          /s/ FARKOUH, FURMAN & FACCIO

New York, New York
December 29, 1998

                    SIBSON & COMPANY, L.P. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     AS OF             AS OF
                                                                  DECEMBER 31,       AUGUST 31,
                                                               ------------------    ----------
                                                                1996       1997         1998
                                                                        (IN THOUSANDS)
ASSETS
Current assets:
  Cash.....................................................    $ 1,030    $ 1,633     $   377
  Accounts receivable (less allowance for doubtful accounts
     of $194 in 1996, $483 in 1997 and $298 in 1998).......      9,166      9,610      13,811
  Notes receivable from affiliates.........................        315        464         277
  Prepaid expenses and other current assets................        545        344         524
                                                               -------    -------     -------
          Total current assets.............................     11,056     12,051      14,989
Fixed assets, at cost (less depreciation of $790 in 1996,
  $1,168 in 1997 and $1,475 in 1998).......................        961      1,607       2,895
Notes receivable from affiliates, less current portion.....         13
Other assets (net of amortization of $359 in 1996, $413 in
  1997 and $450 in 1998)...................................        268        313         345
                                                               -------    -------     -------
          Total............................................    $12,298    $13,971     $18,229
                                                               =======    =======     =======

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Cash overdraft...........................................    $   738    $    14     $ 1,074
  Accounts payable, accrued expenses and taxes.............        306        626         973
  Commissions payable......................................        387        139         294
  Fee advances payable.....................................      1,293      1,302         786
  Profit sharing plan payable..............................      1,399      1,552       1,499
  Accrued compensation.....................................      2,478      3,597       4,311
  Loan payable--bank.......................................         --         --       2,550
  Other current liabilities................................        222        421         616
                                                               -------    -------     -------
          Total current liabilities........................      6,823      7,651      12,103
Accrued compensation and benefits..........................      1,110        951         458
Other long-term liabilities................................        226        288         561
                                                               -------    -------     -------
          Total liabilities................................      8,159      8,890      13,122
Minority interest..........................................         --         (1)         (3)
Partners' capital..........................................      4,139      5,082       5,110
                                                               -------    -------     -------
          Total liabilities and partners' capital..........    $12,298    $13,971     $18,229
                                                               =======    =======     =======

   The accompanying notes are an integral part of these financial statements.

                    SIBSON & COMPANY, L.P. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF OPERATIONS AND PARTNERS' CAPITAL

                                                        FOR THE YEARS ENDED          FOR THE
                                                            DECEMBER 31,        EIGHT MONTHS ENDED
                                                        --------------------        AUGUST 31,
                                                          1996        1997             1998
                                                                      (IN THOUSANDS)
Revenues..............................................  $29,178     $34,650          $29,192
Cost of revenues......................................   21,674      25,629           21,637
                                                        -------     -------          -------
          Gross profit................................    7,504       9,021            7,555
Selling, general and administrative expenses..........    6,769       7,575            6,394
                                                        -------     -------          -------
          Income from operations......................      735       1,446            1,161
Interest income.......................................       65          95               51
Interest expense......................................      (94)        (86)            (146)
Post retirement healthcare cost.......................     (135)       (140)             (96)
Other income (expense)................................       33           8               (5)
                                                        -------     -------          -------
          Net income..................................      604       1,323              965
Partners' capital at beginning of period..............    3,650       4,139            5,082
Partners' capital contributions.......................      118         334               27
Partners' capital withdrawals.........................     (233)       (714)            (964)
                                                        -------     -------          -------
Partners' capital end of period.......................  $ 4,139     $ 5,082          $ 5,110
                                                        =======     =======          =======

   The accompanying notes are an integral part of these financial statements

                    SIBSON & COMPANY, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE YEARS ENDED          FOR THE
                                                                  DECEMBER 31,        EIGHT MONTHS ENDED
                                                              --------------------        AUGUST 31,
                                                                1996        1997             1998
                                                                            (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................  $   604     $ 1,323          $   965
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
      Depreciation and amortization.........................      470         505              574
      Donation of fixed assets..............................                                     9
      Minority interest in net (loss) of consolidated
         subsidiaries.......................................                   (1)              (2)
      (Gain) or loss on sale of furniture, fixtures and
         equipment..........................................      (53)         (8)              13
      Changes in operating assets and liabilities:
         Accounts receivable................................   (2,178)       (444)          (4,201)
         Prepaid expenses and other assets..................      155         206             (193)
         Accounts payable, accrued expenses and taxes.......       36         320              347
         Commissions payable................................       32        (628)             155
         Accrued postretirement healthcare benefit..........      128         131               96
         Fee advances payable...............................      709           9             (516)
         Profit sharing plan payable........................      205         153              (53)
         Accrued compensation...............................    1,013       1,212              127
         Other current liabilities..........................        4          (4)             126
                                                              -------     -------          -------
           Net cash provided by (used in) operating
             activities.....................................    1,125       2,774           (2,553)
                                                              -------     -------          -------
Cash flows from investing activities:
  Purchase of fixed assets..................................     (409)       (704)          (1,158)
  Proceeds from sale of furniture, fixtures and equipment...       53           8               69
  Other.....................................................      (47)       (104)             (56)
                                                              -------     -------          -------
           Net cash (used in) investing activities..........     (403)       (800)          (1,145)
                                                              -------     -------          -------
Cash flows from financing activities:
  (Decrease) or increase in cash overdraft..................      172        (724)           1,060
  Notes receivable from affiliates, net.....................      246         (36)             109
  Proceeds from general partner capital contributions.......                  109
  Partners' capital withdrawals.............................     (233)       (513)            (964)
  Payment of capitalized lease obligations..................     (203)       (207)            (313)
  Proceeds from revolving line of credit....................    3,850       2,350            5,400
  Repayment of revolving line of credit.....................   (3,850)     (2,350)          (2,850)
                                                              -------     -------          -------
           Net cash provided by (used in) financing
             activities.....................................      (18)     (1,371)           2,442
                                                              -------     -------          -------
Net increase (decrease) in cash and cash equivalents........      704         603           (1,256)
Cash and cash equivalents at beginning of period............      326       1,030            1,633
                                                              -------     -------          -------
Cash and cash equivalents at end of period..................  $ 1,030     $ 1,633          $   377
                                                              =======     =======          =======
Supplemental disclosure of cash flow information:
Cash paid for interest......................................  $    92     $    79          $   135
                                                              =======     =======          =======
Supplemental schedule of noncash investing and financing
  activities:
Employees purchase of limited partnership interests funded
  through notes receivable..................................  $    66     $    24          $    --
                                                              =======     =======          =======
General partners' capital contributions funded through note
  receivable................................................  $    52     $   201          $    27
                                                              =======     =======          =======
Capital lease obligations incurred for fixed assets.........  $   116     $   393          $   757
                                                              =======     =======          =======
Note payable on redemption of general partners' partnership
  interest..................................................  $    --     $   201          $    --
                                                              =======     =======          =======

   The accompanying notes are an integral part of these financial statements.

                    SIBSON & COMPANY, L.P. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SALE AND TRANSFER OF COMPANY ASSETS

     Effective at the close of business on August 31, 1998, Sibson & Company, L.P. (the "Company") sold 85% of its assets subject to certain of its liabilities in exchange for $34,764,000. In addition, the Company transferred 15% of its assets subject to certain of its liabilities in exchange for 2,613,087 Class A Common Units of Nextera Enterprises, LLC. The Company, subsequently ceased operations and changed its name to Castor, L.P.

2. THE COMPANY

     Prior to the sale and transfer of its assets, Sibson & Company, L.P., a limited partnership, provided human capital consulting services offering human resource strategies, outsourcing assessments, organizational designs, rewards/incentives programs, performance management processes and systems, and executive coaching services. The Company also served sales and marketing organizations with sales strategy, selling process, sales channel and selling effectiveness consulting.

3. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The consolidated financial statements include the accounts of Sibson & Company, L.P. and its 99% owned subsidiary, Sibson Europe, LLC and its 100% owned subsidiary, Sibson UK Limited. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Revenue Recognition

     The Company derived its revenues from consulting services primarily under time and materials billing arrangements. Under time and materials arrangements, revenues are recognized as the services are provided. Revenues exclude reimbursable expenses charged to clients.

Cash and Cash Equivalents

     The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Fixed Assets

     Fixed assets are stated at cost. Depreciation is provided using accelerated methods over estimated useful lives of five to seven years. Leasehold improvements are amortized over the lesser of the lease term or the estimated life of the improvements, whichever is shorter.

Financial Instruments

     The carrying value of financial instruments such as cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair values based on the short-term maturities of these

                    SIBSON & COMPANY, L.P. AND SUBSIDIARIES
instruments. The carrying value of long-term debt approximates its fair value based on references to similar instruments.

Income Taxes

     Since the partnership is not subject to income taxes, the results of partnership operations are included in the income tax returns of the partners. Taxes, if any, are payable directly by the partners, accordingly, no provision for income taxes is included in the attached financial statements. The partnership files its tax returns on the cash basis of accounting.

     The partnership, however, is liable for certain state taxes as a result of the sale transaction described in Note 1. These financial statements do not give effect to these state taxes due by the Company or its partners as a result of the transaction.

4. ESCROW ACCOUNT

     In accordance with an employment agreement, the Company is required to escrow unpaid commissions totaling $223,251 as of August 31, 1998. The funded escrow amount was not available for use by the Company other than for the payment of these commissions. As a result of the sale and transfer transaction as described in Note 1, the employment agreement has been terminated.

5. NOTES RECEIVABLE FROM AFFILIATES

     Notes receivable from affiliates consist of:

Limited Partners

     The notes receivable from limited partners ($123,000 at December 31, 1996, $111,000 at December 31, 1997 and $11,500 at August 31, 1998) provided for interest at rates ranging from 8.75% to 10%. The $11,500 note receivable was repaid subsequent to August 31, 1998.

Shareholder of Sibson Canada, Inc.

     The note receivable from a shareholder of Sibson Canada, Inc. ($75,000 at December 31, 1996 and 1997 and $15,000 at August 31, 1998) provided for interest at 10% and was repaid subsequent to August 31, 1998.

Sibson Canada, Inc. (a Licensee Company)

     The note receivable from Sibson Canada, Inc. ($60,000 at December 31, 1996) was repaid in 1997.

Sibson South Africa (a Licensee Company)

     The note receivable from Sibson South Africa ($50,000 at December 31, 1997) was repaid in 1998.

General Partner

     The notes receivable from the general partner ($130,000 at December 31, 1996, $288,000 at December 31, 1997 and $250,050 at August 31, 1998) provided for interest at rates ranging from 8.75% to 10% and were repaid subsequent to August 31, 1998.

                    SIBSON & COMPANY, L.P. AND SUBSIDIARIES

6. FIXED ASSETS

     Fixed assets consisted of the following:

                                                              AS OF
                                                           DECEMBER 31,        AS OF
                                                         ----------------    AUGUST 31,
                                                          1996      1997        1998
                                                          (IN THOUSANDS)
Furniture and office equipment.........................  $  572    $1,030      $1,681
Telephone equipment....................................     195       253         315
Computer equipment.....................................     742     1,094       1,850
Leasehold improvements.................................     227       379         482
Artwork................................................      15        19          33
Automobile.............................................      --        --           9
                                                         ------    ------      ------
                                                          1,751     2,775       4,370
Less: accumulated depreciation.........................    (790)   (1,168)     (1,475)
                                                         ------    ------      ------
Fixed assets, net......................................  $  961    $1,607      $2,895
                                                         ======    ======      ======

7. NOTE PAYABLE TO BANK

     As of August 31, 1998, the Company had a revolving $4,000,000 line of credit with a bank with interest at the prime rate. The Company shall pay a fee equal to 0.25% per annum on the amount of the unused line of credit, if any. The agreement expired August 31, 1998. All tangible and intangible property of the Company has been pledged to secure any outstanding bank debt, which is also guaranteed by the general partner. The line of credit contains covenants regarding various financial statement amounts, ratios and activities of the Company. Advances under the revolving credit agreement are subject to adequate collateral.

     As part of the revolving line of credit, the bank has made available a maximum of $2,000,000, which the Company may utilize in the form of letters of credit or to finance leases. Outstanding letters of credit or lease obligations under the agreement will proportionately reduce the maximum revolving line available. As of August 31, 1998, letters of credit outstanding and lease obligations totalled $1,164,558.

8. CAPITALIZED LEASE OBLIGATIONS

     The Company leases certain equipment under capital leases expiring in various years through April 2003. Obligations under capital leases have been recorded in the accompanying financial statements at the present value of future minimum lease payments, discounted at interest rates ranging from 8.5% to 15.5%.

     Obligations under capital leases consisted of the following:

                                                                AS OF
                                                             DECEMBER 31,       AS OF
                                                            --------------    AUGUST 31,
                                                            1996     1997        1998
                                                            (IN THOUSANDS)
Current portion...........................................  $178     $275       $  447
Long-term portion.........................................   199      288          561
                                                            ----     ----       ------
Total.....................................................  $377     $563       $1,008
                                                            ====     ====       ======

                    SIBSON & COMPANY, L.P. AND SUBSIDIARIES

     The future minimum lease payments under the capital leases and the net present value of the future minimum lease payments for the years ending after August 31, 1998 are as follows (in thousands):

1999........................................................  $  516
2000........................................................     432
2001........................................................     145
2002........................................................      16
2003........................................................      10
                                                              ------
Total future minimum lease payments.........................   1,119
Less amount representing interest...........................     111
                                                              ------
Present value of future minimum lease payments..............  $1,008
                                                              ======

9. EMPLOYEE BENEFIT PLANS

Profit Sharing Plan

     The Company maintains a Profit Sharing and Salary Reduction Plan (the "Plan") which covers all eligible employees. Employees may defer a portion of their annual compensation up to the maximum amount permitted under the Internal Revenue Code.

     Under the terms of the Plan, the Company may contribute an amount equal to the maximum amount, which is deductible for federal income tax purposes. Employer contributions to the Plan were $1,390,965, and $1,546,641 for the years ended December 31, 1996 and 1997, respectively. For the eight months ended August 31, 1998, the contributions to the Plan were $1,496,529. In addition, the Company pays a supplemental profit sharing contribution, as wages, to those employees whose compensation is in excess of the maximum amount permitted under the Internal Revenue Code.

Post-retirement Healthcare Benefit

     The Company presently provides a post-retirement healthcare benefits plan which provides for 75% of the annual cost of medical coverage for a retiree with at least 15 years of service and who is between 50 and 64 years of age. Coverage ceases once the retiree reaches age 65.

     Effective January 1, 1995, the Company adopted SFAS No. 106, Employers Accounting for Postretirement Benefits Other Than Pensions ("SFAS No. 106"). This statement requires the Company to accrue, during the employee's years of service, the expected cost of providing benefits. The cost of providing these benefits was previously recognized in the period in which the benefits were paid.

     The Company adopted SFAS No. 106 on a prospective basis. The net transition obligation represents the difference between the Company's January 1, 1995 accrued post-retirement healthcare costs prior to the adoption of SFAS No. 106 and the unfunded liability for these costs as of that date. The Company does not fund these costs. The net transition liability at January 1, 1995 was $684,766 and will be amortized over 20 years.

                    SIBSON & COMPANY, L.P. AND SUBSIDIARIES

     The components of net periodic post-retirement healthcare benefit cost are as follows:

                                                                  AS OF
                                                               DECEMBER 31,
                                                              --------------
                                                              1996     1997
                                                              (IN THOUSANDS)
Service cost................................................  $ 47     $ 46
Interest cost...............................................    54       59
Amortization of net transition liability over 20 years......    34       35
                                                              ----     ----
Net post-retirement healthcare benefit cost.................  $135     $140
                                                              ====     ====

     A reconciliation of the accumulated post-retirement healthcare benefit obligation to the accrued postretirement healthcare benefit liability recognized in the balance sheet is as follows:

                                                                  AS OF
                                                               DECEMBER 31,
                                                              --------------
                                                              1996     1997
                                                              (IN THOUSANDS)
Accumulated post-retirement healthcare benefit obligations:
  Active participants.......................................  $ 395    $ 414
  Fully eligible participants...............................     86       60
  Retirees..................................................    321      299
                                                              -----    -----
                                                                802      773
  Unrecognized transition obligation........................   (616)    (582)
                                                              -----    -----
                                                                186      191
Unrecognized net gain.......................................     76      202
                                                              -----    -----
Accrued post-retirement healthcare benefit liability........  $ 262    $ 393
                                                              =====    =====

     The assumed healthcare cost trend rate used in measuring the accumulated post-retirement obligation was 7% with subsequent annual decrements of 0.15% to an ultimate trend rate of 3.5%. A 1.0% increase in the assumed healthcare cost trend rate for each year would increase the accumulated post-retirement healthcare benefit obligation by approximately 11% and the net post-retirement cost by approximately 15%. The discount rate used in determining the accumulated post-retirement healthcare benefit liability was 7%.

     For the eight month period ended August 31, 1998, the Company has estimated the net periodic post-retirement healthcare benefit cost as $96,000. The estimated accrued post-retirement healthcare benefit liability as at August 31, 1998 is $489,000.

10. EMPLOYMENT AGREEMENT

     The Company had an employment agreement under which an employee was entitled to compensation based upon the collections from business specifically generated by the employee. In addition, the employee was entitled to compensation based upon certain other business. The employment agreement was due to expire on April 30, 2000, however, as a result of the sale and transfer of assets provided in Note 1, the employment agreement has been cancelled effective after August 31, 1998.

                    SIBSON & COMPANY, L.P. AND SUBSIDIARIES

11. OPERATING LEASES

     The Company leased office space in six locations under leases expiring at various times through August 2007. The leases provided for escalations based upon increases in real estate taxes, operating expenses and cost of living increases.

     The future minimum annual lease payments for the fiscal years ending after August 31, 1998 were as follows (in thousands):

1999........................................................  $1,534
2000........................................................   1,657
2001........................................................   1,329
2002........................................................   1,096
2003........................................................     905
Thereafter..................................................   3,368
                                                              ------
                                                              $9,889
                                                              ======

     Rent expense included in the attached statement of operations was $1,654,229 net of sublease income of $180,123 in 1996, $1,576,053 net of sublease income of $37,830 in 1997 and $1,205,657 net of sublease income of $21,690 in 1998.

     The Company's obligation under two of the leases is secured by letters of credit totaling $650,000.

     The Company leased various equipment on operating leases with terms through 2002. Monthly rental payments on these leases were approximately $30,000.

     As a result of the sale and transfer of assets provided in Note 1, all leases were assigned to the acquiring entity.

12. LICENSING AGREEMENTS

     The Company had granted licenses to companies in South Africa, Canada, Australia, New Zealand and the United Kingdom to use the name "Sibson & Company". These licenses provided for royalties payable to the Company equal to 5% of their respective revenues.

13. UNINSURED CASH BALANCES

     The Company maintains its cash in several banks. The bank balances on deposit which are in excess of the FDIC insurance limits was approximately $670,000 at August 31, 1998.

                                AUDITORS' REPORT

To the Directors of
Sibson Canada, Inc.

     We have audited the balance sheet of Sibson Canada, Inc. as at December 31, 1997 and the statements of operations and retained earnings and changes in financial position for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at December 31, 1997 and the results of its operations and changes in its financial position for the year then ended in accordance with accounting principles generally accepted in Canada which differ in certain respects from accounting principles generally accepted in the United States (See Note 10).

                                                  /s/ GRANT THORNTON
                                                  Chartered Accountants

Toronto, Canada
September 1, 1998

                              SIBSON CANADA, INC.

                                 BALANCE SHEETS

                                                                    AS OF               AS OF
                                                              DECEMBER 31, 1997    AUGUST 31, 1998
                                                                                     (UNAUDITED)
                                                                         (IN THOUSANDS)
                           ASSETS
Current assets:
  Cash......................................................        $ 44               $   51
  Receivables...............................................         800                  856
  Prepaids..................................................          18                  122
                                                                    ----               ------
          Total current assets..............................         862                1,029
Equipment, net..............................................          32                   21
                                                                    ----               ------
          Total assets......................................        $894               $1,050
                                                                    ====               ======
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Bank indebtedness.........................................        $  0               $  175
  Payables and accruals.....................................          45                  301
  Bonus payable.............................................         354                  205
  License fee payable.......................................         112                   10
  Income taxes payable......................................          20                    0
  Deferred income...........................................          35                   23
                                                                    ----               ------
          Total current liabilities.........................         566                  714
Due to shareholders.........................................          65                   59
Shareholders' equity:
  Capital stock.............................................          93                   93
  Retained earnings.........................................         170                  184
                                                                    ----               ------
          Total shareholders' equity........................         263                  277
                                                                    ----               ------
          Total liabilities and shareholders' equity........        $894               $1,050
                                                                    ====               ======

   The accompanying notes are an integral part of these financial statements.

                              SIBSON CANADA, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                                   FOR THE
                                                            FOR THE           EIGHT MONTHS ENDED
                                                           YEAR ENDED             AUGUST 31,
                                                          DECEMBER 31,    --------------------------
                                                              1997           1997           1998
                                                                          (UNAUDITED)    (UNAUDITED)
                                                                        (IN THOUSANDS)
Net revenues............................................     $2,939         $1,976         $2,006
Cost of revenues........................................      2,053          1,388          1,287
                                                             ------         ------         ------
     Gross profit.......................................        886            588            719
Selling, general and administrative.....................        762            511            684
                                                             ------         ------         ------
     Income before income taxes.........................        124             77             35
Income taxes............................................         38             25             21
                                                             ------         ------         ------
     Net income.........................................     $   86         $   52         $   14
                                                             ======         ======         ======
Retained earnings, beginning of period..................     $   84         $   84         $  170
Retained earnings, end of period........................     $  170         $  136         $  184

   The accompanying notes are an integral part of these financial statements.

                              SIBSON CANADA, INC.

                  STATEMENTS OF CHANGES IN FINANCIAL POSITION


                                                                                       FOR THE
                                                                                 EIGHT MONTHS ENDED
                                                               FOR THE               AUGUST 31,
                                                             YEAR ENDED       -------------------------
                                                          DECEMBER 31, 1997      1997          1998
                                                                              (UNAUDITED)   (UNAUDITED)
                                                                         (IN THOUSANDS)
Cash flows from operating activities:
     Net income.........................................        $  86            $  52         $  14
     Depreciation.......................................           12                8             6
     Change in operating assets and liabilities:
       Trade receivables................................         (237)            (289)          (56)
       Shareholders receivables.........................          (41)               0            (6)
       Other receivables................................          (19)               0             0
       Prepaids.........................................            3                3          (104)
       Payables and accruals............................          (91)             (78)          256
       Bonus payable....................................          354              363          (149)
       License fee payable..............................           56               59          (102)
       Income taxes payable.............................           20               21           (20)
       Deferred income..................................           35               37           (12)
                                                                -----            -----         -----
          Net cash provided by operating activities.....          178              176          (173)
                                                                -----            -----         -----
Cash flows from investing activities:
     Purchase of equipment, net.........................           (5)              (2)            5
                                                                -----            -----         -----
          Net cash used in investing activities.........           (5)              (2)            5
                                                                -----            -----         -----
Net increase in cash (bank indebtedness)................          173              174          (168)
Cash (bank indebtedness) at beginning of period.........         (129)            (129)           44
                                                                -----            -----         -----
Cash (bank indebtedness) at end of period...............        $  44            $  45         $(124)
                                                                =====            =====         =====


   The accompanying notes are an integral part of these financial statements.

                              SIBSON CANADA, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

1. THE COMPANY

     Sibson Canada, Inc. (the "Company") provides human capital consulting services including human resource strategies, outsourcing assessments, organizational designs, rewards and incentives programs, performance management processes and systems, and executive coaching services. The Company also serves sales and marketing organizations with sales strategy, selling process, sales channel and selling effectiveness consulting.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

     The financial statements have been prepared by management in accordance with accounting principles generally accepted in Canada. See Note 10 for differences between these principles and those generally accepted in the United States. All amounts in the financial statements are expressed in United States dollars unless noted otherwise.

Interim Financial Statements (Unaudited)

     The balance sheet at August 31, 1998, and the statements of operations and retained earnings and changes in financial position for the eight months ended August 31, 1998 and 1997 are unaudited, and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial position, results of operations and cash flows.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Revenue Recognition

     The company derives its revenues from consulting services under time and materials billing arrangements. Revenues are recognized as services are provided. Deferred income relates to funds received from clients for future projects.

Depreciation

     Rates and bases of depreciation applied to write-off the cost less estimated salvage value of property and equipment over their estimated lives are as follows:

        Furniture and
          fixtures..............  20%, declining balance
        Office equipment........  20%, declining balance
        Computer hardware.......  30%, declining balance
        Computer software.......  30%, declining balance

Translation of Foreign Currencies

     Monetary assets and liabilities denominated in foreign currencies are translated at year-end exchange rates and revenue and expenses are translated at average rates. Translation gains and losses are included in earnings.

                              SIBSON CANADA, INC.

Financial Instruments

     The carrying values of the financial assets and liabilities approximate their fair values based on the short-term maturities of these instruments.

3. RECEIVABLES

     Receivables consist of the following:

                                                                  AS OF
                                                               DECEMBER 31,
                                                                   1997
                                                              (IN THOUSANDS)
Trade.......................................................       $726
Shareholders................................................         52
Income taxes................................................         --
Other.......................................................         22
                                                                   ----
                                                                   $800
                                                                   ====

4. EQUIPMENT

     Property and equipment consists of the following:

                                                                  AS OF
                                                               DECEMBER 31,
                                                                   1997
                                                              (IN THOUSANDS)
Furniture and fixtures......................................       $ 6
Office equipment............................................        10
Computer hardware...........................................        62
Computer software...........................................        22
                                                                   ---
                                                                   100
Less: accumulated depreciation..............................        68
                                                                   ---
Property and equipment, net.................................       $32
                                                                   ===

5. BANK INDEBTEDNESS

     As of December 31, 1997, the Company has an authorized bank line of credit of Canadian $289,000 of which there have been no drawdowns. Any loan balance outstanding bears interest at the bank prime rate plus 1% per annum and is payable on demand. As security, the Company has provided a registered general assignment of book debts, a registered general security agreement, an assignment of fire insurance and key man life insurance.

6. LICENSE FEE

     The Company has entered into an agreement with Sibson & Co., L.P., to pay 5% of its revenues in exchange for support services and the right to use the name. The agreement is automatically renewed on an annual basis unless written notice is provided by either party indicating they wish to terminate the agreement. The license fee expense for the year ended December 31, 1997 is $127,183 of which $112,136 remains payable at year-end.

                              SIBSON CANADA, INC.

7. DUE TO SHAREHOLDERS

     Amounts due to shareholders are non-interest bearing and due on demand. The amounts are classified as long-term as it is not the intention of the shareholders to demand repayment in the upcoming year.

8. CAPITAL STOCK

     Common shares, unlimited number authorized, 1,307 issued for proceeds of $70,855; Class A common shares, unlimited number authorized, 230 issued for proceeds of $22,408.

     Holders of Class A common shares are entitled to a dividend per share equal to the amount of any declared common share dividend per share, convertible to common shares at the option of the holder upon approval by the Board of Directors and upon payment to the company of additional amounts of money, if any, as specified in the resolution approving the conversion.

9. COMMITMENTS

     The Company has entered into agreements to lease its premises and various pieces of office and computer equipment. The current premises lease expires October 1998, and a new lease has been entered into subsequent to year end for a further 10 year period. The equipment leases are for various periods to 2001. Minimum commitments for each of the next five years and thereafter are as follows (in thousands):

1998...........................................       $174
1999...........................................        127
2000...........................................        126
2001...........................................        104
2002...........................................         83
Thereafter.....................................        495

10. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The accounting principles utilized in the preparation of these financial statements conform in all material respects with those generally accepted in the United States ("US GAAP"), except as indicated below.

     The statement of changes in financial position included herein was prepared in accordance with Canadian generally accepted accounting principles. Under US GAAP, the bank indebtedness position would be reported as a financing item rather than being included in the cash position. The 1997 statement of changes in financial position would disclose a decrease in financing of $129,426, and cash at the beginning of the year at $0.

11. SUBSEQUENT EVENTS

     On August 17, 1998, the Company and one of its corporate shareholders continued as Nova Scotia corporations. Subsequently, the Company, the corporate shareholder and a newly incorporated unlimited liability company, were amalgamated under the laws of Nova Scotia and continued operating as Sibson Canada Co.

     Effective August 31, 1998, all of the Company's Shareholders sold all of their stock to Nextera Enterprises, L.L.C. in exchange for cash of $2,611,000 and 197,813 Exchangeable Shares. The Exchangeable Shares are exchangeable at any time by the holders thereof for Class A Common Stock of Nextera Enterprises, L.L.C.

                              SIBSON CANADA, INC.

12. UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems, which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure, which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Lexecon Inc.

     We have audited the accompanying balance sheets of Lexecon Inc. (effective December 31, 1998, a wholly-owned subsidiary of Nextera Enterprises, Inc.) as of December 31, 1997 and 1998, and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lexecon Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Chicago, Illinois
February 2, 1999

                                  LEXECON INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                      AS OF
                                                                   DECEMBER 31,
                                                                ------------------
                                                                 1997       1998
                                                                  (IN THOUSANDS,
                                                                EXCEPT SHARE DATA)
Current assets:
  Cash and cash equivalents.................................    $    15    $    68
  Accounts receivable, less allowance for doubtful accounts
     of $200 in 1997 and 1998...............................     10,578      9,301
  Loans and advances........................................        179        108
  Prepaid expenses..........................................        169        173
  Equipment held for sale, net..............................         --         25
                                                                -------    -------
          Total current assets..............................     10,941      9,675
Fixed assets, net...........................................      1,265      2,058
Deferred income tax benefit.................................         12         18
Deposits....................................................         70         70
Prepaid expenses............................................        203        129
                                                                -------    -------
          Total assets......................................    $12,491    $11,950
                                                                =======    =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Note payable -- Bank......................................    $ 1,600    $ 1,725
  Current maturities of long-term obligations...............        200        304
  Accounts payable..........................................        487        856
  Accrued expenses..........................................        877        744
  Deferred income tax liability.............................        143        121
                                                                -------    -------
          Total current liabilities.........................      3,307      3,750
                                                                -------    -------
Long-term obligations, net of current maturities............         --        624
Deferred rent...............................................        842        908
Lease termination fee.......................................        143        123
Security deposits...........................................         45         45
Shareholders' equity:
  Common stock, no par value, $17.50 stated value, 12,000
     shares authorized, 1,000 shares issued and
     outstanding............................................         18         18
  Additional paid-in capital................................         85         85
  Retained earnings.........................................      8,051      6,397
                                                                -------    -------
          Total shareholders' equity........................      8,154      6,500
                                                                -------    -------
          Total liabilities and shareholders' equity........    $12,491    $11,950
                                                                =======    =======

   The accompanying notes are an integral part of these financial statements.

                                  LEXECON INC.

                            STATEMENTS OF OPERATIONS

                                                                           FOR THE
                                                                  YEARS ENDED DECEMBER 31,
                                                                -----------------------------
                                                                 1996       1997       1998
                                                                       (IN THOUSANDS)
Net revenues................................................    $27,061    $31,974    $35,199
Cost of services............................................     20,734     24,055     30,611
                                                                -------    -------    -------
  Gross profit..............................................      6,327      7,919      4,588
General and administrative expenses.........................      5,247      5,660      6,337
                                                                -------    -------    -------
  Income (loss) from operations.............................      1,080      2,259     (1,749)
Interest expense............................................       (123)       (63)       (46)
Interest income.............................................         49         53        113
                                                                -------    -------    -------
  Income (loss) before income taxes.........................      1,006      2,249     (1,682)
Provision (benefit) for income taxes........................         25         27        (28)
                                                                -------    -------    -------
  Net income (loss).........................................    $   981    $ 2,222    $(1,654)
                                                                =======    =======    =======

   The accompanying notes are an integral part of these financial statements.

                                  LEXECON INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                    COMMON STOCK     ADDITIONAL                  TOTAL
                                                   ---------------    PAID-IN     RETAINED   SHAREHOLDERS'
                                                   SHARES   AMOUNT    CAPITAL     EARNINGS      EQUITY
                                                                (DOLLAR AMOUNTS IN THOUSANDS)
Balance at December 31, 1995.....................  1,000     $18        $85       $ 4,848       $ 4,951
  Net income.....................................     --      --         --           981           981
                                                   -----     ---        ---       -------       -------
Balance at December 31, 1996.....................  1,000      18         85         5,829         5,932
  Net income.....................................     --      --         --         2,222         2,222
                                                   -----     ---        ---       -------       -------
Balance at December 31, 1997.....................  1,000      18         85         8,051         8,154
  Net loss.......................................     --      --         --        (1,654)       (1,654)
                                                   -----     ---        ---       -------       -------
Balance at December 31, 1998.....................  1,000     $18        $85       $ 6,397       $ 6,500
                                                   =====     ===        ===       =======       =======

   The accompanying notes are an integral part of these financial statements.

                                  LEXECON INC.

                            STATEMENTS OF CASH FLOWS

                                                                         FOR THE
                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1996       1997       1998
                                                                     (IN THOUSANDS)
Cash flows from operating activities:
Net (loss) income...........................................  $   981    $ 2,222    $(1,654)
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................      490        489        552
  Deferred rent.............................................       65         59         66
  Deferred taxes............................................       25         27        (28)
  Provision for doubtful accounts...........................       73        (20)        --
  (Gain) loss on sale of property and equipment.............       (3)        --         29
  Changes in operating assets and liabilities:
     Accounts receivable....................................      727     (2,412)     1,277
     Loans and advances.....................................       (3)      (139)        71
     Prepaid expenses.......................................     (405)       219         70
     Accounts payable and accrued expenses..................      144        131        236
     Deferred compensation..................................   (1,998)        --         --
     Lease termination fee..................................      (16)       (16)       (20)
                                                              -------    -------    -------
Net cash provided by operating activities...................       80        560        599

Cash flows from investing activities:
  Capital expenditures paid in cash.........................     (512)      (434)      (424)
  Proceeds from sale of property and equipment..............       15         --          5
                                                              -------    -------    -------
Net cash used in investing activities.......................     (497)      (434)      (419)

Cash flows from financing activities:
  Borrowings on long-term obligations.......................      600         --         --
  Cash paid on long-term obligations........................     (237)      (218)      (252)
  Borrowings on notes payable...............................    1,550      1,600      1,725
  Cash paid on notes payable................................   (1,500)    (1,550)    (1,600)
                                                              -------    -------    -------
Net cash (used) provided by financing activities............      413       (168)      (127)
                                                              -------    -------    -------
Net increase (decrease) in cash and cash equivalents........       (4)       (42)        53
Cash and cash equivalents at beginning of year..............       61         57         15
Cash and cash equivalents at end of year....................  $    57    $    15    $    68
                                                              =======    =======    =======
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................  $    65    $    63    $    46
                                                              =======    =======    =======

   The accompanying notes are an integral part of these financial statements.

                                  LEXECON INC.

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY

     Lexecon Inc. ("Lexecon" or the "Company") provides a full range of economic consulting services including economic, financial and statistical analysis and expert testimony, which are predominately used in matters relating to complex litigation and regulatory proceedings. Lexecon provides expertise in areas of antitrust, contracts, regulatory issues, corporate finance, intellectual property, international trade, securities, taxation and employment practices. Lexecon serves clients across a broad range of industries, including telecommunications, high technology and government.

2. SALE OF COMPANY AND BASIS OF PRESENTATION

     Effective December 31, 1998, the Company's stock was contributed to Nextera Enterprises, Inc. ("Nextera") in exchange for $31.1 million of cash and 2,816,000 of Nextera Class A Common Stock (the "Contribution Agreement"). Additional equity of up to 1,450,240 shares of Nextera Class A Common Stock will be reserved for issuance to the shareholders of the Company in the event of a Nextera initial public offering, the amount of which is contingent upon the timing and per share offering price of such public offering. Certain nonshareholders released the Company concurrently with the consummation of the Contribution Agreement of all liabilities or claims for prior compensation of any nature including any described herein. The Company also entered into employment agreements with certain senior executives providing for the payment of cash and stock options to them as bonus compensation in consideration of their entering into the employment agreements. In addition, at the time of the acquisition, one shareholder of the Company entered into a Service Agreement, as defined, with the Company.

     These financial statements reflect the operations and financial position of the Company immediately prior to the Contribution Agreement, which was effective at the close of business on December 31, 1998.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

     The process of preparing financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from those estimates.

Revenue Recognition

     Revenues from engagements are recognized as services are provided based upon hours worked and agreed-upon hourly rates, net of estimated fee adjustments. Lexecon's revenues also include other charges billed to clients, which include outside consultants, travel and other out-of-pocket expenses, charges for support staff, computer usage, and other reimbursable charges. An allowance is provided for any amounts considered uncollectible.

Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

                                  LEXECON INC.

Fixed Assets

     Fixed assets are stated at cost. Depreciation is provided using straight-line and accelerated methods over the useful life of the assets which is generally three to seven years. Leasehold improvements are being amortized using the straight-line method over their useful lives or the term of the lease, whichever is shorter.

Income Taxes

     Effective May 1, 1991, the shareholders of the Company elected to be treated as an "S" Corporation under the provisions of the Internal Revenue Code. Accordingly, each shareholder reports the taxable income or loss of the Company on their individual tax returns. The Company continues to be subject to the Illinois replacement tax.

     The "S" Corporation election was terminated upon the sale of the Company (see Note 2).

Deferred Income Taxes

     Deferred income taxes, representing the Illinois Replacement Tax, arise from timing differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. The principal sources of timing differences are the use of the accrual basis of accounting in the accompanying financial statements and the use of the cash basis of accounting for tax purposes, leasehold improvements being amortized over their useful lives or the term of the lease whichever is shorter for financial statement purposes and lives prescribed by the Internal Revenue Code for tax purposes and rent being expensed on a straight line method for financial statement purposes and being expensed as paid for tax purposes.

Concentration of Credit Risk

     The Company's customer base consists of a broad range of clients in a variety of industries located throughout the United States and in certain other countries. No client comprised more than 10% of net revenues in 1996. In 1997 and 1998, one client comprised approximately 18% and 21% of net revenues, respectively. In 1998, another client comprised 10% of net revenues. The Company performs a credit evaluation of each of its clients to minimize its collectibility risk.

     The Company provides an allowance for doubtful accounts to provide for potentially uncollectible amounts. Activity in the allowance for doubtful accounts is as follows:

                                                                 FOR THE
                                                         YEARS ENDED DECEMBER 31,
                                                        --------------------------
                                                         1996      1997      1998
                                                              (IN THOUSANDS)
Balance at beginning of year..........................   $148      $221      $200
Charge to cost and expenses...........................     88        41        --
Amounts written off...................................    (15)      (62)       --
                                                         ----      ----      ----
Balance at end of year................................   $221      $200      $200
                                                         ====      ====      ====

                                  LEXECON INC.

4. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                  AS OF
                                                               DECEMBER 31,
                                                             ----------------
                                                              1997      1998
                                                              (IN THOUSANDS)
Furniture fixtures and equipment...........................  $4,150    $5,324
Leasehold improvements.....................................   1,507     1,502
                                                             ------    ------
                                                              5,657     6,826
Accumulated depreciation and amortization..................   4,392     4,768
                                                             ------    ------
                                                             $1,265    $2,058
                                                             ======    ======

5. ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                  AS OF
                                                               DECEMBER 31,
                                                             ----------------
                                                              1997      1998
                                                              (IN THOUSANDS)
Salaries and payroll taxes.................................  $  420    $  392
Profit-sharing contribution................................     267       263
Current portion of lease termination fee...................      16        18
                                                             ------    ------
Other......................................................     174        71
                                                             ------    ------
                                                             $  877    $  744
                                                             ======    ======

6. NOTES PAYABLE -- BANK


     The Company has a line of credit which permits borrowings of up to $2,000,000 with interest at the bank's base rate, as defined (7.75% at December 31, 1998), plus 0.25% and is secured by the Company's accounts receivable and other sundry assets. The terms of the line of credit include certain operating and financial covenants.


     The Company also had an outstanding standby letter of credit at December 31, 1998, in the amount of $500,000 which was issued in lieu of a security deposit on the Company's leased office space.

 7. LONG-TERM OBLIGATIONS

     Long-term obligations consist of the following:

                                                                  AS OF
                                                               DECEMBER 31,
                                                             ----------------
                                                              1997      1998
                                                              (IN THOUSANDS)
Capital lease payable in monthly installments of $30,966
  including principal and interest at 8.5% due October
  2001.....................................................  $   --    $  928
Note payable in monthly installments of $16,667 plus
  interest at 7.94%........................................     200        --
                                                             ------    ------
                                                                200       928
Less: current maturities...................................     200       304
                                                             ------    ------
                                                             $   --    $  624
                                                             ======    ======

                                  LEXECON INC.

 8. LEASES

     The Company conducts its operations in facilities that are leased under an operating lease expiring February 14, 2007. The lease also requires payments of additional amounts to cover operating expenses and real estate taxes. The Company also has operating leases for certain equipment. Effective October 26, 1998, the Company entered into a capital lease for new computer hardware and software, the net present value of the initial future lease payments was $980,000.

     Following is a summary of future minimum payments under capitalized leases and under operating leases that have initial or remaining noncancelable lease terms for the fiscal years ending after December 31, 1998 (in thousands):

                                                 CAPITALIZED    OPERATING
                                                   LEASES        LEASES
1999...........................................    $  372        $  514
2000...........................................       372           516
2001...........................................       304           655
2002...........................................        --           750
2003...........................................        --           754
Thereafter.....................................        --         2,403
                                                   ------        ------
          Total minimum lease payments.........    $1,048        $5,592
                                                                 ======
Less amounts representing interest.............      (120)
                                                   ------
Present value of minimum capitalized lease
  payments.....................................       928
Current portion................................       304
                                                   ------
Long-term capitalized lease obligations........    $  624
                                                   ======

     Equipment recorded under capital leases of $898,000 (net of accumulated amortization of $82,000) is included in Property and Equipment as of December 31, 1998.

     Rent expense under operating leases for the years ended December 31, 1996, 1997 and 1998, amounted to approximately $617,000, $617,000, and $648,000, respectively. Deferred rent represents the excess of amortization of rent expenses over the term of the lease on a straight-line basis over required rental payments for base rents.

     On October 17, 1994, the Company's existing office lease agreement was amended in order to allow the Company to vacate certain leased space that it held. As a result of this amendment, the Company is required to pay as additional rent $300,000 payable in 120 equal monthly installments of $2,500. The net present value of this obligation, discounted at 8.00%, in the amount of $205,334 was charged to expense as of December 31, 1994. The unamortized discount is reflected on the balance sheet as lease termination fee.

 9. PROFIT-SHARING PLAN

     The Company maintains a profit-sharing plan for all eligible employees. Contributions to the Plan are at the discretion of the Company's Board of Directors. The Company does not maintain any interest in its contribution but reserves the right to modify or discontinue the Plan. Contributions to the Plan for the years ending December 31, 1996, 1997, and 1998 amounted to $251,561, $267,804, and $263,565, respectively.

10. OTHER COMPENSATION ARRANGEMENTS

     On December 31, 1993, the Company entered into a deferred compensation plan for its shareholders for services previously rendered to the Company. Under the terms of the Plan the officers received a total of

                                  LEXECON INC.

$6,000,000 payable in annual installments of $2,000,000 beginning in 1994 with interest on the unpaid balance at a rate of 7%.


     In 1996, the Company informed certain of its nonshareholder senior executives that it was in the process of implementing, for their benefit, a program to provide them in the event of the sale or merger of the Company, a compensatory interest as a non-shareholder in a participation pool aggregating 12% of the value of the Company in excess of book value (see Note 2).



     On an annual basis, the Company pays discretionary bonuses to employees which are authorized by the Board of Directors. In addition, pursuant to a shareholders agreement, see Note 11, the shareholders have been entitled to receive annual bonuses based on income, as defined. Bonus expense including employees and shareholders for the years ended December 31, 1996, 1997, and 1998 was $9,136,600, $11,387,300, and $17,611,000, respectively, and is included in cost of services on the statement of income.


11. COMMITMENTS AND CONTINGENCIES

     The shareholders of the Company entered into a shareholder agreement and employment termination agreements, each as amended in December 1990. Under the terms of the agreements, in the event of the death or disability of a shareholder or other "terminating event" as defined in the agreement, the Company is to repurchase from the terminated shareholder or his estate all shares held by the shareholder or estate. The purchase price for each share will be the base purchase price per share as defined in the agreement plus or minus the increase or decrease in the book value per share from the base date, as defined. The purchase price shall be payable in cash; however, the Company shall have the option to pay at least 25% of the purchase price in cash and deliver a promissory note payable in three equal annual installments with interest payable annually on the unpaid balance at the lowest appropriate applicable federal rate of the Internal Revenue Code at the time of issuance. In connection with the sale of the Company (see Note 2), the aforementioned shareholder agreement and employment termination agreements were canceled.

     During the period ended December 31, 1991, the Company entered into a Suite License Agreement with Metro-Chicago Sports Stadium Joint Venture. No expense has been recorded under this agreement since the Company has been reimbursed by one of its shareholders and other unrelated parties for substantially all costs incurred under this agreement. On September 1, 1998, the Company renewed its Suite License Agreement. The terms of the new agreement require payments aggregating approximately $1,000,000 payable in annual installments of approximately $200,000 from 1999 through 2004.

     The Company is involved in claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such pending legal proceedings will not have a material effect on the Company's results of operations or financial position.

12. YEAR 2000 (UNAUDITED)

     The Company is in process of evaluating its information systems to determine their compliance with the Year 2000 issue. Based on information currently available, the Company believes that all necessary changes will occur on a timely basis and that expenditures relating to the Year 2000 will not have a significant impact on the Company's result of operations or financial position.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

     The following Unaudited Pro Forma Combined Financial Statements give effect to the Company's acquisitions of (i) Symmetrix, Inc. (renamed Nextera Business Performance Solutions Group, Inc. ("Business Performance Solutions")) effective July 31, 1997, (ii) SiGMA Consulting, LLC ("SiGMA") effective January 5, 1998,
(iii) The Planning Technologies Group, Inc. ("PTG") effective March 31, 1998,
(iv) Pyramid Imaging, Inc. ("Pyramid") effective March 31, 1998, (v) Sibson & Company, L.P. and Sibson Canada, Inc. (collectively, "Sibson") effective August 31, 1998 (the "Sibson Acquisitions") and (vi) Lexecon Inc. ("Lexecon") effective December 31, 1998 (the "Lexecon Acquisition"). Business Performance Solutions, SiGMA, PTG, Pyramid, Sibson and Lexecon are referred to collectively as the "Acquired Companies." Each of these acquisitions is being accounted for under the purchase method of accounting. Each of the Acquired Companies has a December 31 fiscal year end.

     The following Unaudited Pro Forma Combined Balance Sheet of the Company at December 31, 1998 is adjusted to reflect the initial public offering of the Company's Class A Common Stock (the "Offering") and the application of the estimated net proceeds therefrom, including the repayment of certain indebtedness, as if the Offering had occurred on December 31, 1998.

     The following Unaudited Pro Forma Combined Statements of Operations of the Company for the year ended December 31, 1998 has been prepared to give effect to
(i) the acquisitions of the Acquired Companies (excluding Symmetrix, Inc. which was acquired effective July 31, 1997) as of January 1, 1998 and (ii) the Offering and the application of the estimated net proceeds therefrom, including the repayment of certain indebtedness, as if such transactions had occurred as of January 1, 1998. The Alexander Corporation Limited was acquired by the Company in January 1999 and is not material to the Company's financial position or results of operations and is excluded from the Unaudited Pro Forma Combined Statements of Operations.

     The Unaudited Pro Forma Combined Financial Statements may not be indicative of the results that would have been obtained if the transactions reflected therein had occurred on the dates indicated or which may be realized in the future. The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the historical financial statements of Nextera Enterprises, Inc. and the Acquired Companies included elsewhere in this Prospectus.

                           NEXTERA ENTERPRISES, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               DECEMBER 31, 1998

                                     ASSETS


                                                          ACTUAL      OFFERING
                                                           (A)       ADJUSTMENTS      AS ADJUSTED
                                                                      (IN THOUSANDS)
Current assets:
  Cash and cash equivalents............................  $  1,496     $     --(B)      $  1,496
  Accounts receivable, net.............................    31,094           --           31,094
  Costs and estimated earnings in excess of billings...     2,962           --            2,962
  Due from affiliates..................................       400           --              400
  Due from officers....................................       856         (856)(B)           --
  Prepaid expenses and other current assets............     5,709           --            5,709
                                                         --------     --------         --------
     Total current assets..............................    42,517         (856)          41,661
Property and equipment, net............................     8,056           --            8,056
Intangible assets, net of accumulated amortization.....   125,082       15,953(B)       141,035
Other assets...........................................     1,036           --            1,036
                                                         --------     --------         --------
     Total assets......................................  $176,691     $ 15,097         $191,788
                                                         ========     ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses................  $ 23,530     $   (750)(B)     $ 22,780
  Notes payable to bank................................     6,156           --            6,156
  Bridge loan payable..................................    75,849      (75,849)(B)           --
  Deferred revenue.....................................     1,193           --            1,193
  Due to affiliates....................................     1,068         (210)(B)          858
  Current portion of long-term debt and capital lease
     obligations.......................................       482           --              482
                                                         --------     --------         --------
     Total current liabilities.........................   108,278      (76,809)          31,469
Long-term debt and capital lease obligations...........     2,600           --            2,600
Other long-term liabilities............................     1,174           --            1,174
Debentures due to affiliates, including accrued
  interest thereon.....................................    53,149      (41,099)(B)       12,050
Stockholders' equity:
  Common stock and exchangeable shares.................    31,660      133,005(B)       164,665
  Retained earnings (deficit)..........................   (20,170)          --          (20,170)
                                                         --------     --------         --------
     Total stockholders' equity........................    11,490      133,005          144,495
                                                         --------     --------         --------
     Total liabilities and stockholders' equity........  $176,691     $ 15,097         $191,788
                                                         ========     ========         ========


    The accompanying notes are an integral part of these unaudited pro forma financial statements.

                           NEXTERA ENTERPRISES, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998


                              HISTORICAL                                   PRO FORMA
                       -------------------------    --------------------------------------------------------
                                                    ACQUISITION     PRO FORMA     OFFERING        PRO FORMA
                       COMPANY      ACQUISITIONS    ADJUSTMENTS     COMBINED     ADJUSTMENTS     AS ADJUSTED
                         (C)            (D)
                                           (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)
Net revenues.........  $ 67,590       $67,577        $     --       $135,167       $    --        $135,167
Cost of revenues.....    44,985        49,225         (15,360)(E)     78,850            --          78,850
                       --------       -------        --------       --------       -------        --------
     Gross profit....    22,605        18,352          15,360         56,317            --          56,317
                       --------       -------        --------       --------       -------        --------
Selling, general and
  administrative
  expenses...........    23,103        18,366              --         41,469            --          41,469
Amortization
  expense............     1,722            --           2,604(F)       4,326           399(B)        4,725
Restructuring
  costs..............     1,298            --              --          1,298            --           1,298
Compensation
  expense--
  other(G)...........     6,671           840              --          7,511         1,879(H)        9,390
                       --------       -------        --------       --------       -------        --------
     Income (loss)
       from
       operations....   (10,189)         (854)         12,756          1,713         2,278            (565)
                       --------       -------        --------       --------       -------        --------
Interest income
  (expense), net.....    (6,723)          (21)         (6,777)(I)    (13,521)       13,378(J)         (143)
                       --------       -------        --------       --------       -------        --------
     Income (loss)
       before income
       tax expense
       (benefit).....   (16,912)         (875)          5,979        (11,808)       11,100            (708)
                       --------       -------        --------       --------       -------        --------
Income tax expense
  (benefit)..........       243            (7)             --(K)         236            --             236
                       --------       -------        --------       --------       -------        --------
     Net income
       (loss)........  $(17,155)      $  (868)       $  5,979       $(12,044)      $11,100        $   (944)
                       ========       =======        ========       ========       =======        ========
Net income (loss) per
  common share, basic
  and diluted........  $  (1.14)                                    $  (0.61)                     $  (0.03)
                       ========                                     ========                      ========
Weighted average
  common shares
  outstanding, basic
  and diluted........    14,997                                       19,891                        32,841
                       ========                                     ========                      ========


    The accompanying notes are an integral part of these unaudited pro forma financial statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     (A) Represents the historical consolidated balance sheet of the Company as of December 31, 1998.


     (B) Represents the adjustments to record the Offering and the application of the estimated net proceeds therefrom, including the repayment of certain indebtedness. See "Use of Proceeds." Also assumes the presumed issuance of an additional 1,450,240 shares of Class A Common Stock in connection with the Lexecon Acquisition based upon an estimated initial public offering price of $11.00 per share. Such shares have been reflected in As Adjusted intangible assets and equity at $11.00 per share, the estimated initial public offering price.


     (C) Represents the historical consolidated statement of operations of the Company for the year ended December 31, 1998. The Company's statement of operations for the year ended December 31, 1998 reflects the results of operations of Symmetrix and SiGMA for the entire period, of Pyramid and PTG for periods after March 31, 1998, and of Sibson for the period after August 31, 1998, the effective date of their acquisition by the Company. Revenues and expenses of Sibson Canada, Inc. have been translated from Canadian dollars to U.S. dollars at the average exchange rate in effect for the period.

     (D) Represents the historical statements of operations of Pyramid and PTG for the three months ended March 31, 1998, the historical consolidated statements of operations of Sibson (including Sibson Canada, Inc.) for the eight months ended August 31, 1998 and the historical statement of operations for Lexecon for the year ended December 31, 1998. Certain reclassifications have been made to the historical statements of income and operations to conform with the Company's classifications.

     (E) In connection with the Sibson Acquisitions, the Lexecon Acquisition and the acquisition of PTG, written agreements were entered into which governed the calculations of management bonuses. In each case, the bonus calculation was changed from a discretionary amount to a formula based on revenue and operating income performance. The new bonus provision was documented and the revenue and operating income targets and bonuses percentages were specified. The pro forma adjustment represents the difference between the actual bonuses paid or accrued for the year ended December 31, 1998 and the amount that would have been paid based on the new formulas set forth in the respective employment agreements. Management believes that the prospective effect of changes to pre-acquisition bonus formulas, coupled with the post-acquisition inclusion of key employees in the Company's equity participation plans, will not have a material adverse effect on the future operations of the Company.

     (F) Represents the adjustments to amortization expense to reflect the allocation of the purchase price for the PTG and Pyramid acquisitions for the three months ended March 31, 1998, the Sibson Acquisitions for the eight months ended August 31, 1998, and the Lexecon Acquisition for the year ended December 31, 1998, in each case using five years for intangibles related to personnel and 40 years for goodwill.

     (G) Includes $840,000 from the cancellation and repurchase of all of outstanding options to purchase Pyramid stock in connection with its acquisition by the Company and $6,671,000 from agreements executed on December 31, 1998 with certain non-stockholder key executives of Lexecon under which payments totaling $4,248,000 in cash were made and fully-vested options to purchase 384,000 shares of Class A Common Stock at an exercise price of $1.50 were granted.


     (H) Based upon an estimated initial public offering price of $11.00 per share, fully-vested options to purchase 197,760 shares of Class A Common Stock at an exercise price of $1.50 per share would be granted to certain non-stockholder key executives of Lexecon. The Offering Adjustment represents the difference between the assumed initial public offering price and the exercise price, multiplied by the number of options granted.



     (I) Represents the adjustments to record the interest expense for the year ended December 31, 1998, resulting from the $38,000,000 borrowing incurred in connection with the Sibson Acquisitions and from the $31,146,000 borrowing incurred in connection with the Lexecon Acquisition. The borrowings bear interest at the assumed rate of 12% per annum and mature on May 31, 1999.

     (J) Represents the adjustments to eliminate the interest expense for the indebtedness repaid with a portion of the estimated net proceeds from the Offering, calculated as the actual amount of interest incurred by the Company on an historical basis, incurred on borrowings to be repaid from the net proceeds of the Offering, plus interest calculated on a pro forma basis arising in connection with the acquisitions detailed in Note I above. See "Use of Proceeds."

     (K) The pro forma tax provision for the year ended December 31, 1998 is recorded for Pyramid, which is a taxable operating unit, and is based upon pro forma loss for the year ended December 31, 1998, applied to the effective tax rate of Pyramid.

------------------------------------------------------------
------------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY OF THE UNDERWRITERS OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OF CLASS A COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY, TO ANY PERSON IN ANY JURISDICTION WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
Prospectus Summary.........................    5
Risk Factors...............................    8
The Company................................   19
Use of Proceeds............................   21
Dividend Policy............................   21
Capitalization.............................   22
Dilution...................................   23
Selected Consolidated and Pro Forma
  Combined Financial Data..................   24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   25
Business...................................   38
Management.................................   50
Certain Transactions.......................   61
Principal Stockholders.....................   66
Description of Capital Stock...............   68
Shares Eligible for Future Sale............   73
Underwriting...............................   76
Legal Matters..............................   78
Experts....................................   79
Available Information......................   80
Index to Financial Statements..............  F-1


     UNTIL                     , 1999 (25 DAYS AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------


                               11,500,000 SHARES


                        [NEXTERA ENTERPRISES, INC. LOGO]

                              CLASS A COMMON STOCK

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                          DONALDSON, LUFKIN & JENRETTE

                         BANCBOSTON ROBERTSON STEPHENS

                                 BT ALEX. BROWN

                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

                           THOMAS WEISEL PARTNERS LLC

                             ---------------------

                                 DLJDIRECT INC.

                                          , 1999

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

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is list of estimated expenses to be incurred by the Company in connection with the issuance and distribution of the Class A Common Stock. All such expenses will be paid by the Company.

Securities and Exchange Commission registration fee.........  $   50,633
NASD filing fee.............................................      19,000
Nasdaq National Market listing fee..........................      80,000
Legal fees and expenses.....................................     850,000
                                                              ----------
Accounting fees and expenses................................     500,000
Printing and engraving expenses.............................     400,000
Blue Sky fees and expenses..................................      10,000
Transfer agent and registrar fees...........................      10,000
Miscellaneous...............................................     180,367
                                                              ----------
          TOTAL.............................................  $2,100,000
                                                              ==========

------------------------------
All of the above items are estimates, except the Securities and Exchange Commission registration fee and the NASD filing fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

     The Company's Certificate of Incorporation and Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. Delaware law permits, but does not require, a corporation to indemnify officers, directors, employees or agents and expressly provides that the indemnification provided for under Delaware law shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. Delaware law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the Company, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the Company's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Delaware law does not allow indemnification of directors in the case of an action by or in the right of the Company (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

     The Company is a party to indemnification agreements with each of its directors and officers. In addition, the form of Underwriting Agreement filed as
Exhibit 1.1 hereto provides for the indemnification of the Company and its directors and officers against certain liabilities, including liabilities under the Securities Act.

     The Company maintains directors' and officers' liability insurance covering its executive officers and directors. The policies have limits of up to $15 million in the aggregate, subject to retentions of up to $100,000 in the aggregate.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     No securities of the Company, which were not registered under the Securities Act, have been issued or sold by the Company within the past three years, except as follows:

     (a) On March 20, 1997, the Company issued to NEH 316,800 Class A Common Units for consideration of $63,360 and 728,640 Class B Preferred Units for consideration of $728,640. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

     (b) On March 20, 1997, the Company issued 3,200 Class A Common Units to EDU for consideration of $8,000. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

     (c) On April 9, 1997, the Company issued a warrant to NEH (the "Warrant") to purchase 5,000,000 Class A Common Units of the Company at an exercise price of $2.50 per unit in connection with the initial capitalization of the Company. The Warrant had an expiration date of August 1, 2002. On April 30, 1998, the Company amended the Warrant to provide for the issuance of Class B Common Units upon exercise of the Warrant rather than Class A Common Units. On April 30, 1998, the Warrant was exchanged for 4,300,000 Class B Common Units. These transactions were undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

     (d) On April 18, 1997, the Company issued to NEH 100,000 Class A Common Units for consideration of $20,000 and 230,000 Class B Preferred Units for consideration of $230,000. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by
Section 4(2) of the Securities Act.

     (e) On May 19, 1997, the Company issued to NEH 120,000 Class A Common Units for consideration of $24,000 and 276,000 Class B Preferred Units for consideration of $276,000. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by
Section 4(2) of the Securities Act.

     (f) On June 17, 1997, the Company issued to NEH 120,000 Class A Common Units for consideration of $24,000 and 276,000 Class B Preferred Units for consideration of $276,000. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by
Section 4(2) of the Securities Act.

     (g) On July 23, 1997, the Company issued to NEH 6,000,000 Class A Common Units for consideration of $1,200,000 and 13,800,000 Class B Preferred Units for consideration of $13,800,000. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

     (h) On July 23, 1997, the Company issued 6,800 Class A Common Units to EDU for consideration of $17,000. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

     (i) On August 15, 1997, the Company issued to NEH 400,000 Class A Common Units for consideration of $80,000 and 920,000 Class B Preferred Units for consideration of $920,000. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by
Section 4(2) of the Securities Act.

     (j) On September 9, 1997, the Company issued to NEH 72,000 Class A Common Units for consideration of $14,400 and 165,600 Class B Preferred Units for consideration of $165,600. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by
Section 4(2) of the Securities Act.

     (k) On September 30, 1997, the Company issued to NEH 120,000 Class A Common Units for consideration of $24,000 and 276,000 Class B Preferred Units for consideration of $276,000. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by
Section 4(2) of the Securities Act.

     (l) On October 14, 1997, the Company issued to NEH 120,000 Class A Common Units for consideration of $24,000 and 276,000 Class B Preferred Units for consideration of $276,000. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by
Section 4(2) of the Securities Act.

     (m) On November 4, 1997, the Company issued to NEH 120,000 Class A Common Units for consideration of $24,000 and 276,000 Class B Preferred Units for consideration of $276,000. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by
Section 4(2) of the Securities Act.

     (n) On November 21, 1997, the Company issued to NEH 400,000 Class A Common Units for consideration of $80,000 and 920,000 Class B Preferred Units for consideration of $920,000. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by
Section 4(2) of the Securities Act.

     (o) On January 5, 1998, the Company issued to NEH 2,101,700 Class A Common Units for consideration of $420,240 and 9,708,560 Class B Preferred Units for consideration of $9,708,560. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

     (p) On January 5, 1998, the Company issued 669,000 Class A Common Units to SiGMA Consulting, LLC in exchange for all of the issued and outstanding ownership units of SiGMA Consulting, LLC. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 506 of Regulation D promulgated under the Securities Act.

     (q) On January 29, 1998, the Company issued to NEH 150,000 Class B Preferred Units for consideration of $150,000. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

     (r) On February 11, 1998, the Company issued to NEH 100,000 Class B Preferred Units for consideration of $100,000. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

     (s) On February 13, 1998, the Company issued to NEH 150,000 Class B Preferred Units for consideration of $150,000. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

     (t) On February 26, 1998, the Company issued to NEH 300,000 Class B Preferred Units for consideration of $300,000. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

     (u) On March 23, 1998, the Company issued to NEH 300,000 Class B Preferred Units for consideration of $300,000. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

     (v) Effective March 31, 1998, the Company issued 214,000 Class A Common Units to The Planning Technologies Group, Inc. as a part of the purchase price for the assets of The Planning Technologies Group, Inc. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 506 of Regulation D under the Securities Act.

     (w) Effective March 31, 1998, the Company issued an aggregate of 586,667 Class A Common Units to the former stockholders of Pyramid Imaging, Inc. as a part of the purchase price for all of the issued and outstanding capital stock of Pyramid Imaging, Inc. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by
Section 4(2) of the Securities Act.

     (x) On April 7, 1998, the Company issued to NEH 6,710,000 Class B Preferred Units for consideration of $6,710,000. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

     (y) On April 8, 1998, the Company issued to NEH 9,750,000 Class B Preferred Units for consideration of $9,750,000. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

     (z) On April 10, 1998, the Company issued to NEH 10,000 Class A Common Units for consideration of $2,000 and 23,000 Class B Preferred Units for consideration of $23,000. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by
Section 4(2) of the Securities Act.

     (aa) On April 30, 1998, the Company issued to NEH 2,634,200 Class B Preferred Units for consideration of $2,634,200. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

     (bb) Effective as of April 30, 1998, approximately $48.0 million of the Company's contributed capital was redesignated as debt in the form of two debentures issued to NEH. The first debenture is dated March 20, 1997 with a principal amount of $23.0 million, which matures on May 1, 2002 and bears interest at a rate of 10% per annum. The second debenture is dated January 5, 1998 with a principal amount of $25.0 million, which matures on May 1, 2002 and bears interest at a rate of 10% per annum. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

     (cc) On August 31, 1998, the Company issued to Gresham T. Brebach, Jr. 49,500 Class A Common Units and 21,285 Class B Common Units for aggregate consideration of $9,900. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by
Section 4(2) of the Securities Act.

     (dd) On August 31, 1998, the Company issued to Ronald K. Bohlin 49,500 Class A Common Units and 21,285 Class B Common Units for aggregate consideration of $9,900. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

     (ee) On August 31, 1998, the Company issued to Michael P. Muldowney 9,000 Class A Common Units and 3,870 Class B Common Units for aggregate consideration of $1,800. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

     (ff) On August 31, 1998, the Company issued to Debra I. Bergevine 9,000 Class A Common Units and 3,870 Class B Common Units for aggregate consideration of $1,800. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

     (gg) On August 31, 1998, the Company issued to David Fritts 9,000 Class A Common Units and 3,870 Class B Common Units for aggregate consideration of $1,800. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

     (hh) On August 31, 1998, the Company issued to Belden Menkus 9,000 Class A Common Units and 3,870 Class B Common Units for aggregate consideration of $1,800. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

     (ii) Effective August 31, 1998, the Company issued an aggregate of 2,613,087 Class A Common Units to Sibson & Company, L.P. as a part of the purchase price for the assets of Sibson & Company, L.P. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 506 of Regulation D under the Securities Act.

     (jj) Effective August 31, 1998, the Company issued an aggregate of 48,360 Class A Common Units to certain employees pursuant to employment agreements between SC/NE, LLC, Sibson Canada Co. or Sibson UK Limited and such employees, each dated as of August 31, 1998, for aggregate consideration of $6,770. These transactions were undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 506 of Regulation D under the Securities Act.

     (kk) Effective December 31, 1998, the Company issued 11,382,653 shares of Class A Common Stock and 4,274,630 shares of Class B Common Stock to the former members of Nextera LLC other than the Sibson Entities in exchange for 11,382,653 Class A Common Units of Nextera LLC and 4,274,630 Class B Common Units of Nextera LLC. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

     (ll) Effective December 31, 1998, the Company issued 2,613,087 shares of Class A Common Stock to the former stockholders of the Sibson Entities in exchange for all of the outstanding capital stock of the Sibson Entities. The Sibson Entities held 2,613,087 Class A Common Units of Nextera LLC at the time of such exchange. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

     (mm) Effective December 31, 1998, the Company issued 2,816,000 shares of Class A Common Stock and agreed to issue up to 1,450,240 shares of Class A Common Stock depending on the timing of this Offering and the price per share of the Class A Common Stock in the Offering to the former stockholders of Lexecon as partial consideration for the exchange of all of the capital stock of Lexecon. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 506 of Regulation D under the Securities Act.

     (nn) Effective December 31, 1998, the Company granted to certain employees of Lexecon fully-exercisable options to purchase 384,000 shares of Class A Common Stock at an exercise price of $1.50 per share as a signing bonus to such employees in connection with employment agreements entered into between such employees and Lexecon at the time of the Lexecon Acquisition. Also effective December 31, 1998, the Company agreed to grant to such employees of Lexecon fully-exercisable options to purchase up to 197,760 shares of Class A Common Stock at an exercise price of $1.50 per share depending on the timing of this Offering and the price per share of the Class A Common Stock in the Offering. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 506 of Regulation D under the Securities Act.

     (oo) Effective December 31, 1998, the Company issued warrants to purchase 250,000 shares of Class A Common Stock to Knowledge Universe in return for the Guaranty by Knowledge Universe. The exercise price of the warrants is equal to 80% of the initial public offering price of the Class A Common Stock, provided, however, if such initial public offering does not occur by August 31, 2000, the exercise price will be $7.65 per share, as adjusted for stock splits, stock dividends and similar transactions. The warrants expire on December 31, 2003. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 506 of Regulation D under the Securities Act.

     (pp) Effective April 1997, the Company granted to certain employees options to purchase 134,400 Class A Common Units at an exercise price of $0.50 per unit under the Amended and Restated Employee Equity Participation Plan of Nextera LLC (the "Nextera LLC Equity Participation Plan"). Effective April 1997 through February 1998, the Company granted to certain employees options to purchase 864,431 Class A Common Units at an exercise price of $5.00 per unit under the Nextera LLC Equity Participation Plan. Effective January 1998 through December 1998, the Company granted to certain employees options to purchase 1,472,233 Class A Common Units at an exercise price of $7.50 per unit under the Nextera LLC Equity Participation Plan. Each of the options vests one-fourth per year over a four-year period. These transactions were undertaken in reliance upon the exemptions from the registration requirements of the Securities Act afforded by Rule 701 under the Securities Act or Section 4(2) of the Securities Act.


     (qq) Effective December 31, 1998, the Company agreed in connection with the Lexecon transaction to grant options to purchase a total of 3,004,239 shares of Class A Common Stock to certain personnel of Lexecon under the Limited Purpose Plan, assuming the price per share of the Class A Common Stock in the Offering is $11. Of these options, the Company granted to certain non-employee consultants of Lexecon fully-exercisable options to purchase an aggregate of 445,245 shares of Class A Common Stock at an exercise price of $14.00 per share in March 1999. The Company expects to grant the remainder of these options to certain employees of Lexecon immediately prior to the Offering. The precise number of options to be granted to employees of Lexecon by the Company will depend on the price per share in the Offering. Each of the options granted to employees of Lexecon will vest at the rate of one-third each year over a three year period. The exercise price of the options granted to employees of Lexecon will equal the price per share of the Class A Common Stock in the Offering. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 701 under the Securities Act or Section 4(2) of the Securities Act.

     (rr) Effective December 31, 1998, the Company issued a total of 2,471,064 options to purchase Class A Common Stock under the 1998 Equity Participation Plan to certain employees to replace options previously granted under the Nextera LLC Equity Participation Plan on the same general terms and conditions as the previously granted options. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 701 under the Securities Act or Section 4(2) of the Securities Act.

     (ss) Effective January 26, 1999, the Company granted to employees of the Company and its subsidiaries options to purchase an aggregate of 313,000 shares of Class A Common Stock at an exercise price of $11.00 per share under the 1998 Equity Participation Plan. Each of the options vests one-fourth per year over a four-year period. These transactions were undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 701 under the Securities Act or Section 4(2) of the Securities Act.

     (tt) Effective January 29, 1999, the Company issued an aggregate of 150,000 shares of Class A Common Stock to the former stockholders of Alexander as a part of the purchase price for all of the issued and outstanding capital stock of Alexander. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 506 of Regulation D under the Securities Act.

     (uu) Effective January 29, 1999, the Company granted to certain employees of Alexander options to purchase an aggregate of 300,000 shares of Class A Common Stock at an exercise price of $11.00 per share. This transaction was undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 701 under the Securities Act or Section 4(2) of the Securities Act.

     (vv) In January 1999, the Company granted options to purchase 15,000 shares of Class A Common Stock at an exercise price of $11.00 per share to each of the Company's independent directors under the 1998 Equity Participation Plan. Such independent directors include Ralph Finerman, Steven B. Fink, Stanley E. Maron, Michael D. Rose and Richard V. Sandler. These transactions were undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 701 under the Securities Act or Section 4(2) of the Securities Act.

     (ww) In January 1999, the Company issued an aggregate of 384,000 shares of Class A Common Stock to the holders of certain options to purchase Class A Common Stock upon exercise of such options and payment of the exercise price thereof. Such options were granted to certain employees of Lexecon on December 31, 1998. These transactions were undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 506 of Regulation D under the Securities Act.

     (xx) In January and February 1999, the Company issued an aggregate of 4,588 shares of Class A Common Stock to the holders of certain options to purchase Class A Common Stock upon exercise of such options and payment of the exercise price thereof. Such options were granted under the 1998 Equity Participation Plan. These transactions were undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 701 under the Securities Act or Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


     EXHIBIT
     NUMBER                        DESCRIPTION OF DOCUMENT
     1.1(2)      Form of Underwriting Agreement.
     3.1(1)      Amended and Restated Certificate of Incorporation.
     3.2(1)      Amended and Restated Bylaws.
     4.1(2)      Form of Class A Common Stock Certificate.
     5.1(2)      Opinion of Latham & Watkins.
    10.1(1)      1998 Equity Participation Plan.
    10.2(2)      Nextera/Lexecon Limited Purpose Stock Option Plan.
    10.3(1)      Stock Purchase Agreement dated as of July 30, 1997 by and
                 among Nextera Enterprises, L.L.C., Symmetrix, Inc. and the stockholders and certain option holders of Symmetrix, Inc.
                 listed on the signature pages thereto.
    10.4(1)      Escrow Agreement dated as of July 30, 1997 by and among
                 Nextera Enterprises, L.L.C., Symmetrix, Inc., the
                 stockholders and certain option holders of Symmetrix, Inc.
                 listed on the signature pages thereto and State Street Bank and Trust Company.
    10.5(1)      Purchase Agreement dated as of January 5, 1998 by and among
                 SGM Consulting, L.L.C., Nextera Enterprises, L.L.C., Nextera
                 Enterprises Holdings, L.L.C., SiGMA Consulting, LLC, and the
                 members of SiGMA Consulting, LLC listed on the signature
                 pages thereto.
    10.6(1)      Escrow Agreement dated as of January 5, 1998 by and among
                 SGM Consulting, L.L.C., Nextera Enterprises, L.L.C., Nextera
                 Enterprises Holdings, L.L.C., SiGMA Consulting, LLC, the
                 members of SiGMA Consulting, LLC listed on the signature
                 pages thereto and Chase Manhattan Trust Company.
    10.7(1)      Purchase Agreement dated as of March 31, 1998 by and among
                 Nextera Enterprises, L.L.C., Pyramid Imaging, Inc. and the
                 stockholders of Pyramid Imaging, Inc. listed on the
                 signature pages thereto.
    10.8(1)      First Amendment to Purchase Agreement dated as of September
                 30, 1998 by and among Nextera Enterprises, L.L.C., Pyramid
                 Imaging, Inc., the former shareholders of Pyramid Imaging,
                 Inc. listed on the signature pages thereto and Nextera
                 Enterprises, Inc.
    10.9(1)      Escrow Agreement dated as of March 31, 1998 by and among
                 Nextera Enterprises, L.L.C., Pyramid Imaging, Inc., the
                 stockholders of Pyramid Imaging, Inc. listed on the
                 signature pages thereto and Chase Manhattan Trust Company.
    10.10(1)     Asset Purchase Agreement dated as of March 31, 1998 by and among The Planning Technologies Group, Inc., the
                 shareholders of The Planning Technologies Group, Inc. listed on the signature pages thereto, The Planning Technologies
                 Group, L.L.C., Nextera Enterprises, L.L.C. and Nextera
                 Enterprises Holdings, L.L.C.
    10.11(1)     Escrow Agreement dated as of March 31, 1998 by and among The
                 Planning Technologies Group, LLC, Nextera Enterprises,
                 L.L.C., Nextera Enterprises Holdings, L.L.C., The Planning
                 Technologies Group, Inc., the shareholders of The Planning
                 Technologies Group, Inc. listed on the signature pages
                 thereto and Chase Manhattan Trust Company.
    10.12(1)     Asset Purchase Agreement dated as of August 31, 1998 by and among SC/NE, LLC, Nextera Enterprises, L.L.C., Sibson &
                 Company, L.P., Sibson & Company, Inc., SC2, Inc., and the
                 shareholders of Sibson & Company, Inc. and SC2, Inc. listed on the signature pages thereto.

     EXHIBIT
     NUMBER                        DESCRIPTION OF DOCUMENT
    10.13(1)     First Amendment to Asset Purchase Agreement dated as of
                 August 31, 1998 by and among SC/NE, LLC, Nextera
                 Enterprises, L.L.C., Sibson & Company, L.P., Sibson &
                 Company, Inc. and SC2, Inc.
    10.14(1)     Escrow Agreement dated as of August 31, 1998 by and among
                 SC/NE, LLC, Nextera Enterprises, L.L.C., Sibson & Company,
                 L.P., Sibson & Company, Inc., SC2, Inc., the shareholders of
                 Sibson & Company, Inc. and SC2, Inc. listed on the signature pages thereto and Chase Manhattan Trust Company.
    10.15(1)     Share Purchase Agreement dated as of August 31, 1998 by and among Nextera Enterprises, L.L.C., Sibson Acquisition Co.
                 and the shareholders of Sibson Canada Inc. listed on the
                 signature pages thereto.
    10.16(1)     Escrow Agreement dated as of August 31, 1998 by and among
                 Nextera Enterprises, L.L.C., Sibson Acquisition Co., the
                 shareholders of Sibson Canada Inc. listed on the signature pages thereto and Chase Manhattan Trust Company.
    10.17(1)     Share Exchange Agreement dated as of August 31, 1998 by and among Nextera Enterprises, L.L.C., and the shareholders of
                 Sibson & Company, Inc., SC2, Inc. and Sibson Canada, Inc.
                 listed on the signature pages thereto.
    10.18(1)     Stockholders Agreement dated as of August 31, 1998 by and
                 among Nextera Enterprises, L.L.C., Nextera Enterprises, Inc.
                 and the individuals and other parties listed on the Table of
                 Stockholders attached thereto as Schedule A (previously
                 filed as Exhibit 4.3 to this Registration Statement as filed with the Commission on September 18, 1998).
    10.19(1)     First Amendment to Stockholders Agreement dated as of
                 December 15, 1998 by and among Nextera Enterprises, L.L.C.,
                 Nextera Enterprises, Inc. and the individuals and other
                 parties listed on the signature pages thereto (previously
                 filed as Exhibit 4.4 to Amendment No. 2 to this Registration
                 Statement as filed with the Commission on January 21, 1999).
    10.20(1)     Letter dated December 15, 1998 from Nextera Enterprises,
                 Inc. to certain stockholders of Nextera Enterprises, Inc.
                 (previously filed as Exhibit 4.5 to Amendment No. 2 to this
                 Registration Statement as filed with the Commission on
                 January 21, 1999).
    10.21(1)     Securities Purchase Agreement dated as of August 31, 1998
                 between Nextera Enterprises, L.L.C. and Nextera Funding,
                 Inc.
    10.22(1)     Senior Secured Note dated September 1, 1998 of Nextera
                 Enterprises, L.L.C. in favor of Nextera Funding, Inc.
    10.23(1)     Consent and Amendment dated as of December 31, 1998 to the
                 Securities Purchase Agreement dated as of August 31, 1998 by and among Nextera Enterprises, L.L.C., Nextera Funding,
                 Inc., Nextera Enterprises, Inc. and Knowledge Universe, Inc.
    10.24(1)     Assumption Agreement dated as of December 31, 1998 by
                 Nextera Enterprises, Inc. in favor of Nextera Funding, Inc.
    10.25(1)     Assignment Agreement dated as of December 31, 1998 by and
                 between Nextera Funding, Inc. and Knowledge Universe, Inc.
    10.26(1)     Senior Secured Note dated December 31, 1998 of Nextera
                 Enterprises, Inc. in favor of Knowledge Universe, Inc.
    10.27(1)     Contribution Agreement dated as of December 31, 1998 by and among Nextera Enterprises, Inc., Lexecon Inc. and the
                 shareholders of Lexecon Inc. listed on the signature pages thereto.
    10.28(1)     Letter agreement dated as of December 31, 1998 by and among
                 Nextera Enterprises, Inc., Knowledge Universe, Inc. and the
                 individuals listed on the signature page thereto.

     EXHIBIT
     NUMBER                        DESCRIPTION OF DOCUMENT
    10.29(1)     Warrant to Purchase Class A Common Stock of Nextera
                 Enterprises, Inc. dated as of December 31, 1998 issued to
                 Knowledge Universe, Inc.
    10.30(1)     Senior Secured Note dated January 28, 1999 of Nextera
                 Enterprises, Inc. in favor of Nextera Funding, Inc.
    10.31(2)     Amended and Restated Security and Pledge Agreement by and
                 between Nextera Enterprises, Inc. and Nextera Funding, Inc.
    10.32(2)     Amended and Restated Security and Pledge Agreement by and
                 between Pyramid Imaging, Inc. and Nextera Funding, Inc.
    10.33(2)     Amended and Restated Security and Pledge Agreement by and
                 between The Planning Technologies Group, L.L.C. and Nextera
                 Funding, Inc.
    10.34(2)     Amended and Restated Security and Pledge Agreement by and
                 between Nextera Business Performance Solutions Group, Inc.
                 and Nextera Funding, Inc.
    10.35(2)     Amended and Restated Security and Pledge Agreement by and
                 between Sibson & Company, LLC and Nextera Funding, Inc.
    10.36(2)     Amendment to Subsidiary Guaranty by each of the corporations listed on Annex A Attached thereto
    10.37(2)     Second Amendment to Securities Purchase Agreement dated as of April 15, 1999 by and among Nextera Enterprises, Inc.,
                 Knowledge Universe, Inc. and Nextera Funding, Inc.
    10.38(1)     Agreement relating to the sale and purchase of the whole of the issued share capital of The Alexander Corporation
                 Limited dated as of January 29, 1999 by and among Nextera
                 Enterprises, Inc. and the parties listed on Schedule I
                 thereto.
    10.39(1)     Supplemental Deferred Consideration Agreement dated as of
                 January 29, 1999 by and among Nextera Enterprises, Inc.,
                 Graham Alexander and Arthur Morgan.
    10.40(1)     Loan Note Instrument dated as of January 29, 1999 of Nextera
                 Enterprises, Inc.
    10.41(1)     Tax Deed of Covenant dated as of January 29, 1999 by and
                 among Nextera Enterprises, Inc. and the persons listed on
                 the Schedule thereto.
    10.42(1)     Charge of Shares dated as of January 29, 1999 by the persons listed on Schedule I thereto in favor of Nextera
                 Enterprises, Inc.
    10.43(1)     Debenture of Nextera Enterprises, L.L.C. dated March 20,
                 1997 in the principal amount of $23,000,000.
    10.44(1)     Debenture of Nextera Enterprises, L.L.C. dated January 5,
                 1998 in the principal amount of $24,970,000.
    10.45(1)     Assignment effective April 30, 1998 with respect to
                 Debenture of Nextera Enterprises, L.L.C. in the principal
                 amount of $23,000,000.
    10.46(1)     Assignment effective April 30, 1998 with respect to
                 Debenture of Nextera Enterprises, L.L.C. in the principal
                 amount of $24,970,000.
    10.47(1)     Assignment effective August 5, 1998 with respect to
                 Debenture of Nextera Enterprises, L.L.C. in the principal
                 amount of $23,000,000.
    10.48(1)     Assignment effective August 5, 1998 with respect to
                 Debenture of Nextera Enterprises, L.L.C. in the principal
                 amount of $24,970,000.
    10.49(1)     Amended and Restated Debenture of Nextera Enterprises, Inc.
                 in the principal amount of $22,966,411.50 dated as of
                 December 31, 1997.
    10.50(2)     First Amendment to Amended and Restated Debenture of Nextera
                 Enterprises, Inc. dated as of April 15, 1999.

     EXHIBIT
     NUMBER                        DESCRIPTION OF DOCUMENT
    10.51(1)     Amended and Restated Debenture of Nextera Enterprises, Inc.
                 in the principal amount of $24,933,543.66 dated as of
                 December 31, 1997.
    10.52(2)     First Amendment to Amended and Restated Debenture of Nextera
                 Enterprises, Inc. dated as of April 15, 1999.
    10.53(1)     Employment Agreement dated as of March 3, 1997 by and
                 between Education Technology Consulting Holdings, L.L.C. and
                 Gresham T. Brebach, Jr.
    10.54(1)     Employment Agreement dated as of April 1, 1997 by and
                 between Nextera Enterprises Holdings, L.L.C. and Ronald K.
                 Bohlin.
    10.55(1)     Employment Agreement dated as of April 15, 1997 by and
                 between Nextera Enterprises, L.L.C. and Michael P.
                 Muldowney.
    10.56(2)     Letter dated April 6, 1999 from Nextera Enterprises, Inc., to Michael P. Muldowney amending terms of Employment
                 Agreement.
    10.57(1)     Employment Agreement dated as of April 25, 1997 by and
                 between Debra Bergevine and Education Technology Consulting,
                 L.L.C.
    10.58(1)     Employment Agreement dated as of August 31, 1998 by and
                 between Roger Brossy and SC/NE, LLC.
    10.59(1)     Noncompete, Non-solicitation, Proprietary Information,
                 Confidentiality and Inventions Agreement dated as of August
                 31, 1998 between Roger Brossy and Nextera Enterprises,
                 L.L.C.
    10.60(1)     Agreement dated as of December 31, 1998 by and between
                 Lexecon Inc. and Andrew M. Rosenfield.
    10.61(1)     Confidentiality and Proprietary Rights Agreement dated as of
                 December 31, 1998 between Lexecon Inc. and Daniel R.
                 Fischel.
    10.62(1)     Confidentiality and Proprietary Rights Agreement dated as of
                 December 31, 1998 between Lexecon Inc. and Dennis W.
                 Carlton.
    10.63(1)     Promissory Note of Gresham Brebach, Jr. dated January 2,
                 1998 in the principal amount of $576,000 in favor of Nextera
                 Enterprises Holdings, L.L.C.
    10.64(1)     Promissory Note of Michael Muldowney dated January 2, 1998 in the principal amount of $72,000 in favor of Nextera
                 Enterprises Holdings, L.L.C.
    10.65(1)     Promissory Note of Debra Bergevine dated January 2, 1998 in the principal amount of $62,000 in favor of Nextera
                 Enterprises Holdings, L.L.C.
    21.1(1)      List of Subsidiaries.
    23.1.1(2)    Consent of Ernst & Young LLP, Independent Auditors.
    23.1.2(2)    Consent of Ernst & Young LLP, Independent Auditors.
    23.1.3(2)    Consent of BDO Seidman, LLP, Independent Certified Public
                 Accountants.
    23.1.4(2)    Consent of Ernst & Young LLP, Independent Auditors.
    23.1.5(2)    Consent of Harte Carucci & Driscoll, P.C., Independent
                 Auditors.
    23.1.6(2)    Consent of Farkouh, Furman & Faccio, Independent Auditors.
    23.1.7(2)    Consent of Grant Thornton.
    23.1.8(2)    Consent of Ernst & Young LLP, Independent Auditors
    23.1.9(2)    Consent of Ernst & Young LLP, Independent Auditors

     EXHIBIT
     NUMBER                        DESCRIPTION OF DOCUMENT
    23.2(2)      Consent of Latham & Watkins (contained in Exhibit 5.1).
    24.1(1)      Power of Attorney.
    24.2(1)      Power of Attorney.
    27.1(2)      Financial Data Schedule.


------------------------------
(1) Previously filed.

(2) Filed herewith.

(3) To be filed by amendment.

     (b) Financial Statements.

     All required Financial Statements are included in the Prospectus.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the Closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 5 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of Massachusetts, on April 16, 1999.


                                          NEXTERA ENTERPRISES, INC.

                                          By: /s/GRESHAM T. BREBACH, JR.
                                            ------------------------------------
                                                  Gresham T. Brebach, Jr.
                                            Chairman and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                     TITLE                     DATE
             /s/ GRESHAM T. BREBACH, JR.               President, Chief Executive         April 16, 1999
-----------------------------------------------------  Officer and Chairman of the
               Gresham T. Brebach, Jr.                 Board of Directors (Principal
                                                       Executive Officer)

              /s/ MICHAEL P. MULDOWNEY                 Chief Financial Officer            April 16, 1999
-----------------------------------------------------  (Principal Financial and
                Michael P. Muldowney                   Accounting Officer)

                /s/ RONALD K. BOHLIN                   Chief Operating Officer and        April 16, 1999
-----------------------------------------------------  Director
                  Ronald K. Bohlin

                    ROGER BROSSY*                      Director                           April 16, 1999
-----------------------------------------------------
                    Roger Brossy

                   RALPH FINERMAN*                     Director                           April 16, 1999
-----------------------------------------------------
                   Ralph Finerman

                   STEVEN B. FINK*                     Director                           April 16, 1999
-----------------------------------------------------
                   Steven B. Fink

                  STANLEY E. MARON*                    Director                           April 16, 1999
-----------------------------------------------------
                  Stanley E. Maron

                 RICHARD V. SANDLER*                   Director                           April 16, 1999
-----------------------------------------------------
                 Richard V. Sandler

                  MICHAEL D. ROSE*                     Director                           April 16, 1999
-----------------------------------------------------
                   Michael D. Rose


   *By: /s/  GRESHAM T. BREBACH,
               JR.

          Gresham T. Brebach,
                  Jr.
           Attorney-in-Fact

                                                                     SCHEDULE II

                           NEXTERA ENTERPRISES, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                                         BALANCE AT
                                        BEGINNING OF   CHARGED TO                                BALANCE AT
             DESCRIPTION                   PERIOD      OPERATIONS   ACQUISITIONS   DEDUCTIONS   END OF PERIOD
             -----------                ------------   ----------   ------------   ----------   -------------
Period ended December 31, 1997
          Allowance for uncollectible
            accounts..................    $     --      $     --       100,000        $ --       $  100,000
Year ended December 31, 1998
          Allowance for uncollectible
            accounts..................    $100,000       304,000       863,000          --       $1,267,000

                                 EXHIBIT INDEX

     The following exhibits are filed as part of this Form S-1 Registration Statement.


                                                                              PAGINATION
                                                                                  BY
                                                                              SEQUENTIAL
     EXHIBIT                                                                  NUMBERING
     NUMBER                       DESCRIPTION OF DOCUMENT                       SYSTEM
     1.1(2)     Form of Underwriting Agreement..............................
     3.1(1)     Amended and Restated Certificate of Incorporation...........
     3.2(1)     Amended and Restated Bylaws.................................
     4.1(2)     Form of Class A Common Stock Certificate....................
     5.1(2)     Opinion of Latham & Watkins.................................
    10.1(1)     1998 Equity Participation Plan..............................
    10.2(2)     Nextera/Lexecon Limited Purpose Stock Option Plan...........
    10.3(1)     Stock Purchase Agreement dated as of July 30, 1997 by and
                among Nextera Enterprises, L.L.C., Symmetrix, Inc. and the stockholders and certain option holders of Symmetrix, Inc.
                listed on the signature pages thereto.......................
    10.4(1)     Escrow Agreement dated as of July 30, 1997 by and among
                Nextera Enterprises, L.L.C., Symmetrix, Inc., the
                stockholders and certain option holders of Symmetrix, Inc.
                listed on the signature pages thereto and State Street Bank and Trust Company...........................................
    10.5(1)     Purchase Agreement dated as of January 5, 1998 by and among
                SGM Consulting, L.L.C., Nextera Enterprises, L.L.C., Nextera
                Enterprises Holdings, L.L.C., SiGMA Consulting, LLC, and the
                members of SiGMA Consulting, LLC listed on the signature
                pages thereto...............................................
    10.6(1)     Escrow Agreement dated as of January 5, 1998 by and among
                SGM Consulting, L.L.C., Nextera Enterprises, L.L.C., Nextera
                Enterprises Holdings, L.L.C., SiGMA Consulting, LLC, the
                members of SiGMA Consulting, LLC listed on the signature
                pages thereto and Chase Manhattan Trust Company.............
    10.7(1)     Purchase Agreement dated as of March 31, 1998 by and among
                Nextera Enterprises, L.L.C., Pyramid Imaging, Inc. and the
                stockholders of Pyramid Imaging, Inc. listed on the
                signature pages thereto.....................................
    10.8(1)     First Amendment to Purchase Agreement dated as of September
                30, 1998 by and among Nextera Enterprises, L.L.C., Pyramid
                Imaging, Inc., the former shareholders of Pyramid Imaging,
                Inc. listed on the signature pages thereto and Nextera
                Enterprises, Inc. ..........................................
    10.9(1)     Escrow Agreement dated as of March 31, 1998 by and among
                Nextera Enterprises, L.L.C., Pyramid Imaging, Inc., the
                stockholders of Pyramid Imaging, Inc. listed on the
                signature pages thereto and Chase Manhattan Trust Company...
    10.10(1)    Asset Purchase Agreement dated as of March 31, 1998 by and among The Planning Technologies Group, Inc., the
                shareholders of The Planning Technologies Group, Inc. listed on the signature pages thereto, The Planning Technologies
                Group, L.L.C., Nextera Enterprises, L.L.C. and Nextera
                Enterprises Holdings, L.L.C. ...............................
    10.11(1)    Escrow Agreement dated as of March 31, 1998 by and among The
                Planning Technologies Group, LLC, Nextera Enterprises,
                L.L.C., Nextera Enterprises Holdings, L.L.C., The Planning
                Technologies Group, Inc., the shareholders of The Planning
                Technologies Group, Inc. listed on the signature pages
                thereto and Chase Manhattan Trust Company...................

                                                                              PAGINATION
                                                                                  BY
                                                                              SEQUENTIAL
     EXHIBIT                                                                  NUMBERING
     NUMBER                       DESCRIPTION OF DOCUMENT                       SYSTEM
    10.12(1)    Asset Purchase Agreement dated as of August 31, 1998 by and among SC/NE, LLC, Nextera Enterprises, L.L.C., Sibson &
                Company, L.P., Sibson & Company, Inc., SC2, Inc., and the
                shareholders of Sibson & Company, Inc. and SC2, Inc. listed on the signature pages thereto..............................
    10.13(1)    First Amendment to Asset Purchase Agreement dated as of
                August 31, 1998 by and among SC/NE, LLC, Nextera
                Enterprises, L.L.C., Sibson & Company, L.P., Sibson &
                Company, Inc. and SC2, Inc. ................................
    10.14(1)    Escrow Agreement dated as of August 31, 1998 by and among
                SC/NE, LLC, Nextera Enterprises, L.L.C., Sibson & Company,
                L.P., Sibson & Company, Inc., SC2, Inc., the shareholders of
                Sibson & Company, Inc. and SC2, Inc. listed on the signature pages thereto and Chase Manhattan Trust Company.............
    10.15(1)    Share Purchase Agreement dated as of August 31, 1998 by and among Nextera Enterprises, L.L.C., Sibson Acquisition Co.
                and the shareholders of Sibson Canada Inc. listed on the
                signature pages thereto.....................................
    10.16(1)    Escrow Agreement dated as of August 31, 1998 by and among
                Nextera Enterprises, L.L.C., Sibson Acquisition Co., the
                shareholders of Sibson Canada Inc. listed on the signature pages thereto and Chase Manhattan Trust Company.............
    10.17(1)    Share Exchange Agreement dated as of August 31, 1998 by and among Nextera Enterprises, L.L.C., and the shareholders of
                Sibson & Company, Inc., SC2, Inc. and Sibson Canada, Inc.
                listed on the signature pages thereto.......................
    10.18(1)    Stockholders Agreement dated as of August 31, 1998 by and
                among Nextera Enterprises, L.L.C., Nextera Enterprises, Inc.
                and the individuals and other parties listed on the Table of
                Stockholders attached thereto as Schedule A (previously
                filed as Exhibit 4.3 to this Registration Statement as filed with the Commission on September 18, 1998)..................
    10.19(1)    First Amendment to Stockholders Agreement dated as of
                December 15, 1998 by and among Nextera Enterprises, L.L.C.,
                Nextera Enterprises, Inc. and the individuals and other
                parties listed on the signature pages thereto (previously
                filed as Exhibit 4.4 to Amendment No. 2 to this Registration
                Statement as filed with the Commission on January 21,
                1999).......................................................
    10.20(1)    Letter dated December 15, 1998 from Nextera Enterprises,
                Inc. to certain stockholders of Nextera Enterprises, Inc.
                (previously filed as Exhibit 4.5 to Amendment No. 2 to this
                Registration Statement as filed with the Commission on
                January 21, 1999) ..........................................
    10.21(1)    Securities Purchase Agreement dated as of August 31, 1998
                between Nextera Enterprises, L.L.C. and Nextera Funding,
                Inc. .......................................................
    10.22(1)    Senior Secured Note dated September 1, 1998 of Nextera
                Enterprises, L.L.C. in favor of Nextera Funding, Inc. ......
    10.23(1)    Consent and Amendment dated as of December 31, 1998 to the
                Securities Purchase Agreement dated as of August 31, 1998 by and among Nextera Enterprises, L.L.C., Nextera Funding,
                Inc., Nextera Enterprises, Inc. and Knowledge Universe,
                Inc. .......................................................
    10.24(1)    Assumption Agreement dated as of December 31, 1998 by
                Nextera Enterprises, Inc. in favor of Nextera Funding,
                Inc. .......................................................
    10.25(1)    Assignment Agreement dated as of December 31, 1998 by and
                between Nextera Funding, Inc. and Knowledge Universe,
                Inc. .......................................................
    10.26(1)    Senior Secured Note dated December 31, 1998 of Nextera
                Enterprises, Inc. in favor of Knowledge Universe, Inc. .....

                                                                              PAGINATION
                                                                                  BY
                                                                              SEQUENTIAL
     EXHIBIT                                                                  NUMBERING
     NUMBER                       DESCRIPTION OF DOCUMENT                       SYSTEM
    10.27(1)    Contribution Agreement dated as of December 31, 1998 by and among Nextera Enterprises, Inc., Lexecon Inc. and the
                shareholders of Lexecon Inc. listed on the signature pages thereto.....................................................
    10.28(1)    Letter agreement dated as of December 31, 1998 by and among
                Nextera Enterprises, Inc., Knowledge Universe, Inc. and the
                individuals listed on the signature page thereto............
    10.29(1)    Warrant to Purchase Class A Common Stock of Nextera
                Enterprises, Inc. dated as of December 31, 1998 issued to
                Knowledge Universe, Inc. ...................................
    10.30(1)    Senior Secured Note dated January 28, 1999 of Nextera
                Enterprises, Inc. in favor of Nextera Funding, Inc. ........
    10.31(2)    Amended and Restated Security and Pledge Agreement by and
                between Nextera Enterprises, Inc. and Nextera Funding,
                Inc. .......................................................
    10.32(2)    Amended and Restated Security and Pledge Agreement by and
                between Pyramid Imaging, Inc. and Nextera Funding, Inc. ....
    10.33(2)    Amended and Restated Security and Pledge Agreement by and
                between The Planning Technologies Group, L.L.C. and Nextera
                Funding, Inc. ..............................................
    10.34(2)    Amended and Restated Security and Pledge Agreement by and
                between Nextera Business Performance Solutions Group, Inc.
                and Nextera Funding, Inc. ..................................
    10.35(2)    Amended and Restated Security and Pledge Agreement by and
                between Sibson & Company, LLC and Nextera Funding, Inc. ....
    10.36(2)    Amendment to Subsidiary Guaranty by each of the corporations listed on Annex A Attached thereto..........................
    10.37(2)    Second Amendment to Securities Purchase Agreement dated as of April 15, 1999 by and among Nextera Enterprises, Inc.,
                Knowledge Universe, Inc. and Nextera Funding, Inc. .........
    10.38(1)    Agreement relating to the sale and purchase of the whole of the issued share capital of The Alexander Corporation
                Limited dated as of January 29, 1999 by and among Nextera
                Enterprises, Inc. and the parties listed on Schedule I
                thereto.....................................................
    10.39(1)    Supplemental Deferred Consideration Agreement dated as of
                January 29, 1999 by and among Nextera Enterprises, Inc.,
                Graham Alexander and Arthur Morgan..........................
    10.40(1)    Loan Note Instrument dated as of January 29, 1999 of Nextera
                Enterprises, Inc. ..........................................
    10.41(1)    Tax Deed of Covenant dated as of January 29, 1999 by and
                among Nextera Enterprises, Inc. and the persons listed on
                the Schedule thereto........................................
    10.42(1)    Charge of Shares dated as of January 29, 1999 by the persons listed on Schedule I thereto in favor of Nextera
                Enterprises, Inc. ..........................................
    10.43(1)    Debenture of Nextera Enterprises, L.L.C. dated March 20,
                1997 in the principal amount of $23,000,000.................
    10.44(1)    Debenture of Nextera Enterprises, L.L.C. dated January 5,
                1998 in the principal amount of $24,970,000.................
    10.45(1)    Assignment effective April 30, 1998 with respect to
                Debenture of Nextera Enterprises, L.L.C. in the principal
                amount of $23,000,000.......................................
    10.46(1)    Assignment effective April 30, 1998 with respect to
                Debenture of Nextera Enterprises, L.L.C. in the principal
                amount of $24,970,000.......................................

                                                                              PAGINATION
                                                                                  BY
                                                                              SEQUENTIAL
     EXHIBIT                                                                  NUMBERING
     NUMBER                       DESCRIPTION OF DOCUMENT                       SYSTEM
    10.47(1)    Assignment effective August 5, 1998 with respect to
                Debenture of Nextera Enterprises, L.L.C. in the principal
                amount of $23,000,000.......................................
    10.48(1)    Assignment effective August 5, 1998 with respect to
                Debenture of Nextera Enterprises, L.L.C. in the principal
                amount of $24,970,000.......................................
    10.49(1)    Amended and Restated Debenture of Nextera Enterprises, Inc.
                in the principal amount of $22,966,411.50 dated as of
                December 31, 1997...........................................
    10.50(2)    First Amendment to Amended and Restated Debenture of Nextera
                Enterprises, Inc. dated as of April 15, 1999................
    10.51(1)    Amended and Restated Debenture of Nextera Enterprises, Inc.
                in the principal amount of $24,933,543.66 dated as of
                December 31, 1997...........................................
    10.52(2)    First Amendment to Amended and Restated Debenture of Nextera
                Enterprises, Inc. dated as of April 15, 1999................
    10.53(1)    Employment Agreement dated as of March 3, 1997 by and
                between Education Technology Consulting Holdings, L.L.C. and
                Gresham T. Brebach, Jr. ....................................
    10.54(1)    Employment Agreement dated as of April 1, 1997 by and
                between Nextera Enterprises Holdings, L.L.C. and Ronald K.
                Bohlin......................................................
    10.55(1)    Employment Agreement dated as of April 15, 1997 by and
                between Nextera Enterprises, L.L.C. and Michael P.
                Muldowney...................................................
    10.56(2)    Letter dated April 6, 1999 from Nextera Enterprises, Inc., to Michael P. Muldowney amending terms of Employment
                Agreement...................................................
    10.57(1)    Employment Agreement dated as of April 25, 1997 by and
                between Debra Bergevine and Education Technology Consulting,
                L.L.C.......................................................
    10.58(1)    Employment Agreement dated as of August 31, 1998 by and
                between Roger Brossy and SC/NE, LLC.........................
    10.59(1)    Noncompete, Non-solicitation, Proprietary Information,
                Confidentiality and Inventions Agreement dated as of August
                31, 1998 between Roger Brossy and Nextera Enterprises,
                L.L.C.......................................................
    10.60(1)    Agreement dated as of December 31, 1998 by and between
                Lexecon Inc. and Andrew M. Rosenfield.......................
    10.61(1)    Confidentiality and Proprietary Rights Agreement dated as of
                December 31, 1998 between Lexecon Inc. and Daniel R.
                Fischel.....................................................
    10.62(1)    Confidentiality and Proprietary Rights Agreement dated as of
                December 31, 1998 between Lexecon Inc. and Dennis W.
                Carlton.....................................................
    10.63(1)    Promissory Note of Gresham Brebach, Jr. dated January 2,
                1998 in the principal amount of $576,000 in favor of Nextera
                Enterprises Holdings, L.L.C.................................
    10.64(1)    Promissory Note of Michael Muldowney dated January 2, 1998 in the principal amount of $72,000 in favor of Nextera
                Enterprises Holdings, L.L.C.................................
    10.65(1)    Promissory Note of Debra Bergevine dated January 2, 1998 in the principal amount of $62,000 in favor of Nextera
                Enterprises Holdings, L.L.C.................................
    21.1(1)     List of Subsidiaries........................................
    23.1.1(2)   Consent of Ernst & Young LLP, Independent Auditors..........
    23.1.2(2)   Consent of Ernst & Young LLP, Independent Auditors..........
    23.1.3(2)   Consent of BDO Seidman, LLP, Independent Certified Public
                Accountants.................................................
    23.1.4(2)   Consent of Ernst & Young LLP, Independent Auditors..........
    23.1.5(2)   Consent of Harte Carucci & Driscoll, P.C., Independent
                Auditors....................................................
    23.1.6(2)   Consent of Farkouh, Furman & Faccio, Independent Auditors...

                                                                              PAGINATION
                                                                                  BY
                                                                              SEQUENTIAL
     EXHIBIT                                                                  NUMBERING
     NUMBER                       DESCRIPTION OF DOCUMENT                       SYSTEM
    23.1.7(2)   Consent of Grant Thornton...................................
    23.1.8(2)   Consent of Ernst & Young LLP, Independent Auditors..........
    23.1.9(2)   Consent of Ernst & Young LLP, Independent Auditors..........
    23.2(2)     Consent of Latham & Watkins (contained in Exhibit 5.1)......
    24.1(1)     Power of Attorney...........................................
    24.2(1)     Power of Attorney...........................................
    27.1(2)     Financial Data Schedule.....................................


------------------------------
(1) Previously filed.

(2) Filed herewith.

(3) To be filed by amendment.